    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C., 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PLUM CREEK TIMBER COMPANY, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           2411                          91-1912863
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

          999 THIRD AVENUE, SUITE 2300                         JAMES A. KRAFT, ESQ.
         SEATTLE, WASHINGTON 98104-4096           VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                 (206) 467-3600                            999 THIRD AVENUE, SUITE 2300
  (Address, including zip code, and telephone             SEATTLE, WASHINGTON 98104-4096
                     number,                                      (206) 467-3600
 including area code, of registrant's principal      (Name, address, including zip code, and
                executive offices)                              telephone number,
                                                    including area code, of agent for service)

                            ------------------------
                                    COPY TO:
                          JONATHAN H. GRUNZWEIG, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071-3144
                                 (213) 687-5000
                            ------------------------

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
      TITLE OF EACH                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
   CLASS OF SECURITIES         AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
    TO BE REGISTERED            REGISTERED               UNIT                 PRICE            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share.........       46,323,300             $25.594            $1,370,891,740         $405,784(1)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Registration fee paid in connection with filing of Schedule 14A Proxy Statement/Prospectus on July 20, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

January 28, 1999

                                                                            LOGO

Dear Unitholder,

     On June 5, 1998, the board of directors (the "PCMC Board") responsible for governing the affairs of Plum Creek and its general partner, Plum Creek Management Company, L.P. ("PCMC"), voted unanimously to seek your approval to convert Plum Creek's structure from a publicly traded Master Limited Partnership
(MLP) into a publicly traded Real Estate Investment Trust (REIT). The enclosed Notice of Special Meeting and Proxy Statement/Prospectus describe the conversion in detail. Your consideration of, and vote on, the conversion are very important to Plum Creek and its Unitholders.

     The PCMC Board and management have examined this conversion with great care, and determined that converting to a REIT structure is in the best long-term interests of Plum Creek and its Unitholders. One of Plum Creek's key strategic objectives is to continue to grow through value-creating acquisitions. The PCMC Board and management believe that the conversion will help it achieve that and the Partnership's other strategic objectives because:

     - Conversion to a REIT structure will enhance Plum Creek's ability to compete for strategic acquisition opportunities by expanding its access to both equity and debt capital.

     - As a REIT, Plum Creek will have a lower overall cost of capital which should enhance its future cash flows and provide for increased value growth opportunities.

     - The REIT structure will permit a broader base of investors, including institutional investors such as mutual funds, to invest in Plum Creek, which should enhance investor value compared to remaining a MLP.

     Weighing all of the pros and cons of the conversion, the PCMC Board and management believe that the REIT conversion will enhance Plum Creek's ability to continue its track record of returning value to its investors.

     The conversion has been structured to be tax-free to Unitholders, who will receive one share in the new REIT for each Unit of Plum Creek currently held. The shares of Plum Creek will continue to be traded on the New York Stock Exchange under the trading symbol "PCL."

     The following questions and answers are intended to help clarify the key issues involved in the conversion.

WILL INVESTORS CONTINUE TO RECEIVE FAVORABLE TAX TREATMENT IN THE REIT
STRUCTURE?

     YES. Under the REIT structure, Plum Creek will continue to have substantially all of the advantages of single-layer taxation, and investors will continue to benefit from the flow-through tax treatment of capital gains. As in the current MLP structure, we expect that a significant portion of the REIT's quarterly dividend will continue for the next several years to represent a non-taxable return of capital. As a result, investors in the REIT will continue to benefit from a low effective tax rate. In addition, tax reporting for investors will be simplified in the REIT structure -- investors will receive a Form 1099 for tax filing purposes, rather than the more complicated partnership Schedule K-1 required in the MLP structure.

WILL PLUM CREEK'S DIVIDEND POLICY CHANGE AS A RESULT OF THE REIT CONVERSION?

     NO. Plum Creek intends to continue to determine the amount of quarterly dividends in the REIT structure on the same basis as distributions historically paid by the MLP (currently $0.57 per Unit). Plum Creek remains committed to one of its key objectives of continuing cash flow growth to provide for increasing levels of dividends to its investors.

WHAT IS PCMC SURRENDERING IN EXCHANGE FOR ITS REIT INTEREST?

     As you are aware, as a limited partnership, Plum Creek currently has a general partner. The REIT, which is a corporation, does not. As part of this conversion, PCMC's 2% general partner interest in Plum Creek and its related incentive distribution rights (which presently entitle PCMC to receive 25.5% of quarterly partnership distributions) will be converted into a 27% equity interest and certain special voting and board nomination rights in the REIT. This amount was negotiated by a special committee of members of the PCMC Board who are not employees of, and do not own an interest in, PCMC (the "PCMC Special Committee"). The PCMC Board has a fiduciary duty to its stockholders and, when acting on behalf of PCMC as general partner of Plum Creek, to the Unitholders. Although the PCMC Special Committee is comprised of directors from the PCMC Board who owe fiduciary duties both to the Unitholders and to such stockholders, the PCMC Special Committee was charged by the PCMC Board with the responsibility to negotiate solely on behalf of the Unitholders in order to mitigate the conflict of interest between the PCMC Board as a whole and the Unitholders.

     Plum Creek's partnership agreement requires that all available cash be distributed to Unitholders after setting aside reserves determined by PCMC. In addition, the partnership agreement contains an incentive rights structure under which PCMC currently receives 25.5% of Plum Creek's total annual cash distributions. As a result of Plum Creek's successful performance to date (distributions to Unitholders have been increased ten times in the past nine years and currently stand at 185% over the original distribution amount), PCMC's share of total distributions has steadily increased under the incentive rights structure. This incentive rights structure will be eliminated in the REIT, which will result in the elimination of the following rights held by PCMC:

          (1) ALL INCENTIVE DISTRIBUTION RIGHTS -- This means that PCMC, through its 27% equity interest, will receive a flat 27% of all REIT dividends, whether the dividend amount per share goes up or down in the future, whereas under the existing MLP structure PCMC would receive increasing percentages of partnership distributions if the quarterly distribution level per unit were to rise and decreasing percentages of partnership distributions if the quarterly distribution level per Unit were to fall. PCMC has received 25.5%, 25.0% 23.8% and 23.3% of distributions paid by Plum Creek with respect to the first three quarters of 1998, and the fiscal years 1997, 1996 and 1995, respectively. At current distribution levels, PCMC would receive 37% of any incremental increase in distributions.

          (2) ADDITIONAL DISTRIBUTIONS ON EQUITY ISSUANCES -- As a result of our issuance of an additional 5.7 million partnership Units in 1996 (used to finance a portion of our Southern timberland acquisition), PCMC is currently receiving $4.5 million annually related solely to the new Units issued. Under the existing MLP structure, PCMC benefits from any future equity issuances without having to contribute additional capital. The REIT conversion eliminates PCMC's incentive distribution on equity issuances, allowing Plum Creek to issue new equity at a much lower cost in the future.

          (3) CERTAIN PREFERENTIAL LIQUIDATION RIGHTS -- PCMC is currently entitled to a disproportionate amount of liquidation proceeds were Plum Creek to liquidate. Although a liquidation of Plum Creek has never been contemplated and is not planned, a liquidation of Plum Creek at a Unit price of $28 would, for example, result in PCMC receiving approximately 29% of the net proceeds. In the REIT structure, PCMC will be entitled to liquidation proceeds equal to its 27% equity interest were Plum Creek to liquidate.

IS THE CONVERSION IN THE BEST INTERESTS OF PLUM CREEK AND ITS UNITHOLDERS?

     The PCMC Board and the PCMC Special Committee unanimously agreed to recommend your approval of the conversion. The elimination of the general partner interest results in the economic alignment of all shareholder interests. Management believes that the elimination of the general partner interest, together with the previously mentioned benefits of the REIT structure, will (i) lower Plum Creek's overall cost of capital, thus enhancing Plum Creek's ability to pursue value-creating acquisitions that will benefit all shareholders and
(ii) permit a broader base of investors, including institutional investors such as mutual funds, to invest in Plum Creek, which should enhance investor value compared to remaining an MLP.

WILL PLUM CREEK'S BUSINESS STRATEGY CHANGE?

     NO. Plum Creek is eligible to operate as a REIT because its timberlands qualify as real estate assets. The REIT structure will not change Plum Creek's business strategies and does not mean that it is getting into the traditional real estate business. Plum Creek remains one of the nation's largest timberland owners, and management's focus on expanding its resource base remains the foundation of Plum Creek's business strategy. Management will remain focused on environmentally responsible resource management, providing high-quality products to Plum Creek's customers in value-added market segments, and returning value to its owners. Plum Creek has chosen the REIT structure as a result of the significant benefits management believes it will provide in making Plum Creek even more competitive in acquisition opportunities and financial markets, as well as in enhancing Plum Creek's ability to return value to its investors.

WHAT ARE THE PRINCIPAL RISKS TO UNITHOLDERS IN APPROVING THE CONVERSION?

     In determining whether or not to vote in favor of the conversion, Unitholders should consider the following risks as well as the other matters set forth in the Proxy Statement/Prospectus under the caption "Risk Factors":

     - the conflict of interest in determining the amount and form of consideration to be received by the owners of PCMC (the "PCMC Partners") in the conversion;

     - the REIT's ability to effect strategic acquisitions on attractive terms or at all;

     - the taxation of the REIT if it were unable to meet REIT qualification requirements.

     - the conversion of PCMC's ownership in Plum Creek and its subsidiaries, including its 2% general partner interest in Plum Creek and the related incentive distribution rights, into a 27% aggregate equity interest in the REIT which, unlike PCMC's current incentive distribution rights, will entitle the PCMC Partners to a fixed percentage of distributions even if distributions were decreased;

     - the fact that, had the conversion been in effect, the amount of distributions which would have been payable to PCMC during the last three fiscal years and the nine months ended September 30, 1998 would have been greater during such periods than the amount actually received by PCMC under the MLP structure;

     - provisions of the REIT's certificate of incorporation that may have the effect of discouraging a change in control; and

     - the possession by certain of the PCMC Partners of initial, effective control of the REIT insofar as they will have (subject to certain stock ownership requirements) the right (i) to vote the special voting stock they hold, in a separate class vote, on certain matters required to be submitted for stockholder approval and (ii) to designate a majority of the REIT's nominees to the board of directors of the REIT, whereas currently the Unitholders have the ability to remove PCMC upon a vote of 66 2/3% of the outstanding Units (subject to appraisal of and payment for the general partner interest, including related incentive distribution rights).

     After considering the potential disadvantages and risks of the conversion, the PCMC Board and the PCMC Special Committee each concluded that the potential benefits anticipated to be realized from the conversion substantially outweigh the potential risks and disadvantages.

     Management recommends that you vote "FOR" the conversion proposal. Although employed by PCMC, management has no ownership interest in PCMC or its ultimate owners. Management believes that the approval of this proposal is in the best interests of Plum Creek and its Unitholders. We feel that this transaction is positive for Plum Creek and its investors. In essence, the conversion to a REIT allows Plum Creek to retain the many tax benefits it currently enjoys as an MLP, to expand its access to equity and debt capital, to lower its cost of capital and to enhance its ability to grow through value-creating acquisitions. In addition, this conversion aligns the form of economic interests of PCMC and Unitholders in Plum Creek.

However, the conversion is not without risks, and all factors -- positive and negative -- should be weighed carefully by Unitholders.

     We encourage you to read the accompanying Notice of Special Meeting and Proxy Statement/ Prospectus for additional information concerning this proposal to convert Plum Creek to a REIT structure. The approval of two-thirds of all outstanding Units is required to implement the proposal. We encourage Unitholders to complete, sign and return the enclosed proxy promptly. PLEASE NOTE THAT IF YOU DO NOT VOTE, IT WILL BE TREATED THE SAME AS VOTING AGAINST THE CONVERSION. Even if you plan to attend the Special Meeting and vote on this proposal in person, we urge you to send your proxy in advance.

     If you have any questions concerning the conversion proposal, please call our proxy solicitation agent, Georgeson & Company, Inc., toll-free at (800) 223-2064 or collect at (212) 440-9800. Thank you for your consideration of this proposal and your ongoing support of Plum Creek.

                                          Sincerely,

                                       LOGO
                                          Rick R. Holley
                                          President and Chief Executive Officer

                        PLUM CREEK TIMBER COMPANY, L.P.
                          999 THIRD AVENUE, SUITE 2300
                               SEATTLE, WA 98104

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                          TO BE HELD ON MARCH 22, 1999

     NOTICE IS HEREBY GIVEN that a special meeting of holders (the "Unitholders") of depositary units (the "Units") representing limited partner interests of Plum Creek Timber Company, L.P. (the "Partnership") will be held at the Crowne Plaza Hotel, 1113 Sixth Avenue, Seattle, Washington on March 22, 1999, at 9:00 a.m., local time (including any adjournments or postponements thereof, the "Unitholders' Meeting"), for the purpose of considering and approving the conversion of the ownership interests in the Partnership into ownership interests in a newly-formed Delaware corporation, Plum Creek Timber Company, Inc. (the "Corporation"), which will be treated for tax purposes as a real estate investment trust or "REIT" (together with related transactions, the "Conversion Transaction") pursuant to the terms of an Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of June 5, 1998, and amended on July 17, 1998, among the Partnership, the Corporation and Plum Creek Management Company, L.P., the sole general partner of the Partnership ("PCMC").

     The Conversion Transaction will result in Unitholders receiving one share of the Corporation's common stock for each Unit held, and the owners of PCMC receiving a 27% aggregate equity interest and certain special voting and board nomination rights in the Corporation. Specifically, at the Unitholders' meeting, Unitholders will be asked to approve the Conversion Transaction by voting in favor of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 17, 1998, among the Partnership, the Corporation and Plum Creek Acquisition Partners, L.P., a wholly-owned, indirect partnership subsidiary of the Corporation, as described in the attached Proxy Statement/Prospectus.

     In addition, the enclosed proxy card grants discretionary authority to the persons named therein to vote on any other matters that may properly come before the Unitholders' Meeting. The Partnership is not aware of any other proposals planned to be made at the Unitholders' Meeting and has no current intention of making any additional proposals.

     The Conversion Transaction and related matters are more fully described in the attached Proxy Statement/Prospectus, which (together with the exhibits thereto and the documents incorporated by reference therein) forms a part of this Notice and is incorporated herein by reference. The Conversion Agreement and the Merger Agreement are set forth in Annexes I and II, respectively, of the Proxy Statement/Prospectus.

     The presence, in person or by proxy, of 66 2/3% of the outstanding Units will constitute a quorum for the Unitholders' Meeting. The affirmative vote of at least 66 2/3% of the outstanding Units entitled to vote is required for approval of the Conversion Transaction. The Partnership has fixed the close of business on January 22, 1999 as the record date for the determination of Unitholders entitled to notice of, and to attend and vote at, the Unitholders' Meeting. Only Unitholders of record at the close of business on such date are entitled to notice of, and to vote at, the Unitholders' Meeting.

     Your vote is important regardless of the number of Units you own. Each Unitholder, even if planning to attend the Unitholders' Meeting in person, is requested to sign, date and return the enclosed proxy, without delay, in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any Unitholder present at the Unitholders' Meeting may revoke such Unitholder's proxy and vote personally on each matter brought before the Unitholders' Meeting.

                                      By Order of Plum Creek Management Company,
                                      L.P.,

                                      /s/ James A. Kraft
                                      ---------------------
Seattle, Washington                   James A. Kraft
January 28, 1999                      Vice President, General Counsel and
                                      Secretary

                        PLUM CREEK TIMBER COMPANY, L.P.
                                PROXY STATEMENT

    FOR THE SPECIAL MEETING OF ITS UNITHOLDERS TO BE HELD ON MARCH 22, 1999 (PLUM CREEK LOGO)

                            ------------------------

                        PLUM CREEK TIMBER COMPANY, INC.

                                   PROSPECTUS
               RELATING TO 46,323,300 SHARES OF ITS COMMON STOCK
                            ------------------------

   This Proxy Statement/Prospectus constitutes the Prospectus of Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"), with respect to the issuance of 46,323,300 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be issued in connection with the proposed conversion (together with related transactions, the "Conversion Transaction") of ownership interests in Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership"), into ownership interests in the Corporation through the merger (the "Merger") of the Partnership with and into Plum Creek Acquisition Partners, L.P., a Delaware limited partnership and a wholly-owned, indirect subsidiary of the Corporation (the "Operating Partnership"). The terms of the Conversion Transaction are set forth in the Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of June 5, 1998, and amended on July 17, 1998, among the Partnership, the Corporation and Plum Creek Management Company, L.P., a Delaware limited partnership that is the sole general partner of the Partnership ("PCMC"). Following the Merger, the Corporation will elect to be treated for Federal income tax purposes as a real estate investment trust or "REIT."

   This Proxy Statement/Prospectus also constitutes the Proxy Statement of the Partnership and is being furnished to holders (the "Unitholders") of depositary units (the "Units") representing limited partner interests of the Partnership in connection with the solicitation of proxies by the Partnership. Such proxies are to be voted on the Conversion Transaction at a special meeting of the Unitholders to be held on March 22, 1999 (together with any adjournments or postponements thereof, the "Unitholders' Meeting").

   The Conversion Transaction has been structured in a manner intended to be tax-free to Unitholders.

   The Partnership has decided to pursue the Conversion Transaction based upon its belief that a REIT structure will enhance the Partnership's ability to create value for its owners and to compete for strategic acquisition opportunities by: (i) permitting a broader array of investors to invest in the Corporation than can presently invest in the Partnership; (ii) potentially allowing the Corporation to raise equity and debt financing on more favorable terms than are currently available to the Partnership, thereby lowering its cost of capital; (iii) creating greater flexibility to structure tax efficient acquisitions than are available to the Partnership; and (iv) eliminating the rights of PCMC to receive incentive distributions from the Partnership and to exercise exclusive control over the business and affairs of the Partnership. The REIT structure maintains substantially all of the advantages of single-layer taxation enjoyed under the current master limited partnership ("MLP") structure with respect to the treatment of taxable income.

   As a result of the Merger and the other steps comprising the Conversion Transaction, at the effective time of the Merger (the "Effective Time"), (i) the Partnership will cease to exist, (ii) each of the 46,323,300 outstanding Units will be converted into one share of Common Stock and (iii) the direct and indirect interests of PCMC in the Partnership and its subsidiaries, including its 2% general partner interest in the Partnership and the related incentive distribution rights, will be converted into a 27% aggregate equity interest in the Corporation comprised of (a) 16,498,709 shares of Common Stock and (b) 634,566 shares of the Corporation's special voting stock, par value $.01 per share (the "Special Voting Stock"). Each share of Special Voting Stock will have one vote per share, will be entitled to the same dividends as are paid on the Common Stock and will have class voting rights on certain transactions submitted for stockholder approval. In addition, following the Conversion Transaction certain of the ultimate owners of PCMC will have the right to designate a majority of the Corporation's nominees to the Board of Directors of the Corporation (the "REIT Board").

   The decision to convert PCMC's 2% general partner interest in the Partnership and its related incentive distribution rights into a 27% interest in the Corporation was made, in part, by taking into account the present value of an assumed stream of incentive distributions that would otherwise be payable to PCMC over time under the current MLP structure.

   All of the Partnership's and its subsidiaries' historic operations and all future operations will be conducted through the Operating Partnership and its subsidiaries, including Plum Creek Marketing, Inc., a current subsidiary of the Partnership, and three to four newly-formed subsidiary corporations (the "Corporate Subsidiaries"). By conducting its operations through the Operating Partnership (in a so-called "umbrella partnership" or "UPREIT"), the Corporation will be able to offer either Common Stock or limited partnership interests in the Operating Partnership ("OP Units") to potential sellers of timberlands, thereby increasing the Corporation's flexibility in structuring acquisitions on a tax-efficient basis. Because the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), limit the voting stock that a REIT may own in other corporations, members of the Corporation's management will purchase, directly or indirectly, the voting stock of the Corporate Subsidiaries, which will represent approximately 1% of the total equity of the Corporate Subsidiaries. In addition, the Corporate Subsidiaries will be subject to entity level tax.

   THE CONVERSION TRANSACTION REQUIRES THE APPROVAL OF AT LEAST 66 2/3% OF THE OUTSTANDING UNITS. FAILURE TO FORWARD A PROXY OR TO VOTE IN PERSON AT THE UNITHOLDERS' MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE CONVERSION TRANSACTION. THE BOARD OF DIRECTORS (THE "PCMC BOARD") OF PC ADVISORY CORP I ("CORP I"), WHICH IS A DELAWARE CORPORATION AND THE ULTIMATE GENERAL PARTNER OF PCMC, UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE PCMC BOARD (THE "PCMC SPECIAL COMMITTEE") CONSISTING OF THE MEMBERS OF THE PCMC BOARD WHO ARE NOT EMPLOYEES OF AND DO NOT OWN ANY INTEREST IN PCMC OR CORP I (BUT WHO NONETHELESS OWE FIDUCIARY DUTIES TO THE OWNERS OF PCMC AND CORP I), HAS DETERMINED (WITH THE ADVICE OF FINANCIAL AND LEGAL ADVISORS) THAT THE CONVERSION TRANSACTION IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE UNITHOLDERS AND RECOMMENDS THAT UNITHOLDERS VOTE IN FAVOR OF THE CONVERSION TRANSACTION. MANAGEMENT ALSO RECOMMENDS THAT UNITHOLDERS VOTE IN FAVOR OF THE CONVERSION TRANSACTION.

   The New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") have authorized, upon official notice of issuance, the listing of the Common Stock on the NYSE and the PSE, respectively.

   This Proxy Statement/Prospectus is first being mailed to the Unitholders on or about January 29, 1999.

   UNITHOLDERS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON PAGE 16, WHEN DECIDING HOW TO VOTE ON THE CONVERSION TRANSACTION. SUCH FACTORS INCLUDE THE FOLLOWING:

   - THE CONFLICT OF INTEREST IN DETERMINING THE AMOUNT AND FORM OF CONSIDERATION TO BE RECEIVED BY THE OWNERS OF PCMC (THE "PCMC PARTNERS") IN THE CONVERSION TRANSACTION;

   - THE CORPORATION'S ABILITY TO EFFECT STRATEGIC ACQUISITIONS ON ATTRACTIVE TERMS OR AT ALL;

   - THE TAXATION OF THE CORPORATION IF IT WERE UNABLE TO MEET REIT QUALIFICATION REQUIREMENTS;

   - THE CONVERSION OF PCMC'S OWNERSHIP IN THE PARTNERSHIP AND ITS SUBSIDIARIES, INCLUDING ITS 2% GENERAL PARTNER INTEREST IN THE PARTNERSHIP AND THE RELATED INCENTIVE DISTRIBUTION RIGHTS, INTO A 27% AGGREGATE EQUITY INTEREST IN THE CORPORATION WHICH, UNLIKE PCMC'S CURRENT INCENTIVE DISTRIBUTION RIGHTS, WILL ENTITLE THE PCMC PARTNERS TO A FIXED PERCENTAGE OF DISTRIBUTIONS EVEN IF DISTRIBUTIONS WERE DECREASED;

   - THE FACT THAT, HAD THE CONVERSION TRANSACTION BEEN IN EFFECT, THE AMOUNT OF DISTRIBUTIONS WHICH WOULD HAVE BEEN PAYABLE TO PCMC DURING THE LAST THREE FISCAL YEARS AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 WOULD HAVE BEEN GREATER DURING SUCH PERIODS THAN THE AMOUNT ACTUALLY RECEIVED BY PCMC UNDER THE MLP STRUCTURE;

   - PROVISIONS OF THE CORPORATION'S CERTIFICATE OF INCORPORATION (THE "CHARTER") THAT MAY HAVE THE EFFECT OF DISCOURAGING A CHANGE IN CONTROL; AND

   - THE POSSESSION BY CERTAIN OF THE PCMC PARTNERS OF INITIAL, EFFECTIVE CONTROL OF THE CORPORATION INSOFAR AS THEY WILL HAVE (SUBJECT TO CERTAIN STOCK OWNERSHIP REQUIREMENTS) THE RIGHT (I) TO VOTE THE SPECIAL VOTING STOCK THEY HOLD, IN A SEPARATE CLASS VOTE, ON CERTAIN MATTERS REQUIRED TO BE SUBMITTED FOR STOCKHOLDER APPROVAL AND (II) TO DESIGNATE A MAJORITY OF THE CORPORATION'S NOMINEES TO THE REIT BOARD, WHEREAS CURRENTLY THE UNITHOLDERS HAVE THE ABILITY TO REMOVE PCMC UPON A VOTE OF 66 2/3% OF THE OUTSTANDING UNITS (SUBJECT TO APPRAISAL OF AND PAYMENT FOR THE GENERAL PARTNER INTEREST, INCLUDING RELATED INCENTIVE DISTRIBUTION RIGHTS).
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE CONVERSION TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 28, 1999.

                             AVAILABLE INFORMATION

     The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information so filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information may also be obtained from the web site that the Commission maintains at HTTP://WWW.SEC.GOV. In addition, reports and other information concerning the Partnership may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Reports and other information concerning the Partnership may also be obtained electronically through a variety of databases, including, among others, the Commission's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

     The Corporation has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock to be issued pursuant to the Conversion Transaction. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE PARTNERSHIP. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE COMMON STOCK OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP OR THE CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. HOWEVER, IF ANY MATERIAL CHANGE OCCURS WHILE THIS PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROXY STATEMENT/ PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE PARTNERSHIP UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO SECRETARY, PLUM CREEK TIMBER COMPANY, L.P., 999 THIRD AVENUE, SUITE 2300, SEATTLE, WASHINGTON 98104 (TELEPHONE (206) 467-3600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE RECEIVED BY MARCH 15, 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Partnership with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (filed March 9, 1998), as amended by the Form 10-K/A (filed March 25,
     1998);

          (2) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 (filed May 12, 1998), June 30, 1998 (filed August 13, 1998)
     and September 30, 1998 (filed November 13, 1998); and

          (3) Current Reports on Form 8-K, dated April 17, 1998 (filed April 20,
     1998), June 5, 1998 (filed June 8, 1998), July 20, 1998 (filed July 20,
     1998), October 6, 1998 (filed October 13, 1998), November 12, 1998 (filed November 20, 1998), December 18, 1998 (filed December 18, 1998) and Form 8-K/A, dated November 12, 1998 (filed January 25, 1999).

     All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Unitholders' Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus, including documents incorporated herein by reference, contain forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the caption "Risk Factors." In addition, factors that could cause actual results of the Corporation to differ materially from those contemplated by or projected, forecasted, estimated or budgeted in forward-looking statements relating to the results of operations and business of the Corporation following the Conversion Transaction include the following possibilities: (i) the expected cost savings to be realized (e.g., lower cost of capital) are not realized or unanticipated offsetting costs are incurred; (ii) costs or difficulties related to the Conversion Transaction or the Corporation's continued ability to qualify as a REIT are greater than expected; and (iii) unanticipated reduction in the demand for timber products. Accordingly, there can be no assurance that the actual results will conform to the forward-looking statements contained in this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
AVAILABLE INFORMATION...................    i
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.............................   ii
FORWARD-LOOKING STATEMENTS..............   ii
SUMMARY.................................    1
  The Partnership.......................    1
  The Corporation.......................    2
  Risk Factors..........................    2
  Recent Developments...................    3
     Unitholder Litigation..............    3
     Results of the Quarter and Year
       Ended December 31, 1998..........    3
     Sappi Acquisition..................    4
  The Conversion Transaction............    4
     Control Rights.....................    4
     Mechanics of the Conversion
       Transaction......................    5
  Allocation of the Corporation's Equity
     Securities Among the Unitholders
     and PCMC...........................    6
  Recommendation of the PCMC Board;
     Reasons for the Conversion
     Transaction........................    7
  Conflicts of Interest.................    8
  Unitholders Should be Advised that
     PCMC Believes it is not Subject to
     a Duty of Fairness in Submitting
     the Conversion Transaction for
     Unitholder Approval................    8
  Opinions of Financial Advisors........    9
  Consequences if the Conversion
     Transaction is Not Approved........   10
  Comparison of Units and Common
     Stock..............................   10
  The Unitholders' Meeting..............   10
     Date, Time and Place of Special
       Meeting..........................   10
     Record Date; Quorum; Unitholders
       Entitled to Vote.................   10
     Voting and Revocation of Proxies...   10
     Vote Required......................   10
     Solicitation of Proxies............   11
     Independent Accountants............   11
  No Dissenters' Rights.................   11
  Accounting Treatment..................   11
  Other Matters.........................   11
  Market and Trading Information........   12
  Distribution Policy...................   12
     The Partnership....................   12
     The Corporation....................   13
  Summary of the Tax Considerations of
     the Conversion Transaction.........   13

                                          PAGE
                                          ----
  Comparison of Payments to PCMC and
     Management.........................   14
  Distributions and Compensation Payable
     to PCMC and Management Under MLP
     Structure..........................   14
  Distributions and Compensation Payable
     to PCMC and Management
     Assuming Conversion Transaction....   14
  Summary Historical and Pro Forma
     Financial Data.....................   15
RISK FACTORS............................   17
  Transaction Risks.....................   17
     Conflicts of Interest..............   17
     PCMC Believes it is not Subject to
       a Duty of Fairness in Submitting
       the Conversion Transaction for
       Unitholder Approval..............   17
     Benefits to the PCMC Partners......   18
     Unitholder Litigation..............   21
     Absence of Dissenters' Rights......   21
     Certain Charter Provisions May
       Limit a Change in Control........   21
     Acquisition Strategy...............   22
     Substitution of Trading of Common
       Stock for Units..................   23
     Shares Eligible for Future Sale;
       Future Dilution..................   23
     Risks of Investment in the
       Corporation May be Different than
       Typical REIT Investments.........   23
     REIT Qualification.................   23
     Lender Consents....................   24
     Potential Disadvantages to
       Conducting Business as a REIT....   24
  Other Tax Risks.......................   25
     State Conformity with Federal Tax
       Law..............................   25
     Capital Gains for Non-U.S.
       Holders..........................   25
     Potential Payments of Tax on
       Capital Gain Income..............   25
     Uncertain Impact of Budget
       Proposal.........................   25
  Risks Inherent in the Partnership's
     and the Corporation's Ongoing
     Business...........................   26
     Cyclicality of Forest Products
       Industry Will Affect the
       Partnership's and the
       Corporation's Results of
       Operations.......................   26
     Financing and Leverage.............   26
     Cash Distributions Are Not
       Guaranteed and May Fluctuate.....   26

                                          PAGE
                                          ----
     The Partnership and the Corporation
       are Subject to Significant
       Competition......................   27
     The Partnership's and the
       Corporation's Ability to Harvest
       Timber May be Subject to
       Limitations......................   27
     Log Exports........................   28
     The Timberlands will Remain Subject
       to Federal and State
       Environmental Regulation.........   28
BACKGROUND OF THE CONVERSION
  TRANSACTION...........................   28
RECOMMENDATION OF THE PCMC BOARD;
  REASONS FOR THE CONVERSION
  TRANSACTION...........................   33
ALLOCATION OF THE CORPORATION'S EQUITY
  SECURITIES AMONG THE UNITHOLDERS AND
  PCMC..................................   37
     Analysis of Alternatives...........   38
COMPARISON OF CONSIDERATION RECEIVED IN
  THE CONVERSION TRANSACTION............   40
COMPARISON OF PAYMENTS TO PCMC AND
  MANAGEMENT............................   41
  Distributions and Compensation Payable
     to PCMC and Management Under MLP
     Structure..........................   41
  Distributions and Compensation Payable
     to PCMC and Management Assuming
     Conversion Transaction.............   41
OPINIONS OF FINANCIAL ADVISORS..........   42
  Opinion of the PCMC Special
     Committee's Financial Advisor......   42
     Introduction.......................   44
     Discounted Cash Flow Analysis......   44
     Liquidation Analysis...............   44
     Miscellaneous......................   44
  Opinion of the Partnership's Financial
     Advisor............................   45
     Discounted Cash Flow Analyses......   47
     Liquidation Analysis...............   47
SUMMARY OF THE CONVERSION AGREEMENT AND
  THE MERGER AGREEMENTS.................   49
  The Recapitalization..................   49
  The Corporate Subsidiary Formation....   49
  The Mergers...........................   49
  Effective Time........................   50
  Conditions to the Closing.............   50
  Certain Special Voting and Board
     Nomination Rights..................   50

                                          PAGE
                                          ----
  Termination...........................   51
  Fees and Expenses.....................   51
INTERESTS OF CERTAIN PERSONS IN MATTERS
  TO BE ACTED UPON......................   52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.................   54
  Beneficial Ownership..................   54
  Security Ownership of Management......   54
DIRECTORS AND EXECUTIVE OFFICERS........   55
MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES..........................   57
  The Conversion Transaction............   58
  Taxation of the Corporation as a
     REIT...............................   58
     General............................   58
     Requirements for Qualification.....   60
     Organizational Requirements........   60
     Income Tests.......................   60
     Asset Tests........................   62
     Annual Distribution Requirements...   63
     Failure of the Corporation to
       Qualify as a REIT................   63
  Taxation of Taxable U.S. Holders of
     the Corporation....................   64
     Distributions by the Corporation...   64
     Passive Activity Losses and the
       Investment Interest Limitation...   65
     Sale of Common Stock...............   65
  Taxation of Tax-Exempt Stockholders of
     the Corporation....................   65
  Taxation of Non-United States
     Stockholders of the Corporation....   65
     Distributions by the Corporation...   65
     Sale of Common Stock...............   67
     Backup Withholding Tax and
       Information Reporting............   67
  Tax Aspects of the Corporation's
     Ownership of Interests In the
     Operating Partnership..............   67
  Other Taxes...........................   68
DESCRIPTION OF CAPITAL STOCK............   68
  General...............................   68
  Common Stock and Special Voting
     Stock..............................   68
     Voting Rights......................   68
     Dividends..........................   68
     Conversion of the Special Voting
       Stock to Common Stock............   69
     Liquidation Rights.................   69

                                          PAGE
                                          ----
  Preferred Stock.......................   69
  Ownership Limit.......................   69
  Transfer Agent and Registrar..........   71
COMPARISON OF RIGHTS OF UNITHOLDERS AND
  STOCKHOLDERS..........................   72
  General...............................   72
  Taxation..............................   72
  Management............................   73
  Voting Rights.........................   74
  Special Meetings......................   75
  Limited Liability.....................   75
  Dissolution of the Partnership and the
     Corporation and Termination of REIT
     Status.............................   76
  Liquidation Rights....................   76
  Indemnification.......................   76
  Limitations on Liability of General
     Partner and Directors..............   77
  Derivative Actions....................   77
  Inspection of Books and Records.......   77
  Distributions and Dividends...........   78
  Fiduciary Duties......................   78
PLUM CREEK TIMBER COMPANY, INC.
  UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS............................   79
DISTRIBUTION POLICY.....................   90
  The Partnership.......................   90
     Available Cash.....................   90
     Priority of Distributions..........   91
       first............................   91

                                          PAGE
                                          ----
       second...........................   91
       third............................   91
       thereafter.......................   91
     Adjustment of Target Amounts.......   92
     Distributions of Cash from Capital
       Transactions.....................   92
     Distributions of Cash Upon
       Liquidation......................   90
       first............................   93
       second...........................   93
       third............................   93
       fourth...........................   93
       fifth............................   93
       thereafter.......................   93
  The Corporation.......................   93
RESALE OF SECURITIES....................   95
  Securities Act Restrictions...........   95
  Resales by the PCMC Partners and
     Related Entities...................   95
LEGAL MATTERS...........................   95
EXPERTS.................................   95
PLUM CREEK MANAGEMENT COMPANY, L.P.
  INDEX TO FINANCIAL STATEMENTS.........  F-1
ANNEXES
  Conversion Agreement..................    I
  Merger Agreement......................   II
  Opinion of Salomon Smith Barney.......  III
  Opinion of Merrill Lynch, Pierce,
     Fenner & Smith Incorporated........   IV
  Delaware Chancery Court Opinion.......    V
  Proxy Card............................   VI

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated by reference herein. Unitholders are urged to read these materials in their entirety.

     References herein to the "Partnership" shall, unless the context otherwise requires, refer to Plum Creek Timber Company, L.P. and its direct and indirect subsidiaries. References herein to the "Corporation" shall, unless the context otherwise requires, refer to Plum Creek Timber Company, Inc. and its direct and indirect subsidiaries.

THE PARTNERSHIP

     The Partnership owns, manages and operates approximately 3.3 million acres of timberland in the Northwest, Southeast and Northeast United States (the "Timberlands"). The Timberlands are geographically segregated into four regions: the Cascades Region in western Washington, the Rocky Mountain Region in western Montana and northern Idaho, the Southern Region in Louisiana and Arkansas, and, as a result of the recent Sappi Acquisition (discussed below under "-- Recent Developments"), the Northeast Region in central Maine. The Partnership estimates that, as of December 31, 1997, the Timberlands contained timber inventory of 8.4 billion board feet ("BBF") of standing timber in the Cascades and Rocky Mountain Regions (the "Northwest Timberlands"), approximately 5.2 million cunits in the Southern Region (the "Southern Timberlands") and approximately 13.4 million cunits in the Northeast Region (the "Northeast Timberlands").

     Substantially all of the current operations of the Partnership are carried out through the Partnership and its ninety-eight percent (98%) and ninety-six percent (96%) owned subsidiaries, Plum Creek Manufacturing, L.P., a Delaware limited partnership (the "Manufacturing Partnership"), and Plum Creek Marketing, Inc., a Delaware corporation ("Marketing"), respectively. The remaining two percent (2%) and four percent (4%) interests in the Manufacturing Partnership and Marketing, respectively, are owned by PCMC.

     The Manufacturing Partnership manufactures and markets specialty lumber, plywood and medium density fiberboard ("MDF") to maximize the value of the Partnership's timber resource base. The Manufacturing Partnership owns and operates eleven manufacturing facilities, including four lumber mills, two plywood plants, an MDF facility, two lumber remanufacturing facilities in the Pacific Northwest, and two lumber mills in the Southeast United States.

     The business and affairs of the Partnership are managed by its general partner, PCMC. The indirect corporate general partner of PCMC is Corp I. The officers of PCMC and the directors of Corp I are the persons who currently manage the Partnership. The officers of PCMC ("Management") have no direct or indirect ownership interest in PCMC or Corp I and will not receive any of the 27% aggregate equity interest to be received by the PCMC Partners in the Conversion Transaction.

     Quarterly distributions by the Partnership of its Available Cash (as defined under "Distribution Policy -- The Partnership") are made 98% to the Unitholders and 2% to PCMC. However, when per Unit quarterly distributions exceed certain specified quarterly target levels ("Target Amounts"), PCMC receives, in addition to such 2%, a percentage of such excess increasing to up to 35% of any quarterly distribution above the highest Target Amount ($0.28 1/3 per Unit). The Partnership distributed $0.55 per Unit to Unitholders with respect to each quarter in 1997 and $0.57 per Unit with respect to each of the first three quarters of 1998. Because the distributions with respect to each such quarter were in excess of the Target Amounts, PCMC has received substantially in excess of 2% of the total distributions. With respect to the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995, the Unitholders received 74.5%, 75.0%, 76.2% and 76.7%, and PCMC received 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed. The Partnership has made quarterly distributions in excess of a Target Amount since September 30, 1989, and has made quarterly distributions in excess of the highest Target Amount in respect of every quarter since the second quarter of 1992. At present, PCMC is entitled to receive, in addition to distributions with respect to its 2% ownership interest, incentive distributions at the highest marginal rate of 35% of incremental increases in quarterly distributions. Conversely, if quarterly distributions were to be reduced below current levels but above the highest Target Amount of $0.28 1/3 per Unit, PCMC's general partner interest would bear 37% of the aggregate amount of the reduction. Furthermore, for decreases in quarterly distributions to levels between $0.28 1/3 per Unit and $0.21 2/3 per Unit, PCMC's general partner interest would bear between 32% and 12% of the reduction, while decreases in quarterly distributions to levels below $0.21 2/3 per Unit would be allocated 2% to PCMC's general partner interest and 98% to the Unitholders. See
"-- Distribution Policy -- The Partnership."

     The Partnership was formed under the Delaware Revised Uniform Limited Partnership Act in 1989. Its principal executive offices are located at 999 Third Avenue, Suite 2300, Seattle, Washington 98104-4096, its telephone number is (206) 467-3600 and its website is http://www.plumcreek.com.

THE CORPORATION

     Following the Conversion Transaction, the business of the Corporation will be the ownership and management of the Timberlands and the sale of timber pursuant to cutting contracts (the "Stumpage Contracts"). In order to comply with the asset and income requirements for qualification as a REIT under the Code, the Corporation will conduct the manufacturing and marketing operations presently conducted by the Partnership through the Corporate Subsidiaries. See "Interests of Certain Persons in Matters to be Acted Upon." The Operating Partnership and the Corporate Subsidiaries will enter into Stumpage Contracts under which the Corporate Subsidiaries will have the obligation to cut and pay for certain harvestable timber located on the Timberlands. The prices paid by the Corporate Subsidiaries to the Operating Partnership for such timber will be based on market rates. Income earned by the Corporate Subsidiaries will be subject to Federal and state income tax. See "Plum Creek Timber Company, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements."

     The Corporation was formed under the Delaware General Corporation Law in 1998. Its principal executive offices are located at 999 Third Avenue, Suite 2300, Seattle, Washington 98104-4096, its telephone number is (206) 467-3600 and its website is http://www.plumcreek.com.

RISK FACTORS

     The Conversion Transaction and an investment in shares of the Corporation's Common Stock involve certain risks. Such risks include, among others:

     - the conflict of interest between PCMC, the PCMC Board and the PCMC Special Committee, on the one hand, and the Unitholders, on the other, in determining the amount and form of consideration to be received by the PCMC Partners in the Conversion Transaction;

     - risks relating to the Corporation's acquisition strategy, including: difficulties inherent in the integration of operations and systems; the diversion of management's attention from other business concerns; the potential loss of key employees of acquired businesses; the expenditure of significant funds; the possibility that additional financing to effect acquisitions may not be available on acceptable terms or at all; the possibility that general economic or industry conditions will not be conducive to the Corporation's acquisition strategy or that the Corporation will not be able to identify and acquire any such assets or businesses on economically acceptable terms;

     - tax risks, including the Corporation's ability to qualify as a REIT and the taxation of the Corporation if it were unable to meet REIT qualification requirements;

     - the conversion of PCMC's ownership in the Partnership and its subsidiaries, including its 2% general partner interest in the Partnership and the related incentive distribution rights, into a 27% aggregate equity interest in the Corporation which, unlike PCMC's current incentive distribution rights, will entitle the PCMC Partners to a fixed percentage of distributions even if distributions were decreased;

     - the fact that, had the Conversion Transaction been in effect, the amount of distributions which would have been payable to PCMC during the last three fiscal years and the nine months ended

September 30, 1998 would have been greater during such periods than the amount actually received by PCMC under the MLP structure;

     - adverse changes in economic conditions since the terms of the Conversion Transaction were determined, which have impacted the Partnership's financial performance and could in the future impact the Corporation's financial performance;

     - the fact that PCMC has the right to delay or not to proceed with the Conversion Transaction in its sole discretion even following Unitholder approval, including pending final conclusion of the Action described below;

     - certain provisions of the Charter that may have the effect of discouraging a change in control, including ownership limits on the number of shares of Common Stock and a staggered board of directors;

     - the possession by certain of the PCMC Partners of initial, effective control of the Corporation insofar as they will have (subject to certain stock ownership requirements) the right (i) to vote the Special Voting Stock they hold, in a separate class vote, on certain matters required to be submitted for stockholder approval and (ii) to designate a majority of the Corporation's nominees to the REIT Board, whereas currently the Unitholders have the ability to remove PCMC upon a vote of 66 2/3% of the outstanding Units (subject to appraisal of and payment for the general partners interest, including related incentive distribution rights);

     - the absence of dissenters' rights of appraisal in connection with the Merger;

     - the possibility that the per share prices at which the Common Stock trades will be less than the per Unit prices at which the Units have traded; and

     - risks relating to the investment in one of the first publicly traded timber REITs.

     In addition, Unitholders should also carefully consider the continuing applicability of certain risk factors relating to operation of the timber business. See "Risk Factors -- Risks Inherent in the Partnership's and the Corporation's Ongoing Business."

RECENT DEVELOPMENTS

  Unitholder Litigation.

     On September 11, 1998, a Unitholder, individually and as a purported representative of all Unitholders as of June 8, 1998 (the "Plaintiff"), filed a purported class action lawsuit (the "Action") in the Court of Chancery in the State of Delaware against the Partnership, PCMC and Corp I (the "Plum Creek Defendants"), alleging that the PCMC Partners' receipt of a 27% equity interest in the Corporation violates PCMC's and Corp I's fiduciary duties to the Unitholders. On November 17, 1998, the Plaintiff filed an amended complaint which also challenged the PCMC Partners' receipt of certain special voting and board nomination rights. On December 17, 1998, the Delaware Court of Chancery granted the Plum Creek Defendants' motion to dismiss. On January 11, 1999, the Plaintiff filed a notice of appeal in the Supreme Court of the State of Delaware with respect to the Action. The Plum Creek Defendants intend to continue to vigorously defend themselves in connection with this appeal.

     PCMC's decision to proceed with the Conversion Transaction is in the sole discretion of PCMC, subject to receipt of the requisite Unitholders' approval and satisfaction of the other conditions precedent in the Conversion Agreement. PCMC currently expects to delay the consummation of the Conversion Transaction until the Action, including the appeal and any additional claims that may be brought, is fully resolved to PCMC's satisfaction. Accordingly, there can be no assurance as to whether the Conversion Transaction will be consummated or, if consummated, the timing of such consummation.

  Results of the Quarter and Year Ended December 31, 1998.

     On January 26, 1999, the Partnership publicly announced earnings for the fourth quarter of 1998 and the year ended December 31, 1998. Fourth quarter earnings totaled $22.0 million, or $0.29 per Unit on revenues of $188.8 million, compared to $24.3 million, or $0.35 per Unit on revenues of $183.7 million for the fourth quarter of 1997. Earnings for the year were $75.4 million, or $0.90 per Unit on revenues of $699.4 million, compared to prior year earnings of $111.7 million, or $1.72 per Unit on revenues of $725.6 million. The quarterly cash distribution to Unitholders will be $0.57 per Unit for the fourth quarter of 1998. The quarterly distribution will be paid on February 25, 1999 to Unitholders of record as of February 12, 1999.

  Sappi Acquisition.

     On November 12, 1998, the Partnership acquired 905,000 acres of forest lands in central Maine from S.D. Warren, a subsidiary of Sappi Fine Paper North America (the "Seller"), for an aggregate purchase price of $180 million (the "Sappi Acquisition"). The Sappi Acquisition brings the Partnership's total ownership of forest lands to over 3.3 million acres. As part of the acquisition, the Partnership entered into a long-term fiber supply agreement to supply fiber to the Seller's paper facility in Skowhegan, Maine, at prevailing market prices. The acquisition was financed with approximately $3 million in cash and the balance with unsecured promissory notes that were issued to the Seller. The notes have an average maturity of 10 years. The face amount of the unsecured promissory notes totals $171.4 million, with stated interest rates ranging from 7.62% to 7.83%. The fair market value of the notes is $177.0 million, reflecting note premiums due to the notes' above market interest rates.

THE CONVERSION TRANSACTION

     Although the Partnership's existing MLP structure has been successful and continues to offer a tax-efficient structure for Unitholders, the PCMC Board and Management believe for several reasons that a REIT structure will enhance the Partnership's ability to create value for its owners and to compete for strategic acquisition opportunities. First, the PCMC Board and Management believe that the Conversion Transaction will result in a structure that will permit a broader array of investors to invest in the Corporation than can presently invest in the Partnership and that the Corporation may be able to raise equity and debt financing on more favorable terms than are currently available to the Partnership. Second, through access to a broader equity market and broader debt markets, as well as the elimination of certain of PCMC's rights as general partner, including its right to receive incentive distributions from the Partnership, the PCMC Board and Management believe that the REIT structure will have a lower overall cost of capital than the MLP structure, and will have greater flexibility to structure tax advantageous acquisitions than is available to the Partnership. Finally, the PCMC Board and Management believe that a REIT structure maintains substantially all of the advantages of single-layer taxation enjoyed under the current MLP structure with respect to the treatment of taxable income. For a discussion of the reasons for the Conversion Transaction, see
"-- Recommendation of the PCMC Board; Reasons for the Conversion Transaction."

     The Conversion Transaction will result in the Unitholders receiving one share of Common Stock in exchange for each Unit held immediately prior to the completion of the Conversion Transaction. The PCMC Partners will receive 16,498,709 shares of Common Stock and 634,566 shares of Special Voting Stock (the terms of which are summarized below under "-- Control Rights"), equaling 27%, in the aggregate, of the Corporation's outstanding equity interests upon conversion of its 2% general partner interest in the Partnership, including its right to (i) receive quarterly incentive distributions, (ii) receive increased distributions upon any equity issuance by the Partnership, (iii) receive disproportionate distributions upon liquidation of the Partnership and (iv) exercise exclusive control over the business and affairs of the Partnership. PCMC will also relinquish its 4% and 2% ownership interests in Marketing and the Manufacturing Partnership, respectively. The 27% interest in the Corporation to be received by the PCMC Partners was determined, in part, by taking into account the present value of an assumed stream of incentive distributions that would otherwise be payable to PCMC over time under the current MLP structure.

  Control Rights.

     The PCMC Partners will receive, in addition to a 27% equity interest in the Corporation, certain special voting and board nomination rights pursuant to the Conversion Transaction. So long as Mr. John H. Scully, Mr. William J. Patterson and Mr. William E. Oberndorf (collectively, the "Principals"), each of whom is currently a director of Corp I (and who collectively own 100% of the capital stock of Corp I), retain beneficial ownership (as defined in the Charter) of at least five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution): (i) the Principals will have the right to designate, for nomination purposes only, a sufficient number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute a majority of the

REIT Board and (ii) the PCMC Partners will have the right to vote the Special Voting Stock they hold, in a separate class vote, on certain matters required to be submitted for stockholder approval, including amendments to the Charter, issuances of more than 20% of the outstanding Common Stock for non-cash consideration, dissolution of the Corporation, mergers involving the Corporation and the sale of all or substantially all of the assets of the Corporation, as well as amendments to the Corporation's Bylaws that are proposed by the stockholders of the Corporation.

     The shares of Special Voting Stock received by the PCMC Partners will be converted into an equal number of shares of Common Stock at the option of the holder, or automatically upon transfer of such shares to persons unaffiliated with the Principals. The Special Voting Stock will be entitled to the same dividends as are paid on the Common Stock. If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution), all outstanding shares of Special Voting Stock will automatically convert into Common Stock, thereby eliminating the PCMC Partners' separate class voting rights.

     If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, in the aggregate, but is greater than three million shares of Common Stock (subject to customary adjustment to avoid dilution), the Principals will have the right to designate, for nomination purposes only, the number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute two members of the REIT Board. If such beneficial ownership drops below three million shares of Common Stock (subject to customary adjustment to avoid dilution), the Principals will lose their contractual right to designate any of the Corporation's slate of nominees.

  Mechanics of the Conversion Transaction.

     The Conversion Transaction will be accomplished by concurrently (i) effecting the Merger pursuant to which the Partnership will merge with and into the Operating Partnership and (ii) merging PCMC with and into the Corporation. Upon consummation of steps (i) and (ii), each Unit will be converted into one share of Common Stock, and the PCMC Partners will receive 16,498,709 shares of Common Stock and 634,566 shares of Special Voting Stock. These steps and the other terms and provisions comprising the Conversion Transaction are more fully summarized under "Summary of the Conversion Agreement and the Merger Agreements."

     The following charts illustrate, in summary fashion, the present structure of the Partnership and the structure of the Corporation following the consummation of the Conversion Transaction:

                  [PARTNERSHIP & CORPORATION STRUCTURE CHARTS]
---------------
(1) GP interest consists of a 2% ownership interest and certain incentive distribution rights.
(2) For ease of presentation, this chart excludes certain directly or indirectly wholly-owned intermediary entities between the Corporation and its partnership subsidiaries. This chart also assumes that Management will purchase the voting stock of the Corporate Subsidiaries directly, and not through an intermediary corporation as described under "Summary of the Conversion Agreement and the Merger Agreements -- The Corporate Subsidiary Formation."
(3) The PCMC Partners' interest will consist of 26% of the outstanding Common Stock and Special Voting Stock convertible into 1% of the outstanding Common Stock and possession of special voting and board nomination rights.

ALLOCATION OF THE CORPORATION'S EQUITY SECURITIES AMONG THE UNITHOLDERS AND PCMC

     The PCMC Board determined, based on the fact that the Corporation will initially own essentially the same assets as those held by the Partnership, that it was appropriate for each of the Unitholders to receive one share of Common Stock for each Unit held by them immediately prior to the Conversion Transaction. This results in the current Unitholders receiving 46,323,300 shares of Common Stock in the Conversion Transaction.

     In order to determine the appropriate consideration to be paid to PCMC in the Conversion Transaction, the Board appointed the Conflicts Committee of Corp I (which consists of those members of the PCMC Board who are not employees of PCMC or Corp I and do not own any interest in PCMC or Corp I) to act as the PCMC Special Committee to negotiate the amount of such consideration on behalf of the Unitholders. PCMC determined that the appointment of the PCMC Special Committee was appropriate due to the conflict of interest between PCMC and the Unitholders in determining the amount of such consideration. The PCMC Board has a fiduciary duty to its stockholders and, when acting on behalf of PCMC as general partner of Plum Creek, to the Unitholders. Although the PCMC Special Committee is comprised of directors from the PCMC Board who owe fiduciary duties both to the Unitholders and to such stockholders, the PCMC Special Committee was charged by the PCMC Board with the responsibility to negotiate solely on behalf of the Unitholders in order to mitigate the conflict of interest between the PCMC Board as a whole and the Unitholders. See "Risk Factors -- Conflicts of Interest" and "Background of the Conversion Transaction."

     In negotiating the amount to be received by PCMC in the Conversion Transaction, PCMC and the PCMC Special Committee took into account the existing economic and other interests of the Unitholders and PCMC (including each element of PCMC's Incentive Rights). See "Allocation of the Corporation's Equity Securities Among the Unitholders and PCMC."

RECOMMENDATION OF THE PCMC BOARD; REASONS FOR THE CONVERSION TRANSACTION

     The PCMC Board appointed the PCMC Special Committee to negotiate the terms of the Conversion Transaction with the PCMC Partners on behalf of the Unitholders and to recommend to the PCMC Board whether the Conversion Transaction is fair to and in the best interests of the Unitholders. The members of the PCMC Special Committee consisted of the three members of the PCMC Board who are not otherwise affiliated with the PCMC Partners, Corp I, the Partnership or other members of the PCMC Board and who have no ownership interest in Corp I or PCMC. One of the PCMC Special Committee members, David D. Leland, served as the President and Chief Executive Officer of PCMC and its predecessor from June 1989 to December 1993.

     The PCMC Board and the PCMC Special Committee each unanimously determined, after consulting with their respective legal and financial advisors, that the Conversion Transaction is fair to, and in the best interests of, the Unitholders. The PCMC Board and the PCMC Special Committee each made this determination based upon numerous factors, including the following:

     M the strategic, financial and operational benefits of the Conversion
       Transaction, including the ability to use securities of the Corporation as "acquisition currency" to effect strategic mergers with other timberland owners and the ability to use OP Units to acquire timberlands in tax efficient transactions;

     M the elimination of certain of PCMC's current rights as general partner, including:

       - PCMC's right to receive an increasing percentage of quarterly distributions made by the Partnership when per Unit quarterly distributions exceed the Target Amounts and correspondingly disproportionate decreases should the quarterly distribution level per Unit fall below such Target Amounts (which, together with its 2% ownership interest, entitled PCMC to 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed by the Partnership during the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995);

       - PCMC's right to retain its 2% general partner interest in the Partnership and to receive increased incentive distributions upon any equity issuance by the Partnership without any further capital contribution;

       - PCMC's right to receive incentive distributions upon liquidation of the Partnership equal to 37% of distributable assets after the Partnership has distributed to the Unitholders and the general partner an amount equal to their existing capital account balances (the aforementioned rights referred to herein, collectively, as the "Incentive Rights");

       - PCMC's right to exercise exclusive control over the business and affairs of the Partnership;

     M the intention of the Corporation to continue to make quarterly dividends in amounts consistent with the Partnership's historical policy of making cash distributions to Unitholders at sustainable and increasing levels;

     M the favorable tax regime applicable to REITs, which maintains the advantages of single-layer taxation enjoyed under the current MLP structure with respect to the treatment of taxable income and will result in simplified tax reporting for the Corporation's stockholders, who will receive a Form 1099 for tax reporting purposes, rather than the more complicated partnership Schedule K-1 required for MLPs;

     M the belief that the Conversion Transaction will result in a structure that will permit a broader array of investors (including institutional and tax-exempt investors) to invest in the Corporation than can presently invest in the Partnership, and that the Corporation may be able to raise equity and debt financing on more favorable terms than are currently available to the Partnership; and

     M the potential benefits to be received by the PCMC Partners as part of the Conversion Transaction, described under "Recommendation of the Board; Reasons for the Conversion Transaction -- Potential Alternative of Continuation of the Partnership."

     For a more complete discussion of these factors, see "Recommendation of the PCMC Board; Reasons for the Conversion Transaction."

CONFLICTS OF INTEREST

     In considering the amount and type of consideration to be received by the PCMC Partners as a result of the Conversion Transaction and the PCMC Board's recommendation that the Unitholders approve the Conversion Transaction, Unitholders should be aware that PCMC, the PCMC Board and the PCMC Special Committee were subject to conflicts of interest. See "Risk
Factors -- Transaction Risks -- Conflicts of Interest." Although the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") provides that PCMC can, in its sole discretion, cause the Partnership to enter into a merger agreement (subject to Unitholder approval), to mitigate the effects of these conflicts of interest, the PCMC Board appointed the PCMC Special Committee to negotiate the terms of the Conversion Transaction with the PCMC Partners on behalf of the Unitholders. To assist in fulfilling this responsibility, the PCMC Special Committee was advised by independent legal and financial advisors selected by the PCMC Special Committee.

UNITHOLDERS SHOULD BE ADVISED THAT PCMC BELIEVES IT IS NOT SUBJECT TO A DUTY OF FAIRNESS IN SUBMITTING THE CONVERSION TRANSACTION FOR UNITHOLDER APPROVAL

     The PCMC Board believes that the Conversion Transaction is fair to Unitholders. The PCMC Board utilized the PCMC Special Committee and independent legal and financial advisors to negotiate on behalf of the Unitholders primarily
(i) to mitigate the conflict of interest between PCMC and the Unitholders in determining the appropriate amount of consideration each would receive in the Conversion Transaction (see "Risk Factors -- Transaction Risks -- Conflicts of Interest") and (ii) to assist the PCMC Board in determining whether to recommend approval of the Conversion Transaction to Unitholders. However, in using the PCMC Special Committee and its advisors to negotiate the terms of the Conversion Transaction, PCMC did not intend to undertake, and the disclosures in this Proxy Statement/Prospectus should not be read to create, a voluntary duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders. The Delaware Chancery Court, in dismissing the Action, held that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. The Delaware Chancery Court held that the Partnership Agreement does have such an effect. In particular, the Partnership Agreement gives PCMC the unilateral right to submit the Conversion Transaction to Unitholders in its sole discretion. However, the Partnership Agreement does afford Unitholders with the protection that a two-thirds Unitholder vote is required for approval of the Conversion Transaction.

     Federal securities rules require full and accurate disclosure of the Conversion Transaction, including disclosure regarding the basis for a belief as to the fairness of the Conversion Transaction. The Partnership, PCMC and their respective officers and directors do not disclaim any duties imposed upon them under the Federal securities laws.

     One Delaware court has ruled that misleading disclosure concerning the role of an independent counsel and assurance of fairness can result in the voluntary assumption of a duty to ensure the fairness of the transaction under state law. For this reason, PCMC is affirmatively disclosing that it is assuming no such duty. PCMC's belief that it has not undertaken a voluntary duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders is based upon its understanding of Delaware law and is supported by the decision of the Delaware Chancery Court in dismissing the Action. In its opinion, the Delaware Chancery Court held:

     "Plaintiff asks me to conclude, as a matter of law, that merely because the General Partner appointed a special committee to oversee the transaction, the General Partner thereby imported common law fiduciary duties into its relationship with the unitholders. I cannot agree with this view. Even if the General Partner's aim was to conduct a process in a manner designed to help obtain the support of the unitholders, without misleading affirmative disclosures professing the fairness and independence of the special committee, it would unreasonably distort the Agreement to hold this General Partner to common law fiduciary standards. Plaintiff's asserted theory of voluntary assumption of common law fiduciary duties is actually a potential disclosure claim. As such, it is not ripe and must be dismissed." (A full copy of the Delaware Chancery Court opinion is attached as Annex V to this Proxy Statement/Prospectus.)

     The Plaintiff has filed a notice of appeal of the dismissal of the Action in the Supreme Court of the State of Delaware and it is possible that the Supreme Court could reverse the Chancery Court's finding that no voluntary duty of fairness was created merely by the use of a special committee. In addition, no court has addressed whether the disclosure in this Proxy Statement/Prospectus could be viewed as creating a duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders. Finally, no court has addressed whether PCMC's statement that it has not undertaken such a duty is sufficient disclosure to avoid creating such a duty.

     Unitholders should carefully consider the terms of the Conversion Transaction in assessing the fairness of, and determining whether to vote to approve, the Conversion Transaction.

OPINIONS OF FINANCIAL ADVISORS

     Smith Barney Inc. (now associated with Salomon Brothers Inc and, collectively with Salomon Brothers Inc, doing business as, and hereinafter referred to as "Salomon Smith Barney") has provided certain financial advisory services to the PCMC Special Committee in connection with the Conversion Transaction and has delivered to the PCMC Special Committee a written opinion dated June 5, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by PCMC in the Conversion Transaction (i.e., PCMC's 27% fully-diluted, equity interest in the Corporation (the "Consideration")) was fair, from a financial point of view, to the Unitholders. The full text of the written opinion of Salomon Smith Barney dated June 5, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex III to this Proxy Statement/Prospectus and should be read carefully in its entirety. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE PCMC SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS TO THE UNITHOLDERS OF THE CONSIDERATION TO BE RECEIVED BY PCMC IN THE CONVERSION TRANSACTION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE CONVERSION TRANSACTION OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE AT THE SPECIAL MEETING. See "Opinions of Financial Advisors -- Opinion of the PCMC Special Committee's Financial Advisor."

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has acted as financial advisor to the Partnership in connection with the Conversion Transaction and delivered to the PCMC Board a written opinion dated June 5, 1998 to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits of review, all as set forth in such opinion, the Consideration to be received by PCMC in the Conversion Transaction was fair, from a financial point of view, to the Unitholders. The full text of the written opinion of Merrill Lynch, dated June 5, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex IV to this Proxy Statement/Prospectus and should be read carefully in its entirety. THE OPINION OF MERRILL LYNCH IS ADDRESSED TO THE PCMC BOARD AND ADDRESSES ONLY THE FAIRNESS TO THE UNITHOLDERS OF THE CONSIDERATION TO BE RECEIVED BY PCMC IN THE CONVERSION TRANSACTION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE CONVERSION TRANSACTION OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE AT THE SPECIAL MEETING. See "Opinions of Financial Advisors -- Opinion of the Partnership's Financial Advisor."

CONSEQUENCES IF THE CONVERSION TRANSACTION IS NOT APPROVED

     If the Conversion Transaction is not approved by the Unitholders or if it otherwise is not consummated for any other reason, including because of the Action, the Partnership anticipates continuing to operate its ongoing business in its current form. No other transaction is currently being considered by the Partnership as an alternative to the Conversion Transaction, although the Partnership would likely continue to explore alternatives from time to time.

COMPARISON OF UNITS AND COMMON STOCK

     There are differences between the rights of Unitholders and the rights of holders of Common Stock. For a discussion of these differences, see "Comparison of Rights of Unitholders and Stockholders."

THE UNITHOLDERS' MEETING

  Date, Time and Place of Special Meeting.

     The Unitholders' Meeting will be held on March 22, 1999, at 9:00 a.m. (local time), at the Crowne Plaza Hotel, 1113 Sixth Avenue, Seattle, Washington.

  Record Date; Quorum; Unitholders Entitled to Vote.

     PCMC has fixed the close of business on January 22, 1999 as the record date (the "Record Date") for the determination of Unitholders entitled to notice of, and to vote at, the Unitholders' Meeting. Only Unitholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Unitholders' Meeting. On the Record Date, the Partnership had issued and outstanding 46,323,300 Units. The presence, in person or by proxy, of 66 2/3% of the outstanding Units (of which approximately 4.45% are held by PCMC, Management or their affiliates) shall constitute a quorum for the Unitholders' Meeting.

  Voting and Revocation of Proxies.

     To vote by proxy, a Unitholder must complete, sign, date and deliver the proxy card to Georgeson & Company Inc. before the Unitholders' Meeting. Unless indicated to the contrary on the proxy card, the directions given on the proxy card will be for all of the Units that such Unitholder may vote. If a Unitholder signs and returns a proxy card without giving any directions, the proxy holder will vote such Unitholder's Units for the approval of the Conversion Transaction.

     A Unitholder who has executed and returned a proxy card may revoke it at any time before it is voted by executing and returning a proxy card bearing a later date, by giving written notice of revocation to the Partnership or by attending the Unitholders' Meeting and voting in person.

  Vote Required.

     The affirmative vote of at least 66 2/3% of the outstanding Units (of which approximately 4.45% are held by PCMC, Management or their respective affiliates) is required for approval of the Conversion Transaction. FAILURE TO FORWARD A PROXY OR TO VOTE IN PERSON AT THE UNITHOLDERS' MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL ALL HAVE THE SAME EFFECT AS A VOTE AGAINST THE CONVERSION TRANSACTION. THEREFORE, THE PCMC BOARD AND MANAGEMENT URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY, WITHOUT DELAY, IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     In the event that sufficient votes in favor of the Conversion Transaction are not received by the time scheduled for the Unitholders' Meeting, the persons named as proxies may propose one or more adjournments of the Unitholders' Meeting to permit further solicitation of proxies with respect to the Conversion Transaction. Any such adjournment will require the affirmative vote of a majority of the voting power present or represented by proxy at the Unitholders' Meeting. However, with respect to proxies, only those proxies voted for approval of the Conversion Transaction may be voted for an adjournment.

  Solicitation of Proxies.

     This solicitation is being made by the Partnership. The Partnership will pay the cost of soliciting proxies. The Partnership will reimburse brokerage houses and other nominees for their reasonable expenses of forwarding proxy materials to beneficial holders of Units. The Partnership has retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee of $12,000, plus an additional fee for each incoming or outgoing contact with Unitholders and reimbursement of its out of pocket expenses. In addition, representatives of the Partnership may meet with brokers, research analysts and other members of the investment community to discuss the Conversion Transaction. Representatives of the Partnership may also contact Unitholders in person or by telephone, or arrange meetings with Unitholders to discuss the Conversion Transaction.

  Independent Accountants.

     Representatives of PricewaterhouseCoopers LLP, the Partnership's independent accountants, are expected to be present at the Unitholders' Meeting and will respond to appropriate questions.

NO DISSENTERS' RIGHTS

     Under applicable state law, Unitholders have no appraisal or dissenters' rights with respect to the Conversion Transaction.

ACCOUNTING TREATMENT

     For financial accounting purposes, the Conversion Transaction will be treated as a reorganization of affiliated entities, with assets and liabilities recorded at their historical costs, except for the exchange of PCMC's 2% and 4% minority interest in the Manufacturing Partnership and Marketing, respectively. The exchange of PCMC's minority interests for Common Stock will be accounted for as a purchase in accordance with Accounting Principles Bulletin ("APB") No. 16, "Business Combinations." The costs to the Partnership of the Conversion Transaction are being expensed as incurred.

OTHER MATTERS

     The enclosed form of proxy grants discretionary authority to the persons named to vote on any other matters that may properly come before the Unitholders' Meeting. The Partnership is not aware of any other proposals planned to be made at the Unitholders' Meeting and has no current intention of making any additional proposals.

                         MARKET AND TRADING INFORMATION

     The Units are currently traded on the NYSE under the symbol "PCL." The Partnership's and the Corporation's fiscal year ends on December 31. The NYSE has authorized, upon official notice of issuance, the listing of the Common Stock on the NYSE. The Common Stock has also been approved for listing on the PSE. The trading symbol of the Corporation's Common Stock will continue to be "PCL." The following table sets forth the quarterly high and low sale prices for the Units as reported by the NYSE, as well as the quarterly distributions paid per Unit for the years 1997, 1998, and the first quarter of 1999 through January 27, 1999. In addition, on January 26, 1999, the Partnership publicly announced that a fourth quarter cash distribution of $0.57 per Unit will be paid on February 25, 1999 to Unitholders of record as of February 12, 1999. Following the Effective Time the Units will cease to be listed.

                                                                               DISTRIBUTIONS
                                                                                 PAID PER
                                                              HIGH     LOW         UNIT
                                                              ----     ---     -------------
CALENDAR YEAR 1997
  First quarter.............................................  $29 1/4  $25 7/8    $ 0.55
  Second quarter............................................  $32 1/2  $26 3/4    $ 0.55
  Third quarter.............................................  $36      $31 11/16    $ 0.55
  Fourth quarter............................................  $34 3/8  $28        $ 0.55
CALENDAR YEAR 1998
  First quarter.............................................  $34 7/8  $30        $ 0.57
  Second quarter............................................  $34 1/4  $28 3/16    $ 0.57
  Third quarter.............................................  $31      $24 1/2    $ 0.57
  Fourth quarter............................................  $28 3/4  $25
CALENDAR YEAR 1999
  First quarter (through January 27, 1999)..................  $27 9/16 $26 1/2

     On June 5, 1998, the last trading day prior to the date that the Partnership publicly announced the terms of the Conversion Transaction, the closing sale price for the Units was $30 3/8 per Unit. On January 27, 1999, the closing sale price for the Units was $26 7/8 per Unit.

DISTRIBUTION POLICY

  The Partnership.

     This summary of the distribution provisions under the Partnership Agreement is qualified in its entirety by reference to the more complete discussion of such distributions contained in "Distribution Policy -- The Partnership."

     The Partnership makes distributions to Unitholders and PCMC with respect to each calendar quarter in an amount equal to 100% of its Available Cash (as defined below) from operations for such quarter. Available Cash generally means, with respect to any quarter, the net income of the Partnership for such quarter plus certain non-cash items plus reductions to reserves less certain capital expenditures, principal payments on indebtedness and additions to reserves. PCMC's decisions regarding amounts to be placed in or released from reserves have a direct and significant impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash. PCMC has broad discretion in establishing reserves. The timing and amount of additions and reductions to reserves may affect the amount of incentive distributions payable to PCMC.

     Quarterly distributions by the Partnership of its Available Cash are made 98% to the Unitholders and 2% to PCMC. However, when per Unit quarterly distributions exceed the Target Amounts, PCMC receives, in addition to such 2%, a percentage of such excess increasing to up to 35% of any quarterly distribution above the highest Target Amount ($0.28 1/3 per Unit). The Partnership distributed $0.55 per Unit to Unitholders with respect to each quarter in 1997 and $0.57 per Unit with respect to each of the first three quarters of 1998. Because the distributions with respect to each such quarter were in excess of the Target Amounts, PCMC has received substantially in excess of 2% of the total distributions. With respect to the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995, the Unitholders received 74.5%, 75.0%, 76.2% and 76.7%, and PCMC received 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed. The Partnership has made quarterly distributions in excess of a Target Amount since September 30, 1989, and has made quarterly distributions in excess of the highest Target Amount in respect of every quarter since the second quarter of 1992. At present, PCMC is entitled to receive, in addition to distributions with respect to its 2% ownership interest, incentive distributions at the highest marginal rate of 35% of incremental increases in quarterly distributions. Conversely, if quarterly distributions were to be reduced below current levels but above the highest Target Amount of $0.28 1/3 per Unit, PCMC's general partner interest would bear 37% of the aggregate amount of the reduction. Furthermore, for decreases in quarterly distributions to levels between $0.28 1/3 per Unit and $0.21 2/3 per Unit, PCMC's general partner interest would bear between 32% and 12% of the reduction, while decreases in quarterly distributions to levels below $0.21 2/3 per Unit would be allocated 2% to PCMC's general partner interest and 98% to the Unitholders. The Partnership has been able to increase and maintain its current level of distributions notwithstanding a reduction in its level of profitability during the past four quarters. Although Management believes that the current distribution level is sustainable notwithstanding the anticipated continued adverse impact of current economic conditions on the Partnership's business, there can be no assurance that current distribution levels will be maintained.

     In connection with a dissolution and liquidation of the Partnership, the proceeds of such liquidation would be applied, first, in accordance with the provisions of the Partnership Agreement and applicable law, to the payment of creditors of the Partnership in order of priority provided by law, second, to the creation of a reserve for contingent liabilities in any amount determined by the liquidator and, thereafter, any remaining proceeds (or assets in kind) would be distributed to Unitholders and PCMC. Generally, upon a liquidation of the Partnership, PCMC would receive 37% of distributable assets after the Partnership has distributed to the Unitholders and PCMC an amount equal to their existing capital account balances.

  The Corporation.

     It is anticipated that the REIT Board will make quarterly dividends consistent with the Partnership's historical policy of making cash distributions to Unitholders at sustainable and increasing levels. Nevertheless, the REIT Board, in its sole discretion, will determine the actual dividend rate based on the Corporation's results of operations, cash flow and capital requirements, economic conditions, tax considerations (including those related to maintaining REIT status) and other factors. In addition, unlike most existing REITs, the Corporation anticipates that its operations will generate capital gains and net ordinary losses, which is expected to result in an overall net capital gain. This is because the sale of timber pursuant to stumpage contracts results in the recognition of capital gain under the Code. The Code does not require that REITs distribute capital gain income, unlike ordinary income such as rents. Accordingly, the Corporation does not anticipate that the requirement that a REIT distribute 95% of its net taxable income (excluding net capital gains) will require the Corporation to distribute any material amounts of cash to remain qualified as a REIT.

     As a result of the Conversion Transaction, PCMC's ownership in the Partnership and its subsidiaries, including its 2% general partner interest in the Partnership and the related Incentive Rights, will be converted into a 27% aggregate equity interest in the Corporation which, unlike the current Incentive Rights, will entitle the PCMC Partners to a fixed percentage of distributions regardless of the amount of distributions paid. See "Summary of the Conversion Agreement and the Merger Agreements."

SUMMARY OF THE TAX CONSIDERATIONS OF THE CONVERSION TRANSACTION

     The Conversion Transaction has been structured in a manner intended to be tax-free to Unitholders and, based on the information available to the Partnership, the Partnership believes that Unitholders will not recognize taxable gain or loss as a result of the Conversion Transaction. See "Material Federal Income Tax Consequences."

COMPARISON OF PAYMENTS TO PCMC AND MANAGEMENT

     The following tables set forth the actual amounts paid to PCMC and Management as distributions and as reimbursements for the last three fiscal years and the most recently ended interim period and the amounts that would have been paid if the Conversion Transaction had been in effect during such periods. The amounts set forth in these tables reflect distributions in the period in which they were actually paid. The distribution amounts set forth elsewhere in this Proxy Statement/Prospectus reflect distributions in the period with respect to which they were declared.

    DISTRIBUTIONS AND COMPENSATION PAYABLE TO PCMC AND MANAGEMENT UNDER MLP
                                   STRUCTURE
                                 (IN THOUSANDS)

                                                                            OTHER REIMBURSEMENTS
                                                                              TO PCMC FOR THE      TOTAL DISTRIBUTIONS
                                         ACTUAL CASH      COMPENSATION TO     ACTUAL COSTS OF       AND COMPENSATION
                                       DISTRIBUTIONS TO    MANAGEMENT OF       ADMINISTERING         PAYABLE TO PCMC
                YEAR                         PCMC             PCMC(1)         THE BUSINESS(2)        AND MANAGEMENT
                ----                   ----------------   ---------------   --------------------   -------------------
Nine Months ended September 30,
  1998...............................      $26,616            $3,312               $4,611                $34,539
1997.................................      $32,948            $3,542               $4,660                $41,150
1996.................................      $25,985            $2,780               $4,410                $33,175
1995.................................      $22,685            $2,482               $4,373                $29,540

     DISTRIBUTIONS AND COMPENSATION PAYABLE TO PCMC AND MANAGEMENT ASSUMING
                             CONVERSION TRANSACTION
                                 (IN THOUSANDS)

                         AMOUNT OF DIVIDENDS
                             THAT WOULD                               OTHER
                          HAVE BEEN PAID TO     COMPENSATION      REIMBURSEMENTS        DIVIDENDS THAT
                             PCMC IF THE       THAT WOULD HAVE     TO PCMC FOR         WOULD HAVE BEEN       TOTAL DISTRIBUTIONS
                             CONVERSION         BEEN PAID TO     THE ACTUAL COST           PAID TO            AND COMPENSATION
                           TRANSACTION HAD      MANAGEMENT OF    OF ADMINISTERING      MANAGEMENT FROM         PAYABLE TO PCMC
         YEAR             BEEN IN EFFECT(3)        PCMC(1)       THE BUSINESS(2)    OPERATING SUBSIDIARIES     AND MANAGEMENT
         ----            -------------------   ---------------   ----------------   ----------------------   -------------------
Nine Months ended
  September 30, 1998...        $27,437             $3,312             $4,611                 $ --                  $35,360
1997...................        $34,814             $3,542             $4,660                 $113                  $43,129
1996...................        $29,484             $2,780             $4,410                 $ --                  $36,674
1995...................        $26,957             $2,482             $4,373                 $ 21                  $33,833

---------------
(1) Although under no obligation to do so, PCMC elected to fund all management incentive plan bonuses for the nine months ended September 30, 1998 and the fiscal years 1997, 1996 and 1995, which totalled $1,655, $1,291, $1,174, and
    $1,025 respectively. Following the Conversion Transaction, the Corporation will pay any management incentive bonuses.

(2) This column includes (i) reimbursements to PCMC for compensation paid by PCMC to non-officer employees of the Partnership and (ii) director fees paid to the directors of Corp I, which fees totalled $204, $221, $268 and $272 for the nine months ended September 30, 1998 and the fiscal years ended 1997, 1996 and 1995, respectively.

(3) In calculating these amounts, historical total distributions were reduced $3,284, $4,065 and $916 for the nine months ended September 30, 1998 and the fiscal years 1997 and 1996, respectively, to eliminate payments made to PCMC that were related solely to the Partnership's public offering of 5.7 million Units in 1996. This was necessary because, under the MLP structure, PCMC receives increased incentive distributions upon any equity issuance by the Partnership. Distributions were then allocated 73% to the Unitholders and 27% to PCMC to reflect the Conversion Transaction.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth, for the periods and at the dates indicated, summary combined historical financial data for the Partnership, and summary unaudited pro forma condensed consolidated financial data for the Corporation after giving effect to the Conversion Transaction. The summary combined historical financial data for each of the five years in the period ending December 31, 1997 are derived from and should be read in conjunction with the audited financial statements included elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. The related combined historical financial data for the nine month period ended September 30, 1998 is derived from the historical unaudited combined financial statements of the Partnership incorporated herein by reference which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim period. Interim results may not be indicative of results that may be expected for any other interim period or for the year as a whole. The summary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the pro forma financial information contained elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements." The pro forma results of operations are not necessarily indicative of results of operations that will occur in the future following consummation of the Conversion Transaction.

                                                                                                           FOR THE NINE MONTHS
                                                   FOR THE YEAR ENDED DECEMBER 31,                         ENDED SEPTEMBER 30,
                                 --------------------------------------------------------------------    -----------------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)
                                                                                            PRO FORMA                 PRO FORMA
                                 1993(1)      1994       1995      1996(2)        1997        1997          1998         1998
                                 --------   --------   --------   ----------   ----------   ---------    ----------   ----------
INCOME STATEMENT DATA:
  Revenues.....................  $501,006   $578,657   $585,074   $  633,741   $  725,571   $234,184(3)  $  510,600   $  164,135(3)
  Distributions................    61,164     81,790     99,840      110,116      133,007         --        104,903           --
  Net Income...................    91,444    112,212    110,731      223,599      111,696    108,031         53,453       59,017
  Net Income per
    Unit/Share(5)..............      1.92       2.36       2.17         4.71         1.72       1.70           0.61         0.93
BALANCE SHEET DATA
(AT PERIOD END):
  Cash and Cash Equivalents....  $ 34,025   $ 60,942   $ 87,604   $  123,892   $  135,381         --     $  127,629   $  126,512
  Total Assets.................   818,754    826,220    826,086    1,336,434    1,300,897         --      1,283,856    1,082,011(4)
  Long Term Debt...............   544,400    531,400    517,300      763,400      745,000         --        765,600      627,850(4)
  Total Liabilities............   623,987    603,243    592,218      844,786      830,560         --        864,967      659,815
  Partners'
    Capital/Stockholders'
    Equity(6)..................   192,555    222,977    233,868      491,648      470,337         --        418,889      422,196
  Book Value per
    Unit/Share(7)..............      4.74       5.49       5.76        10.63        10.15         --           9.04         6.65
OTHER DATA:
  Ratio of Earnings to Fixed
    Charges....................      3.49       3.39       3.38         5.49         2.85       2.78           2.18         2.29
  Cash Provided by (Used for)
    Operations.................  $115,341   $155,115   $165,214   $  171,948   $  189,976   $164,273     $  126,667   $  104,826
  Net Increase (Decrease) in
    Cash and Cash
    Equivalents................   (35,557)    26,917     26,662       36,288       11,489      9,834         (7,752)      (4,824)
  Cash Distributions Declared
    per Unit...................      1.38       1.67       1.96         2.02         2.20         --           1.71           --

---------------
(1) On August 30, 1993, the Partnership redeemed 100% of the Deferred Participation Interests ("DPIs") for $63.0 million. Results subsequent to 1993 include the impact of the Partnerships' acquisition of 865,000 acres of timberland in Montana, which was effected in November 1993.

(2) Included in 1996 results of operations was a gain of $105.7 million related to the sale of 107,000 acres of timberland in northeast Washington and northern Idaho (the "Newport Asset Sale"). Results include the impact of the acquisition of 538,000 acres of timberland and related assets in Louisiana and Arkansas from October 19, 1996 (the "Riverwood Acquisition") and the Newport Asset Sale from October 12, 1996.

(3) Reflects the reduction of revenues related to the manufacturing operations that will be transferred to the Corporate Subsidiaries. Pro forma revenues including the Corporate Subsidiaries' operations as if consolidated with the Corporation for financial reporting purposes would be $725,571 and $510,600 as of December 31, 1997 and September 30, 1998, respectively.

(4) Reflects the transfer of certain assets and liabilities related to the manufacturing and harvesting operations that will be transferred to the Corporate Subsidiaries. Pro forma total assets and long-term debt including the Corporate Subsidiaries as if consolidated with the Corporation for financial reporting purposes would be $1,293,780 and $772,750, respectively.

(5) The weighted average number of Units outstanding for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine month period ended September 30, 1998 were 43,084,327, 40,608,300, 40,608,300, 41,619,803,
    46,323,300 and 46,323,300, respectively. The pro forma weighted average number of shares outstanding for both the year ended December 31, 1997 and the nine month period ended September 30, 1998 was 63,456,575.

(6) The Partnership issued 5.7 million Units during 1996 for net proceeds of $144.3 million.

(7) The number of Units outstanding as of the end of the periods December 31, 1993, 1994, 1995, 1996, 1997 and September 30, 1998 were 40,608,300,
    40,608,300, 40,608,300, 46,323,300, 46,323,300 and 46,323,300, respectively.
    The pro forma number of shares outstanding as of the end of the period September 30, 1998 was 63,456,575.

                                  RISK FACTORS

     Unitholders should carefully consider the following risk factors, as well as the other information set forth or incorporated by reference in this Proxy Statement/Prospectus, before voting on the Conversion Transaction.

TRANSACTION RISKS

  Conflicts of Interest.

     The PCMC Board and PCMC have a duty to manage Corp I and the Partnership in the best interests of their stockholders and partners, on the one hand, and the Unitholders on the other hand. The duties of the directors of Corp I and PCMC to the Partnership and the Unitholders, therefore, conflict with their duties to their stockholders and partners. This conflict of interest arises in the context of the Conversion Transaction because the PCMC Partners will receive equity interests in the Corporation and control rights as set forth in the Conversion Agreement.

     The PCMC Board appointed the PCMC Special Committee to negotiate on behalf of the Unitholders the consideration to be received by the PCMC Partners in the Conversion Transaction. Although the PCMC Special Committee is comprised of directors from the PCMC Board who owe fiduciary duties both to the Unitholders and to such stockholders, the PCMC Special Committee was charged by the PCMC Board with the responsibility to negotiate solely on behalf of the Unitholders in order to mitigate the conflict of interest between the PCMC Board as a whole and the Unitholders. The Partnership Agreement provides that PCMC can, in its sole discretion, cause the Partnership to enter into any merger agreement (subject to Unitholder approval). PCMC was free to accept or reject the terms on which the PCMC Special Committee was willing to proceed. The consideration to be received by the PCMC Partners for PCMC's general partner interest in the Partnership, as well as PCMC's 2% and 4% interests in the Manufacturing Partnership and Marketing, respectively, and the terms of the Conversion Agreement negotiated by PCMC and the PCMC Special Committee, therefore, may not necessarily be those that would have been obtained had the Unitholders directly negotiated the terms of the Conversion Transaction on their own behalf.

     In addition to the appointment of the PCMC Special Committee, the PCMC Board retained Merrill Lynch and the PCMC Special Committee retained Salomon Smith Barney to evaluate, from a financial point of view, the Consideration to be received in the Conversion Transaction by PCMC and to provide an opinion to the PCMC Board and the PCMC Special Committee, respectively, as to the fairness of the Consideration, from a financial point of view, to the Unitholders.

 PCMC Believes it is not Subject to a Duty of Fairness in Submitting the Conversion Transaction for Unitholder Approval.

     The PCMC Board believes that the Conversion Transaction is fair to Unitholders. The PCMC Board utilized the PCMC Special Committee and independent legal and financial advisors to negotiate on behalf of the Unitholders primarily
(i) to mitigate the conflict of interest between PCMC and the Unitholders in determining the appropriate amount of consideration each would receive in the Conversion Transaction (see "Risk Factors -- Transaction Risks -- Conflicts of Interest") and (ii) to assist the PCMC Board in determining whether to recommend approval of the Conversion Transaction to Unitholders. However, in using the PCMC Special Committee and its advisors to negotiate the terms of the Conversion Transaction, PCMC did not intend to undertake, and the disclosures in this Proxy Statement/Prospectus should not be read to create, a voluntary duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders. The Delaware Chancery Court, in dismissing the Action, held that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. The Delaware Chancery Court held that the Partnership Agreement does have such an effect. In particular, the Partnership Agreement gives PCMC the unilateral right to submit the Conversion Transaction to Unitholders in its sole discretion. However, the Partnership Agreement does afford Unitholders with the protection that a two-thirds Unitholder vote is required for approval of the Conversion Transaction.

     Federal securities rules require full and accurate disclosure of the Conversion Transaction, including disclosure regarding the basis for a belief as to the fairness of the Conversion Transaction. The Partnership,

PCMC and their respective officers and directors do not disclaim any duties imposed upon them under the Federal securities laws.

     One Delaware court has ruled that misleading disclosure concerning the role of an independent counsel and assurance of fairness can result in the voluntary assumption of a duty to ensure the fairness of the transaction under state law. For this reason, PCMC is affirmatively disclosing that it is assuming no such duty. PCMC's belief that it has not undertaken a voluntary duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders is based upon its understanding of Delaware law and is supported by the decision of the Delaware Chancery Court in dismissing the Action. In its opinion, the Delaware Chancery Court held:

     "Plaintiff asks me to conclude, as a matter of law, that merely because the General Partner appointed a special committee to oversee the transaction, the General Partner thereby imported common law fiduciary duties into its relationship with the unitholders. I cannot agree with this view. Even if the General Partner's aim was to conduct a process in a manner designed to help obtain the support of the unitholders, without misleading affirmative disclosures professing the fairness and independence of the special committee, it would unreasonably distort the Agreement to hold this General Partner to common law fiduciary standards. Plaintiff's asserted theory of voluntary assumption of common law fiduciary duties is actually a potential disclosure claim. As such, it is not ripe and must be dismissed." (A full copy of the Delaware Chancery Court opinion is attached as Annex V to this Proxy Statement/Prospectus.)

     The Plaintiff has filed a notice of appeal of the dismissal of the Action in the Supreme Court of the State of Delaware and it is possible that the Supreme Court could reverse the Chancery Court's finding that no voluntary duty of fairness was created merely by the use of a special committee. In addition, no court has addressed whether the disclosure in this Proxy Statement/Prospectus could be viewed as creating a duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders. Finally, no court has addressed whether PCMC's statement that it has not undertaken such a duty is sufficient disclosure to avoid creating such a duty.

     Unitholders should carefully consider the terms of the Conversion Transaction in assessing the fairness of, and determining whether to vote to approve, the Conversion Transaction.

  Benefits to the PCMC Partners.

     Distribution Rights.

     Quarterly distributions by the Partnership of its Available Cash are made 98% to the Unitholders and 2% to PCMC. However, when per Unit quarterly distributions exceed the Target Amounts, PCMC receives, in addition to such 2%, a percentage of such excess increasing to up to 35% of any quarterly distribution above the highest Target Amount ($0.28 1/3 per Unit). The Partnership distributed $0.55 per Unit to Unitholders with respect to each quarter in 1997 and $0.57 per Unit with respect to each of the first three quarters of 1998. Because the distributions with respect to each such quarter were in excess of the Target Amounts, PCMC has received substantially in excess of 2% of the total distributions. With respect to the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995, the Unitholders received 74.5%, 75.0%, 76.2% and 76.7%, and PCMC received 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed. The Partnership has made quarterly distributions in excess of a Target Amount since September 30, 1989, and has made quarterly distributions in excess of the highest Target Amount in respect of every quarter since the second quarter of 1992. At present, PCMC is entitled to receive, in addition to distributions with respect to its 2% ownership interest, incentive distributions at the highest marginal rate of 35% of incremental increases in quarterly distributions. Conversely, if quarterly distributions were to be reduced below current levels but above the highest Target Amount of $0.28 1/3 per Unit, PCMC's general partner interest would bear 37% of the aggregate amount of the reduction. Furthermore, for decreases in quarterly distributions to levels between $0.28 1/3 per Unit and $0.21 2/3 per Unit, PCMC's general partner interest would bear between 32% and 12% of the reduction, while decreases in quarterly distribution to levels below
$0.21 2/3 per Unit would be allocated 2% to PCMC's general partner interest and 98% to the Unitholders.

     The Conversion Transaction will result in PCMC converting its 2% general partner interest, including its Incentive Rights (which presently entitle PCMC to 25.5% of Partnership distributions) and its right to exercise exclusive control over the business and affairs of the Partnership in exchange for a 27% equity interest and special voting and board nomination rights in the Corporation which are not available to Unitholders. In particular, as a result of the Conversion Transaction, the PCMC Partners will receive Common Stock and Special Voting Stock representing, in the aggregate, an approximation of the net present value of (i) PCMC's general partner interest in the Partnership, given an assumed stream of incentive distributions otherwise payable with respect to the Incentive Rights (the amount of which is contingent upon the reserves set aside by PCMC, in its sole discretion), (ii) the control and other rights otherwise inuring to PCMC over a period of years pursuant to the Partnership Agreement and (iii) PCMC's 2% and 4% interests in the Manufacturing Partnership and Marketing, respectively.

     Under the MLP structure, the Incentive Rights would cause the percentage of distributions payable to PCMC to decrease if the per Unit dollar amount of quarterly distributions decreases. The conversion of PCMC's ownership in the Partnership and its subsidiaries, including its 2% general partner interest in the Partnership and the related Incentive Rights, into a 27% aggregate equity interest in the Corporation will, unlike PCMC's current incentive distribution rights, entitle the PCMC Partners to a fixed percentage of distributions even if distributions were decreased. In addition, the amount of distributions which would have been payable to PCMC during the last three fiscal years and the nine months ended September 30, 1998 would have been greater during such periods than the amount actually received by PCMC under the MLP structure, since the 27% consideration reflects the current distribution sharing ratio and the relinquishment of future Incentive Rights, which were not reflected in actual cash distributions in those prior periods. See "Allocation of the Corporation's Equity Securities Among the Unitholders and PCMC." Finally, Unitholders should be aware that the Partnership's earnings and earnings per Unit for the quarter and year ended December 31, 1998 were each lower than the corresponding periods in 1997. See "Summary -- Recent Developments -- Results of the Quarter and Year Ended December 31, 1998." Despite this decline in earnings and the anticipated continued adverse impact of current economic conditions on the Partnership's business, Management anticipates that the current quarterly cash distribution level is sustainable; however, future distribution levels by the Partnership and, following the Conversion Transaction, future dividends by the Corporation will depend on results of operations, cash flow and capital requirements, economic conditions and other factors. See "-- Risks Inherent in the Partnership's and the Corporation's Ongoing Business -- Cash Distributions Are Not Guaranteed and May Fluctuate."

     Special Voting and Board Nomination Rights.

     Under the MLP structure, PCMC exercises exclusive control over the activities of the Partnership. Unitholders have no right to elect PCMC on an annual or other continuing basis, although PCMC may be removed upon a vote of at least 66 2/3% of the outstanding Units (subject to appraisal of and payment for the general partner interest, including related incentive distribution rights). Following the Conversion Transaction, the PCMC Partners could be deemed to have initial, effective control over the Corporation due to the special voting and board nomination rights they will receive as part of the Conversion Transaction. So long as the Principals retain beneficial ownership of at least five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution): (i) the Principals will have the right to designate, for nomination purposes only, a sufficient number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute a majority of the REIT Board and
(ii) the PCMC Partners will have the right to vote the Special Voting Stock they hold, in a separate class vote, on certain matters required to be submitted for stockholder approval, including amendments to the Charter, issuances of more than 20% of the outstanding Common Stock for non-cash consideration, dissolution of the Corporation, mergers involving the Corporation and the sale of all or substantially all of the assets of the Corporation, as well as amendments to the Corporation's Bylaws that are proposed by the stockholders of the Corporation.

     The shares of Special Voting Stock received by the PCMC Partners will be converted into an equal number of shares of Common Stock at the option of the holder or automatically upon transfer of such shares to persons unaffiliated with the Principals. The Special Voting Stock will be entitled to the same dividends as are paid on the Common Stock. If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or shares of Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution), all outstanding shares of Special Voting Stock will automatically convert into Common Stock, thereby eliminating the PCMC Partners' separate class voting rights.

     If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, in the aggregate, but is greater than three million shares of Common Stock (subject to customary adjustment to avoid dilution), the Principals will have the right to designate, for nomination purposes only, the number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute two members of the REIT Board. If such beneficial ownership drops below three million shares of Common Stock (subject to customary adjustment to avoid dilution), the Principals will lose their contractual right to designate any of the Corporation's slate of nominees. See "Summary of the Conversion Agreement and the Merger Agreements -- Certain Special Voting and Board Nomination Rights."

     Other Benefits.

     The PCMC Partners will receive a further benefit from the Conversion Transaction that is not shared by Unitholders in that, because PCMC will cease to be the general partner of the Partnership, it will no longer be liable for obligations and liabilities of the Partnership which the Partnership is not otherwise able to satisfy. If the Conversion Transaction is consummated, the PCMC Partners will be stockholders of the Corporation and, as such, will not have liability for the debts and obligations of the Corporation. As part of the Conversion Transaction, the Management Incentive Plan of PCMC, the costs of which had been borne by PCMC, will be transferred to, and assumed by, the Corporation.

     The PCMC Partners may also be deemed to receive a benefit from the Conversion Transaction in that, following the Conversion Transaction, the PCMC Partners will own shares of Common Stock in the Corporation which, subject to certain Securities Act restrictions (see "Resale of Securities"), may be sold in various quantities and without approval of the Corporation's stockholders. Under the MLP structure, PCMC may only transfer all, and not less than all, of its general partner interest to a single transferee, and only if (i) among other things, the holders of at least 66 2/3% of the outstanding Units (excluding Units owned by PCMC and its affiliates) approve of such transfer and of the admission of such transferee as general partner or (ii) such transfer is effectuated through a merger or transfer of all or substantially all of its assets provided that the PCMC Partners are currently permitted to transfer interests in PCMC without Unitholder approval.

     Also as part of the Conversion Transaction, and in connection with the creation of the Corporate Subsidiaries, it is presently intended that Rick R. Holley, Charles P. Grenier, William R. Brown, Michael J. Covey, Lindsay G. Crawford, Barbara L. Crowe, Diane M. Irvine and James A. Kraft, members of Management, will purchase all of the voting common stock of the Corporate Subsidiaries, representing 1% of the outstanding common stock of the Corporate Subsidiaries, for an aggregate purchase price of approximately $1.4 million. The Partnership has also formulated an alternative structure with respect to such ownership of the Corporate Subsidiaries (which is described under "Summary of the Conversion Agreement and the Merger Agreements -- The Corporate Subsidiary Formation"); however, the consideration paid by members of Management under this alternative would not change because the common stock purchased by members of Management under either scenario is expected to have the same aggregate value. The value ascribed to the voting common stock of the Corporate Subsidiaries to be purchased by members of Management was based on an internally prepared valuation of the Corporate Subsidiaries' assets. In reaching its determination, Management considered a number of valuation methodologies including discounted cash flow analysis, insurance replacement cost and book value. The discounted cash flow analysis was selected as the best estimate of value and approximated the mean of the two alternative valuations. This value represents the present value of internally prepared estimates of (i) future cash flows from the Corporate Subsidiaries over a nine-year projection period and (ii) a terminal value at the end of the projection period, utilizing an 11% discount rate. Annual net cash flows during the projection period ranged from $35 to $62 million depending on assumed business conditions and required capital spending for each year. The Corporate Subsidiaries' projected cash flows did not assume the consummation of any acquisitions of additional conversion facilities. The discounted cash flow analysis described under "Background of the Conversion Transaction" likewise did not include any assumptions that additional conversion facilities would be acquired. Accordingly, the Corporate Subsidiaries' assets were valued at $377 million with an equity value (net of the market value of assumed liabilities) of approximately $140 million. In comparison, the book value of the Corporate Subsidiaries' assets is $276 million and the insured replacement value is $487 million. These asset values reflect the estimated value of the Corporate Subsidiaries' property, plant and equipment, plus the book value of its other assets as of September 30, 1998.

     The actual purchase price of common stock of the Corporate Subsidiaries may vary depending upon the level of debt that is transferred to the Corporate Subsidiaries in connection with the transfer of the manufacturing assets. See
Note 2(b) of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. With this voting common stock, these members of Management will have the exclusive right to vote on the election of directors of such subsidiaries or any other transaction for which stockholders of the Corporate Subsidiaries may otherwise be given the right to vote pursuant to applicable law. The purchase price paid by these members of Management for this voting common stock will be financed by loans from the Operating Partnership (the "Corporate Loans"). The Corporate Loans will be in the form of promissory notes with a maximum term of ten (10) years, but will be payable upon demand by the Corporation at any time. The Corporate Loans will have an interest rate of approximately 7.5%, payable annually, and will require that dividends with respect to the stock of the Corporate Subsidiaries be used to pay principal and interest on the Corporate Loans.

  Unitholder Litigation.

     On September 11, 1998, the Plaintiff (described under "Summary -- Recent Developments") filed the Action against the Plum Creek Defendants, alleging, among other things, that the PCMC Partners' receipt of a 27% equity interest in the Corporation violates PCMC's and Corp I's fiduciary duties to the Unitholders. On November 17, 1998, the Plaintiff filed an amended complaint which also challenged the PCMC Partners' receipt of certain special voting and board nomination rights. On December 17 1998, the Delaware Court of Chancery granted the Plum Creek Defendants' motion to dismiss. On January 11, 1999, the Plaintiff filed a notice of appeal in the Supreme Court of the State of Delaware with respect to the Action. The Plum Creek Defendants intend to continue to vigorously defend themselves in connection with this appeal.

     PCMC's decision to proceed with the Conversion Transaction is in the sole discretion of PCMC, subject to receipt of the requisite Unitholders' approval and satisfaction of the other conditions precedent in the Conversion Agreement. PCMC currently expects to delay the consummation of the Conversion Transaction until the Action, including the appeal and any additional claims that may be brought, is fully resolved to PCMC's satisfaction. Accordingly, there can be no assurance as to whether the Conversion Transaction will be consummated or, if consummated, the timing of such consummation.

  Absence of Dissenters' Rights.

     Under applicable law and the Partnership Agreement, Unitholders will have no appraisal or dissenters' rights in connection with the Merger, nor will such rights be voluntarily accorded to the Unitholders by the Corporation. Consequently, all Unitholders will be bound by the vote of Unitholders owning at least 66 2/3% of the outstanding Units. Unitholders who do not wish to own Common Stock must either sell their Units prior to the consummation of the Merger or sell their Common Stock subsequent thereto.

  Certain Charter Provisions May Limit a Change in Control.

     Organizational Document Provisions. Certain provisions of the Charter, more fully described below, may have the effect of discouraging a third party from making an acquisition proposal for the Corporation and may thereby inhibit a change in control of the Corporation. In order for the Corporation to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving the Corporation's REIT qualification, the Charter prohibits ownership either directly or under the applicable attribution rules of the Code of more than 5% of the lesser of the total number of shares of Common Stock outstanding or the value of the outstanding shares of Common Stock by any stockholder (other than by the Principals), subject to certain exceptions (the "Ownership Limit"). The Ownership Limit may have the effect of discouraging an acquisition of control of the Corporation without the approval of the REIT Board. Finally, pursuant to the terms of the Conversion Agreement, under certain circumstances, the PCMC Partners will have the right to vote the Special Voting Stock it holds, as a separate class, on certain transactions involving the Corporation, including amendments to the Charter, issuances of more than 20% of the outstanding Common Stock for non-cash consideration, dissolution of the Corporation, mergers involving the Corporation and the sale of all or substantially all of the assets of the Corporation, as well as amendments to the Corporation's Bylaws proposed by the stockholders of the Corporation.

     Staggered Board. The REIT Board will be divided into three classes. The terms of the first, second and third classes will expire in 2000, 2001 and 2002, respectively. Directors of each class will be elected for a three-year term upon the expiration of the initial term of each class. The staggered terms for directors may affect the stockholders' ability to effect a change in control of the Corporation even if a change in control were in the stockholders' best interests.

     Preferred Stock. The Charter authorizes the REIT Board to issue up to 75 million shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and to establish the preferences and rights, including the right to elect additional directors under terms specified in the preferred stock preferences, of any such shares issued. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Corporation even if a change in control were in the stockholders' best interests.

     Restrictions on Transfer. The Ownership Limit provided in the Charter may restrict the transfer of Common Stock. For example, if any purported transfer of Common Stock would (i) result in any person owning, directly or indirectly, Common Stock in excess of the Ownership Limit, (ii) result in the Common Stock being owned by fewer than 100 persons, or (iii) result in the Corporation being "closely held" (as defined in the Code), the Common Stock purportedly transferred will be designated as "Excess Stock" and transferred automatically to a trust effective on the day before the purported transfer of such Common Stock. These transfer restrictions, however, allow the Principals to beneficially own up to 27%, in the aggregate, of the outstanding Common Stock, which exception will be permanently reduced in accordance with any reduction in its proportional beneficial ownership from sales of shares of Common Stock and Special Voting Stock by the Principals and their affiliates or new issuances of Common Stock by the Corporation. See "Description of Capital Stock -- Ownership Limit."

  Acquisition Strategy.

     The Corporation intends to continue to pursue its disciplined acquisition strategy, which has resulted in the addition of approximately 2.3 million acres of Timberland over the past five years, as one means of increasing the value of the Corporation's assets and per share cash dividends. The Corporation cannot predict whether it will be successful in consummating any additional acquisitions or what the consequences of any such acquisitions would be. Moreover, there can be no assurance that general economic or industry conditions will be conducive to the Corporation's acquisition strategy or that the Corporation will be able to identify and acquire any such assets or businesses on economically acceptable terms. Neither the Partnership nor the Corporation has any commitments to acquire or dispose of any material assets.

     The Corporation's acquisition strategy involves numerous risks, including difficulties inherent in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. Acquisitions by the Corporation also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, the Corporation may be required to secure additional financing. There is no assurance that such additional financing will be available to the Corporation on acceptable terms.

  Substitution of Trading of Common Stock for Units.

     The NYSE has authorized, upon official notice of issuance, the listing of the Common Stock on the NYSE. The Common Stock has also been approved for listing on the PSE. There can be no assurance given, however, that the market price of the Common Stock will initially or thereafter equal the market price of the Units. As a result, the value of the stockholders' investment in the Corporation following the Conversion Transaction could be lower than the value of their investment in the Partnership prior to the Conversion Transaction.

  Shares Eligible for Future Sale; Future Dilution.

     The Charter has authorized 300 million shares of Common Stock for issuance. 62,822,009 shares will be outstanding upon consummation of the Conversion Transaction and 634,566 shares will be issuable upon conversion of shares of Special Voting Stock outstanding immediately following consummation of the Conversion Transaction. The Charter has also authorized the issuance of up to 75 million shares of Preferred Stock with such rights and preferences as the REIT Board may determine from time to time. In addition, because the Corporation may issue additional shares of Common Stock or securities convertible into or exchangeable for Common Stock (e.g., Special Voting Stock and OP Units) after the Conversion Transaction from time to time in order to facilitate the Corporation's ongoing growth strategy, the holders of Common Stock may experience dilution in their percentage interest in the Corporation, generally without any requirement of stockholder approval.

  Risks of Investment in the Corporation May be Different than Typical REIT Investments.

     Risks to Investors in the Corporation may differ from those applicable to REITs focused on other types of real property. The Corporation will be one of the first publicly traded REITs to be primarily dedicated to the ownership of timberlands. See "-- Risks Inherent in the Partnership's and the Corporation's Business."

     In addition, the tax considerations applicable to an investment in the Corporation are different than those applicable to most existing REITs. The Corporation anticipates that its operations will generate capital gains and net ordinary losses, resulting in an overall net capital gain. Although the Corporation does not anticipate that the requirement that a REIT distribute 95% of its net taxable income (excluding net capital gains) will require the Corporation to distribute any material amounts of cash to remain qualified as a REIT, the Corporation does not intend to change the historical distribution policy of the Partnership. Since the Corporation will be one of the first publicly traded REITs primarily dedicated to the ownership of timberlands, it is possible that the Internal Revenue Service (the "Service") may challenge the Corporation's qualification as a REIT or attempt to recharacterize the nature of the Corporation's income for Federal income tax purposes.

  REIT Qualification.

     Under Federal income tax law, if certain detailed conditions imposed by the Code and the income tax regulations that have been promulgated under the Code (the "Treasury Regulations") are satisfied, an entity that invests principally in real estate and that would otherwise be subject to tax as a corporation may elect to be treated as a REIT for Federal income tax purposes. These conditions relate, in part, to the nature of the entity's assets and income. If the Corporation qualifies to be subject to taxation as a REIT, it will generally not be subject to Federal corporate income tax on its taxable income that is distributed to stockholders annually. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.

     The Corporation intends to elect to be treated for tax purposes as, and to operate so as to qualify as, a REIT under sections 856 through 860 of the Code, commencing with its taxable year ending on December 31, 1999. No assurance can be given that the Corporation will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Corporation's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification. See "-- Other Tax Risks" and "Material Federal Income Tax Consequences."

     Timber REITs and their activities present issues under Federal income tax law, including characterization for purposes of the REIT gross income tests of the income derived from the sale of standing timber pursuant to a contract that qualifies for special treatment under section 631(b) of the Code. If the income the Corporation derives from the Stumpage Contracts were to be treated as other than qualifying income for purposes of the REIT gross income tests, the Corporation would not qualify as a REIT. See "Material Federal Income Tax Consequences."

     The Corporation has received a written legal opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, commencing with the Corporation's taxable year ending on December 31, 1999, the Corporation will be organized in conformity with the requirements for qualification as a REIT, and the Corporation's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT provided that (i) the elections and other procedural steps described under "Certain Federal Income Tax Consequences" are completed in a timely fashion and (ii) the Corporation, the Operating Partnership and their respective subsidiaries operate in accordance with various assumptions and factual representations made by the Corporation and the Operating Partnership concerning their organization, business, properties and operations (and the organization, business, properties and operation of the Partnership prior to the Conversion Transaction). The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise the Corporation or holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that the Corporation will meet the requirements for qualification as a REIT in the future, and such opinion is not binding on the Service. To maintain REIT status, the Corporation must meet a number of organizational and operational requirements on an ongoing basis. As a REIT, the Corporation will generally not be subject to Federal income tax on net income that it distributes to its stockholders. It is a condition to Closing that the foregoing opinion be reissued in substantially the same form on the Closing Date.

     If the Corporation were to fail to qualify as a REIT in any taxable year, the Corporation would not be allowed a deduction for distributions to stockholders in computing taxable income and its taxable income would be subject to Federal income tax at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Corporation would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Corporation's stockholders would be materially reduced for each of the years involved. Although the Corporation currently intends to operate in a manner designed to enable it to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Corporation to fail to qualify as a REIT or may cause the REIT Board to revoke the Corporation's REIT election. See "Material Federal Income Tax Consequences."

  Lender Consents.

     At December 31, 1998, the Partnership had an aggregate of $961 million of outstanding indebtedness that contained covenants requiring lender consents to complete the Conversion Transaction. With the exception of the Partnership's $225 million revolving credit facility, all of the Partnership's lenders have provided written consents to the Conversion Transaction, subject to customary contingencies at the closing of the Conversion Transaction. The Partnership expects to receive the consent of its revolving credit facility lenders, but no assurance can be given as to such consents. In the absence of such consents, the Partnership believes it would be able to obtain a new credit facility on substantially comparable terms from other lenders. Refinancing the credit facility would not require a prepayment penalty.

  Potential Disadvantages to Conducting Business as a REIT.

     While conducting business as a REIT will provide the Corporation with certain advantages, it will also result in certain tax disadvantages to the Corporation. Unlike the Partnership, a REIT is not able to pass-through losses to its stockholders. In addition, the Corporation will be subject to various restrictions (e.g., with respect to its assets and income), which are not applicable to the Partnership. As a result, certain business activities that the Corporation cannot perform directly, but which the Partnership presently conducts, will be performed by the Corporate Subsidiaries. Income generated from these activities will be subject to entity level Federal income tax, whereas now it is not. Further, any net income realized by the Corporation from the sale or other disposition of property described in section 1221(1) of the Code (i.e., property sold in the "ordinary course of business") will not be treated as "qualifying income" for purposes of the REIT income qualification tests and will be subject to a 100% penalty tax. If the Partnership were to recognize income from such dispositions, it would only change the character of the income from capital gains to ordinary income.

OTHER TAX RISKS

  State Conformity with Federal Tax Law.

     While it is anticipated that the Corporation will qualify as a REIT for Federal income tax purposes, the qualification of the Corporation as a REIT under the laws of the individual states will depend, among other things, on such states' level of conformity with Federal tax law. The Corporation believes that, at the present time, any nonconformity between state and Federal income tax law will, with respect to the requirements for qualification as a REIT, generally not have a material adverse effect on the Corporation and its stockholders. There can be no assurance, however, that, in the future, changes in either state or Federal law would not have a material adverse effect on the Corporation or its stockholders. With respect to nonconformity between state and Federal income tax law in a state in which the Corporation is not currently engaged in business, the Corporation does not believe that such nonconformity will have a material adverse effect on the Corporation, but could adversely affect the state income tax treatment of distributions made to stockholders who are residents of such state. Unitholders should consult their tax advisors regarding their states' tax law.

  Capital Gains for Non-U.S. Holders.

     Non-United States Unitholders should be aware that the Corporation anticipates that a portion of the amounts distributed by the Corporation to its stockholders will constitute capital gains distributions. Under the provisions of the Foreign Investment in Real Property Tax Act ("FIRPTA"), such capital gain distributions are generally subject to withholding at a rate of 35%. See "Material Federal Income Tax Consequences -- Taxation of Non-United States Stockholders of the Corporation."

  Potential Payments of Tax on Capital Gain Income.

     Although the Corporation does not intend to change the historical distribution policy of the Partnership, it is anticipated that the Corporation's operations, unlike most existing REITs, will generate capital gains and ordinary losses, resulting in an overall net capital gain. If, after giving effect to the Corporation's dividends for a tax year, the Corporation has not distributed 100% of its taxable income (including capital gains), then the Corporation will be required to pay tax on the undistributed portion of such taxable income at regular Federal corporate tax rates (currently 35%). In such cases, it is anticipated that the Corporation would generally make an election pursuant to which (i) any tax paid by the Corporation on its retained capital gains would be treated as having been paid on behalf of the Corporation's stockholders and (ii) such retained capital gains would be treated as having been distributed to the Corporation's stockholders. Although required to take their share of such gains into income, stockholders (including tax-exempt U.S. Holders) will receive a tax credit for such taxes and may file a claim for refund if their proportionate share of the taxes paid by the Corporation exceeds their actual tax liability (if any). See "Material Federal Income Tax Consequences -- Taxation of Taxable U.S. Holders of the Corporation -- Distributions by the Corporation."

  Uncertain Impact of Budget Proposal.

     The Budget Proposal submitted by the President to Congress on February 2, 1998 contained a number of provisions which, if enacted into law, would have affected REITs in general and the Corporation in particular. One of these changes would have required a REIT to own no more than 10% of the vote or value of all classes of stock of any corporation, including the stock of non-qualified REIT subsidiaries, such as the Corporate Subsidiaries. Existing non-qualified REIT subsidiaries would have been grandfathered and, therefore, would have remained subject to the existing 5% asset test and 10% voting securities test (see "Certain Federal

Income Tax Consequences") except that such grandfathered status would have terminated if the non-qualified REIT subsidiary had engaged in a new trade or business or acquired substantial new assets on or after the effective date of the proposal. Although these proposals were not enacted into law in 1998, it is possible that they will be reproposed in later years. The Corporation cannot predict whether one or more provisions affecting REITs or the Corporation will pass, what form any final legislative language will take if so passed, or the effective date of any such legislation. Such future legislation, if enacted into law, could adversely affect the Corporation's ability to benefit from operations that it could not directly conduct as a REIT.

RISKS INHERENT IN THE PARTNERSHIP'S AND THE CORPORATION'S ONGOING BUSINESS

  Cyclicality of Forest Products Industry Will Affect the Partnership's and the Corporation's Results of Operations.

     The Partnership's results of operations are, and the Corporation's results of operations will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs and manufactured wood products have been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs and wood products is primarily affected by the level of new residential construction activity and, to a lesser extent, repair and remodeling activity and other industrial uses, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. Decreases in the level of residential construction activity generally reduce demand for logs and wood products, resulting in lower revenues, profits and cash flows. In addition, the Partnership's results of operations are subject to global economic changes as global supplies of wood fiber shift in response to changing economic conditions. For example, economic weakness throughout Asia in 1998 has caused export quality North American logs normally sold into the Japanese market to remain in, or be directed into, domestic markets, causing oversupply in the Partnership's domestic markets. Additionally, Asian economic weakness has recently caused European and Canadian producers to direct larger volumes of competing wood products into U.S. markets, thereby negatively impacting prices in such markets. The continued effects of economic conditions in Asia and changes in the pricing of and demand for many of the Partnership's products have continued to adversely impact the Partnership's financial performance since the time the terms of the Conversion Transaction were determined. The Partnership's operating results during this time have accordingly fallen short of previous expectations, and Management believes that such conditions will likely continue to have an impact on the Partnership's business for the near-term.

  Financing and Leverage.

     Cash required to meet the Partnership's quarterly cash distributions, capital expenditures and principal and interest payments in 1999 and beyond will be significant. The Partnership has an unsecured Line of Credit with a group of banks which, subject to customary covenants, may permit the Partnership to borrow up to $225 million for general corporate purposes, including up to $20 million of standby letters of credit issued on behalf of the Partnership or the Manufacturing Partnership. Following the recently closed Sappi Acquisition, the Partnership has substantial indebtedness. As a result of the Sappi Acquisition and current and expected operating performance, the Partnership may be unable to incur significant additional indebtedness in 1999, pursuant to the terms of its existing debt agreements. The Partnership believes, however, that borrowings under its Line of Credit, cash on hand and cash flows from continuing operations will be sufficient to fund planned capital expenditures, distributions, and interest and principal payments in 1999.

  Cash Distributions Are Not Guaranteed and May Fluctuate.

     Although under the MLP structure, the Partnership distributes all of its Available Cash (as defined in "Distribution Policy -- The Partnership"), there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amount of Available Cash depends upon numerous factors, including the Partnership's profitability, required principal and interest payments on the Partnership's debt, the cost of acquisitions (including related debt service payments), restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, availability of merchantable timber, prevailing economic conditions and financial, business and other factors, many of which are beyond the control of the

Partnership and PCMC. The Partnership Agreement gives PCMC broad discretion in establishing reserves that affect the amount of Available Cash. The Partnership has been able to increase and maintain its current level of distributions notwithstanding a reduction in its level of profitability during the past five quarters. Although Management believes that the current distribution level is sustainable notwithstanding the anticipated continued adverse impact of current economic conditions on the Partnership's business, there can be no assurance that current distribution levels will be maintained.

     The Corporation will not be required to adhere to any particular formula in determining what dividends it will declare and pay. While it is anticipated that the Corporation will make quarterly dividends to its stockholders consistent with the Partnership's historical policy of making cash distributions to Unitholders at sustainable and increasing levels, the REIT Board, in its sole discretion, will determine the actual dividend rate based on the Corporation's results of operations, cash flow and capital requirements, economic conditions, tax considerations (including those related to maintaining REIT status) and other factors. See "Distribution Policy."

  The Partnership and the Corporation are Subject to Significant Competition.

     The forest products industry is highly competitive in terms of price and quality. Many of the Partnership's competitors have, and the Corporation's competitors will continue to have, substantially greater financial and operating resources than the Partnership and the Corporation. Wood products are subject to increasing competition from a variety of substitute products, including non-wood and engineered wood products. Plywood markets are subject to competition from oriented strand board ("OSB"), and lumber and log markets are subject to competition from other worldwide suppliers.

  The Partnership's and the Corporation's Ability to Harvest Timber May be Subject to Limitations.

     Revenues, net income and cash flow from the Corporation's operations are dependent to a significant extent on its continued ability to harvest timber at adequate levels. The ability of the Corporation to accelerate the harvest of significant amounts of timber in order to fund dividends to stockholders may be limited by the terms of the long-term debt agreements and lines of credit that the Corporation will assume from the Partnership. There can be no assurance that the Corporation will achieve harvest levels in the future necessary to maintain or increase revenues, net income and cash flows.

     Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of the Timberlands, as may other factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters. As is typical in the forest products industry, the Partnership does not, and the Corporation does not intend to, maintain insurance coverage with respect to damage to the Timberlands. Even if such insurance were available, the cost would be prohibitive. The Partnership does, and the Corporation will continue to, however, maintain insurance for loss of logs due to fire and other occurrences following harvesting.

     Harvest levels in the Rocky Mountain Region are expected to remain relatively stable over the next two years. By the year 2000, the Partnership anticipates that it will have nearly completed the conversion of slower growing forests to younger, more productive stands in the Rocky Mountain Region, at which time it anticipates a moderate reduction in the region's harvest levels. The Partnership expects that harvest levels in the Cascades Region will decline gradually for the foreseeable future as the conversion process in the region approaches completion. Harvest levels in the Southern Region for the years 2000 to 2003 are expected to be moderately lower compared to 1998 harvest levels as the Partnership completes the conversion of mature second growth pine timberlands into intensively managed pine plantations. In subsequent years, harvest levels in the Southern Region are expected to gradually increase as the Partnership benefits from faster growing, intensively managed plantations.

     A substantial portion of the Northwest Timberlands are intermingled among sections of federal land managed by the United States Department of Agriculture -- Forest Service ("USFS"). The Partnership currently does not, and the Corporation will not in the immediate future, have legal access to approximately 10% of the merchantable timber, by volume, included in such Northwest Timberlands. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land. In order to access such intermingled timberlands, the Partnership has in the past obtained, and the Corporation will need to continue to obtain, either temporary or permanent access rights across these USFS lands. This process has often been, and will likely continue to be, affected by, among other things, the requirements of the Endangered Species Act (the "ESA"), the National Environmental Policy Act and the Clean Water Act.

  Log Exports.

     The Partnership's business includes, and the Corporation's business will continue to include, the sale of logs for export, which business is substantially dependent on market and economic conditions in the major Asian economies, particularly Japan, and may be affected by, among other things, fluctuations in exchange rates, the availability of substitute products and changes in building practices. In 1997 and the first nine months of 1998, all of the Partnership's export log sales originated from the Cascades Region and were made to customers in Japan. Export log revenues accounted for approximately 6% and 3% of the Partnership's total revenues in 1997 and the first nine months of 1998, respectively, and represented approximately 11% and 6%, respectively, of the Partnership's operating income in such periods. Historically, export grade logs have been sold at a premium over the prices that would have been received if the logs had been sold in the domestic market. However, no assurance can be made that such premiums will continue.

  The Timberlands will Remain Subject to Federal and State Environmental Regulation.

     The Partnership's operations do, and the Corporation's operations will continue to, generate air emissions, discharge industrial wastewater and storm water and generate and dispose of both hazardous and nonhazardous wastes. The Partnership is, and the Corporation will be, subject to regulation under, among other laws, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") and the ESA, as well as similar state laws and regulations. Violations of various statutory and regulatory programs that apply to the Corporation's operations could result in civil penalties, remediation expenses, natural resource damages, potential injunctions, cease and desist orders and criminal penalties. Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. There can be no assurance that such laws or future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect the Corporation.

     The ESA and counterpart state legislation protect species threatened with possible extinction. A number of species indigenous to the Timberlands have been and in the future may be protected under these laws, including the northern spotted owl, marbled murrelet, gray wolf, grizzly bear, mountain caribou, bald eagle, red cockaded woodpecker, bull trout, and various salmon species. The Northwest Timberlands are often intermingled with federal land in or near areas that include the habitats of a number of threatened or endangered species such as the northern spotted owl, bull trout and the grizzly bear. Protection of threatened and endangered species may include restrictions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species.

                    BACKGROUND OF THE CONVERSION TRANSACTION

     From time to time, Management, the Principals and the PCMC Board have considered the advisability of alternatives to the Partnership's existing MLP structure. Currently, the general partner interest in the Partnership entitles PCMC to a 2% interest in distributions of Available Cash and to its Incentive Rights. These Incentive Rights include the right to receive incentive distributions (up to a maximum marginal rate of 35%) to the extent that per Unit quarterly distributions on the Units exceed applicable Target Amounts. In addition, the aggregate amount of PCMC's incentive distribution increases upon the issuance of additional Units, as occurred with the Partnership's last issuance of Units in October 1996. In the case of a liquidation of the Partnership, PCMC would receive 37% of distributable assets after the Partnership had distributed to the Unitholders and PCMC an amount equal to their existing capital account balances. Additionally, PCMC holds 2% and 4% interests in the Manufacturing Partnership and Marketing, respectively. The predecessor general partner acquired its 2% general partner interest in the Partnership and its interests in the Manufacturing Partnership and Marketing in June 1989 for $1.5 million. In December 1992, PCMC acquired the predecessor general partner for $27 million. For a more detailed discussion of PCMC's Incentive Rights, see "Distribution Policy -- The Partnership."

     Since the Partnership's inception in 1989, the per Unit cash distribution has been increased on ten occasions and now stands at 185% of the original distribution amount per Unit. As a result, the level of distributions exceeds the highest Target Amount and has done so for each quarter since the second quarter of 1992. As per Unit cash distributions have increased, the percentage of aggregate distributions received by PCMC has also increased. With respect to the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995, PCMC received 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed.

     The Partnership believes that the MLP structure has served its partners well. In 1993 and 1996, the Partnership successfully financed (through the issuance of new private debt and Units and the use of cash on hand) and completed two significant timberland acquisitions. These purchases added approximately 1.4 million acres of timberlands to the Partnership's holdings. The Sappi Acquisition completed in November of 1998 added an additional 905,000 acres. In part due to these acquisitions, the Partnership has been able to continue to increase cash flow and distributions to Unitholders.

     Although the MLP structure has been successful and continues to offer a tax-efficient structure for Unitholders, the Partnership believes that it would have more success completing strategic acquisitions and creating and returning value to its owners if it had a lower cost of capital in both the equity and debt markets and a legal structure that might be more attractive to potential sellers of timberlands. As a result, and given the expected declines in harvest levels from the Timberlands (see "Risk Factors -- Risks Inherent in the Partnership's and the Corporation's Ongoing Business -- The Partnership's and the Corporation's Ability to Harvest Timber May be Subject to Limitations"), the consideration of alternatives to the MLP structure has recently become a growing priority for Management and the PCMC Board.

     Because any transaction involving potential changes to the Partnership's structure would likely involve the conflicting duties of Management and the PCMC Board to Unitholders, on the one hand, and to the stockholders of Corp I, on the other hand, it was desirable to mitigate the potential conflict of interest that might exist between PCMC and the Unitholders. Accordingly, the previously created Conflicts Committee of the PCMC Board, which is made up of Ian B. Davidson (Chairman), George M. Dennison, and David D. Leland, directors who are not employees of and do not own any interest in PCMC or Corp I, was charged with leading the Partnership in the process of considering alternatives to the MLP structure. See "Risk Factors -- Conflicts of Interest."

     Commencing in 1996, Management held discussions with the Principals to explore the possibility of developing a transaction that would reduce, restructure or eliminate all or a portion of PCMC's Incentive Rights (an "Incentive Rights Transaction"). Management initiated these discussions in an effort to better align the interests of the Unitholders and PCMC. This was due, in large measure, to the fact that, under the MLP structure, PCMC receives increasing percentages of distributions as the distribution level per Unit increases and when new Units are issued. As a result of the Partnership's past increases in cash flow that allowed the Partnership to raise distribution levels, PCMC was receiving 37% of all increases in the distribution. For example, between the second quarter of 1994 and the third quarter of 1996, the quarterly distribution to Unitholders was increased from $0.38 per Unit to $0.51 per Unit, a net increase of 34%. During that same period, the quarterly distribution to PCMC increased by 91% as a result of PCMC's Incentive Rights. Management also believed it should seek to lower the cost of issuing new equity capital for acquisitions or other corporate purposes. Under the MLP structure, PCMC receives additional cash distributions following equity issuances, without making any additional capital contribution. For example, solely as a result of the Partnership issuing 5.7 million new Units in late 1996, PCMC is currently receiving an additional $4.5 million per year, without any cost to PCMC. Beginning in November 1996, discussions were held between the Principals, Management and the Conflicts Committee of the PCMC Board on several occasions concerning the possibility of such a transaction. On November 26, 1996, the Conflicts Committee authorized PCMC to retain Merrill Lynch and Andrews & Kurth LLP (collectively, the "Initial Advisors") to provide independent financial and legal advice related to an Incentive Rights Transaction.

     Over the course of the next two months, the Conflicts Committee and the Principals discussed alternative ways to accomplish an Incentive Rights Transaction. To the extent requested by the Conflicts Committee, senior management of the Partnership participated in these discussions. On January 30, 1997, during a meeting of the Conflicts Committee, Rick R. Holley, President and Chief Executive Officer of PCMC, reviewed with the Conflicts Committee the alternatives that had been discussed with the Principals. After a discussion of the advantages and disadvantages of these alternatives, the Conflicts Committee authorized Mr. Holley to prepare and present to the Principals a proposal whereby PCMC would withdraw as general partner of the Partnership and receive a limited partner interest in the Partnership in exchange for relinquishing certain of the Incentive Rights. Such discussions and subsequent responses did not result in any determination to pursue a specific Incentive Rights Transaction. Discussions with respect to an Incentive Rights Transaction were ultimately abandoned in July 1997 as a result of the inability of the Conflicts Committee and PCMC to reach agreement on the terms of such a transaction, and the services of the Initial Advisors were terminated.

     In September 1997, Management began to focus on the possibility of converting the Partnership to a REIT (the "Potential Transaction") based on preliminary research conducted by and on behalf of the Partnership that commenced in July 1997 coincident with the increasing institutional interest in timber investments, including timber REITs. Management developed a belief that a REIT structure could enhance the Partnership's ability to create value for its owners and compete for strategic acquisition opportunities. This belief was based on three principal considerations. First, common stock of a REIT would be an investment security that could attract a broader base of investors, including institutional investors such as mutual funds and pension plans. Second, through access to public debt markets and a broader equity market as well as elimination of the Incentive Rights, the REIT structure could lower the Partnership's overall cost of capital. This reduction in cost of capital could be accomplished while preserving the ability to use OP Units as a way to make strategic acquisitions that are tax-efficient for both the acquiror and the seller. Finally, Management concluded that a REIT structure would maintain the advantages of single-layer taxation enjoyed under the current MLP structure with respect to the treatment of taxable income.

     The Potential Transaction was not viewed as an alternative to the Incentive Rights Transaction, but as a separate and distinct transaction focused primarily on the goal of restructuring the Partnership from an MLP to a REIT. Although the Potential Transaction had some elements in common with the Incentive Rights Transaction, which would have eliminated some but not all of the Incentive Rights, the Potential Transaction involved an entirely new structure viewed as having significant benefits related to the future value and growth potential for the Partnership. Conversion to a REIT offered significant new benefits for growing the Partnership. For example, the broader range of investors able to invest in REIT Common Stock in contrast to MLP Units, including institutional and tax exempt investors, may allow the Corporation to raise larger amounts of equity capital in any given transaction, reducing reliance on debt capital and also potentially facilitating larger acquisitions. The ability to use REIT Common Stock to effect strategic mergers may also allow the Corporation to achieve more rapid growth than might otherwise be possible. The PCMC Board was advised that converting to a REIT which included an Incentive Rights structure would likely impair the marketability of the REIT and depress the anticipated trading value of the Common Stock. Thus, many of the foregoing benefits anticipated to arise from becoming a REIT would be eliminated or substantially reduced in such a structure. Consequently, the PCMC Board did not give further consideration to preserving the Incentive Rights structure in the REIT.

     Management determined in November 1997 that a conversion of the Partnership into a REIT structure merited further examination. In January 1998, the Partnership retained Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor to help structure the corporate and tax aspects of the Potential Transaction. At a January 20, 1998 PCMC Board meeting, Mr. Holley and Diane M. Irvine, Vice President and Chief Financial Officer of PCMC, updated the PCMC Board on this process and informally outlined a potential REIT structure that would be designed to enhance the long-term value of the Partnership and provide a more flexible and efficient capital structure. The PCMC Board endorsed a continued review of this alternative by Management. At such time, the Principals retained Goldman, Sachs & Co. ("Goldman Sachs") at the Principals' expense to act as their financial advisor with respect to a Potential Transaction.

     On March 4, 1998, in furtherance of the possibility of converting the Partnership to a REIT and following an update by Management, the PCMC Board appointed the members of the Conflicts Committee as a PCMC

Special Committee and delegated to the PCMC Special Committee the authority and responsibility to, among other things, (i) decide whether to pursue the Potential Transaction, (ii) negotiate the terms of the Potential Transaction with PCMC on behalf of the Partnership and the Unitholders, (iii) consider the terms of any amendment to the Amended and Restated Agreement of Limited Partnership for the Partnership, to the extent that any such amendment was required or deemed advisable to effect the Potential Transaction, (iv) retain such independent legal, financial and other advisors as it deemed necessary or advisable (at the Partnership's expense) to advise it in connection with its consideration of the Potential Transaction, and (v) take such other action as the PCMC Special Committee deemed necessary or appropriate with respect to the Potential Transaction. The role of the PCMC Special Committee was advisory in nature, and it was not authorized or empowered to take any action on behalf of, or that would be binding upon, PCMC, Corp I or the Partnership. The PCMC Board further authorized Management to take appropriate steps to permit the Partnership to continue to review the Potential Transaction. On March 5, 1998, the Partnership engaged Merrill Lynch to act as its independent financial advisor with respect to the Proposed Transaction.

     At a March 17, 1998 PCMC Special Committee meeting, after having reviewed a number of potential financial and legal advisors, the PCMC Special Committee selected Morgan, Lewis & Bockius LLP as its independent legal counsel to advise the PCMC Special Committee regarding its fiduciary duties and the legal aspects of the Potential Transaction and any other matters related to fulfilling the purpose of the PCMC Special Committee and selected Salomon Smith Barney to: (i) assist the PCMC Special Committee in its review of the business and operations of the Partnership, (ii) assist the PCMC Special Committee in its review of the financial terms of the Proposed Transaction and (iii) render an opinion to the PCMC Special Committee as to the fairness, from a financial point of view, to the Unitholders of the consideration to be received by PCMC in the Potential Transaction.

     At that same meeting, Goldman Sachs presented to the PCMC Special Committee the Principals' draft proposal relating to the Potential Transaction. The terms of this proposal provided that PCMC would receive a combination of REIT shares and OP Units exchangeable for REIT shares in the aggregate within a range of values, the probability weighted median of which was approximately 30% of the total outstanding equity of the Corporation. Alternatively, the draft proposed that consideration could be received in the form of a combination of such equity and options to earn additional equity if certain performance targets were achieved. In addition, according to the terms of this proposal, PCMC would receive transferable special voting stock of the Corporation that would give PCMC a voting interest in the Corporation equal to 10 times its percentage ownership in the Corporation. Finally, this proposal would have given PCMC majority ownership of the voting common stock of the Corporate Subsidiaries. The PCMC Special Committee instructed its advisors to, and requested that Management and Merrill Lynch, study the proposal by the Principals and report to the PCMC Special Committee with recommendations.

     At an April 1, 1998 PCMC Special Committee meeting, at the request of the PCMC Special Committee, Ms. Irvine reviewed the Principals' draft proposal, including materials provided to Ms. Irvine by Merrill Lynch and forwarded to the PCMC Special Committee at its request. After consultation with its legal and financial advisors, the PCMC Special Committee determined that the draft proposal contained certain deficiencies, principally relating to the ownership percentage and control attributes, and would not be in the best interests of the Partnership and the Unitholders. The PCMC Special Committee instructed its advisors to indicate to the Principals and their advisors such deficiencies in the draft proposal.

     During April and May 1998, the Principals indicated a willingness to consider compromises to the terms reflected in its earlier draft proposal, and the PCMC Special Committee and the PCMC Board met several times to discuss various aspects of the Potential Transaction. On May 15, 1998, Goldman Sachs furnished to the PCMC Special Committee a term sheet summarizing the terms on which the Principals would be willing to proceed with the Potential Transaction, which became the basis for a series of informal discussions among the Principals, the PCMC Special Committee, Management and their respective advisors. The term sheet proposed that PCMC would receive 27% of the equity of the Corporation (compared to the 30% proposed at the March 17, 1998 meeting) principally in the form of units of limited partnership of the Operating Partnership ("OP Units") which would be exchangeable for an equal number of shares of the Corporation or, at the option of PCMC, in the form of Common Stock. The OP Units or Common Stock received by PCMC would have been nontransferable for one year. PCMC would also receive special voting stock which would have given PCMC a vote at the Corporation equal to the number of OP Units it held and which would have given PCMC the right to a separate class vote on certain matters. Finally, the term sheet provided that
(i) PCMC would nominate a majority of the members of the REIT Board so long as PCMC continued to own 5 million OP Units or shares of Common Stock, (ii) PCMC would be entitled to nominate two directors so long as PCMC owned at least $100 million of OP Units or Common Stock, and (iii) PCMC would control a majority of the voting stock of the Corporate Subsidiaries.

     Over the next two weeks, an agreement in principle was reached regarding the following principal terms of the Proposed Transaction: PCMC and related entities would receive a 27% equity position in the Corporation, comprised mostly of Common Stock and OP Units in such proportion as PCMC would elect; PCMC would hold special voting shares in the Corporation, providing for a vote in proportion to its ownership of OP Units and transferable only on a one-for-one basis with such OP Units; PCMC would have the right to vote as a separate class with respect to certain transactions; PCMC would have the right to nominate a majority of the members of the REIT Board so long as PCMC continued to own 5 million OP Units or shares of Common Stock; and PCMC would be entitled to nominate two directors so long as PCMC owned at least 3 million OP Units or shares of Common Stock.

     These basic terms, which were negotiated by the Principals and the PCMC Special Committee with the advice and assistance of Management and their respective advisors, provided the basis for the preparation and negotiation of definitive documentation in the form of the original Conversion Agreement and the exhibits thereto. On June 5, 1998, after Management had presented the original Conversion Agreement and the exhibits thereto to the PCMC Special Committee, Salomon Smith Barney reviewed with the PCMC Special Committee the financial analyses performed by Salomon Smith Barney in connection with its evaluation of the proposed Consideration to be received by PCMC and rendered to the PCMC Special Committee its opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Consideration to be received by PCMC in the Conversion Transaction was fair to the Unitholders from a financial point of view. See "Opinions of Financial Advisors -- Opinion of the PCMC Special Committee's Financial Advisor."

     Following the meeting of the PCMC Special Committee, the Board met and after Management had presented the original Conversion Agreement and the exhibits thereto to the PCMC Board, Merrill Lynch made a presentation to the PCMC Board and rendered its opinion to the PCMC Board to the effect that, as of such date, the consideration to be received by PCMC in the Conversion Transaction was fair to the Unitholders from a financial point of view. See "Opinions of Financial Advisors -- Opinion of the Partnership's Financial Advisor." Based in part on the recommendation by the PCMC Special Committee of the Conversion Transaction and the form, terms and provisions of the Conversion Agreement and exhibits thereto, the PCMC Board unanimously approved the Conversion Agreement and exhibits, and determined that the Conversion Transaction is fair and in the best interests of the Partnership and the Unitholders. See "Recommendation of the PCMC Board; Reasons for the Conversion Transaction."

     While Merrill Lynch and Salomon Smith Barney reviewed and analyzed the matters described in "Opinions of Financial Advisors," they did not assign a specific value to non-economic benefits PCMC would receive in the Conversion Transaction, including the special voting and board nomination rights, nor did they assign a specific value to non-economic detriments to PCMC resulting from the Conversion Transaction, including PCMC's relinquishment of its right to exercise exclusive control over the business and affairs of the Partnership. See "Opinions of Financial Advisors."

     On June 30, 1998, the Principals informed Management that they were electing not to receive any OP Units in the Conversion Transaction. After consulting with their respective legal advisors, Management and the PCMC Partners determined that, as a result, the basic terms of the Conversion Transaction would best be implemented using a simpler structure than contemplated on June 5, 1998, necessitating certain technical amendments to the Conversion Agreement and the exhibits thereto (all of which are reflected in the applicable annexes hereto). After Management informed Salomon Smith Barney and Merrill Lynch of the nature of such amendments, Salomon Smith Barney and Merrill Lynch each delivered a written confirmation to the effect that, based upon and subject to the qualifications and limitations set forth in their respective letters, they do not believe that such amendments would have resulted in any substantive change to the opinions expressed in their respective opinions rendered on June 5, 1998 (copies of the written confirmations, dated July 17, 1998, of Salomon Smith Barney and Merrill Lynch to such effect are included in Annexes III and IV, respectively). The PCMC Board approved these technical amendments at a meeting held on July 14, 1998.

                       RECOMMENDATION OF THE PCMC BOARD;
                     REASONS FOR THE CONVERSION TRANSACTION

     THE PCMC BOARD AND THE PCMC SPECIAL COMMITTEE, EACH BY UNANIMOUS VOTE, HAVE DETERMINED THAT THE CONVERSION TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE UNITHOLDERS, AND EACH RECOMMENDS THAT THE UNITHOLDERS VOTE FOR ADOPTION OF THE CONVERSION AGREEMENT AND APPROVAL OF THE CONVERSION TRANSACTION.

     The PCMC Board and the PCMC Special Committee each unanimously determined, after consulting with their respective legal and financial advisors, that the Conversion Transaction is fair to, and in the best interests of, the Unitholders. In reaching these determinations, the PCMC Board and the PCMC Special Committee each considered a number of factors. The PCMC Board's and the PCMC Special Committee's recommendations were each made after considering all of the factors as a whole with respect to each such recommendation, and were not based on any single factor to the exclusion of others. In making their recommendations, the members of the PCMC Board and the PCMC Special Committee exercised their business judgment assisted by their independent financial and legal advisors. The material factors considered by the PCMC Board and the PCMC Special Committee included the following:

          (i) the judgment, advice and analysis of Management with respect to the strategic, financial and operational benefits of the Conversion Transaction, including the ability to use securities of the Corporation as "acquisition currency" to effect strategic mergers with other timberland owners and the ability to use OP Units to acquire timberlands in tax efficient transactions;

          (ii) the elimination of PCMC's Incentive Rights, including: (A) PCMC's right to receive an increasing percentage of quarterly distributions made by the Partnership when per Unit quarterly distributions exceed the Target Amounts and correspondingly disproportionate decreases should the quarterly distribution level per Unit fall below such Target Amounts (which, together with its 2% ownership interest, entitled PCMC to 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed by the Partnership during the first three quarters of 1998 and the fiscal years 1997, 1996 and
     1995); (B) PCMC's right to retain its 2% general partner interest in the Partnership without any further capital contribution by it and its right to receive increased incentive distributions upon any equity issuance by the Partnership; (C) PCMC's right to receive incentive distributions upon liquidation of the Partnership equal to 37% of distributable assets after the Partnership has distributed to the Unitholders and the general partner an amount equal to their existing capital account balances; and (D) PCMC's right to exercise exclusive control over the business and affairs of the Partnership;

          (iii) the intention of the Corporation to continue to make quarterly dividends in amounts consistent with the Partnership's historical policy of making cash distributions to Unitholders at sustainable and increasing levels;

          (iv) the favorable tax regime applicable to REITs, which maintains substantially all of the advantages of single-layer taxation enjoyed under the current MLP structure with respect to the treatment of taxable income and will result in simplified tax reporting requirements for the Corporation's stockholders, who will receive a Form 1099 for tax reporting purposes, rather than the more complicated partnership Schedule K-1 required for MLPs;

          (v) the belief that the Conversion Transaction will result in a structure that will permit a broader array of investors (including institutions and tax-exempt investors) to invest in the Corporation than can presently invest in the Partnership, and that the Corporation may be able to raise equity and debt financing on more favorable terms than are currently available to the Partnership;

          (vi) the terms and conditions of the Conversion Agreement and the exhibits thereto, including the amount of the consideration to be received by the PCMC Partners and the Unitholders in the Conversion Transaction and the continued effective ownership by current Unitholders of an aggregate of 73% of the outstanding equity of the Corporation;

          (vii) the financial presentations made on June 5, 1998 by each of Salomon Smith Barney and Merrill Lynch to the PCMC Special Committee and the PCMC Board, respectively, including their respective written opinions, to the effect that, as of such date and based upon and subject to certain matters stated therein, the Consideration to be received by PCMC in the Conversion Transaction was fair to the Unitholders from a financial point of view;

          (viii) information concerning the financial condition, results of operations, prospects, business and Unit price performance of the Partnership and considerations related to the long-term outlook for the Partnership;

          (ix) industry, economic and market conditions at the time the Conversion Transaction was negotiated and approved; and

          (x) the potential benefits to be received by the PCMC Partners as part of the Conversion Transaction, including protection from potential disproportionate decreases in its percentage of total cash distributed and special voting and board nomination rights, as further described under "-- Potential Alternative of Continuation of the Partnership."

     While the PCMC Board and the PCMC Special Committee did not assign relative weights to the factors discussed above, factors (i), (ii), (iii), (vii), (viii) and (x) were the most significant factors considered by each of the PCMC Board and the PCMC Special Committee.

     With respect to their review of the opinions of the financial advisors described in factor (vii), the PCMC Board and the PCMC Special Committee noted that, in connection with their respective discounted cash flow analyses, the financial advisors each assumed (based on operating projections provided by, and discussions with, Management) that the Partnership would consummate three $500 million timberland acquisitions during the next ten years. However, the financial advisors also performed certain sensitivities to this assumption to reflect the potential effect of the consummation of the equivalent of zero and three acquisitions (in the case of Salomon Smith Barney) and zero to six acquisitions (in the case of Merrill Lynch) by the Partnership over the next ten years on distributions receivable by PCMC.

     The discounted cash flow valuation method used by each of the financial advisors as one means of assessing the Consideration to be received by PCMC in the Conversion Transaction indicated that the present value of the Consideration to be received by PCMC would be equal to or less than the distributions that would otherwise be anticipated to be paid to PCMC under the MLP structure if the Partnership were to complete at least one $500 million timberland acquisition during the next ten years or the equivalent thereof, such acquisition to be financed with at least 30% equity and to generate an internal rate of return of at least 11%. The PCMC Board and the PCMC Special Committee each considered the various likely levels of acquisition activity the Partnership might expect, the possible means of financing such activity and the expected rates of return therefrom. Historic acquisition activity, which has aggregated approximately $800 million since 1993 (not including the $180 million Sappi Acquisition in November of 1998), was also noted, as was the Partnership's continued strategic focus on additional acquisitions. Such consideration occurred generally in connection with their respective reviews of the Conversion Transaction, and specifically in connection with their respective reviews of the opinions of the financial advisors, which included the assumption that three $500 million timberland acquisitions would be made. However, in light of the numerous factors listed above, neither the PCMC Board nor the PCMC Special Committee predicated their determination to approve and recommend the Conversion Transaction to Unitholders on the Partnership's ability to effect any specific level of acquisitions.

     The PCMC Board and the PCMC Special Committee also considered a number of potential risks and disadvantages relating to the Conversion Transaction, including the following material risks and disadvantages (the order does not necessarily reflect relative significance): (i) risks associated with operating as a REIT, including risks that the tax laws relating to REITs are complex and subject to change (which, in some cases may be retroactive); (ii) the expenses associated with effecting the Conversion Transaction, including legal, accounting and financial advisors' fees; (iii) the possibility that the Corporation will not be able to effect strategic acquisitions on attractive terms or at all; (iv) the effect on the Partnership and the Corporation of the cyclical nature of the forest products industry; (v) the Corporation's inability as a REIT to pass through operating or capital losses to its stockholders in the manner that the Partnership is presently able to pass through such losses to the Unitholders; (vi) the need for the Corporation to operate most of its manufacturing activities through taxable corporate subsidiaries; and (vii) the Corporation incurring certain compensation expenses previously borne by PCMC. The PCMC Board and the PCMC Special Committee believed that these potential risks and disadvantages were substantially outweighed by the potential benefits anticipated to be realized from the Conversion Transaction.

     The PCMC Board's and the PCMC Special Committee's determinations to recommend that the Partnership convert to corporate form was based on their respective beliefs that the Conversion Transaction will result in the benefits to the Unitholders and to the Corporation described above. The PCMC Board and the PCMC Special Committee considered the potential disadvantages and risks of the Conversion Transaction (see "Risk Factors") and believe that the potential benefits anticipated to be realized from the Conversion Transaction substantially outweigh the potential risks and disadvantages. The PCMC Board and the PCMC Special Committee also considered the potential benefits and risks associated with continuation of the Partnership in its present MLP form, and believe that the potential benefits to be realized from the Conversion Transaction outweigh the benefits associated with maintaining the MLP structure. The PCMC Board and the PCMC Special Committee did not consider liquidation as an alternative in considering the Conversion Transaction.

     The PCMC Board appointed the PCMC Special Committee to negotiate on behalf of the Unitholders the consideration to be received by the PCMC Partners in the Conversion Transaction. The PCMC Board has a fiduciary duty to its stockholders and, when acting on behalf of PCMC as general partner of Plum Creek, to the Unitholders. Although the PCMC Special Committee is comprised of directors from the PCMC Board who owe fiduciary duties both to the Unitholders and to such stockholders, the PCMC Special Committee was charged by the PCMC Board with the responsibility to negotiate solely on behalf of the Unitholders in order to mitigate the conflict of interest between the PCMC Board as a whole and the Unitholders. The Partnership Agreement provides that PCMC can, in its sole discretion, cause the Partnership to enter into any merger agreement (subject to Unitholder approval), and PCMC was free to accept or reject the terms on which the PCMC Special Committee was willing to proceed. In addition to the appointment of the PCMC Special Committee, the PCMC Board retained Merrill Lynch and the PCMC Special Committee retained Salomon Smith Barney to evaluate, from a financial point of view, the consideration to be received in the Conversion Transaction by PCMC and to provide an opinion to the PCMC Board and the PCMC Special Committee, respectively, as to the fairness of the Consideration, from a financial point of view, to the Unitholders.

     The PCMC Board believes that the Conversion Transaction is fair to Unitholders. The PCMC Board utilized the PCMC Special Committee and independent legal and financial advisors to negotiate on behalf of the Unitholders primarily
(i) to mitigate the conflict of interest between PCMC and the Unitholders in determining the appropriate amount of consideration each would receive in the Conversion Transaction (see "Risk Factors -- Transaction Risks -- Conflicts of Interest") and (ii) to assist the PCMC Board in determining whether to recommend approval of the Conversion Transaction to Unitholders. However, in using the PCMC Special Committee and its advisors to negotiate the terms of the Conversion Transaction, PCMC did not intend to undertake, and the disclosures in this Proxy Statement/Prospectus should not be read to create, a voluntary duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders. The Delaware Chancery Court, in dismissing the Action, held that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. The

Delaware Chancery Court held that the Partnership Agreement does have such an effect. In particular, the Partnership Agreement gives PCMC the unilateral right to submit the Conversion Transaction to Unitholders in its sole discretion. However, the Partnership Agreement does afford Unitholders with the protection that a two-thirds Unitholder vote is required for approval of the Conversion Transaction.

     Federal securities rules require full and accurate disclosure of the Conversion Transaction, including disclosure regarding the basis for a belief as to the fairness of the Conversion Transaction. The Partnership, PCMC and their respective officers and directors do not disclaim any duties imposed upon them under the Federal securities laws.

     One Delaware court has ruled that misleading disclosure concerning the role of an independent counsel and assurance of fairness can result in the voluntary assumption of a duty to ensure the fairness of the transaction under state law. For this reason, PCMC is affirmatively disclosing that it is assuming no such duty. PCMC's belief that it has not undertaken a voluntary duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders is based upon its understanding of Delaware law and is supported by the decision of the Delaware Chancery Court in dismissing the Action. In its opinion, the Delaware Chancery Court held:

     "Plaintiff asks me to conclude, as a matter of law, that merely because the General Partner appointed a special committee to oversee the transaction, the General Partner thereby imported common law fiduciary duties into its relationship with the unitholders. I cannot agree with this view. Even if the General Partner's aim was to conduct a process in a manner designed to help obtain the support of the unitholders, without misleading affirmative disclosures professing the fairness and independence of the special committee, it would unreasonably distort the Agreement to hold this General Partner to common law fiduciary standards. Plaintiff's asserted theory of voluntary assumption of common law fiduciary duties is actually a potential disclosure claim. As such, it is not ripe and must be dismissed." (A full copy of the Delaware Chancery Court opinion is attached as Annex V to this Proxy Statement/Prospectus.)

     The Plaintiff has filed a notice of appeal of the dismissal of the Action in the Supreme Court of the State of Delaware and it is possible that the Supreme Court could reverse the Chancery Court's finding that no voluntary duty of fairness was created merely by the use of a special committee. In addition, no court has addressed whether the disclosure in this Proxy Statement/Prospectus could be viewed as creating a duty to ensure on behalf of the Unitholders that the terms of the Conversion Transaction are fair to Unitholders. Finally, no court has addressed whether PCMC's statement that it has not undertaken such a duty is sufficient disclosure to avoid creating such a duty.

     Unitholders should carefully consider the terms of the Conversion Transaction in assessing the fairness of, and determining whether to vote to approve, the Conversion Transaction. See "Risk Factors -- Transaction
Risks -- PCMC Believes it is not Subject to a Duty of Fairness in Submitting the Conversion Transaction for Unitholder Approval."

     The following is a discussion of the potential alternatives of continuation of the Partnership and liquidation of the Partnership. While the PCMC Board and the PCMC Special Committee considered continuation of the Partnership as an alternative to the Conversion Transaction, they did not consider liquidation of the Partnership as a viable alternative to the Conversion Transaction.

     Potential Alternative of Continuation of the Partnership. In considering the Conversion Transaction, the PCMC Special Committee and PCMC Board weighed the Conversion Transaction against the risks and benefits of continuation of the Partnership in its present structure. The PCMC Board believes that the Partnership's MLP structure has been successful to date and would continue to offer a tax-efficient structure for Unitholders. Continuation of the MLP structure would also avoid certain of the risks addressed under "Risk Factors" related to conversion of the Partnership from an MLP structure to a REIT structure, such as certain tax risks and organizational complexities related to REIT qualification. The PCMC Board believes that the primary risks of continuing to operate in the current MLP structure are that the Partnership's growth strategy may be constrained by the MLP's comparatively high cost of capital and the MLP's inability to use Common Stock as acquisition currency.

     The PCMC Board and the PCMC Special Committee were aware of and considered certain risks and disadvantages of the Conversion Transaction which are not presented by the MLP structure, such as:

     - the fact that, following the Conversion Transaction, the PCMC Partners would be less severely impacted by any cyclical downturn in the Corporation's business because the PCMC Partners will receive a fixed 27% of all distributions regardless of the per Unit amount of quarterly distributions paid, in contrast to the Incentive Rights, under which the percentage of quarterly distributions payable to PCMC decreases if the per Unit dollar amount of quarterly distributions were to decrease. See "Risk Factors -- Benefits to the PCMC Partners"; and

     - the fact that, the Principals would, at least initially, have effective control of the Corporation following the Conversion Transaction because, following the Conversion Transaction the Principals will have the right to vote the Special Voting Stock they hold, in a separate class vote, on certain matters required to be submitted for stockholder approval and to designate a majority of the Corporation's nominees to the REIT Board (subject to certain stock ownership requirements). In contrast, under the MLP structure, the general partner has day-to-day control over the affairs of the Partnership but may be removed as general partner by the holders of 66 2/3% of the outstanding Units, subject to appraisal of and payment for the general partner interest, including related incentive distribution rights.

     In considering whether to vote in favor of the Conversion Transaction, Unitholders should also consider, among other things, the fact that the amount of distributions which would have been payable to PCMC during the last three fiscal years and the nine months ended September 30, 1998 would have been greater had the Conversion Transaction been in effect during such periods, since the 27% consideration reflects the current distribution sharing ratio and the relinquishment of future Incentive Rights, which were not reflected in actual cash distributions in those prior periods. See "Comparison of Payments to PCMC Partners."

     The PCMC Board believes that the Partnership's MLP structure has, to date, been successful and would continue to offer a tax-efficient structure for Unitholders. The PCMC Board believes that the primary risks of continuing to operate in the current MLP structure are that the Partnership's growth strategy may be constrained by the MLP's comparatively high cost of capital and the MLP's inability to use Common Stock as acquisition currency.

     Potential Alternative of Liquidation of the Partnership. Neither the PCMC Special Committee nor the PCMC Board considered liquidation of the Partnership as a viable alternative to the Conversion Transaction. The PCMC Board believes there is much greater value to be realized by operating the Partnership's timberlands and other assets than through liquidation. In assessing the Conversion Transaction, however, the PCMC Board considered the financial analyses of Management and the financial advisors concerning potential liquidation of the Partnership, as described under "Allocation of the Corporation's Equity Securities among the Unitholders and PCMC" and "Opinions of Financial Advisors."

               ALLOCATION OF THE CORPORATION'S EQUITY SECURITIES
                         AMONG THE UNITHOLDERS AND PCMC

     As indicated above, the Consideration (i.e., the 27% equity interest in the Corporation) to be received by PCMC in the Conversion Transaction was the product of negotiations between PCMC and the PCMC Special Committee. These negotiations between PCMC and the PCMC Special Committee took into account the existing economic interests of the Unitholders and PCMC. PCMC's interests include its right to receive an increasing percentage of distributions made by the Partnership when per Unit quarterly distributions exceed the Target Amounts and correspondingly disproportionate decreases should the distribution level per Unit fall below such Target Amounts (which, together with its 2% ownership interest, entitled PCMC to 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed by the Partnership during the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995), PCMC's right to receive increased incentive distributions upon any equity issuances by the Partnership (without any further capital contribution by it) and

PCMC's right to receive incentive distributions upon liquidation of the Partnership equal to 37% of distributable assets after the Partnership has distributed to the Unitholders and PCMC as the general partner an amount equal to their existing capital account balances, which Management projects would result in PCMC receiving 29% of such distributable assets. The PCMC Special Committee also obtained an opinion from its financial advisor as to the fairness, from a financial point of view, to the Unitholders of the Consideration to be received by PCMC in the Conversion Transaction. In addition, the PCMC Board received a similar opinion from the Partnership's financial advisors. See "Opinions of Financial Advisors." In determining the terms of the Conversion Agreement through the use of these procedures, PCMC has not undertaken a voluntary obligation to guarantee the fairness of the terms of the Conversion Transaction. Unitholders should carefully consider the terms of the Conversion Transaction in assessing the fairness of, and determining whether to vote to approve, the Conversion Transaction.

ANALYSIS OF ALTERNATIVES

     Set forth below is an analysis of the alternatives that were considered by the PCMC Board and the PCMC Special Committee.

  Liquidation of the Partnership.

     Neither the PCMC Special Committee nor the PCMC Board considered liquidation of the Partnership as a viable alternative to the Conversion Transaction, and no comprehensive appraisal of the Partnership's 2.4 million acres of timberlands and eleven manufacturing facilities has been conducted. Management estimated the proportionate share of liquidation distributions that would be required to be made in respect of the interests of PCMC and the Unitholders in the Partnership in order to provide a comparison with the 27% and 73% interests that PCMC and the Unitholders would realize, respectively, as a result of the Conversion Transaction. The analysis required reliance on numerous assumptions and the exercise of Management's judgement concerning economic conditions and conditions in the forest products industry. Additionally, the accuracy of the assumptions underlying the analysis could be materially affected by the occurrence of events or circumstances such as are discussed under "Risk Factors." As a result, there can be no assurance as to the accuracy or reliability of the results of the analysis. Unitholders are cautioned not to assign undue significance to such information and to consider it only in the context of all the other information provided or incorporated by reference in the Proxy Statement/Prospectus.

     In estimating the proceeds available for distribution to PCMC and the Unitholders upon a liquidation of the Partnership, Management made certain assumptions regarding the fair market value of the Partnership's assets and the net proceeds that might be available for distribution if the Partnership had been liquidated as of December 31, 1997. There can be no assurance, however, that the assumed values reflect the amounts that would be realized upon a sale of the Partnership's assets. Management estimated the total asset value of the Partnership and subtracted from this amount the estimated cost to repay the Partnership's debt at fair market value in order to determine the amount of proceeds available for distribution. For purposes of this analysis, Management estimated the value of the Partnership's assets (including cash of $135 million) as of December 31, 1997 to be approximately $2,650 million, of which the Timberlands were estimated to have a value of approximately $2,150. Furthermore, based on an estimated cost to repay the Partnership's indebtedness outstanding as of December 31, 1997 of approximately $850 million, Management estimated proceeds upon liquidation to be approximately $1.8 billion. This liquidation analysis indicated that PCMC and the Unitholders would receive 29% and 71%, respectively, of available proceeds upon liquidation of the Partnership. The allocation of liquidation proceeds was calculated in accordance with the Partnership Agreement and reflects the capital accounts of the Unitholders and PCMC as of December 31, 1997. The estimated liquidation value per Unit was $27.50 in this analysis. Management believes, however, based on recent sales of timberlands, that the fair market value of the Partnership's assets is potentially greater than the values assumed in the liquidation analysis. Investors are cautioned that while Management believes such transactions provide a useful basis for gauging market values, the comparability of particular transactions is a difficult matter to analyze and may be affected by factors such as stocking, site quality, age classes, species concentration and other characteristics. To the extent the fair market value of the Partnership's assets upon liquidation were to be higher than the amounts used in the liquidation analysis, the Unitholders would be entitled to receive a lower percentage of the liquidation proceeds than is indicated by this analysis, and PCMC would be entitled to receive a higher percentage of the liquidation proceeds than is indicated by this analysis. The Special Committee did not consider a liquidation alternative, as it believed greater value would be realized by Unitholders in continuing the business in either the REIT or the MLP structure.

     Set forth below is a tabular summary of Management's liquidation analysis, which Management believes, subject to the caveats and assumptions set forth above, supports the conclusion that allocation of a 27% equity interest in the Corporation to PCMC in respect of its 2% general partner interest in the Partnership and PCMC's Incentive Rights (compared to the 29% allocation indicated by this liquidation analysis) is appropriate.

                                                 TOTAL VALUE   % OF TOTAL   VALUE PER
               EQUITY INTERESTS                    ($000)        VALUE      INTEREST
               ----------------                  -----------   ----------   ---------
Unitholders....................................  $1,274,000       71.0%      $27.50
PCMC...........................................  $  520,000       29.0%
                                                 ----------      -----
Total Equity Interests.........................  $1,794,000      100.0%

     Set forth below is an additional table presenting the aggregate value of the ownership interests in the Corporation after the Conversion Transaction, assuming the same enterprise value derived from the foregoing analysis of liquidation of the Partnership. This table suggests that the value that would be generated for Unitholders from a liquidation of the Partnership is less in the aggregate, and on a per interest basis, than the implied value Unitholders would receive in the Conversion Transaction. If there were to be a liquidation of the Corporation immediately following the Conversion Transaction, the net proceeds would be allocated 73% to existing Unitholders and 27% to PCMC.

                                                 TOTAL VALUE   % OF TOTAL   VALUE PER
               EQUITY INTERESTS                    ($000)        VALUE      INTEREST
               ----------------                  -----------   ----------   ---------
Unitholders....................................  $1,309,620       73.0%      $28.27
PCMC...........................................  $  484,380       27.0%      $28.27
                                                 ----------      -----
Total Equity Interests.........................  $1,794,000      100.0%

  Continuation as a Master Limited Partnership.

     A comparison of the value that would be received by the existing Unitholders upon consummation of the Conversion Transaction as opposed to continuation under the MLP structure depends upon the relative market prices of the Units and the shares of Common Stock. While Management believes that the REIT structure will permit a broader array of investors (including institutions and tax-exempt investors) to invest in the Corporation than can invest in the Partnership and will result in a lower overall cost of capital, no assurance can be given that the REIT Common Stock will trade at prices equal to or above those at which the Units would trade. If the REIT Common Stock trades at a market price similar to the market price of the Units, the market value of a Unitholder's investment in Plum Creek under the REIT structure would be substantially similar to the market value of the investment if Plum Creek continued in its existing MLP structure. It is impossible to determine the market's reaction to the Conversion Transaction and no assurances can be given that the value of an individual Unitholder's investment will not be materially adversely affected by the Conversion Transaction. If the shares of Common Stock after the Conversion Transaction have a market value less than the Units before the Conversion Transaction, then the market value of the Unitholder's investment would be proportionately reduced.

     To provide an additional basis for evaluation of the allocation of the Consideration to PCMC in respect of its 2% general partner interest in the Partnership and PCMC's Incentive Rights, Management developed a discounted cash flow ("DCF") analysis. This was utilized to help determine a hypothetical present value for a stream of projected cash distributions assumed to be forthcoming under a continuation of the MLP structure. Analysis of this scenario required reliance on numerous assumptions and the exercise of Management's judgment concerning future economic conditions, future conditions in the forest products industry, growth of the business through acquisitions, means of financing such acquisitions, profitable integration of acquired businesses and numerous other factors which cannot be predicted with certainty. The DCF analysis was based on operating projections developed by Management and included the effect of potential acquisitions. The acquisitions were assumed to generate internal rates of return consistent with the financial returns that the

Partnership has achieved with historical acquisitions. Management assumed the completion of two $500 million acquisitions, with one acquisition occurring in each of the first and third years of the projections. The acquisitions were assumed to be financed with 30% equity and 70% debt, with such indebtedness assumed to be at an interest rate of 8.0%.

     Taking into account these and other assumptions concerning the future prospects for the business, Management estimated yearly cash distributions (in millions) for the Partnership over the ten-year period beginning in 1999 of $156.8, $158.0, $174.1, $176.4, $178.7, $181.1, $183.6, $186.1, $188.7 and
$191.4. Based on the sum of the present value of such projected cash distributions through 2008 and terminal values derived from the projected cash distributions in 2008, Management estimated the relative present value of the projected cash distributions to be received by PCMC and by the Unitholders. This analysis indicated that PCMC's ownership percentage in the Partnership under such a continuation of the MLP structure would equal approximately 29.9% of the aggregate value of the Partnership. In addition to the limitations of this DCF analysis as described above, the accuracy of the analysis and the underlying assumptions could be materially affected by the occurrence of events or circumstances such as are discussed under "Risk Factors." There can be no assurances as to the accuracy or reliability of the resulting estimate of value.

                      COMPARISON OF CONSIDERATION RECEIVED
                         IN THE CONVERSION TRANSACTION

     The first column of the following table sets forth the number of shares of Common Stock and/or Special Voting Stock to be received by the PCMC Partners in exchange for its interests in the Partnership, including its 2% general partner interest and its related incentive distribution rights, and by the Unitholders in exchange for each 2% interest held in the Partnership. The second column sets forth the aggregate number of shares of Common Stock and/or Special Voting Stock to be received by the PCMC Partners and the Unitholders in the Conversion Transaction. This table can be viewed as an illustration of the value attributed in the Conversion Transaction to the Incentive Rights associated with the 2% general partner interest in the Partnership.

                          FOR THE GENERAL PARTNER INTEREST     FOR THE GENERAL PARTNER INTEREST
                          AND EACH 2% UNITHOLDER'S INTEREST          AND ALL OF THE UNITS
                          ---------------------------------    --------------------------------
PCMC Partners(1)........             17,133,275                           17,133,275
Unitholders.............                945,373                           46,323,300

---------------
(1) In addition to a right to receive 2% of amounts distributed by the Partnership, the 2% general partner interest held by the PCMC Partners also includes the related Incentive Rights, the right to exclusive control over the business and affairs of the Partnership and PCMC's 2% and 4% interests in the Manufacturing Partnership and Marketing, respectively.

                 COMPARISON OF PAYMENTS TO PCMC AND MANAGEMENT

     The following tables set forth the actual amounts paid to PCMC and Management as distributions and as reimbursements for the last three fiscal years and the most recently ended interim period and the amounts that would have been paid if the Conversion Transaction had been in effect during such periods. The amounts set forth in these tables reflect distributions in the period in which they were actually paid. The distribution amounts set forth elsewhere in this Proxy Statement/Prospectus reflect distributions in the period with respect to which they were declared.

    DISTRIBUTIONS AND COMPENSATION PAYABLE TO PCMC AND MANAGEMENT UNDER MLP
                                   STRUCTURE
                                 (IN THOUSANDS)

                                                                            OTHER REIMBURSEMENTS
                                                                              TO PCMC FOR THE      TOTAL DISTRIBUTIONS
                                         ACTUAL CASH      COMPENSATION TO     ACTUAL COSTS OF       AND COMPENSATION
                                       DISTRIBUTIONS TO    MANAGEMENT OF       ADMINISTERING         PAYABLE TO PCMC
                YEAR                         PCMC             PCMC(1)         THE BUSINESS(2)        AND MANAGEMENT
                ----                   ----------------   ---------------   --------------------   -------------------
Nine Months ended September 30,
  1998...............................      $26,616            $3,312               $4,611                $34,539
1997.................................      $32,948            $3,542               $4,660                $41,150
1996.................................      $25,985            $2,780               $4,410                $33,175
1995.................................      $22,685            $2,482               $4,373                $29,540

     DISTRIBUTIONS AND COMPENSATION PAYABLE TO PCMC AND MANAGEMENT ASSUMING
                             CONVERSION TRANSACTION
                                 (IN THOUSANDS)

                         AMOUNT OF DIVIDENDS
                             THAT WOULD                               OTHER
                          HAVE BEEN PAID TO     COMPENSATION      REIMBURSEMENTS        DIVIDENDS THAT
                             PCMC IF THE       THAT WOULD HAVE     TO PCMC FOR         WOULD HAVE BEEN       TOTAL DISTRIBUTIONS
                             CONVERSION         BEEN PAID TO     THE ACTUAL COST           PAID TO            AND COMPENSATION
                           TRANSACTION HAD      MANAGEMENT OF    OF ADMINISTERING      MANAGEMENT FROM         PAYABLE TO PCMC
         YEAR             BEEN IN EFFECT(3)        PCMC(1)       THE BUSINESS(2)    OPERATING SUBSIDIARIES     AND MANAGEMENT
         ----            -------------------   ---------------   ----------------   ----------------------   -------------------
Nine Months ended
  September 30, 1998...        $27,437             $3,312             $4,611                 $ --                  $35,360
1997...................        $34,814             $3,542             $4,660                 $113                  $43,129
1996...................        $29,484             $2,780             $4,410                 $ --                  $36,674
1995...................        $26,957             $2,482             $4,373                 $ 21                  $33,833

---------------
(1) Although under no obligation to do so, PCMC elected to fund all management incentive plan bonuses for the nine months ended September 30, 1998 and the fiscal years 1997, 1996 and 1995, which totalled $1,655, $1,291, $1,174, and
    $1,025 respectively. Following the Conversion Transaction, the Corporation will pay any management incentive bonuses.

(2) This column includes (i) reimbursements to PCMC for compensation paid by PCMC to non-officer employees of the Partnership and (ii) director fees paid to the directors of Corp I, which fees totalled $204, $221, $268 and $272 for the nine months ended September 30, 1998 and the fiscal years ended 1997, 1996 and 1995, respectively.

(3) In calculating these amounts, historical total distributions were reduced $3,284, $4,065 and $916 for the nine months ended September 30, 1998 and the fiscal years 1997 and 1996, respectively, to eliminate payments made to PCMC that were related solely to the Partnership's public offering of 5.7 million Units in 1996. This was necessary because, under the MLP structure, PCMC receives increased incentive distributions upon any equity issuance by the Partnership. Distributions were then allocated 73% to the Unitholders and 27% to PCMC to reflect the Conversion Transaction.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF THE PCMC SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     Salomon Smith Barney was retained by the PCMC Special Committee to provide certain advisory services to the PCMC Special Committee in connection with the proposed Conversion Transaction. In connection with such engagement, the PCMC Special Committee requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the Unitholders of the Consideration to be received by PCMC in the Conversion Transaction. On June 5, 1998, at a meeting of the PCMC Special Committee held to evaluate the proposed Conversion Transaction, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 5, 1998) to the PCMC Special Committee to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Consideration to be received by PCMC in the Conversion Transaction was fair, from a financial point of view, to the Unitholders.

     In arriving at its opinion, Salomon Smith Barney reviewed the Conversion Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of the Partnership and certain representatives and advisors of PCMC concerning the business, operations and prospects of the Partnership. Salomon Smith Barney examined certain publicly available business and financial information relating to the Partnership as well as certain financial forecasts and other information and data for the Partnership which were provided to or otherwise discussed with Salomon Smith Barney by the management of the Partnership, including information relating to certain strategic implications anticipated to result from the Conversion Transaction. Salomon Smith Barney reviewed the financial terms of the Conversion Transaction as set forth in the Conversion Agreement in relation to, among other things: current and historical market prices and trading volumes of the Units; the historical and projected earnings, distributions and other operating data of the Partnership; and the capitalization and financial condition of the Partnership. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, Management advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Management as to the future financial performance of the Partnership. Salomon Smith Barney assumed, with the consent of the PCMC Special Committee, that the exchange of Units for Common Stock pursuant to the transactions contemplated by the Conversion Transaction will be a tax-free exchange for Federal income tax purposes and that certain related transactions contemplated by the Conversion Transaction will be effected in accordance with the terms contemplated thereby. Salomon Smith Barney also assumed, with the consent of the PCMC Special Committee, that upon consummation of the Conversion Transaction and related transactions, the Corporation will qualify as a REIT in accordance with the provisions of the Code, that the current activities of the Partnership and its affiliates which cannot be conducted by a REIT will continue to be conducted in all material respects by the Corporation through taxable C corporations, and that no changes to Federal, state or other tax laws or regulations applicable to REITs (as to which Salomon Smith Barney expressed no opinion) will be enacted that will materially and adversely affect the REIT status or operations of the Corporation. Salomon Smith Barney did not express any opinion as to what the value of the Common Stock or Special Voting Stock actually will be when issued pursuant to the transactions contemplated by the Conversion Transaction or the price at which the Common Stock or Special Voting Stock will trade or otherwise be transferable subsequent to such transactions. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership nor did Salomon Smith Barney make any physical inspection of the properties or assets of the Partnership. In connection with Salomon Smith Barney's engagement, Salomon Smith Barney was not requested to, and did not, participate in the negotiation and structuring of the Conversion Transaction or related transactions, nor was Salomon Smith Barney requested to, and Salomon Smith Barney did not, solicit third party indications of interest in the acquisition of all or a part of the Partnership. Salomon Smith Barney was not requested to consider, and its opinion does not address, the relative merits of the Conversion Transaction as compared to any alternative business strategies that might exist for the Partnership or the effect of any other transaction in which the Partnership might engage. Salomon Smith Barney's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of the opinion. Although Salomon Smith Barney evaluated the Consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Conversion Transaction, which was determined through negotiation between the PCMC Special Committee and the Principals. No other limitations were imposed by the PCMC Special Committee on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED JUNE 5, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX III AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE PCMC SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY PCMC IN THE CONVERSION TRANSACTION FROM A FINANCIAL POINT OF VIEW TO THE UNITHOLDERS, DOES NOT ADDRESS ANY OTHER ASPECT OF THE CONVERSION TRANSACTION OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to the Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the PCMC Special Committee in its evaluation of the Conversion Transaction and should not be viewed as determinative of the views of the PCMC Special Committee, the PCMC Board or Management with respect to the Consideration to be received by PCMC or the proposed Conversion Transaction.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with its opinion dated June 5, 1998:

  Introduction.

     In order to estimate the proportionate value of PCMC's current ownership rights in the Partnership, Salomon Smith Barney used a discounted cash flow analysis and a liquidation analysis to compare the projected cash distributions to each of PCMC and the Unitholders, as a group. The estimate of PCMC's current ownership percentage was then compared to the Consideration to be received by PCMC in the Conversion Transaction. The projected cash flows used in the discounted cash flow analysis were based upon operating projections provided by Management as adjusted to give effect to potential acquisitions, with particular focus on an assumption that the Partnership would effect three acquisitions of $500 million each, with one acquisition occurring in each of the years 1999, 2002 and 2005, and that such acquisitions would generate certain financial returns consistent with financial returns targeted by Management for acquisitions of comparable size (the "Assumed Acquisition Scenario"). Based on the Assumed Acquisition Scenario, the projected cash distributions for the Partnership over the 10-year period from 1998 to 2007 were an aggregate annual amount of approximately $141.8 million, $158.5 million, $159.6 million, $160.7 million, $178.3 million, $180.5 million, $182.7 million, $200.8 million, $204.2 million and $207.4 million, respectively. The projected cash distributions to each of PCMC and the Unitholders were based upon provisions contained in the Partnership Agreement concerning the allocation of distributions and projections and other information provided by Management.

  Discounted Cash Flow Analysis.

     Salomon Smith Barney calculated the respective ownership interests of PCMC and the Unitholders in the Partnership based upon the sum of the present value of (i) projected cash distributions to PCMC and the Unitholders over the 10-year period from 1998 to 2007 and (ii) terminal values based on projected cash distributions in the year 2007, utilizing for purposes of such analysis the Assumed Acquisition Scenario, discount rates ranging from 10% to 12% and a perpetuity growth rate of 1.5%. Salomon Smith Barney compared the relative present value of the projected cash distributions to be received by PCMC to the present value of the projected cash distributions to be received by the Unitholders to estimate the current percentage ownership held by PCMC in the Partnership. This analysis indicated a range of current ownership percentages for PCMC of approximately 30.3% to 30.6%. Salomon Smith Barney also analyzed the impact of deducting projected management incentive plan payments, payable by PCMC with respect to incentive plans maintained by PCMC with respect to its officers, from PCMC's projected cash distributions. Taking this into account, the range of current ownership percentages for PCMC was approximately 29.3% to 29.7%. Salomon Smith Barney also applied certain sensitivities to the Assumed Acquisition Scenario, reflecting both lower and higher acquisition levels than the Assumed Acquisition Scenario. These sensitivities indicated a range of current ownership percentages for PCMC of approximately 25.5% (assuming no acquisitions) to 32.2% (assuming a total of $2.0 billion of acquisitions) before deducting projected management incentive plan payments, and approximately 24.5% (assuming no acquisitions) to 31.2% (assuming a total of $2.0 billion of acquisitions) after deducting projected management incentive plan payments.

  Liquidation Analysis.

     Salomon Smith Barney considered the relative amounts that PCMC and the Unitholders would each receive if the Partnership were liquidated in 1998. The range of assumed liquidation values was based upon estimates of Management as to the potential net proceeds that would be available for distribution from an orderly liquidation of the Partnership. The allocation of such liquidation proceeds was calculated in accordance with the provisions of the Partnership Agreement after repayment of outstanding indebtedness, including estimated costs associated with such repayment. This analysis indicated that PCMC would receive approximately 28.4% to 29.8% of available proceeds upon a liquidation of the Partnership.

  Miscellaneous.

     Pursuant to the terms of Salomon Smith Barney's engagement, the Partnership has agreed to pay Salomon Smith Barney an aggregate fee of $925,000 for its services in connection with the delivery of its opinion. The Partnership has also agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the Federal securities laws, arising out of Salomon Smith Barney's engagement.

     Salomon Smith Barney has advised the PCMC Special Committee that, in the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of the Partnership and the Corporation for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Partnership, the Corporation and their respective affiliates. Smith Barney Inc. acted as co-manager of the Partnership's 1996 public offering of Units, for which services Smith Barney Inc. earned approximately $1.16 million in underwriting fees and other commissions.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by the PCMC Special Committee based on its experience and expertise. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with conversions and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINION OF THE PARTNERSHIP'S FINANCIAL ADVISOR

     On March 4, 1998, the Partnership retained Merrill Lynch to act as its financial advisor in connection with a possible conversion of the Partnership from a MLP into a REIT. On June 5, 1998, Merrill Lynch delivered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated June 5, 1998 (collectively, the "Merrill Lynch Opinion"), to the PCMC Board, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the proposed Consideration to be received in the Conversion Transaction by PCMC was fair, from a financial point of view, to the Unitholders.

     A COPY OF THE MERRILL LYNCH OPINION, WHICH DESCRIBES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED HERETO AS ANNEX IV AND IS INCORPORATED BY REFERENCE HEREIN. THE DESCRIPTION OF THE WRITTEN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. UNITHOLDERS AND OTHER PARTIES ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE UNITHOLDERS OF THE CONSIDERATION TO BE RECEIVED BY PCMC IN THE CONVERSION TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE PROPOSED CONVERSION TRANSACTION. THE CONSIDERATION TO BE RECEIVED IN THE CONVERSION TRANSACTION BY PCMC WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN PCMC AND THE PCMC SPECIAL COMMITTEE AND WAS APPROVED BY THE PCMC BOARD.

     In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things: (1) reviewed the Conversion Agreement, the Corporation's Charter and Bylaws, and the form of the Merger Agreement which is annexed to the Conversion Agreement, which were provided by the Partnership; (2) reviewed the Partnership's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997 and the Partnership's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1998; (3) reviewed certain information furnished by the Partnership, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Partnership; (4) reviewed the Partnership Agreement; (5) conducted discussions with members of Management concerning its business and prospects before and after giving effect to the Conversion Transaction; (6) reviewed the market prices and valuation multiples of the Partnership's Units and compared them with those of certain publicly traded entities which Merrill Lynch deemed to be relevant; (7) reviewed the results of operations of the Partnership and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (8) reviewed, to the extent publicly available, the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (9) analyzed the estimated liquidation value of the Partnership and the allocation of the liquidation proceeds between PCMC and the Unitholders, based upon information furnished by the Partnership; (10) analyzed the allocation of past distributions between PCMC and the Unitholders, based upon information furnished by the Partnership; (11) conducted discounted cash flow analyses of the cash distributions to the Unitholders and to PCMC, based on projections furnished by the Partnership; (12) participated in certain discussions and negotiations among representatives of PCMC and its financial and legal advisors; and (13) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic market and monetary conditions, pricing trends and other issues related to the forest products industry.

     In connection with Merrill Lynch's engagement by the Partnership and the preparation of the Merrill Lynch Opinion, Merrill Lynch was not asked to consider or provide an opinion, and did not express any opinion with respect to:
(1) the fairness of the Conversion Transaction, other than that the Consideration to be received in the Conversion Transaction by PCMC and related entities was fair, from a financial point of view, to the Unitholders; (2) the fairness of the Consideration to the Unitholders from any point of view other than from a financial point of view; (3) the fairness of any other alternative transaction or structure available to the Partnership, PCMC or the Unitholders with respect to the acquisition or withdrawal of PCMC or any other transaction involving the Partnership, PCMC or the Unitholders; (4) the value of the Common Stock, the OP Units or any Special Voting Stock subsequent to the Conversion Transaction; or (5) the effect of Federal, state or other tax laws, rules or regulations on the Partnership, PCMC or any other party, whether arising from the Conversion Transaction or any related transactions, or otherwise.

     In preparing the Merrill Lynch Opinion, Merrill Lynch was advised by the PCMC Board to assume and rely on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch or discussed with or reviewed by or for Merrill Lynch by the Partnership, or otherwise publicly available, and did not undertake any obligation to independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the Partnership or PCMC and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of the Partnership. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Partnership, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of the Partnership's management, and Merrill Lynch did not assume any responsibility for assessing the achievability of such projections.

     In preparing the Merrill Lynch Opinion, Merrill Lynch also assumed that the conditions to the Conversion Transaction as set forth in the Conversion Agreement will be satisfied, and that the Conversion Transaction will be consummated in the manner contemplated in the Conversion Agreement (including execution of the Merger Agreement in the form that is attached to the Conversion Agreement). Merrill Lynch also assumed that no changes to the Federal, state or other tax laws, rules and regulations that apply to real estate investment trusts will be enacted that will adversely affect the Corporation. Merrill Lynch also assumed, at the Partnership's direction, (1) that the Corporation will qualify as a REIT for purposes of the Code, (2) that the Corporation will continue to conduct in all material respects activities historically performed by the Partnership or its affiliates that cannot be conducted by a REIT through taxable C corporations, and (3) that the Common Stock to be received in the Conversion Transaction by the Unitholders will not be subject to United States Federal income tax.

     The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion were necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of the date of such opinion. Many of such factors are beyond the control of the Partnership and PCMC, and involve the application of complex methodologies and educated judgment. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Conversion Transaction as compared with any other business plan or opportunity that might be presented to the Partnership, or the effect of any other arrangement in which the Partnership might engage.

     At the meeting of the PCMC Board held on June 5, 1998, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

  Discounted Cash Flow Analyses.

     In order to estimate PCMC's effective current percentage ownership of the Partnership, Merrill Lynch performed discounted cash flow analyses of projected distributions from the Partnership to compare under various scenarios the percentage interest of distributions from the Partnership which PCMC would be expected to receive absent the Conversion Transaction to the percentage interest of distributions PCMC would be expected to receive subsequent to the Conversion Transaction. These analyses were based upon provisions contained in the Partnership Agreement concerning the allocation of Partnership distributions and upon information and projections provided by the Partnership. As part of such analyses, Merrill Lynch calculated the sum of the present values of (1) projected cash distributions from the Partnership to PCMC and the Unitholders over a ten-year projection period, and (2) the terminal values applicable to each of PCMC and the Unitholders at the end of the projection period, assuming various growth rates in perpetuity, and assuming in each case that the Conversion Transaction would not occur. Merrill Lynch assumed, based upon information provided by the Partnership, that the Partnership would enter into a certain number of timberland acquisitions during the ten-year projection period (using a range from zero to six), and that each such acquisition would be $500 million in size and would generate certain financial returns which are consistent with financial returns the Partnership has historically received from acquisitions of comparable size. As an example, assuming a scenario in which the Partnership enters into three acquisitions over the ten-year projection period (which are assumed to occur in years two, four and six), the projected total annual cash distributions by the Partnership were as follows:

                                         YEAR
---------------------------------------------------------------------------------------
                                    ($ IN MILLIONS)
  1        2        3        4        5        6        7        8        9        10
------   ------   ------   ------   ------   ------   ------   ------   ------   ------
$141.8   $156.8   $157.9   $173.9   $176.2   $193.5   $197.0   $200.6   $204.3   $208.0

Merrill Lynch also assumed, among other things, a range of discount rates from 9.0% to 13.0% and a range of perpetuity growth rates in distributions from 0.5% to 4.5%. The discount rates and perpetuity growth rates used reflect Merrill Lynch's qualitative judgments concerning the specific risks associated with investments similar to that of the Partnership and the historical and projected operating performance of the Partnership. These analyses indicated a range of percentage interests of Partnership distributions expected to be received by PCMC of approximately 25.5% to 34.9%. Merrill Lynch also conducted sensitivity analyses whereby one of the three primary assumptions outlined above (i.e., the discount rate, the perpetuity growth rate and the number of acquisitions) was fixed at its midpoint range and the remaining two varied within their respective ranges.

  Liquidation Analysis.

     In addition to the discounted cash flow analyses performed by Merrill Lynch as discussed above, Merrill Lynch performed liquidation analyses, calculating the proportion of the liquidation proceeds from the Partnership which PCMC would be expected to receive if the Partnership were liquidated as of the date of such analyses, based upon information provided by the Partnership, and comparing it to the proportion of the liquidation proceeds PCMC would be expected to receive subsequent to the Conversion Transaction. These analyses were based upon provisions contained in the Partnership Agreement concerning the allocation of liquidation proceeds of the Partnership and upon information provided by the Partnership. In performing these analyses, Merrill Lynch calculated the estimated total asset value of the Partnership and subtracted from this amount estimated transaction costs and repayment of the Partnership's debt in order to determine the amount of liquidation proceeds available for distribution. Based on information provided by the Partnership regarding the estimated then current market value of its assets, current partner capital accounts and sharing of proceeds in liquidation, Merrill Lynch estimated that PCMC would receive 28.6% of the liquidation proceeds of the Partnership if the Partnership were liquidated as of the date of such analyses. Merrill Lynch then calculated a range of liquidation proceeds PCMC would receive if the market value of the Partnership's timberland assets was 20% higher or lower than the then current market value estimated by the Partnership. These analyses resulted in PCMC receiving hypothetical liquidation proceeds in a range from 27.6% to 30.3%.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion or of its presentation to the PCMC Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analyses or summary description. Merrill Lynch believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by it, without considering all such analyses and factors, could create an incomplete and misleading view of the processes underlying the analyses conducted by Merrill Lynch and set forth in its opinion. Merrill Lynch did not make any attempt to assign specific weights to particular analyses in preparing its opinion. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Partnership's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Because such estimates are inherently subject to uncertainty, none of Merrill Lynch, the Partnership, PCMC, or any other person assumes responsibility in the event that actual results of operations are different from the results assumed in such estimates. Merrill Lynch did not express any opinion as to (1) the prices at which the Units will trade or otherwise be transferable following the announcement of the Conversion Transaction, or (2) the prices at which the Common Stock, the OP Units or the Special Voting Stock will trade or otherwise be transferable following the consummation of the Conversion Transaction, which, Merrill Lynch noted, might vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the prices of securities. The opinion of Merrill Lynch did not address the merits of the underlying decision by the Partnership or the Unitholders to engage in or approve the Conversion Transaction and does not constitute a recommendation to any Unitholder as to how such Unitholder should vote on the proposed Conversion Transaction.

     The PCMC Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm and because it is familiar with the Partnership and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to the Partnership, including with respect to the Riverwood Acquisition for which it earned $500,000 in consulting fees and the Partnership's 1996 public offering of Units for which it earned $1,743,000 in underwriting fees. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated March 4, 1998, the Partnership paid Merrill Lynch a fee of $100,000 on the date of such letter agreement, and the Partnership has since paid Merrill Lynch an additional fee of $250,000, which was contingent upon the PCMC Board approving the proposed Conversion Transaction. The Partnership additionally agreed to pay Merrill Lynch a fee equal to $2,150,000 upon consummation of the Conversion Transaction. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. In addition, the Partnership agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of its business, Merrill Lynch may actively trade in the Units, and may in the future actively trade in the Common Stock, in each case for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                      SUMMARY OF THE CONVERSION AGREEMENT
                           AND THE MERGER AGREEMENTS

     The following is a brief summary of all of the material provisions of the Conversion Agreement; the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 17, 1998, among the Partnership, the Corporation and the Operating Partnership; and the Agreement and Plan of Merger (the "PCMC Merger Agreement," and together with the Merger Agreement, the "Merger Agreements"), dated as of July 17, 1998, between PCMC and the Corporation. Copies of the Conversion Agreement and the Merger Agreement are attached hereto as Annexes I and II, respectively, and a copy of the PCMC Merger Agreement is included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. This summary does not purport to be complete and is qualified in its entirety by reference to the Conversion Agreement and the Merger Agreements. All Unitholders are urged to read the Conversion Agreement and the Merger Agreements in their entirety.

THE RECAPITALIZATION

     Pursuant to the Conversion Agreement, Marketing will be recapitalized. Each outstanding share of common stock will be reclassified into 9.9 shares of nonvoting common stock (the "Nonvoting Common Stock"), representing 99% of the outstanding common stock, and 10 shares of newly-created voting common stock ("Voting Common Stock"), representing 1% of the outstanding common stock, will be issued to members of Management for fair value (as determined by the parties), with no single member holding in excess of 2 shares of such Voting Common Stock. Immediately following this recapitalization, PCMC and the Partnership will hold 39.6 and 950.4 shares of Nonvoting Common Stock, respectively. While the Nonvoting Common Stock and Voting Common Stock will participate pro rata in all cash dividends paid by Marketing to its common stockholders, only the Voting Common Stock will have the right to vote on the election of directors of Marketing or any other transaction for which stockholders of Marketing may otherwise be given the right to vote pursuant to applicable law. See "Risk Factors -- Transaction Risks -- Conflicts of Interest."

THE CORPORATE SUBSIDIARY FORMATION

     Immediately before the Effective Time, PCMC shall cause the Manufacturing Partnership to contribute all of its assets relating to its manufacturing operations to three newly-formed Delaware corporations in exchange for 990 shares of nonvoting common stock of each of such corporations (representing 99% of the outstanding common stock), and members of Management shall acquire a total of 10 shares of the voting common stock (representing 1% of the outstanding common stock) of each of these corporations for fair value (as determined by the parties), with no single member holding in excess of 2 shares of such voting common stock of any such corporation. It is possible that these Corporate Subsidiaries will be organized in a manner that permits the various Corporate Subsidiaries to elect to file consolidated returns for Federal income tax purposes. This would entail establishing a "parent company" that would be owned 96% by Manufacturing Partnership and 4% by certain members of Management. The "parent company" would, in turn, own all the common stock of the Corporate Subsidiaries and the Manufacturing Partnership would own preferred stock of such subsidiaries. Although members of Management may, therefore, own more than 1% of the common stock in the "parent company," the economic interest of the members of Management in the overall Corporate Subsidiary structure is not anticipated to materially exceed 1% because of the ownership by the Manufacturing Partnership of the preferred stock. This alternative structure would not materially change the "Unaudited Pro Forma Condensed Consolidated Financial Statements." See "Risk Factors -- Transaction Risks -- Conflicts of Interest."

THE MERGERS

     The Conversion Transaction will be accomplished by concurrently (i) effecting the Merger pursuant to which the Partnership will merge with and into the Operating Partnership and (ii) merging PCMC with and into the Corporation. Upon consummation of steps (i) and (ii), each Unit will be converted into one share of Common Stock, and the PCMC Partners will receive 16,498,709 shares of Common Stock and 634,566 shares of Special Voting Stock in cancellation of their existing, indirect ownership interest in the Partnership, the

Manufacturing Partnership and Marketing. Following the Merger, the Corporation will contribute 100% of the Nonvoting Common Stock of Marketing to the Manufacturing Partnership.

EFFECTIVE TIME

     Subject to the satisfaction of the conditions to the Conversion Transaction contained in Article IV of the Conversion Agreement, the parties shall hold a closing (the "Closing") on (1) the later of (a) the business day following the meeting of the Unitholders to consider and vote upon the Conversion Transaction or (b) the business day on which the last of the conditions to closing are fulfilled or waived or (2) at such other date as the parties thereto may agree. At the Closing the parties shall take appropriate steps to effect the Conversion Transaction, including the Mergers. All transactions shall be deemed to have occurred simultaneously and, if any single transaction is not effected, then no transaction shall be effective.

     The Mergers shall become effective upon the filing of the certificates of merger and such other documents and instruments, as required by Delaware law, with the Office of the Secretary of State of the State of Delaware.

CONDITIONS TO THE CLOSING

     Each party's obligation to effect the Conversion Transaction is subject to satisfaction of, among others, the following conditions: (1) approval and adoption of the Conversion Agreement by Unitholders holding at least 66 2/3 of the outstanding Units; (2) all required approvals under any material contracts of the Partnership or under applicable law have been obtained; (3) this Proxy Statement/Prospectus has become effective and is not subject to any stop order or a proceeding seeking a stop order; (4) the issuance of securities in the Conversion Transaction complies with all requirements of state securities or "blue sky" laws; (5) the PCMC Special Committee shall not have withdrawn its determination that the Conversion Transaction is fair to the Unitholders; (6) the fairness opinions of Merrill Lynch and Salomon Smith Barney, delivered to the Partnership and the PCMC Special Committee respectively, shall not have been rescinded prior to the date of the Closing; and (7) Skadden, Arps, Slate, Meagher & Flom LLP shall have delivered a written opinion to the effect that the Unitholders will not recognize taxable income as a result of the Conversion Transaction except to the extent that a Unitholder's allocable share of partnership indebtedness exceeds his basis. See "Material Federal Income Tax Consequences." Although the conditions to the consummation of the Conversion Transaction may, subject to certain legal requirements, be waived, the parties to the Conversion Agreement are not aware, as of the date hereof, of any conditions that will not be satisfied as of the Closing. Because of the existence of these conditions and the termination rights described below, there can be no assurance that the Conversion Transaction will occur even if approved by the requisite vote of Unitholders.

CERTAIN SPECIAL VOTING AND BOARD NOMINATION RIGHTS

     By virtue of the provisions of the Conversion Agreement and the PCMC Partners' ownership of Special Voting Stock, the PCMC Partners will have certain voting and approval rights following the consummation of the Conversion Transaction, some of which are not shared by stockholders of the Corporation. The Special Voting Stock will allow the PCMC Partners initially to have (together with the voting power associated with any Common Stock it receives in the Merger as consideration for Units it acquires in the Conversion Transaction) 27% of the vote on all matters submitted to a vote of stockholders of the Corporation. In addition, so long as the Principals retain beneficial ownership of at least five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution): (i) the Principals will have the right to designate, for nomination purposes only, a sufficient number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute a majority of the REIT Board and (ii) the PCMC Partners will have the right to vote the Special Voting Stock they hold, in a separate class vote, on certain matters required to be submitted for stockholder approval, including amendments to the Charter, issuances of more than 20% of the outstanding Common Stock for non-cash consideration, dissolution of the Corporation, mergers involving the Corporation and the sale of all or substantially all of the assets of the Corporation, as well as amendments to the Corporation's Bylaws that are proposed by the stockholders of the Corporation.

     The shares of Special Voting Stock received by the PCMC Partners will be converted into an equal number of shares of Common Stock at the option of the holder or automatically upon transfer of such shares to persons unaffiliated with the Principals. The Special Voting Stock will be entitled to the same dividends as are paid on the Common Stock. If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution), all outstanding shares of Special Voting Stock will automatically convert into Common Stock, thereby eliminating the PCMC Partners' separate class voting rights.

     If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, but is greater than three million shares of Common Stock, in the aggregate (subject to customary adjustment to avoid dilution), the Principals will have the right to designate, for nomination purposes only, the number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute two members of the REIT Board. If such beneficial ownership drops below three million shares of Common Stock (subject to customary adjustment to avoid dilution), the Principals will lose their contractual right to designate any of the Corporation's slate of nominees. Initially, the Principals shall designate one Class I director, two Class II directors and two Class III directors. See "Directors and Executive Officers."

TERMINATION

     The Conversion Agreement may be terminated and the Conversion Transaction abandoned prior to its Effective Time, whether before or after approval by the Unitholders, by action of the PCMC Board.

     The Merger Agreements may be terminated at any time prior to its Effective Time, notwithstanding approval by Unitholders, by PCMC.

     PCMC's decision to proceed with the Conversion Transaction is in the sole discretion of PCMC, subject to receipt of the requisite Unitholders' approval and satisfaction of the other conditions precedent in the Conversion Agreement. PCMC currently expects to delay the consummation of the Conversion Transaction until the Action, including the appeal and any additional claims that may be brought, is fully resolved to PCMC's satisfaction. Accordingly, there can be no assurance as to whether the Conversion Transaction will be consummated or, if consummated, the timing of such consummation.

FEES AND EXPENSES

     The costs and expenses incurred in connection with the Conversion Transaction will be paid by the party incurring such cost or expense unless such costs are incurred for the benefit of the Partnership, in which case the Partnership will pay such costs.

            INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Quarterly distributions by the Partnership of its Available Cash are made 98% to the Unitholders and 2% to PCMC. However, when per Unit quarterly distributions exceed the Target Amounts, PCMC receives, in addition to such 2%, a percentage of such excess increasing to up to 35% of any quarterly distribution above the highest Target Amount ($0.28 1/3 per Unit). The Partnership distributed $0.55 per Unit to Unitholders with respect to each quarter in 1997 and $0.57 per Unit with respect to each of the first three quarters of 1998. Because the distributions with respect to each such quarter were in excess of the Target Amounts, PCMC has received substantially in excess of 2% of the total distributions. With respect to the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995, the Unitholders received 74.5%, 75.0%, 76.2% and 76.7%, and PCMC received 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed. The Partnership has made quarterly distributions in excess of a Target Amount since September 30, 1989, and has made quarterly distributions in excess of the highest Target Amount in respect of every quarter since the second quarter of 1992. At present, PCMC is entitled to receive, in addition to distributions with respect to its 2% ownership interest, incentive distributions at the highest marginal rate of 35% of incremental increases in quarterly distributions. Conversely, if quarterly distributions were to be reduced below current levels but above the highest Target Amount of $0.28 1/3 per Unit, PCMC's general partner interest would bear 37% of the aggregate amount of the reduction. Furthermore, for decreases in quarterly distributions to levels between $0.28 1/3 per Unit and $0.21 2/3 per Unit, PCMC's general partner interest would bear between 32% and 12% of the reduction, while decreases in quarterly distributions to levels below $0.21 2/3 per Unit would be allocated 2% to PCMC's general partner interest and 98% to the Unitholders.

     Under the terms of the Conversion Transaction, PCMC will convert its general partner interest in the Partnership, including its right to (i) receive quarterly incentive distributions, (ii) receive increased distributions upon an equity issuance by the Partnership, (iii) receive disproportionate distributions upon liquidation of the Partnership and (iv) exercise exclusive control over the business and affairs of the Partnership and its 4% and 2% ownership interests in Marketing and Manufacturing Partnership, respectively, and the PCMC Partners will receive, instead, a 27% aggregate equity interest in the Corporation comprised of 16,498,709 shares of Common Stock and 634,566 shares of Special Voting Stock, which are convertible at the option of the holder into an equal number of shares of Common Stock. Unitholders should further be aware that the PCMC Partners and the Principals will be entitled to certain special voting and board nomination rights. See "Summary of the Conversion Agreement and the Merger Agreements -- Certain Special Voting and Board Nomination Rights" and "Comparison of Rights of Unitholders and Stockholders -- Voting Rights."

     As part of the Conversion Transaction, and in connection with the creation of the Corporate Subsidiaries, it is presently intended that Rick R. Holley, Charles P. Grenier, William R. Brown, Michael J. Covey, Lindsay G. Crawford, Barbara L. Crowe, Diane M. Irvine and James A. Kraft, members of Management, will purchase all of the voting common stock of the Corporate Subsidiaries, representing 1% of the outstanding common stock of the Corporate Subsidiaries, for an aggregate purchase price of approximately $1.4 million. It is possible that these Corporate Subsidiaries will be organized in a manner that permits the various Corporate Subsidiaries to elect to file consolidated returns for Federal income tax purposes. This would entail establishing a "parent company" that would be owned 96% by Manufacturing Partnership and 4% by certain members of Management. The "parent company" would, in turn, own all the common stock of the Corporate Subsidiaries and the Manufacturing Partnership would own preferred stock of such subsidiaries. Although members of Management may, therefore, own more than 1% of the common stock in the "parent company," the economic interest of the members Management in the overall Corporate Subsidiary structure is not anticipated to materially exceed 1% because of the ownership by the Manufacturing Partnership of the preferred stock. This alternative structure would not materially change the "Unaudited Pro Forma Condensed Consolidated Financial Statements." In addition, the consideration paid by members of Management under this alternative would not change because the common stock purchased by members of Management under either scenario is expected to have the same aggregate value.

     The purchase price was determined by Management based on an internally prepared discounted cash flow analysis. The actual purchase price may vary depending upon the level of debt that is transferred to the Corporate Subsidiaries in connection with the transfer of the manufacturing assets. See
Note 2(b) of the

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. With this voting common stock, these members of Management will have the exclusive right to vote on the election of directors of such subsidiaries or any other transaction for which stockholders of the Corporate Subsidiaries may otherwise be given the right to vote pursuant to applicable law. The purchase price paid by these members of Management for this voting common stock will be financed by the Corporate Loans. The Corporate Loans will be in the form of promissory notes with a maximum term of ten (10) years, but will be payable upon demand by the Corporation at any time. The Corporate Loans will have an interest rate of approximately 7.5%, payable annually, and will require that dividends with respect to the stock of the Corporate Subsidiaries be used to pay principal and interest on the Corporate Loans. Management has no direct or indirect ownership interest in PCMC or Corp I and will not receive any of the 27% aggregate equity interest to be received by the PCMC Partners in the Conversion Transaction.

     Following the Effective Time, in order to qualify under the income requirements applicable to REITs, the Operating Partnership intends to enter into one or more Stumpage Contracts with the Corporate Subsidiaries. Pursuant to the expected terms of the Stumpage Contracts, the Operating Partnership will sell timber owned by the Corporation to the Corporate Subsidiaries. Although the Corporation believes that the Stumpage Contracts provide for the sale of such timber at its fair market value, a potential conflict of interest exists with the Corporate Subsidiaries by virtue of the fact that management of the Corporation will hold, directly or indirectly, 1% of the equity of such entities and all of the voting securities of such entities. See "Plum Creek Timber Company, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements."

     The Corporation will assume from PCMC certain existing long-term incentive plans following the Conversion Transaction which contain "change of control" provisions which, upon a change in control, cause acceleration of the vesting provisions under such plans. However, the Conversion Transaction will not trigger these change of control provisions because, with respect to two of the plans, the closing of the Conversion Transaction will occur either contemporaneously with, or after, the date the plans vest by their terms, and, with respect to another plan, the compensation committee of PCMC, which has sole discretion over the acceleration of the vesting provisions in the event of a change in control, has determined not to accelerate the vesting provisions of the plan as a result of the Conversion Transaction.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP

     To the best knowledge of the Partnership, there were no beneficial owners of more than five percent of the Partnership's Units outstanding on January 22, 1998.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the total number of Units held by the directors of Corp I, the executive officers of PCMC, and all directors of Corp I and executive officers of PCMC as a group, in each case, as of December 31, 1998, and the anticipated percentages of the Corporation's Common Stock to be represented by the Common Stock received in the Conversion Transaction.

                                                    AMOUNT AND NATURE OF     PERCENTAGE OF   PERCENTAGE OF
               NAME OF INDIVIDUAL                   BENEFICIAL OWNERSHIP      OUTSTANDING     OUTSTANDING
              OR IDENTITY OF GROUP                   OF DEPOSITARY UNITS         UNITS       COMMON STOCK
              --------------------                 -----------------------   -------------   -------------
Directors
  Ian B. Davidson................................            25,312              0.05%           0.04%
  George M. Dennison.............................             2,463(a)           0.00%           0.00%
  Charles P. Grenier.............................           280,620(c)           0.61%           0.45%
  Rick R. Holley.................................           374,904(c)           0.81%           0.60%
  David D. Leland................................           102,625              0.22%           0.16%
  William E. Oberndorf...........................           895,953(b)           1.93%           27.3%(d)
  William J. Patterson...........................           895,886(b)           1.93%           27.3%(d)
  John H. Scully.................................           900,695(b)           1.94%           27.3%(d)
Executive Officers
  William R. Brown...............................            59,427(c)           0.13%           0.09%
  Diane M. Irvine................................            87,170(c)           0.19%           0.14%
  James A. Kraft.................................           154,936(c)           0.33%           0.25%
14 Executive Officers & Directors as a Group.....         2,061,760              4.45%           3.28%

---------------
(a) Includes 1,387 Units deferred under the Deferred Compensation Plan for Directors. Mr. Dennison disclaims beneficial ownership of the Units deferred.

(b) Includes 893,854 Units owned by an Employee Benefits Trust of PCMC as to which Messrs. Oberndorf, Patterson and Scully have shared voting and dispositive power. Messrs. Oberndorf, Patterson and Scully share control of, and have an indirect pecuniary interest in, PCMC's general partner interest in the Partnership. Messrs. Oberndorf, Patterson and Scully disclaim that PCMC's general partner interest in the Partnership constitutes a security.

(c) Includes vested shadow units credited to participants' accounts under the terms of the Long-Term Incentive Plan (the "LTIP") and vested and non-vested shadow units under the terms of the Management Incentive Plan (the "MIP"). Upon vesting, the participants are entitled to receive one Unit for each shadow unit that vests. Vested shadow units under the terms of the LTIP credited to the participants' accounts for Messrs. Holley, Grenier, Kraft and Brown and Ms. Irvine totaled 314,424, 224,589, 134,753, 46,358 and
    72,434, respectively. Vested shadow units under the terms of the MIP credited to the participants' accounts for Messrs. Holley, Grenier, Kraft and Brown and Ms. Irvine totaled 9,230, 7,384, 4,388, 3,077 and 3,716, respectively. Non-vested shadow units under the terms of the MIP credited to the participants' accounts for Messrs. Holley, Grenier, Kraft and Brown and Ms. Irvine totaled 15,263, 12,102, 7,908, 5,664 and 6,889, respectively.
    These shadow units in the plan participants' accounts are converted at the Effective Time into rights to receive an equal number of shares of Common Stock on each plan realization date. The plan realization date for the vested shadow units listed herein was December 31, 1998. Messrs. Holley, Grenier, Kraft and Brown and Ms. Irvine disclaim beneficial ownership of the non-vested shadow units under both the LTIP and the MIP.

(d) Includes 16,498,709 shares of Common Stock and 634,566 shares of Special Voting Stock which will be owned by the PCMC Partners following the Conversion Transaction and over which Messrs. Oberndorf, Patterson and Scully have shared voting and dispositive power. Each share of Special Voting Stock is convertible into one share of Common Stock at the option of the holder. Messrs. Oberndorf, Patterson and Scully share control of, and have an indirect pecuniary interest in, the PCMC Partners.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following eight persons are currently directors of Corp I. The eight were elected by unanimous written consent of the stockholders of Corp I to hold office until the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified. There are no family relationships among them.

     IAN B. DAVIDSON (Age 67) -- Mr. Davidson was elected a Director of Corp I in December 1992 and is a member of both the Audit and Compliance Committee and the Compensation Committee and is Chairman of the Conflicts Committee and the Audit and Compliance Committee of the PCMC Board. Since 1970, Mr. Davidson has been Chairman and Chief Executive Officer of D.A. Davidson & Co. and DADCO, a regional brokerage firm. Mr. Davidson also serves as a Director of Energy West and the DADCO Companies.

     GEORGE M. DENNISON (Age 63) -- Dr. Dennison was elected a Director of Corp I effective February 1994 and is a member of the Audit and Compliance Committee, the Compensation Committee and the Conflicts Committee of the PCMC Board. Since 1990, Dr. Dennison has been President and Professor of History at the University of Montana.

     CHARLES P. GRENIER (Age 49) -- Mr. Grenier was elected a Director of Corp I effective April 1995. Mr. Grenier has been Executive Vice President of PCMC since January 1994. Mr. Grenier was Vice President, Rocky Mountain Region of PCMC from December 1992 to December 1993, and was Vice President, Rocky Mountain Region of PCMC's predecessor from June 1989 to December 1992. Mr. Grenier also serves as a Director of Winter Sports, Inc.

     RICK R. HOLLEY (Age 46) -- Mr. Holley was elected a Director of Corp I effective January 1994. Mr. Holley has been President and Chief Executive Officer of PCMC since January 1994. Mr. Holley was Vice President and Chief Financial Officer of PCMC from December 1992 to December 1993, and was Vice President and Chief Financial Officer of PCMC's predecessor from April 1989 to December 1992.

     DAVID D. LELAND (Age 63) -- Mr. Leland became a Director and Chairman of the PCMC Board of Directors of Corp I in December 1992 and is a member of the Compensation Committee and the Conflicts Committee of the PCMC Board. Mr. Leland was President and Chief Executive Officer of PCMC from December 1992 to December 1993. Mr. Leland was a Director and President and Chief Executive Officer of PCMC's predecessor from April 1989 to December 1992.

     WILLIAM E. OBERNDORF (Age 45) -- Mr. Oberndorf was elected a Director of Corp I in November 1992 and is Chairman of the Compensation Committee of the PCMC Board. Mr. Oberndorf is Vice President and Treasurer of Corp I. Since 1991, Mr. Oberndorf's principal occupation has been as a Managing Director of SPO Partners & Co., a private investment firm that is an affiliate of the Partnership. Mr. Oberndorf serves as a Director for Bell & Howell Company, Inc.

     WILLIAM J. PATTERSON (Age 37) -- Mr. Patterson became a director of Corp I in November 1992 and is a member of the Compensation Committee of the PCMC Board. Mr. Patterson is a Vice President of Corp I. Since 1991, Mr. Patterson's principal occupation has been as a Managing Director of SPO Partners & Co., a private investment firm that is an affiliate of the Partnership.

     JOHN H. SCULLY (Age 54) -- Mr. Scully was elected a Director of Corp I in November 1992 and is a member of the Compensation Committee of the PCMC Board. Mr. Scully is President of Corp I. Since 1991, Mr. Scully's principal occupation has been as a Managing Director of SPO Partners & Co., a private investment firm that is an affiliate of the Partnership. Mr. Scully serves as a Director for Bell & Howell Company, Inc.

     PCMC presently intends that, upon consummation of the Conversion Transaction, the board of directors of the Corporation will consist of 9 members divided equally into three classes serving staggered terms, with one class of directors elected annually. The terms of the directors constituting Class I will expire in 2000. The term of the directors in Class II extends through 2001, and the term of the directors in Class III extends through 2002. The table below indicates the names of the directors in each class and the expiration of the terms of the directors in each class.

          CLASS I                     CLASS II                     CLASS III
---------------------------  ---------------------------  ---------------------------
 (TERMS EXPIRING IN 2000)     (TERMS EXPIRING IN 2001)     (TERMS EXPIRING IN 2002)
    George M. Dennison             David D. Leland              Rick R. Holley
    Charles P. Grenier            John G. McDonald              Ian B. Davidson
      John H. Scully            William E. Oberndorf         William J. Patterson

     No arrangement or understanding exists between any director or officer and any other person or persons pursuant to which any such person was or is to be selected as a director or officer. None of the directors or officers has any family relationship between them.

     The business experience, principal occupation and employment during the past five years of the director of the Corporation not already set forth above is set forth below.

     JOHN G. MCDONALD (Age 61) -- Mr. McDonald is expected to become a director of the Corporation shortly prior to the closing of the Conversion Transaction, if approved. Mr. McDonald is the IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has been a faculty member since 1968. He serves as a director of Varian Associates, Inc.; Scholastic Corp.; TriNet Corp. Realty Trust, Inc.; Garden State Vintners, Inc.; and 8 funds managed by Capital Research and Management Company and affiliates. From 1987 to 1990, Mr. McDonald served as a Governor of the National Association of Securities Dealers, the last year as Vice Chairman.

     The names, ages, offices and periods of service as executive officers of PCMC are listed below. The executive officers of PCMC are also the executive officers of the Corporation. The executive officers of PCMC and the Corporation hold office until their successors are duly appointed. There are no family relationships among them.

                                                                                            OFFICER
                   NAME                     AGE                   OFFICE                     SINCE
                   ----                     ---                   ------                    -------
Rick R. Holley............................  46     President and Chief Executive Officer     1989
Charles P. Grenier........................  49     Executive Vice President                  1989
William R. Brown(a).......................  47     Vice President, Strategic Business        1995
                                                   Development
Michael J. Covey(b).......................  41     Vice President, Resources                 1998
Lindsay G. Crawford(c)....................  49     Vice President, Southern Region           1996
Barbara L. Crowe(d).......................  47     Vice President, Human Resources           1997
Diane M. Irvine(e)........................  40     Vice President and Chief Financial        1994
                                                   Officer
James A. Kraft(f).........................  43     Vice President, General Counsel and       1989
                                                   Secretary

---------------
(a) Served since January 1998 as Vice President, Strategic Business Development of PCMC. Mr. Brown was Vice President, Resource Management of PCMC from February 1995 to January 1998, was Director, Planning for PCMC from December 1992 to February 1995 and was Director, Planning for PCMC's predecessor from August 1990 to December 1992.

(b) Served since January 1998 as Vice President, Resources of PCMC. Mr. Covey was the General Manager, Rocky Mountain Timberlands for PCMC from August 1996 to January 1998, was Director of Operations, Rocky Mountain Region for PCMC from June 1995 to August 1996, and was Plant Manager, Ksanka Sawmill for PCMC from December 1992 to June 1995 and was Plant Manager, Ksanka Sawmill for PCMC's predecessor from August 1992 to December 1992.

(c) Served since October 1996 as Vice President, Southern Region of PCMC. Mr. Crawford was the General Manager, Lumber for PCMC from December 1994 to October 1996, was Director of

     Operations, Flathead Mills for PCMC from December 1992 to November 1994 and was Director of Operations, Flathead Mills for PCMC's predecessor from June 1989 to December 1992.

(d) Served since April 1997 as Vice President, Human Resources of PCMC. From October 1995 through March 1997, Ms. Crowe was Vice President, Human Resources for Weight Watchers Gourmet Food Co., a subsidiary of the H.J. Heinz Company. From November 1991 through September 1995, Ms. Crowe worked in Human Resources at Ore-Ida Foods, Inc., a subsidiary of the H.J. Heinz Company, first as Manager, then as General Manager.

(e) Served since February 1994 as Vice President and Chief Financial Officer of PCMC. Ms. Irvine was a Partner with Coopers & Lybrand L.L.P. from October 1993 to February 1994 and was a Manager with Coopers & Lybrand L.L.P. from July 1987 to September 1993. Ms. Irvine is a member of the board of directors of the DADCO Companies.

(f) Served since April 1996 as Vice President, General Counsel and Secretary of PCMC. Mr. Kraft was Vice President, Law of PCMC from January 1994 to April 1996, was Vice President, Law and Corporate Affairs of PCMC from December 1992 to December 1993 and was Vice President, Law and Corporate Affairs of PCMC's predecessor from April 1989 to December 1992.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the Federal income tax considerations anticipated to be material to prospective stockholders of the Corporation. The discussion does not address the tax consequences that may be relevant to individual stockholders in light of their particular circumstances or any special treatment to which they may be subject under certain Federal income tax laws, such as dealers in securities, traders in securities that elect to mark to market, banks, insurance companies, tax-exempt organizations (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Stockholders of the Corporation") or non-United States persons (except to the extent discussed under the heading "-- Taxation of Non-United States Stockholders of the Corporation"), nor does it address the tax consequences of PCMC and its equity holders. This discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction.

     The information in this discussion is based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Code, existing administrative interpretations and practices of the Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law. Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Partnership, has delivered an opinion with respect to certain tax matters (the "Tax Opinion"), which is attached as Exhibit 8.1 to the Registration Statement of which this Proxy Statement/Prospectus forms a part, which contains an opinion substantially to the effect that, subject to the foregoing qualifications, the discussion set forth herein constitutes, in all material respects, a fair and accurate summary of the United States Federal income tax consequences of the purchase, ownership, and disposition of Common Stock. It is a condition to Closing that the Tax Opinion be reissued in substantially the same form on the Closing Date.

     The Partnership has received a private letter ruling from the Service confirming the tax consequences of the Conversion Transaction. In addition, the Partnership has received a substantially unqualified opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Partnership, addressing the matters described below, in particular, that the Unitholders will not recognize taxable income as a result of the Conversion Transaction, except to the extent that a Unitholder's allocable share of Partnership indebtedness exceeds his tax basis in his Units, and that the Corporation will be organized in conformity with the requirements for qualification as a REIT. The opinion regarding the Conversion Transaction is based on the private letter ruling issued by the Service to the Partnership and customary representations and assumptions for transactions of this nature. Receipt of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not, however, equivalent to the receipt of a ruling from the Service to the effect that the Corporation has been organized in conformity with the requirements for qualification as a REIT. Absent receipt from the Service of

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

a favorable private letter ruling, there can be no assurance that the Service will not challenge the Corporation's status as a REIT. See "Risk
Factors -- Transaction Risks -- REIT Qualification."

     Each Unitholder is advised to consult with its tax advisor regarding the specific tax consequences of the ownership and disposition of shares of Common Stock in light of its specific tax and investment situation and the specific Federal, state, local and foreign laws applicable to the Common Stock.

THE CONVERSION TRANSACTION

     The proposed Conversion Transaction has been structured in a manner intended to result in no recognition of taxable income to Unitholders. The Partnership has received a private letter ruling from the Service confirming the following tax consequences of the Conversion Transaction. For Federal income tax purposes, the Merger will be treated as (i) a transfer by the Partnership of its assets to the Corporation in exchange for Common Stock and the assumption by the Corporation of the Partnership's liabilities, followed by (ii) a distribution of the Common Stock by the Partnership to the Unitholders in complete liquidation of the Partnership. Unitholders will not recognize gain or loss upon the distribution by the Partnership of Common Stock in liquidation of the Partnership. Nevertheless, the Corporation's assumption of the Partnership's liabilities in the Merger will reduce each Unitholder's share of Partnership's liabilities, which reduction will be treated for Federal income tax purposes as a deemed cash distribution to Unitholders. Accordingly, the adjusted tax basis of each Unitholder's interest in the Partnership, which includes a Unitholder's share of Partnership liabilities, will be reduced to reflect each Unitholder's share of such deemed distribution. A Unitholder would recognize gain to the extent the deemed distribution exceeds the adjusted tax basis of the Unitholder's interest in the Partnership before the distribution, but the information available to the Partnership indicates that each Unitholder has a tax basis in its Units in excess of any anticipated deemed distribution. In addition, as part of its Tax Opinion, Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Partnership, has delivered an opinion, substantially to the effect that the Merger will be treated as a transfer of assets by the Partnership to the Corporation in exchange for Common Stock in a transaction that is governed by section 351 of the Code, and accordingly, no gain or loss will be recognized by the Corporation, the Partnership or the Unitholders as a result of the Conversion Transaction. For purposes of rendering the opinion expressed in the immediately preceding sentence, Skadden, Arps, Slate, Meagher & Flom LLP has assumed, with the express permission of PCMC, that each Unitholder has a tax basis in its Units in excess of any anticipated deemed cash distribution that would result from a reduction in a Unitholder's share of the Partnership's liabilities as a result of the Merger.

     The aggregate adjusted tax basis of the Common Stock received by a Unitholder in complete liquidation of the Partnership will be the same as the aggregate tax basis of the Units held by such Unitholder (after adjustment for the deemed distribution in respect of liabilities assumed by the Corporation, as discussed above). The holding period of the Common Stock received by a Unitholder will include the Partnership's holding period in the Common Stock. The Partnership's holding period in the Common Stock, in turn, will include the holding period of the assets that were deemed transferred by the Partnership to the Corporation as a result of the Merger, provided that such assets were capital assets or property described in section 1231 of the Code (i.e. assets used in a trade or business) on the date of the Merger. The Partnership believes that substantially all of the assets of the Partnership are assets described in section 1231.

     As a result of the Conversion Transaction, the Corporation and its stockholders will be required to comply with certain reporting requirements set forth in the Treasury Regulations, which will require the reporting of certain facts regarding the Conversion Transaction. The Corporation will provide stockholders with the documentation that they will be required to furnish with their tax returns for the year of the Conversion Transaction.

TAXATION OF THE CORPORATION AS A REIT

  General.

     Under Federal income tax law, if certain detailed conditions imposed by the Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate and that would otherwise be

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

subject to tax as a corporation may elect to be treated as a REIT for U.S. federal income tax purposes. These conditions relate, in part, to the nature of the entity's assets and income. If the Corporation qualifies for taxation as a REIT, it will generally not be subject to Federal corporate income tax on its taxable income that is distributed currently to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.

     The Corporation intends to elect to be treated for tax purposes as, and to operate so as to qualify as, a REIT under sections 856 through 860 of the Code, commencing with its taxable year ending on December 31, 1999. No assurance can be given, however, that the Corporation will operate in a manner so as to qualify, or remain qualified, as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP, acting as special counsel to the Partnership in connection with the Conversion Transaction, has delivered an opinion as part of its Tax Opinion substantially to the effect that commencing with the Corporation's tax year ending on December 31, 1999, the Corporation will be organized in conformity with the requirements for qualification as a REIT, and the Corporation's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT provided that (i) the elections and other procedural steps described in this discussion of "Certain Federal Income Tax Consequences" are completed in a timely fashion and (ii) the Corporation, Operating Partnership and each of their respective subsidiaries operate in accordance with various assumptions and factual representations made by the Partnership, the Corporation and the Operating Partnership concerning their organization, business, properties and operations (and the organization, business, properties and operation of the Partnership prior to the Merger). In providing its opinion, Skadden, Arps, Slate, Meagher & Flom LLP has relied upon certain representations received from the Partnership, the Corporation and the Operating Partnership. The opinion is based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise the Corporation or holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. Qualification and taxation as a REIT will depend upon the Corporation's ability to meet on an ongoing basis (through actual annual operating results, its asset base, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on a continuing basis. No assurance can be given that the actual results of the Corporation's operations for any particular taxable year will satisfy such requirements, and an opinion of counsel is not binding upon the Service. Further, the anticipated income tax treatment described in this Proxy Statement/Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure of the Corporation to Qualify as a REIT." In connection with the Conversion Transaction, the Partnership requested rulings from the Service that certain REIT requirements would be satisfied by the Corporation. Those ruling requests were withdrawn at the request of the Service to facilitate timely issuance of the private letter ruling with respect to the Federal income tax consequences of the Conversion Transaction. With the concurrence of the Service, the REIT ruling requests have been resubmitted for continued consideration by the Service. In the event that the Service does not issue such other private letter ruling on a timely basis or declines to issue such a ruling, the Partnership will rely on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding REIT qualification, as discussed above.

     The sections of the Code and the corresponding Treasury Regulations relating to the taxation of REITs and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the Federal income tax treatment of a REIT and its stockholders. This summary is based on current U.S. law, including the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which changes may apply retroactively.

     If the Corporation qualifies for taxation as a REIT, it will generally not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. The Corporation will, however, be subject to Federal income tax under certain circumstances among which are the following:
First, the

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

Corporation will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, "Distribution Policy" with respect to the Corporation's ability to elect to treat as having been distributed to its stockholders certain of its capital gains upon which the Corporation has paid taxes, in which event so much of the taxes as have been paid by the Corporation with respect to such income would also be treated as having been distributed to stockholders. Second, under certain circumstances, the Corporation may be subject to the "alternative minimum tax" on certain of its items of tax preference. Third, if the Corporation has (i) net income from the sale or other disposition of "foreclosure property" which is described in section 1221(1) of the Code (generally, property held primarily for sale to customers in the ordinary course of the Corporation's trade or business) or (ii) other nonqualifying income from foreclosure property, the Corporation will be subject to tax at the highest corporate rate on such income. Fourth, if the Corporation has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property described in section 1221(1) of the Code), such income will be subject to a 100% tax. Fifth, if the Corporation should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, the Corporation will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Corporation fails the 75% or 95% test multiplied by (ii) a fraction intended to reflect the Corporation's profitability. Sixth, if the Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than capital gain income the Corporation elects to retain and pay tax on) and (iii) any undistributed taxable income from prior periods (other than capital gains from such years which the Corporation elected to retain and pay tax on), the Corporation would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  Requirements for Qualification.

     To qualify as a REIT, the Corporation must elect to be so treated and must meet the requirements discussed below relating to the Corporation's organization, sources of income, nature of assets and distributions of income.

  Organizational Requirements.

     The capital stock of the Corporation must be held by at least 100 persons and no more than 50% of the value of such capital stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined for these purposes) at all times during the last half of the taxable year. For these purposes, certain entities such as private foundations are treated as an individual. These stock ownership requirements must be satisfied in the Corporation's second taxable year and in each subsequent taxable year. The Charter provides for certain restrictions regarding the transfer of the Corporation's capital stock in order to aid in meeting the stock ownership requirements, but these restrictions cannot insure that the Corporation will in all cases comply with these ownership requirements.

     To monitor the Corporation's compliance with the stock ownership requirements, the Corporation is required to maintain records regarding the actual ownership of its stock. To do so, the Corporation must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Corporation's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its Federal income tax return disclosing the actual ownership of the stock and certain other information.

  Income Tests.

     In order to maintain qualification as a REIT, the Corporation must annually satisfy two gross income requirements. First, at least 75% of the Corporation's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and "gain from the sale or other disposition of real property" other than property described in section 1221(1) of the Code) or from certain types of temporary investments. Second, at least 95% of the Corporation's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     In addition, any net income realized by the Corporation from the sale or other disposition of property described in section 1221(1) of the Code (including the Corporation's share of any such gain realized by the Operating Partnership) will be treated as income from a "prohibited transaction" and will not count towards satisfying the 95% and 75% income tests. Property is described in section 1221(1) of the Code if it is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. Such income will also be subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

     Rents received by the Corporation will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. It is anticipated that the only rental income the Corporation will receive will be from certain farmlands and grazing lands and from certain hunting leases. It is anticipated that any income the Corporation receives from such hunting leases and properties will constitute "rents from real property" under the applicable rules. While it is not expected that the Corporation will receive a substantial amount of rental income, the Corporation will take steps to ensure that any such rental income will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

     Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Partnership, has delivered an opinion as part of its Tax Opinion, substantially to the effect that income realized by the Operating Partnership from the disposal of timber held (or deemed held pursuant to the Code) for more than one year pursuant to the Stumpage Contracts: (i) will be characterized as gain from the sale or other disposition of real property, and (ii) will not constitute income from the sale or other disposition of real property described in section 1221(1) of the Code. Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving agreements with terms substantially the same as the Stumpage Contracts which discuss whether income from such an agreement will be characterized as gain from the sale or other disposition of property that is not described in section 1221(1) of the Code. In addition, opinions of counsel are not binding upon the Service or any court, and there can be no complete assurance that the Service will not successfully assert a contrary position. Nevertheless, the Service has issued one private letter ruling on a similar fact situation and a number of private letter rulings addressing the identical issue under an analogous provision of the Code. The Service concluded in such rulings that gains derived from the disposal of standing timber in a transaction that qualifies for treatment under section 631(b) of the Code are not gains from the disposition of property described in section 1221(1) of the Code. Although private rulings are not binding precedent, they offer insight into the Service's current position on a particular issue. As described above, the Partnership has requested rulings that certain REIT requirements would be satisfied by the Corporation. Among these rulings would be a determination to the effect that income from the Stumpage Contracts would be treated as gain from the sale of real property that is not described in section 1221(1). If the income realized by the Operating Partnership from the disposal of timber pursuant to the Stumpage Contracts is considered to be income from the sale or other disposition of property described in section 1221(1) of the Code, then the Corporation would be subject to the 100% penalty tax on such income and, as noted above, in such a situation the Corporation may not be able to satisfy the 75% or 95% of income tests necessary for it to qualify as a REIT.

     If the Corporation fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Corporation's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Corporation attaches a schedule of the sources of its income to its Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Corporation
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

would be entitled to the benefit of these relief provisions. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests.

  Asset Tests.

     The Corporation, at the close of each quarter of its taxable year, must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Corporation's total assets must be represented by real estate assets including (i) its allocable share of real estate assets held by partnerships in which the Corporation owns an interest (including its allocable share of the assets held directly or indirectly through the Operating Partnership) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Corporation, cash, cash items and government securities. Second, not more than 25% of the Corporation's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Corporation may not exceed 5% of the value of the Corporation's total assets, and the Corporation may not own more than 10% of any one issuer's outstanding voting securities.

     The Corporation anticipates that, as of the closing of the Conversion Transaction, substantially more than 75% of the fair market value of the assets indirectly owned by the Corporation through the Operating Partnership will consist of timberlands owned in fee. The Corporation also expects that, at all times, substantially more than 75% of the assets indirectly owned by the Corporation through the Operating Partnership will consist of fee ownership of timberland. Accordingly, the Corporation believes that it will be able to meet the 75% test described above at the time of the Conversion Transaction and on a going forward basis.

     In order to comply with the asset and income requirements for qualification as a REIT under the Code, the Partnership will contribute the assets that relate to its manufacturing operations and harvesting of timberlands to certain Corporate Subsidiaries. The Operating Partnership will own all of the nonvoting common stock (representing 99% of the outstanding equity) and none of the voting stock (representing 1% of the outstanding equity) of four Corporate Subsidiaries. By virtue of its ownership of a general partner interest in the Operating Partnership, the Corporation is considered to own its pro rata share of stock of such Corporate Subsidiaries. Neither the Corporation nor the Operating Partnership will own any outstanding voting securities of the Corporate Subsidiaries.

     The 5% test described above must generally be met for any quarter in which the Corporation acquires securities of the issuer. Thus, this requirement must be satisfied not only on the date the Corporation acquires securities of each of the Corporate Subsidiaries but also each time the Corporation increases its ownership of securities of any Corporate Subsidiary, (including as a result of its interest in the Operating Partnership, the exercise by the partners of their exchange rights or otherwise). Although the Corporation will take steps to ensure that it satisfies the 5% value test for any quarter with respect to which testing will occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Corporation's overall interest in one or more of the Corporate Subsidiaries. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on the assumption of continued compliance with these tests.

     If the Corporation should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Corporation's assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Corporation
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

could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

  Annual Distribution Requirements.

     In order to qualify as a REIT, the Corporation will be required to make distributions (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Corporation's "REIT taxable income" (computed without regard to the dividends paid deduction and the Corporation's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Corporation timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Corporation does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. If the Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year (other than capital gain income which the Corporation elects to retain and pay tax on as provided for below) and (iii) any undistributed taxable income from prior periods (other than capital gains from such years which the Corporation elected to retain and pay tax on), the Corporation would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Pursuant to recently enacted legislation, the Corporation may elect to retain rather than distribute its net long-term capital gains. The effect of such an election is that (i) the Corporation would be required to pay the tax on such gains at regular corporate tax rates, (ii) its stockholders, while required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by the Corporation; and (iii) the basis of a stockholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by the Corporation) included in income by such stockholder.

     It is possible that the Corporation, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above due to timing or other differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Corporation. If the Corporation does face this situation, it may elect to pay the tax and retain the capital gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, the Corporation may find it necessary to arrange for short or possibly long-term borrowings, issue equity or sell assets.

     Under certain circumstances, the Corporation may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Corporation's deduction for dividends paid for the earlier year. Thus, the Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Corporation will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Failure of the Corporation to Qualify as a REIT.

     If the Corporation fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, the Corporation will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Corporation fails to qualify as a REIT will not be deductible by the Corporation nor will they be required to be made. As a result, the cash available for distribution by the Corporation to its stockholders would be significantly reduced. In addition, if the Corporation fails to qualify as a REIT, all distributions to stockholders will be subject to tax as ordinary income, to the extent of the Corporation's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Corporation will also be disqualified

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

from being eligible to be subject to tax as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances the Corporation would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. HOLDERS OF THE CORPORATION

     As used herein, the term "U.S. Holder" means a holder of Common Stock who (for United States federal income tax purposes) is (i) an individual who is a citizen or resident of the United States; (ii) an entity which is a corporation or partnership for United States federal income tax purposes and which is created or organized in the United States or under the laws of the United States or any political subdivision thereof (although certain partnerships so created or organized may be treated, under regulations not yet published, as not a United States person); (iii) any estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a "Domestic Trust." A Domestic Trust is generally any trust with respect to which a court within the United States is able to exercise primary supervision over the administration of such trust, and as to which one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

  Distributions by the Corporation.

     Distributions made to U.S. Holders, other than tax-exempt entities, that are not designated as capital gain dividends, will generally be subject to tax as ordinary income to the extent of the Corporation's current and accumulated earnings and profits as determined for Federal income tax purposes. If the amounts distributed exceed a stockholder's allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder's adjusted basis in the Common Stock, which will not be subject to tax and thereafter as a gain from the sale or exchange of a capital asset. At the present time, the Corporation anticipates that a portion of the distributions made by the Corporation will constitute a return of capital to the holder and the remainder will generally constitute capital gain dividends.

     Distributions made by the Corporation to U.S. Holders that are properly designated by the Corporation as capital gain dividends will be subject to tax as capital gains (to the extent that they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which a U.S. Holder has held his Common Stock. The capital gains rate for individuals with respect to gains recognized from sales of assets held for more than one year is 20%. If the Corporation elects to retain capital gains rather than distribute them, a U.S. Holder will be deemed to receive a capital gain dividend equal to its share of such retained capital gains. In such a case, a stockholder will receive a tax credit or refund for its share of the tax paid by the Corporation on such undistributed capital gains and the basis of the stockholders' Common Stock would be increased by the amount of the undistributed capital gains (minus the amount of capital gains tax paid by the Corporation deemed distributed to such stockholders).

     Dividends declared by the Corporation in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Corporation on or before January 31 of the following calendar year. Stockholders may not include in their income tax returns any net operating losses or capital losses of the Corporation. The Corporation will notify each stockholder after the close of the Corporation's taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital.

     The Corporation will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Corporation up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "-- Taxation of the Corporation as a REIT -- General" and "-- Taxation of the Corporation as a REIT -- Annual Distribution Requirements." As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax free returns of capital. In addition, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Corporation's earnings and profits.

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

  Passive Activity Losses and the Investment Interest Limitation.

     Distributions made by the Corporation and gain arising from the sale or exchange by a U.S. Holder of Common Stock will not be treated as passive activity income, and, as a result, U.S. Holders will generally not be able to apply any "passive losses" against such income or gain. Dividends from the Corporation (to the extent they do not constitute a capital gain dividend or a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Net capital gain from the sale or other disposition of shares of Common Stock and capital gain dividends will generally not be considered investment income for purposes of the investment interest limitation.

  Sale of Common Stock.

     Upon any sale or other disposition of Common Stock, a U.S. Holder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the Common Stock has been held by the U.S. Holder as a capital asset and will be eligible for preferential capital gains rates if such Common Stock has been held for more than one year, as discussed above under "Distributions by the Corporation." In general, any loss recognized by a U.S. Holder upon the sale or other disposition of Common Stock that has been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Holder from the Corporation which were treated as long-term capital gains.

TAXATION OF TAX-EXEMPT STOCKHOLDERS OF THE CORPORATION

     Based upon a published ruling by the Service, distributions by the Corporation to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Corporation may be treated as UBTI to certain U.S. private pension trusts if the Corporation is treated as a "pension-held REIT." The Corporation does not anticipate that it will be a "pension-held REIT." If the Corporation were to become a pension-held REIT, these rules would generally only apply to certain U.S. pension trusts that hold more than 10% of the Corporation's stock.

TAXATION OF NON-UNITED STATES STOCKHOLDERS OF THE CORPORATION

     The rules governing United States federal income taxation of the ownership and disposition of Common Stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Holders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Holder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Corporation qualifies for taxation as a REIT. Prospective Non-U.S. Holders should consult their tax advisors to determine the impact of Federal, state, local and foreign tax laws with regard to an investment in Common Stock (including reporting requirements) in light of their individual investment circumstances. As discussed below, because of the nature of the Corporation's income, investment in the Corporation may be less favorable than investments in REITs whose principal activity is not timber-related.

  Distributions by the Corporation.

     Under FIRPTA, distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by the Corporation of United States real property interests will cause the Non-U.S. Holder to be treated as
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

recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Holders would thus generally be subject to tax at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Such gain may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation. The Corporation is generally required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Holder's United States federal income tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate (which may be 20%, 25% or 28% depending upon the facts and circumstances) on long-term capital gains of U.S. Holders that are individuals. It should also be emphasized that the Corporation believes that the income it will receive under the Stumpage Contracts will be characterized for Federal income tax purposes as gain from the sale or other disposition of real property. Accordingly, the portion of the Corporation's distribution that is not a return of capital will be subject to such treatment. Although the Corporation currently expects that a substantial portion of each distribution will be a return of capital that would not be subject to such treatment, no assurances can be given that the relative amounts of capital gain and return of capital would not change over time.

     The portion of dividends received by Non-U.S. Holders payable out the Corporation's earnings and profits which are not attributable to capital gains of the Corporation, if any, and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Common Stock. In cases where the dividend income from a Non-U.S. Holder's investment in Common Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder will generally be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are subject to tax with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

     In general, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified in an applicable tax treaty, the Corporation will presume that dividends paid on or before December 31, 1999 to a holder with an address in a foreign country will be paid to a resident of such foreign country absent knowledge that such treatment is not warranted. Under recently finalized United States Treasury Regulations applicable to dividends paid after December 31, 1999 (the "Final Regulations"), to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder will be required to either (i) provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty together with, in certain circumstances, additional information, or (ii) satisfy certain other applicable treaty certification requirements. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those persons or entities holding an interest in such entity. Non-U.S. Holders who hold Common Stock through U.S. pass-through entities should consult their tax advisors.

     Distributions in excess of current or accumulated earnings and profits of the Corporation to Non-U.S. Holders will not be subject to tax to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's Common Stock, they will give rise to gain from the sale or exchange of its Common Stock, the tax treatment of which is described below. Because at the time of a distribution the Corporation will generally not know whether such distribution is in excess of earnings and profits, the Corporation intends to withhold at rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate). Nevertheless, a Non-U.S. Holder may seek a refund of such amounts from the Service if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Corporation, and the amount withheld exceeded the Non-U.S. Holder's United States tax liability, if any, with respect to the distribution.

  Sale of Common Stock.

     Gain recognized by a Non-U.S. Holder upon the sale or exchange of Common Stock will generally not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Stock will not constitute a "United States real property interest" so long as the Corporation is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. Holders. The Corporation believes that at the closing of the Merger it will be a "domestically controlled REIT," and therefore that the sale of Common Stock will not be subject to taxation under FIRPTA. Because the Common Stock is expected to become publicly traded, however, no assurance can be given that the Corporation will continue to be a "domestically controlled REIT." If the Corporation ceases to be a "domestically-controlled REIT," gain arising from the disposition of the Corporation's shares will not be subject to tax, provided that its shares are publicly traded on an established securities market (as determined under applicable Treasury Regulations) and the stockholder holds 5% or less of the Corporation's outstanding stock during the five-year period ending on the date of disposition.

     Notwithstanding the foregoing, a Non-U.S. Holder will be subject to tax on gain from the sale or exchange of Common Stock not otherwise subject to FIRPTA if the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

  Backup Withholding Tax and Information Reporting.

     The Corporation must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

     Backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) will generally not apply to dividends (including any capital gain dividends) paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

     The payment of the proceeds from the disposition of Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Common Stock to or though a non-U.S. office of a non-U.S. broker will generally not be subject to backup withholding and information reporting.

     The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Holder's United States federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Service.

     The Service has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Unitholders should consult their tax advisors regarding the application of the final Treasury Regulations and their potential effect on the ownership of Common Stock.

TAX ASPECTS OF THE CORPORATION'S OWNERSHIP OF INTERESTS IN THE OPERATING PARTNERSHIP

     Substantially all of the Corporation's investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to
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

the Partnership, has delivered an opinion as part of its Tax Opinion, substantially to the effect that the Operating Partnership will not be classified as an association taxable as a corporation, but will instead be classified as either (A) a disregarded entity if 100% of its membership interests are held by the Corporation directly or indirectly through one or more wholly-owned subsidiaries, or (B) a partnership if, in addition to the Corporation, at least one other person that is unrelated to the Corporation or that is not, directly or indirectly, a 100% owned disregarded entity, owns an interest in the Operating Partnership. Accordingly, the Corporation will include in its income its proportionate share of the foregoing items of the Operating Partnership for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Corporation will include its proportionate share of assets held through the Operating Partnership.

OTHER TAXES

     The Corporation, the Operating Partnership, any of its subsidiaries, or the Corporation's stockholders may be subject to foreign, state and local tax in various countries, states and localities, including those countries, states and localities in which it or they transact business, own property, or reside. The state, local or foreign tax treatment of the Corporation and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of foreign, state and local tax laws upon an investment in the Common Stock in light of their individual investment circumstances.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Corporation is qualified in its entirety by reference to the Charter and Bylaws of the Corporation, a copy of each of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

GENERAL

     The authorized capital stock of the Corporation consists of 300 million shares of Common Stock, par value $.01 per share, 634,566 shares of Special Voting Stock, par value $.01 per share, 150,000,001 shares of Excess Stock, par value $.01 per share, and 75 million shares of Preferred Stock, par value $.01 per share. Upon the consummation of the Conversion Transaction, 62,822,009 shares of Common Stock will be issued and outstanding, 634,566 shares of Special Voting Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding.

COMMON STOCK AND SPECIAL VOTING STOCK

  Voting Rights.

     A discussion of stockholders' voting rights is contained in "Comparison of Rights of Unitholders and Stockholders -- Voting Rights."

     The REIT Board will be divided into three classes. See "Directors and Executive Officers."

  Dividends.

     Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Charter, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock, or property of the Corporation as may be declared thereon by the REIT Board. The holders of Special Voting Stock are entitled to receive the same dividends as holders of Common Stock, except that dividends paid in Common Stock will be paid in Special Voting Stock to such holders. A more complete discussion of the Distribution Policy of the Corporation is contained in "Distribution Policy -- The Corporation."

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

  Conversion of the Special Voting Stock to Common Stock.

     The shares of Special Voting Stock will be convertible, at the holder's option, into an equal number of shares of Common Stock. If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution), all outstanding shares of Special Voting Stock will automatically convert into Common Stock. Finally, if shares of Special Voting Stock are transferred to persons unaffiliated with the Principals, such shares will automatically convert into an equal number of shares of Common Stock.

  Liquidation Rights.

     In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation will be distributed pro rata to the holders of Common Stock and Special Voting Stock.

PREFERRED STOCK

     The Charter authorizes the REIT Board, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the Delaware General Corporation Law (the "DGCL"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers), preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof (any or all of which may be greater than the rights of the Common Stock or the Special Voting Stock).

OWNERSHIP LIMIT

     In order for the Corporation to maintain its qualification as a REIT, among other things, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). In order to protect the Corporation against the risk of losing its status as a REIT, the Charter, subject to certain exceptions, prohibits any person (other than the Principals and their affiliates) from beneficially owning (as defined in the Charter) more than the Ownership Limit of shares of Common Stock, Special Voting Stock or Preferred Stock (collectively, the "Equity Stock"). These ownership restrictions, however, allow the Principals and certain of their affiliates to beneficially own up to 27% of the outstanding Equity Stock, which exception will be permanently reduced in accordance with any reduction in its proportional beneficial ownership from sales of shares of Equity Stock by the Principals and their affiliates or new issuances of Equity Stock by the Corporation, and which exception will be increased to adjust for certain repurchases of Equity Stock by the Corporation.

     Any transfer of shares of Equity Stock that would (i) cause any person to beneficially own shares of Equity Stock in excess of the Ownership Limit not otherwise permitted as provided above, (ii) result in the shares of Equity Stock being owned by fewer than 100 persons, within the meaning of section 856(a)(5) of the Code, (iii) result in the Corporation being "closely held" within the meaning of section 856(h) of the Code, (iv) result in the Corporation failing to qualify as a "domestically controlled REIT" within the meaning of section 897(h)(4)(B) of the Code, or (v) otherwise cause the Corporation to fail to qualify as a REIT, shall be null and void, and the intended transferee will acquire no rights to the shares of Equity Stock.

     The restriction on transferability and ownership described in (i) above will not apply if the REIT Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, waives the application of the Ownership Limit to a person subject to such limit, provided that (A) the REIT Board obtains such representations and undertakings from such person as are reasonably necessary to ascertain that such person's beneficial ownership or constructive ownership of shares of Equity Stock will not at such time or in the future result in any of the situations described in (ii) through (v) above, and (B) such person agrees in writing that any violation or attempted violation of any other limitations, restrictions and conditions that the REIT Board may impose at the time of such waiver with respect to such person will result in the conversion of such shares in excess of the original limit applicable to such person into shares of Excess Stock.

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

     If any purported transfer of Equity Stock or other event resulting in an increase in any holder's percentage interest in Equity Stock would cause a purported transferee or holder to be in violation of the Ownership Limit or would cause the Corporation to be disqualified as a REIT, then the purported transferee or holder (the "Prohibited Owner") shall not acquire or shall cease to own, as the case may be, such number of shares in excess of the Ownership Limit or in excess of the highest number of shares which would allow the Corporation to remain qualified as a REIT (the "Excess Shares"). Any Excess Shares will be converted automatically into an equal number of shares of Excess Stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Corporation. Such automatic transfer shall be deemed to be effective as of the close of business on the trading day prior to the date of such violative transfer or event. Upon the occurrence of such a conversion of shares of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the REIT Board, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued by the Corporation as that particular class or series of Equity Stock.

     As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Corporation and be unaffiliated with the Corporation and any Prohibited Owner) will be required to designate one or more persons who could own such Excess Shares without violating the Ownership Limit or causing the Corporation to be disqualified as a REIT ("Permitted Transferees") and to sell such Excess Shares to such Permitted Transferees. Upon the trustee's designation and sale of the Excess Stock to the Permitted Transferee, such shares of Excess Stock will automatically convert into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action by the REIT Board, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Corporation as Excess Stock. However, if the transfer of Excess Stock to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth above, such transfer shall be void as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock or Equity Stock. Such shares of Equity Stock shall be automatically converted into Excess Stock and transferred to the trust from which they were originally transferred.

     Any Prohibited Owner shall be entitled, following acquisition of the shares of Excess Stock and the subsequent designation and sale of Excess Stock to a Permitted Transferee, to receive from the trustee sales proceeds received by the trust for such Excess Shares. The proceeds of such a sale are calculated according to a formula in the charter.

     In addition, Excess Shares held in the trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) in the case of Excess Shares resulting from a transfer for value, the price per share in the transaction that resulted in such transfer to the trust or, in the case of Excess Shares resulting from any event other than a transfer for value, the market price on the date of such event or (ii) the market price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

     The Company is required to keep such records as will disclose the actual ownership of its outstanding shares of Equity Stock. Accordingly, to enable the Company to comply with such record keeping requirements, any person who beneficially owns more than 3% of the outstanding shares of any class or series of Equity Stock (or such lower percentages as are then required pursuant to the regulations under the Code) is required to provide to the Corporation by January 31st of each year, a written statement or affidavit stating the name and address of such beneficial owner, the number of shares of Equity Stock beneficially owned by such beneficial owner and a description of how such shares are held. In addition, each record and beneficial owner of Equity Stock shall, upon demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit. In addition, the Principals and their affiliates shall promptly notify the Corporation upon any transfer of Equity Stock.

     The ownership limitations described above could have the effect of delaying, deferring or preventing a change of control of the Corporation in which holders of Common Stock might receive a premium for their shares over the then prevailing market price.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is BankBoston, N.A.

              COMPARISON OF RIGHTS OF UNITHOLDERS AND STOCKHOLDERS

GENERAL

     The Partnership is organized as a Delaware limited partnership and the Corporation is organized as a corporation under the laws of the State of Delaware. As a Delaware limited partnership, the Partnership is subject to the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"). As a Delaware corporation, the Corporation is subject to the DGCL.

     The discussion of the comparative rights of Unitholders of the Partnership and stockholders of the Corporation set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the DRULPA and the DGCL and also to the Partnership Agreement of the Partnership and the Charter and Bylaws of the Corporation.

TAXATION

     If the Corporation qualifies for taxation as a REIT, it will generally not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. As a result, the REIT structure maintains the advantages of single-layer taxation enjoyed under the current MLP structure with respect to the treatment of taxable income, including the pass-through of capital gains. Unlike an MLP, the Corporation will not be able to pass-through losses to stockholders.

     As a REIT, the Corporation will be subject to various restrictions (e.g., with respect to its assets and income), which are not applicable to MLPs. For example, certain business activities that a REIT could not perform directly will be performed by the Corporate Subsidiaries. Income generated from these activities will be subject to Federal and state corporate income tax. The same activities could be conducted directly by the MLP, and income derived from the activities would not be subject to an additional level of tax. Similarly, if the Corporation were to realize income from the sale or other disposition of property described in section 1221(1) of the Code, such income would be treated as income from a "prohibited transaction," would not qualify for the 75% or 95% gross income tests and will be subject to a 100% penalty tax. The Corporation will generally be prohibited from making sales of real property in the ordinary course of business. Consequently, the Corporation will be limited in its ability to make sales of its properties in the ordinary course of business and must carefully monitor any sales that it does make. MLPs are not subject to the same restriction. In the event that the Partnership were to derive income from the sale of property described in section 1221(1), the character of such income would be characterized as ordinary income rather than capital gain, but the income would not jeopardize the Partnership's qualification as an MLP.

     A broader array of investors, including institutional investors such as pension funds and mutual funds, may find investment in a REIT to be better than investment in a Partnership. For example, because the Partnership generates UBTI (See "Certain Federal Income Tax Consequences"), pension funds and tax-exempt institutions are effectively prohibited, for tax reasons, from buying Units in the Partnership even though the timber asset class itself may be attractive to such investors. A mutual fund, moreover, can generally not receive timber related income but must receive dividend or interest income. The Corporation will not be a pass-through entity and an investment in Common Stock of the Corporation will generate dividend income, which is not UBTI.

     The Partnership has made an election pursuant to section 754 of the Code, which generally provides for an adjustment to the basis of partnership assets upon the transfer of Units or upon the distribution of property held by the Partnership (i.e., a Unitholder's basis in its Units is generally reflected in the Partnership's basis in Partnership assets). The Corporation will not be eligible to make such an election and, consequently, a stockholder's basis in its newly-purchased Common Stock will not be reflected in the Corporation's basis in its assets.

     In addition, because stockholders will receive a Form 1099 for tax reporting purposes rather than the more complicated partnership Schedule K-1 required for MLPs, the REIT structure will result in simplified tax reporting for the Corporation's stockholders.

     In general, the adjusted tax basis of a Unitholder's interest in the Partnership includes a proportionate share of the Partnership's nonrecourse liabilities, and is adjusted upwards and downwards as the Partnership's nonrecourse liabilities increase or decrease. Partnership distributions to Unitholders (including deemed distributions resulting from any decrease in the Partnership's nonrecourse debt) generally trigger taxable gain to Unitholders only to the extent such distributions exceed a Unitholder's adjusted tax basis in the Partnership. In contrast, REIT stockholders do not include an allocable portion of the REIT's nonrecourse debt in the adjusted tax basis of their REIT shares. Thus, a Unitholder may have the ability to receive larger current distributions from the Partnership without the recognition of tax than a comparable REIT stockholder, provided that such distributions occur in tax periods without corresponding taxable income. Any benefit to Unitholders which results from an increase in the Partnership's nonrecourse debt generally confers only a timing advantage because Unitholders must include their allocable share of the Partnership's nonrecourse debt in the amount realized upon a sale of their Units. In addition, PCMC has represented that historically the Partnership's distributions to Unitholders have not generally exceeded the amount of each Unitholder's adjusted tax basis in their Units without considering the portion of such basis which is attributable to the Partnership's nonrecourse debt.

MANAGEMENT

     The Partnership Agreement provides that the general partner has the right to exercise exclusive control over the business and affairs of the Partnership, and the general partner's activities are limited to such management of the Partnership. As the general partner of the Partnership, the general partner owes a fiduciary duty to the Unitholders. However, the Partnership Agreement contains certain provisions limiting the fiduciary duty of the general partner to the Unitholders.

     For instance, the Partnership Agreement provides that whenever a conflict of interest exists or arises between the general partner or its affiliates, on the one hand, and the Partnership or any Unitholders, on the other hand, the general partner shall, in resolving such conflict, consider the relative interests of any party to such conflict, any customary or accepted industry practices, any applicable generally accepted accounting practices or principles and such additional factors as the general partner determines to be relevant, reasonable or appropriate under the circumstances. The same considerations apply whenever the Partnership Agreement provides that the general partner will act in a manner that is fair and reasonable to the Partnership or the Unitholders. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the general partner to consider the interests of all parties to a conflict of interest although it is not clear under Delaware law that such provisions would be enforceable. The Partnership Agreement also provides that in certain circumstances the general partner will act in its sole discretion, in good faith, or pursuant to other appropriate standards.

     The general partner may be removed upon the written consent or affirmative vote of Unitholders holding at least 66 2/3% of the outstanding Units (excluding Units held by the general partner and its affiliates) so long as the removal of the general partner will not result in the loss of limited liability for the Partnership or any Unitholder, and the Partnership will not be taxed as a corporation pursuant to such action.

     Pursuant to the DGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. The Corporation's Bylaws provide that the number of directors of the Corporation cannot be less than three (3) nor more than fifteen (15). Under the Charter, a director may be removed, for cause only, at a meeting of stockholders called for that purpose, by the stockholders of not less than two-thirds of the outstanding shares of Common Stock entitled to vote in the election of directors. "Cause," for purposes of the Charter, means conviction of a felony, declaration of unsound mind by order of a court, gross dereliction of duty, commission of any act involving moral turpitude, or commission of any act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial benefit to such director and a material injury to the Corporation. Any vacancy (including a vacancy created by an increase in the number of directors) will be filled, at any regular meeting or any special meeting of the directors called for that purpose, by a majority of the REIT Board. In addition, the Principals will have the right to designate, for nomination purposes only, a portion of the Corporation's slate of nominees for the REIT Board, such portion constituting either a majority of the REIT Board or two nominees to the REIT Board, such number being dependent on certain ownership limitations. See "Summary of the Conversion Agreement and the Merger Agreements -- Certain Control Rights."

VOTING RIGHTS

     Under the Partnership Agreement, Unitholders on the record date set in accordance with the Partnership Agreement are entitled to notice of, and to vote at, meetings of Unitholders of the Partnership and to act with respect to matters as to which approvals may be solicited. The following matters require the approval of 66 2/3% of the outstanding Units: (i) most amendments to the Partnership Agreement; (ii) conversion of the Partnership into a trust or other type of legal entity (excluding for purposes of approval any Units owned by the general partner and its affiliates); (iii) actions that would result in the Partnership being treated for tax purposes as a corporation (excluding for purposes of approval any Units owned by the general partner and its affiliates);
(iv) a transfer of the general partner's interest in the Partnership (excluding for purposes of approval any Units owned by the general partner and its affiliates); (v) removal of the general partner (excluding for purposes of approval any Units owned by the general partner and its affiliates); (vi) dissolution of the Partnership (excluding for purposes of approval any Units owned by the general partner and its affiliates); (vii) continuation of the business after dissolution; (viii) approval of a merger involving the Partnership that requires approval of 66 2/3% of the outstanding Units unless the merger agreement contains any provision which, if contained in an amendment to the Partnership Agreement, would require a greater percentage approval in which case the greater percentage approval is required for approval; and (ix) the cessation of the name "Plum Creek." In addition, no amendment to the Partnership Agreement may, without the prior approval of 95% of the outstanding Units, enlarge the obligations of any Unitholder, modify the compensation payable to the general partner, alter the termination date of the Partnership, restrict the rights of the general partner, or give any person the right to dissolve the Partnership.

     The general partner of the Partnership is not annually elected by the Unitholders. Unitholders may not vote on matters that would cause the Unitholders to be deemed to be taking part in the management and control of the Partnership so as to jeopardize their limited liability. Each record Unitholder may vote according to its percentage interest in the Partnership. Additional Units having special voting rights may be issued by the general partner without the approval of the Unitholders.

     The Charter and the DGCL provide that the stockholders of the Corporation shall be entitled to vote, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of the holders of the Common Stock. In determining the number of shares entitled to vote, each share of Common Stock and special Voting Stock is entitled to one vote. In addition, so long as the Principals retain beneficial ownership of at least five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution): (i) the Principals will have the right to designate, for nomination purposes only, a sufficient number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute a majority of the REIT Board and
(ii) the PCMC Partners will have the right to vote the Special Voting Stock they hold, in a separate class vote, on certain matters required to be submitted for stockholder approval, including amendments to the Charter, issuances of more than 20% of the outstanding Common Stock for non-cash consideration, dissolution of the Corporation, mergers involving the Corporation and the sale of all or substantially all of the assets of the Corporation, as well as amendments to the Corporation's Bylaws that are proposed by the stockholders of the Corporation.

     The shares of Special Voting Stock received by the PCMC Partners will be converted into an equal number of shares of Common Stock at the option of the holder or automatically upon transfer of such shares to persons unaffiliated with the Principals. The Special Voting Stock will be entitled to the same dividends as are paid on the Common Stock. If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, in the aggregate (subject to customary adjustment to avoid dilution), all outstanding shares of Special Voting Stock will automatically convert into Common Stock, thereby eliminating the PCMC Partners' separate class voting rights.

     If the beneficial ownership of the Principals drops below five million shares of Common Stock and/or Special Voting Stock, in the aggregate, but is greater than three million shares of Common Stock (subject to customary adjustment to avoid dilution), the Principals will have the right to designate, for nomination purposes only, the number of the Corporation's nominees for the REIT Board that, taken together with any previously elected designees, would constitute two members of the REIT Board. If such beneficial ownership drops below three million shares of Common Stock (subject to customary adjustment to avoid dilution), the Principals will lose their contractual right to designate any of the Corporation's slate of nominees. Initially, the Principals shall designate one Class I director, two Class II directors and two Class III directors. See "Directors and Executive Officers."

     Generally, matters submitted to the stockholders require the affirmative vote of stockholders holding a majority of the number of votes cast either present in person or by proxy at a duly convened meeting of stockholders, except that the removal of directors, certain mergers and the amendment of certain sections of the Charter requires the affirmative vote of stockholders holding
66 2/3% of the number of votes entitled to be cast on such proposals. The REIT Board is divided into three classes, with the directors in each class serving for three years and until their successors are duly qualified. Therefore, in general, the replacement of a majority of the REIT Board will take two years or the vote of 66 2/3% of the shares of Common Stock outstanding.

     The Bylaws of the Corporation require notice at least 60 days and not more than 90 days before the anniversary of the prior to the mailing of the proxy statement with respect to the last annual meeting of stockholders in order for a stockholder (a) to nominate a director or (b) to propose new business other than pursuant to notice of the meeting. The Bylaws also contain certain notice requirements in connection with the nomination of directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to act in compliance with the notice provisions will make stockholders unable to nominate directors or propose new business.

SPECIAL MEETINGS

     Any action that is required or permitted to be taken by the Unitholders may be taken either at a meeting of the Unitholders or without a meeting if consents in writing setting forth the action so taken are signed by Unitholders of such number of Units as would be necessary to authorize such action at a meeting of the Unitholders. Meetings of Unitholders may be called by the general partner or by Unitholders owning at least 20% of the outstanding Units of the class for which a meeting is proposed.

     Subject to the rights, if any, of the stockholders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of the stockholders may be called by either the Chairman of the REIT Board or by the President, any Vice President, the Secretary or any Assistant Secretary of the Corporation, by the REIT Board or a committee of the Board whose powers and authority include the power to call such meetings or by the Secretary of the Corporation upon the written request of the stockholders owning a majority of the outstanding voting stock and entitled to vote. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted upon at such meeting. Stockholders may not take any action other than at a duly convened meeting of stockholders.

LIMITED LIABILITY

     Pursuant to the DRULPA, limited partners are not liable for the obligations of the Partnership unless, in addition to the exercise of their rights and powers as limited partners, they participate in the control of the partnership. However, if a limited partner does participate in the control of the Partnership, he is liable only to persons who transact business with the Partnership reasonably believing, based upon the limited partner's conduct, that the limited partner is a general partner.

     Pursuant to the DGCL and the Charter, the personal liability of the stockholders of the Corporation is limited to the fullest extent permitted from time to time by the DGCL.

     While Delaware law affords limited partners in the Partnership and stockholders in the Corporation protection against personal liability for obligations of the Partnership and the Corporation, certain jurisdictions may not recognize limitations on personal liability to the extent such claims are not satisfied by the Partnership or the Corporation. The Board believes that any risk of personal liability would generally be limited to situations in which the Partnership's or the Corporation's public liability insurance coverage would be insufficient to satisfy claims.

DISSOLUTION OF THE PARTNERSHIP AND THE CORPORATION AND TERMINATION OF REIT
STATUS

     The Partnership Agreement provides that the Partnership will dissolve, and its affairs will be wound up, upon (i) the expiration of its term at the close of Partnership business on December 31, 2047 (ii) the election of the general partner to dissolve the Partnership if approved by the Unitholders of at least 66 2/3% of the outstanding Units (excluding Units held by the general partner and its affiliates), (iii) the sale of all or substantially all of the assets and properties of the Partnership, (iv) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the DRULPA, or (v) the withdrawal or removal of the general partner (including, but not limited to, withdrawal by reason of the bankruptcy or dissolution of the general partner) in accordance with the terms of the Partnership Agreement, provided that the Partnership shall not be dissolved upon an event described in clause (v) if the general partner gives a notice of withdrawal or is removed pursuant to the terms of the Partnership Agreement and the holders of at least a majority of the Units (excluding Units owned by the general partner and its affiliates) elect a successor general partner, which successor is admitted immediately prior to the effective time of the withdrawal (as will be the case if the Conversion Transaction is approved).

     The DGCL and the Charter permit the voluntary dissolution of the Corporation by the affirmative vote of the holders of not less than a majority of the outstanding Common Stock at a meeting of stockholders called for that purpose, and the affirmative vote by a majority of the outstanding shares of Common Stock and Special Voting Stock. A merger, consolidation or sale of substantially all of the assets of the Corporation must be approved by the affirmative vote of the holders of not less than a majority of the outstanding Common Stock at a meeting of stockholders called for that purpose, and the affirmative vote by a majority of the outstanding shares of Common Stock and Special Voting Stock.

     The Charter permits the REIT Board by a 66 2/3% vote of the members of the REIT Board to terminate the status of the Corporation as a REIT under the Code at any time. Consequently, although both limited partners and stockholders have voting rights with regard to the dissolution of the Partnership and of the Corporation, respectively, such voting rights differ in certain respects.

LIQUIDATION RIGHTS

     In connection with the liquidation of the Partnership, the proceeds of such liquidation would be applied, first, in accordance with the provisions of the Partnership Agreement and applicable law to the payment of creditors of the Partnership in order of priority provided by law, second, to the creation of a reserve for contingent liabilities in any amount determined by the liquidator and, thereafter, any remaining proceeds (or assets in kind) would be distributed to Unitholders and the general partner. Generally, upon a liquidation of the Partnership, the general partner would receive 37% of distributable assets after the Partnership has distributed to the Unitholders and the general partner an amount equal to their existing capital account balances.

     In the event of liquidation of the Corporation, the holders of Common Stock and Special Voting Stock would be entitled to share ratably in any assets remaining after satisfaction of obligations to creditors and any liquidation preferences on any series of Preferred Stock that may then be outstanding.

INDEMNIFICATION

     The Partnership Agreement provides that the Partnership will, to the fullest extent permitted by law, indemnify and hold harmless the general partner, any departing general partner, any person who is or was an affiliate of the general partner or any departing general partner, any person who is or was an officer, director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner or any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, agent or trustee of another person (collectively, "Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the general partner, a departing general partner or any affiliate of either, an employee, partner, agent or trustee of the general partner, any departing general partner or any affiliate of either or a person serving at the request of the Partnership in another entity in a similar capacity. In each case the Indemnitee must have acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The Bylaws provide that the Corporation shall provide indemnification to the fullest extent permitted under the laws of the State of Delaware for directors, officers, agents and employees. Such indemnification shall include the advance of expenses to the fullest extent permitted by law.

LIMITATIONS ON LIABILITY OF GENERAL PARTNER AND DIRECTORS

     The Partnership Agreement provides that any Indemnitee shall not be liable to the Partnership or the limited partners for monetary damages for losses sustained or liabilities incurred as a result of any acts or omission made in good faith.

     The Charter contains a provision eliminating the personal liability of a director to the Corporation or its stockholders for monetary damages to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted.

DERIVATIVE ACTIONS

     The DRULPA allows a limited partner to institute legal action on behalf of the Partnership (a derivative action) to recover damages from a third party or from a general partner where the general partner has refused to bring the action or where an effort to cause the general partner to bring the action is not likely to succeed. In addition, a limited partner may institute legal action on behalf of himself and other similarly situated limited partners (a class action) to recover damages from a general partner for violations of his fiduciary duties to the limited partners.

     Under the DGCL, a stockholder may bring an action on behalf of the REIT Corporation to recover a judgment in its favor (a derivative action) where the directors have failed to institute the action. The provisions of the DGCL relating to derivative actions are substantially similar to the provisions of the DRULPA relating to such actions.

INSPECTION OF BOOKS AND RECORDS

     The Partnership Agreement provides that a Unitholder has the right, for a purpose reasonably related to such Unitholder's interest as a limited partner of the Partnership, upon reasonable demand and at his own expense, to have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's federal, state and local tax returns for each year, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or other asset, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition, and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The general partner may, and intends to, keep confidential from third parties generally, including the Unitholders, trade secrets or other information the disclosure of which the general partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

     Similarly, upon written request and at a stockholder's own expense, any person who is a stockholder of record of the Corporation will be granted the right to examine and copy the Bylaws, minutes of the proceedings of the stockholders, the annual statement of affairs and any voting trust agreements on file at the Corporation's principal office and have prepared for him or her a statement showing all stock and securities issued during the last twelve months or a lesser period of time. Stockholders who hold and have held 5% of the stock for at least six months have the right, upon written request and at the stockholder's own expense, to examine and copy the Corporation's books of account and its stock ledger and to request a statement of affairs as well as a list of stockholders should a stock ledger not be kept at the Corporation's principal office.

DISTRIBUTIONS AND DIVIDENDS

     See "Distribution Policy."

FIDUCIARY DUTIES

     As a general partner of a limited partnership, PCMC owes the limited partners, under Delaware law, the fiduciary duties of care and loyalty in handling the affairs of the Partnership, including, in certain instances, a duty to disclose material information concerning the Partnership's affairs. PCMC believes it has satisfied its fiduciary duties in connection with the Conversion Transaction. Following consummation of the Conversion Transaction, the Corporation will be managed by its board of directors. At least one Delaware court has stated that the fiduciary duties of a general partner to limited partners are comparable to those of a director to stockholders. Other courts, however, have indicated that the fiduciary duties of a general partner are greater than those of a director to stockholders, and other Delaware courts, including the Chancery Court in the Action, have held that the fiduciary duties of a general partner can be determined or modified by the partnership agreement. The Delaware Chancery Court, in dismissing the Action, held that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. The Delaware Chancery Court held that the Partnership Agreement does have such an effect. In particular, the Partnership Agreement gives PCMC the unilateral right to submit the Conversion Transaction to Unitholders in its sole discretion. See "Risk Factors -- Transaction
Risks -- PCMC Believes it is not Subject to a Duty of Fairness in Submitting the Conversion Transaction for Unitholder Approval."

     Although it is unclear whether or to what extent there are any differences in such fiduciary duties, it is possible that the fiduciary duties of directors of the Corporation to its stockholders could be less than those of PCMC to the limited partners, which may result in decreased potential liability of the directors of the Corporation. The Charter expressly limits the potential liabilities of the directors for certain breaches of their fiduciary duties.

     The Partnership Agreement provides that neither PCMC nor any of its affiliates will be liable to the Partnership or the limited partners for any act of omission if (i) taken in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership, and (ii) the conduct did not constitute gross negligence or willful or wanton misconduct. Thus, PCMC and its affiliates may have a more limited liability to the limited partners than would otherwise be the case absent such provisions. Similarly, the Corporation's Charter provides that a director of the Corporation shall not be liable for any act or omission in the director's capacity as a director except to the extent the director is found liable for (i) a breach of the duty of loyalty, (ii) an act or omission not in good faith, (iii) a transaction in which the director received an improper benefit, or (iv) an act or omission for which the liability of a director is expressly provided for by statute. Under the Partnership Agreement, the Partnership is required to indemnify PCMC and the officers, directors, employees and agents of PCMC against liabilities and expenses incurred by PCMC or such persons if (i) PCMC or such persons acted in good faith, and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful and (ii) PCMC's or such persons' conduct did not constitute actual fraud, gross negligence or willful misconduct. The Corporation's Bylaws provide indemnification to all its directors, officers, employees and agents.

              PLUM CREEK TIMBER COMPANY, INC. UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements of Plum Creek Timber Company, Inc. reflect the conversion of Plum Creek Timber Company, L.P., a publicly traded master limited partnership, into a publicly traded real estate investment trust pursuant to the Conversion Transaction.

     The unaudited pro forma condensed consolidated balance sheet assumes the Conversion Transaction occurred on September 30, 1998. The unaudited pro forma condensed consolidated statements of income and cash flow for the nine months ended September 30, 1998 and the year ended December 31, 1997 assume the Conversion Transaction occurred at January 1, 1997.

     The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the operating results, cash flow or financial position that would have been achieved had the Conversion Transaction occurred on the indicated dates and should not be construed as representative of future operating results or financial position.

     The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes incorporated herein by reference.

                        PLUM CREEK TIMBER COMPANY, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

                                                              PRO FORMA ADJUSTMENTS
                                                             ------------------------
                                                              CORPORATE
                                              PARTNERSHIP    SUBSIDIARIES                   PRO FORMA
                                             HISTORICAL(A)   FORMATION(B)     OTHER        CORPORATION
                                             -------------   ------------   ---------      -----------
ASSETS
Current Assets:
  Cash and Cash Equivalents................   $  127,629      $             $  (1,400)(c)  $  126,229
  Inventories..............................       53,625        (53,625)                            0
  Other Current Assets.....................       43,702        (41,415)                        2,287
                                              ----------      ---------     ---------      ----------
                                                 224,956        (95,040)       (1,400)        128,516
Timber and Timberlands -- Net..............      865,801                                      865,801
Property, Plant and Equipment -- Net.......      180,421       (180,421)                            0
Investment in Equity Affiliates............            0         70,592         2,707(d)       81,916
                                                                                7,217(e)
                                                                                1,400(c)
Other Assets...............................       12,678         (6,900)                        5,778
                                              ----------      ---------     ---------      ----------
          Total Assets.....................   $1,283,856      $(211,769)    $   9,924      $1,082,011
                                              ==========      =========     =========      ==========

                                             LIABILITIES
Current Liabilities........................   $   89,538      $ (57,937)    $              $   31,601
Long-Term Debt.............................      565,600       (144,900)                      420,700
Lines of Credit............................      200,000                        7,150(f)      207,150
Other Liabilities..........................        9,829         (8,932)         (533)(d)         364
                                              ----------      ---------     ---------      ----------
          Total Liabilities................      864,967       (211,769)        6,617         659,815
                                              ----------      ---------     ---------      ----------
Commitments and Contingencies

                                               CAPITAL
Partners' Capital/Stockholders' Equity.....      418,889                        3,240(d)      422,196
                                                                                7,217(e)
                                                                               (7,150)(f)
                                              ----------      ---------     ---------      ----------
          Total Liabilities and Partners'
            Capital/ Stockholders'
            Equity.........................   $1,283,856      $(211,769)    $   9,924      $1,082,011
                                              ==========      =========     =========      ==========
Book Value per Common Share................                                                $     6.65
                                                                                           ==========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

                        PLUM CREEK TIMBER COMPANY, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

                                                              PRO FORMA ADJUSTMENTS
                                                             -----------------------
                                                              CORPORATE
                                              PARTNERSHIP    SUBSIDIARIES                  PRO FORMA
                                             HISTORICAL(A)   FORMATION(G)    OTHER        CORPORATION
                                             -------------   ------------   --------      -----------
Revenues...................................   $   725,571     $(491,387)    $             $   234,184
                                              -----------     ---------     --------      -----------
Costs and Expenses:
  Cost of Goods Sold.......................       503,259      (437,205)                       66,054
     Selling, General and Administrative...        49,031       (31,683)       1,057(h)        18,405
                                              -----------     ---------     --------      -----------
          Total Costs and Expenses.........       552,290      (468,888)       1,057           84,459
Operating Income...........................       173,281       (22,499)      (1,057)         149,725
Interest Expense...........................       (60,364)       17,244         (425)(i)      (43,545)
Other Expense -- Net.......................        (1,141)          481          393(j)          (267)
                                              -----------     ---------     --------      -----------
Income before Income Taxes and Interest in
  Equity Affiliates........................       111,776        (4,774)      (1,089)         105,913
Provision for Income Taxes.................            80           (80)                            0
                                              -----------     ---------     --------      -----------
Income (Loss) before Interest in Equity
  Affiliates' Net Income (Loss)............       111,696        (4,694)      (1,089)         105,913
Equity in Net Income (Loss) of
  Affiliates...............................             0                      2,118(k)         2,118
                                              -----------     ---------     --------      -----------
Net Income.................................   $   111,696     $  (4,694)    $  1,029      $   108,031
General Partner Interest...................        31,918                    (31,918)(l)            0
                                              -----------     ---------     --------      -----------
Net Income Allocable to Unitholders/
  Stockholders.............................   $    79,778     $  (4,694)    $ 32,947          108,031
                                              ===========     =========     ========
Estimated Conversion Costs.................                                                    (7,150)
                                                                                          -----------
Net Income After Conversion Costs..........                                               $   100,881
                                                                                          ===========
Net Income per Unit........................   $      1.72
                                              ===========
Net Income per Common Share................                                               $      1.70
                                                                                          ===========
Net Income per Common Share After
  Conversion Costs.........................                                               $      1.59
                                                                                          ===========
Weighted average number of Units
  outstanding -- Basic and Diluted.........    46,323,300
Weighted average number of Common Shares
  outstanding -- Basic and Diluted.........                                                63,456,575
Ratio of Earnings to Fixed Charges.........                                                      2.78

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

                        PLUM CREEK TIMBER COMPANY, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

                                                              PRO FORMA ADJUSTMENTS
                                                             -----------------------
                                                              CORPORATE
                                              PARTNERSHIP    SUBSIDIARIES                  PRO FORMA
                                             HISTORICAL(A)   FORMATION(G)    OTHER        CORPORATION
                                             -------------   ------------   --------      -----------
Revenues...................................   $   510,600     $(346,465)    $             $   164,135
                                              -----------     ---------     --------      -----------
Costs and Expenses:
  Cost of Goods Sold.......................       371,619      (317,119)                       54,500
  Selling, General and Administrative......        37,954       (23,315)                       14,639
                                              -----------     ---------     --------      -----------
          Total Costs and Expenses.........       409,573      (340,434)           0           69,139
Operating Income...........................       101,027        (6,031)           0           94,996
Interest Expense...........................       (44,435)       12,933         (186)(i)      (31,688)
Other Expense -- Net.......................        (2,618)         (219)          75(j)           166
                                                                               2,970(m)
                                                                                 (42)(n)
                                              -----------     ---------     --------      -----------

Income before Income Taxes and Interest in
  Equity Affiliates........................        53,974         6,683        2,817           63,474
Provision for Income Taxes.................           521          (521)                            0
                                              -----------     ---------     --------      -----------
Income (Loss) before Interest in Equity
  Affiliates' Net Income (Loss)............        53,453         7,204        2,817           63,474
Equity in Net Income (Loss) of
  Affiliates...............................             0                     (4,457)(k)       (4,457)
                                              -----------     ---------     --------      -----------
Net Income.................................   $    53,453     $   7,204     $ (1,640)     $    59,017
General Partner Interest...................        25,097                    (25,097)(l)            0
                                              -----------     ---------     --------      -----------
Net Income Allocable to
  Unitholders/Stockholders.................   $    28,356     $   7,204     $ 23,457           59,017
                                              ===========     =========     ========      ===========
Estimated Conversion Costs.................                                                    (7,150)
                                                                                          -----------
Net Income After Conversion Costs..........                                               $    51,867
                                                                                          ===========
Net Income per Unit........................   $      0.61
                                              ===========
Net Income per Common Share................                                               $      0.93
                                                                                          ===========
Net Income per Common Share After
  Conversion Costs.........................                                               $      0.82
                                                                                          ===========
Weighted average number of Units
  outstanding -- Basic and Diluted.........    46,323,300
Weighted average number of Common Shares
  outstanding -- Basic and Diluted.........                                                63,456,575
Ratio of Earnings to Fixed Charges.........                                                      2.29

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                        PLUM CREEK TIMBER COMPANY, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

                                                              PRO FORMA ADJUSTMENTS
                                                             -----------------------
                                                              CORPORATE
                                             PARTNERSHIP     SUBSIDIARIES                  PRO FORMA
                                            HISTORICAL(A)    FORMATION(O)     OTHER       CORPORATION
                                            -------------    ------------    -------      -----------
Cash Flows From Operating Activities:
Net Income................................    $ 111,696        $ (4,694)     $ 1,029(p)    $ 108,031
Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating
     Activities:
  Depreciation, Depletion and
     Amortization.........................       70,243         (23,238)                      47,005
  Loss on Asset Disposition -- Net........        1,223          (1,223)                           0
  Working Capital Changes:
     Accounts Receivable..................       (5,001)          5,001                            0
     Inventories..........................       (5,072)          5,072                            0
     Timber Contract Deposits and Other
       Current Assets.....................       11,793          (1,428)                      10,365
     Accounts Payable.....................         (453)            433                          (20)
     Other Accrued Liabilities............        3,948          (3,009)                         939
  Other...................................        1,599          (1,135)        (393)(p)      (2,047)
                                                                              (2,118)(p)
                                              ---------        --------      -------       ---------
Net Cash Provided by Operating
  Activities..............................    $ 189,976        $(24,221)     $(1,482)      $ 164,273
                                              ---------        --------      -------       ---------

Cash Flows From Investing Activities:
  Additions to Properties.................    $ (28,997)       $ 16,249      $             $ (12,748)
  Investments in Equity Affiliates........            0                       (1,400)(q)      (1,400)
  Advances from (to) Equity Affiliates....            0            (208)       1,400(q)          594
                                                                                (598)(r)
  Proceeds from Asset Dispositions........          917            (920)                          (3)
                                              ---------        --------      -------       ---------
Net Cash Used in Investing Activities.....    $ (28,080)       $ 15,121      $  (598)      $ (13,557)
                                              ---------        --------      -------       ---------

Cash Flows From Financing Activities:
  Cash Distributions......................    $(133,007)       $             $             $(133,007)
  Retirement of Long-Term Debt............      (17,400)          9,100                       (8,300)
  Borrowings on Lines of Credit...........      814,950                          425(i)      815,375
  Repayments on Lines of Credit...........     (814,950)                                    (814,950)
                                              ---------        --------      -------       ---------
Net Cash Used in Financing Activities.....    $(150,407)       $  9,100      $   425       $(140,882)
                                              ---------        --------      -------       ---------
Increase (Decrease) in Cash and Cash
  Equivalents.............................       11,489               0       (1,655)          9,834
  Cash and Cash Equivalents:
  Beginning of Period.....................      123,892                                      123,892
                                              ---------        --------      -------       ---------
  End of Period...........................    $ 135,381        $      0      $(1,655)      $ 133,726
                                              =========        ========      =======       =========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                        PLUM CREEK TIMBER COMPANY, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

                                                              PRO FORMA ADJUSTMENTS
                                                             -----------------------
                                                              CORPORATE
                                             PARTNERSHIP     SUBSIDIARIES                  PRO FORMA
                                            HISTORICAL(S)    FORMATION(S)     OTHER       CORPORATION
                                            -------------    ------------    -------      -----------
Cash Flows From Operating Activities:
Net Income................................    $  53,453        $  7,204      $(1,640)(p)   $  59,017
Adjustments to Reconcile Net Income to
  Net Cash Provided By Operating
  Activities:
  Depreciation, Depletions and
  Amortization............................       50,304         (18,539)                      31,765
  Loss on Asset Dispositions -- Net.......          444            (444)                           0
  Working Capital Charges:
     Accounts Receivable..................       (4,863)          4,863                            0
     Inventories..........................        9,312          (9,312)                           0
     Timber Contract Deposits and Other
       Current Assets.....................         (890)            403                         (487)
     Accounts Payable.....................        6,750          (6,306)                         444
     Other Accrued Liabilities............        8,796          (1,056)                       7,740
  Other...................................        3,361          (1,396)         (75)(p)       6,347
                                                                               4,457(p)
                                              ---------        --------      -------       ---------
Net Cash Provided By Operating
  Activities..............................    $ 126,667        $(24,583)     $ 2,742       $ 104,826
                                              ---------        --------      -------       ---------
Cash Flows From Investing Activities:
  Additions to Properties.................    $ (50,916)       $ 40,661      $             $ (10,255)
  Investments in Equity Affiliates........            0
  Advances to Equity Affiliates...........                      (25,378)                     (25,378)
  Proceeds from Asset Dispositions........          800            (800)                           0
                                              ---------        --------      -------       ---------
Net Cash Used In Investing Activities.....    $ (50,116)       $ 14,483      $     0       $ (35,633)
                                              ---------        --------      -------       ---------
Cash Flows From Financing Activities:
  Cash Distributions......................    $(104,903)       $             $             $(104,903)
  Retirement of Long-Term Debt............      (18,400)         10,100                       (8,300)
  Borrowings on Lines of Credit...........      550,000                          186(i)      550,186
  Repayments on Lines of Credit...........     (511,000)                                    (511,000)
                                              ---------        --------      -------       ---------
Net Cash Used In Financing Activities.....    $ (84,303)       $ 10,100      $   186       $ (74,017)
                                              ---------        --------      -------       ---------
Increase (Decrease) In Cash and Cash
  Equivalents.............................       (7,752)              0        2,928          (4,824)
Cash and Cash Equivalents:
  Beginning of Period.....................      135,381                       (1,655)        133,726
                                              ---------        --------      -------       ---------
  End of Period...........................    $ 127,629        $      0      $ 1,273       $ 128,902
                                              =========        ========      =======       =========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        PLUM CREEK TIMBER COMPANY, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

NOTE 1. BASIS OF PRESENTATION

     The accompanying financial statements include the unaudited pro forma condensed consolidated accounts of the Corporation, the Operating Partnership and the Manufacturing Partnership. On June 8, 1998, the Partnership announced the terms of a plan to convert from its current MLP structure to a REIT, which must be approved by at least 66 2/3% of the outstanding Units of the Partnership.

     The unaudited pro forma condensed consolidated financial statements have been prepared based upon the Corporation consolidating with the Operating Partnership and the Manufacturing Partnership. The basis for the consolidation is that the Corporation, or a wholly-owned subsidiary thereof, will be the general partner of the Operating Partnership and the Manufacturing Partnership and will have control over the Operating Partnership and the Manufacturing Partnership. The Corporate Subsidiaries (which include Marketing and three newly-formed Delaware corporations) will not be consolidated with the Corporation because the Manufacturing Partnership does not have any voting rights with respect to the Corporate Subsidiaries. The Corporate Subsidiaries will be accounted for using the equity method of accounting in accordance with Accounting Principles Bulletin ("APB") No. 18, "The Equity Method of Accounting for Investments in Common Stock." The basis for using the equity method is that the Corporation receives substantially all of the economic benefit from the Corporate Subsidiaries and the Corporation and the Corporate Subsidiaries have common officers. Additionally, the footnotes to the pro forma financial statements will include summarized financial information of the Corporate Subsidiaries on a combined basis. Conversion costs are estimated to be $7,150 of which approximately $2,970 has been recorded by the Partnership as of September 30, 1998. Total conversion costs of $7,150 have been reflected on the face of the unaudited pro forma condensed consolidated statement of income for both the year and nine months ended December 31, 1997 and September 30, 1998, respectively.

     The Conversion Transaction is being effected through the simultaneous merger of the Partnership into the Operating Partnership (the "Partnership Merger") and the merger of PCMC into the Corporation (the "PCMC Merger"). In the Partnership Merger (which is conditioned upon the simultaneous consummation of the PCMC Merger), the Partnership will be merged into the Operating Partnership (a wholly-owned subsidiary of the Corporation), and the general partner interest in the Partnership will be cancelled. In addition, the Units of limited partnership held by the Unitholders will be converted into the right to receive approximately 73% of the Common Stock.

     In the PCMC Merger, PCMC will be merged into the Corporation and the outstanding equity interests of PCMC will be converted into the right to receive approximately 26% of the Common Stock and 634,566 shares of Special Voting Stock.

     As a result of the Conversion Transaction, the Units will be converted on a one-for-one basis into 46,323,300 shares of Common Stock. Additionally, the equity interests in PCMC will be converted into 16,498,709 shares of Common Stock and 634,566 shares of Special Voting Stock.

     The Special Voting Stock is convertible into Common Stock at the option of the holder on a one-for-one basis and receives the same dividends as Common Stock. The Special Voting Stock is included in the denominator in computing basic and diluted earnings per share.

     The conversion of Units for Common Stock in connection with the Partnership Merger is being accounted for as a reorganization with amounts being recorded at historical cost. PCMC's sole activity relates to its management and investment in the Partnership and its subsidiaries. As a result, PCMC's assets are limited to, and comprised of, its investment in the Partnership, Manufacturing Partnership, and Marketing, along with related cash and certain long-term incentive award plan assets (which are held in a grantor trust formed by PCMC). The conversion of PCMC's general partnership interest in the Partnership for Common

                        PLUM CREEK TIMBER COMPANY, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

Stock and Special Voting Stock in connection with the PCMC Merger is being accounted for as a reorganization with amounts being recorded at historical cost. The conversion of PCMC's interest in the Manufacturing Partnership and Marketing for Common Stock and Special Voting Stock in connection with the PCMC Merger is being accounted for as a purchase of a minority interest in accordance with APB No. 16. "Business Combinations" with amounts being recorded at fair market value. As a result of the combination of reorganization accounting and purchase accounting along with other related adjustments, pro forma Stockholder's Equity as of September 30, 1998 is computed as follows:

Limited Partners' Capital (historical at September 30,
  1998).....................................................  $419,894
General Partner's Capital (historical at September 30,
  1998).....................................................    (1,005)
                                                              --------
Partner's Capital (historical at September 30, 1998)........  $418,889
Purchase of minority interest
  (2% interest in Manufacturing and 4% interest in
  Marketing)................................................     3,240
Conversion costs (all of which will be expensed)............    (7,150)
Initial accrual of the Corporate Subsidiaries deferred tax
  asset.....................................................     7,217
                                                              --------
  Pro Forma Stockholders' Equity............................  $422,196
                                                              ========

     The accompanying unaudited pro forma condensed consolidated financial statements and related notes have not been audited. In Management's opinion, all adjustments considered necessary for the fair presentation of the results of operations and financial position for the unaudited pro forma condensed consolidated financial statements have been reflected. Results for the periods for which unaudited pro forma condensed consolidated statements are provided are not necessarily indicative of those to be expected in future periods, should the conversion be approved. All significant affiliated transactions have been eliminated.

NOTE 2. PRO FORMA ADJUSTMENTS

     (a) See Notes to Plum Creek Timber Company, L.P. Combined Financial Statements (incorporated herein by reference) for the basis of presentation of the Company Historical Financial Statements.

     (b) Reflects the transfer of certain of the Partnership's assets and related liabilities of the manufacturing operations and the harvesting activities to one of four Corporate Subsidiaries. The net book value associated with the transfer has been recorded under Investment in Equity Affiliates.

     As of the balance sheet date the Corporation has the following outstanding debt obligations, which includes the current portion of $18,400:

Senior Notes due 2007.......................................  $122,000
First Mortgage Notes due 2007...............................   112,000
Senior Notes due 2009.......................................   150,000
Senior Notes due 2016.......................................   200,000
Line of Credit..............................................   200,000
                                                              --------
                                                              $784,000
                                                              ========

     In connection with the formation of the Corporate Subsidiaries, the Corporation currently contemplates that the Corporate Subsidiaries will assume $155,000 in total of the above indebtedness of the Corporation. The $155,000 indebtedness consists of the First Mortgage Notes (which are currently collateralized by the manufacturing facilities), and $43,000 face value of the Senior Notes due 2007.

                        PLUM CREEK TIMBER COMPANY, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

     The actual level of debt that is assumed by the Corporate Subsidiaries in connection with the transfer of the manufacturing assets may vary. It is anticipated that the level of debt assumed by the Corporation will range between $140,000 and $220,000 and will vary depending upon capital expenditure requirements, cash generated from operations and lender consents. However, in any case, the prepayment penalty, if any, is not anticipated to exceed $33,000, based on current treasury rates.

     (c) Represents related party notes receivables issued to various members of Management as part of the conversion. The proceeds from the notes were used by Management to purchase their 1% ownership interest in the four Corporate Subsidiaries. Management's purchase of their 1% interest in the Corporate Subsidiaries will be accounted for as a capital contribution on the books of the Corporate Subsidiaries. Accordingly, the related party notes receivables have been reclassified to Investment in Equity Affiliates. The notes are due in 10 years, payable on demand, and bear a fixed market rate of interest, which is payable annually. Management does not anticipate repayment in the near term. In the event that members of Management purchase their interests pursuant to the alternative structure described under "Summary of the Conversion Agreement and the Merger Agreements -- The Corporate Subsidiary Formation," no material change would occur in these pro forma financial statements.

     (d) The exchange of PCMC's 2% general partner interest in Manufacturing Partnership and 4% interest in Marketing for shares of Common Stock is subject to purchase accounting in accordance with APB No. 16, "Business Combinations." The basis step-up associated with this purchase is computed based on the difference between the book value and fair market value of PCMC's minority interest in Manufacturing Partnership and Marketing. As a result of these purchases, the historical minority interest related to Manufacturing Partnership and Marketing in the amount of $533 is eliminated.

     The basis step-up of approximately $2,707 will be allocated to Property, Plant and Equipment of the Corporate Subsidiaries, and as a result, has been accordingly reflected in the Corporation's Investment in Equity Affiliates. The basis step-up will be depreciated over approximately ten years. Current period depreciation expense of $268 and $201 has been reflected in computing the combined pro forma equity earnings reported by the Corporation related to its investment in the Corporate Subsidiaries for the year and nine month periods ended December 31, 1997 and September 30, 1998, respectively.

     (e) Represents the recording of a deferred tax asset of the Corporate Subsidiaries as a result of transferring the manufacturing operations and the harvesting activities from a nontaxable partnership to taxable corporations. The deferred tax asset of $7,217 represents the tax effect of temporary differences (primarily self insurance and employee benefit accruals) at the conversion date. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," a one-time adjustment is being recorded for the net temporary differences as of the conversion date. This deferred tax benefit has not been included in the pro forma statements of income due to its nonrecurring nature, and as a result, has been credited directly to stockholders' equity. No adjustment has been made for the Corporation's temporary differences (including its share of the Operating Partnership's differences) because, as a REIT, the Corporation anticipates that it will not have to pay any significant corporate-level tax.

     Current period income tax expense (benefit) of $1,280 and ($2,974) has been reflected in computing the combined pro forma equity earnings reported by the Corporation related to its investment in the Corporate Subsidiaries for the year and nine month periods ended December 31, 1997 and September 30, 1998, respectively. The income tax provision was calculated using a combined federal and state statutory tax rate of 40%.

     (f) Reflects estimated conversion costs of $7,150 of which approximately $2,970 have been recorded by the Partnership as of September 30, 1998. Conversion Transaction costs include estimated allowances for

                        PLUM CREEK TIMBER COMPANY, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

legal, investment advisory, fairness opinion, tax and financial advisory, solicitation, printing, consent fees for lender waivers, and other related costs. Conversion Transaction costs are being expensed in the Partnership's financial statements in the period incurred.

     (g) Reflects the reduction in revenues and expenses associated with the manufacturing operations and costs of harvesting timber. Following the Conversion Transaction, these activities will be conducted by the Corporate Subsidiaries and will be reported by the Corporation as Equity in Net Income
(Loss) of Affiliates.

     (h) Represents an expense of $1,655 related to the Management Incentive Plan that was previously a cost incurred by PCMC. On a pro forma basis, $1,057 of this expense has been allocated to the Corporation and the remainder has been reflected in computing the combined pro forma equity earnings reported by the Corporation related to its investment in the Corporate Subsidiaries. The allocation was based on an approximation of time anticipated to be devoted by management to the various Corporate Subsidiaries.

     (i) Reflects the increase in interest expense as a result of increased borrowings in the amount of approximately $7,150 under the Corporation's line of credit for conversion costs. The assumed incremental interest rate under the Line of Credit is 6%.

     (j) To eliminate the minority interest associated with PCMC's ownership interest in Manufacturing Partnership and Marketing.

     (k) Represents 99% of the equity income of the four Corporate Subsidiaries. As a result of the Conversion Transaction, the assets and related liabilities of the manufacturing operations and the harvesting activities will be transferred to one of four Corporate Subsidiaries. On a combined basis the unaudited pro forma financial position of the Corporate Subsidiaries as of September 30, 1998 is summarized as follows:

Current Assets..............................................  $ 97,040
Noncurrent Assets...........................................   190,028
Current Liabilities.........................................    59,937
Noncurrent Liabilities......................................   153,832

     On a combined basis the unaudited pro forma results of operations of the Corporate Subsidiaries as of periods indicated are summarized as follows:

                                                YEAR ENDED        NINE MONTHS ENDED
                                             DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                             -----------------    ------------------
Revenues...................................      $483,389              $359,536
Gross Profit...............................        21,630                 5,802
Net Income (Loss)..........................         2,139                (4,506)

     (l) Reflects the elimination of PCMC's allocation as a result of converting its general partner interest to a combination of Common Stock and Special Voting Stock.

     (m) Elimination of conversion costs which were expensed during the first nine months of 1998.

     (n) Reflects the decrease in interest income as a result of decreased cash in the amount of $1,057 for payment related to the Management Incentive Plan. See note (h).

     (o) Reflects the effect on the unaudited pro forma condensed consolidated statement of cash flows as a result of the transfer of the manufacturing operations and harvesting activities to the Corporate Subsidiaries.

                        PLUM CREEK TIMBER COMPANY, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
             (DOLLARS IN THOUSANDS, EXCEPT PER UNIT/SHARE AMOUNTS)

     (p) Reflects the effect of certain non-cash pro forma adjustments discussed above on the unaudited pro forma condensed consolidated statement of cash flows.

     (q) Represents Managements' 1% contribution to the Corporate Subsidiaries and the related effect on the equity affiliates' advance.

     (r) Represents the portion of the Management Incentive Plan paid by the Corporate Subsidiaries.

                              DISTRIBUTION POLICY

THE PARTNERSHIP

     The Partnership makes distributions to Unitholders and PCMC with respect to each calendar quarter in an amount equal to 100% of its Available Cash (as defined below) from operations for such quarter. The following is a summary of the provisions of the Partnership Agreement relating to distributions by the
Partnership:

     Available Cash.

     Available Cash for any quarter consists of:

          1. the sum of

          (a) the Partnership's net income or loss for such quarter (excluding gain on the sale of capital assets),

          (b) depreciation, depletion, amortization and certain other noncash charges (net of noncash credits) utilized in determining net income of the Partnership for such quarter,

          (c) the amount of any reduction in reserves of the Partnership of the types referred to in 2(e) below during such quarter,

          (d) proceeds to the Partnership from the sale of timberland acreage that are designated by PCMC at the time of sale as acreage for which the sales proceeds are to be included in the determination of Available Cash (not to exceed 150,000 acres in the aggregate during the existence of the Partnership, of which approximately 111,500 acres have been sold as of May 31, 1998) with respect to the quarter in which such sale occurs, and

          (e) Cash from Capital Transactions (as defined in the Partnership Agreement) received by the Partnership during such quarter in specific contemplation that such Cash from Capital Transactions will be used to refund or refinance any principal debt payments of the type specified in 2(a) below that were made during the two previous quarters,

          2. less the sum of

          (a) all principal debt payments made by the Partnership in such quarter (excluding any principal debt payments made with the proceeds from Cash from Capital Transactions received by the Partnership during such quarter or the immediately preceding four quarters),

          (b) capital expenditures made by the Partnership during such quarter (excluding any capital expenditures made with Cash from Capital Transactions received by the Partnership during such quarter or the immediately preceding four quarters or capital expenditures anticipated to be financed with Cash from Capital Transactions to be received by the Partnership prior to the end of the next succeeding quarter),

          (c) the amount of any capital expenditures, or investments as specified in clause 2(d) below, made by the Partnership in the immediately preceding quarter that were anticipated would be financed from Cash from Capital Transactions but that have not been financed from such source prior to the end of the quarter succeeding the quarter in which any such capital expenditure or investment was made,

          (d) investments in any entity (including subsidiaries and affiliates) to the extent that such investments are not otherwise included under clauses 2(a), (b) or (c) above (excluding any such investments made with Cash from Capital Transactions received by the Partnership during such quarter or the immediately preceding four quarters or investments anticipated to be made with Cash from Capital Transactions to be received by the Partnership prior to the end of the next succeeding quarter), and

          (e) the amount of reserves established by the Partnership during such quarter that are necessary or appropriate (A) to provide funds for the future payment of items of the type specified in clauses 2(a) and

     2(b) above, (B) to provide for additional working capital, (C) to provide funds for cash distributions with respect to any one or more of the next four quarters or (D) to provide funds for the future payment of interest in an amount equal to the interest to be accrued in the next quarter.

     Each of the items set forth under clauses 1(a) through 1(e) and clauses 2(a) through 2(e) inclusive for the Partnership will include a corresponding percentage of each such item of any entity whose income is accounted for on a consolidated or combined basis with the income of the Partnership, in each case in direct proportion to the Partnership's percentage interest in such entity, provided, that the items included under clauses 1(a) through 1(e) for such entity shall only be included to the extent that PCMC determines such amount to be legally available for dividends or distributions to the Partnership by such entity. As the Partnership owns a 98% profit and loss partnership interest in the Manufacturing Partnership and 96% of the capital stock of Marketing, each of the items set forth above will include 98% and 96% of the corresponding amount of such item attributable to the Manufacturing Partnership and Marketing, respectively.

     The Partnership has the authority to issue an unlimited number of additional Units or other equity securities of the Partnership ranking pari passu or junior to the Units for such consideration and on such terms and conditions as are established by PCMC, in its discretion without the approval of the Unitholders. Holders of any additional Units will be entitled to share equally with the then-existing holders of Units in distributions of Available Cash by the Partnership. As a result, the issuance of additional Units or other equity securities of the Partnership may dilute the value of the Units. Moreover, PCMC is not required to make any additional capital contributions to the Partnership in order to maintain its general partner interest, including its right to receive incentive distributions.

  Priority of Distributions.

     Distributions by the Partnership of Available Cash with respect to any quarter are made 98% to all Unitholders, pro rata, and 2% to PCMC until there has been distributed in respect of each outstanding Unit an amount equal to $0.21 2/3 per Unit (the "First Target Amount"). PCMC is entitled to receive distributions with respect to a particular quarter to the extent distributions of Available Cash to Unitholders for such quarter exceed the First Target Amount as follows:

          first, 88% of any such Available Cash then remaining to Unitholders, pro rata, and 12% to PCMC until Unitholders have received a total of
    $0.23 1/3 for such quarter in respect of each outstanding Unit (the "Second
     Target Amount");

          second, 78% of any such Available Cash then remaining to Unitholders, pro rata, and 22% to PCMC until Unitholders have received a total of $0.25 for such quarter in respect of each outstanding Unit (the "Third Target Amount");

          third, 68% of any such Available Cash then remaining to Unitholders, pro rata, and 32% to PCMC until Unitholders have received a total of
    $0.28 1/3 for such quarter in respect of each outstanding Unit (the "Fourth
     Target Amount"); and

          thereafter, 63% of any such Available Cash then remaining to Unitholders, pro rata, and 37% to PCMC.

     The quarterly distributions to PCMC set forth above that are in excess of its 2% general partner interest represent incentive distributions. The Partnership distributed $0.55 per Unit to Unitholders with respect to each quarter in 1997 and $0.57 per Unit with respect to each of the first three quarters of 1998. Because the distributions with respect to each such quarter were in excess of the Target Amounts, PCMC received substantially in excess of 2% of the total distributions. With respect to the first three quarters of 1998 and the fiscal years 1997, 1996 and 1995, the Unitholders received 74.5%, 75.0%, 76.2% and 76.7%, and PCMC received 25.5%, 25.0%, 23.8% and 23.3%, respectively, of the aggregate amount distributed. The Partnership has made quarterly distributions in excess of a Target Amount since September 30, 1989, and has made quarterly distributions in excess of the highest Target Amount in respect of every quarter since the second quarter of 1992. At present, PCMC is entitled to receive, in addition to distributions with respect to its 2% ownership interest, incentive distributions at the highest marginal rate of 35% of incremental increases in quarterly distributions. Conversely, if quarterly distributions were to be reduced below current levels but above the highest Target Amount of $0.28 1/3 per Unit, PCMC's general partner interest would bear 37% of the aggregate amount of the reduction. Furthermore, for decreases in quarterly distributions to levels between $0.28 1/3 per Unit and $0.21 2/3 per Unit, PCMC's general partner interest would bear between 32% and 12% of the reduction, while decreases in quarterly distributions to levels below $0.21 2/3 per Unit would be allocated 2% to PCMC's general partner interest and 98% to the Unitholders. The First through Fourth Target Amounts are subject to adjustment as described below in "-- Adjustment of Target Amounts." The Partnership has been able to increase and maintain its current level of distributions notwithstanding a reduction in its level of profitability during the past four quarters. Although Management believes that the current distribution level is sustainable notwithstanding the anticipated continued adverse impact of current economic conditions on the Partnership's business, there can be no assurance that current distribution levels will be maintained.

  Adjustment of Target Amounts.

     Each of the Target Amounts will be proportionately adjusted upward or downward, as appropriate, in the event of any distribution, combination or subdivision of Units (whether effected by a distribution payable in Units or otherwise. In addition, if a distribution is made of Cash from Capital Transactions, the Target Amounts will also be adjusted proportionately downward to equal the product resulting from multiplying the Target Amounts by a fraction, the numerator of which is the Unrecovered Capital (as defined below) immediately after giving effect to such distribution and the denominator of which is the Unrecovered Capital immediately prior to such distribution. The "Unrecovered Capital" with respect to the Units means, at any time (i) $6.67 (the initial public offering price per Unit of the originally issued Units after adjusting for a three-for-one split in December 1993), less (ii) the aggregate distributions of Cash from Capital Transactions on such Units. Since the inception of the Partnership there have been no distributions of Cash from Capital Transactions, and no distributions of Cash from Capital Transactions are currently contemplated.

     The Target Amounts will also be adjusted if legislation is enacted that causes the Partnership to become treated for tax purposes as a corporation or as an association treated for tax purposes as a corporation. In such event, each Target Amount for each quarter thereafter would be reduced to an amount equal to the product of (i) the Target Amount, and (ii) one minus the sum of (x) the highest marginal federal corporate income tax rate (expressed as a percentage) applicable to the Partnership during the year in which such quarter occurs plus
(y) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership for the calendar year next preceding the calendar year in which such quarter occurs (after taking into account the benefit of any deduction allowable for Federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to federal, state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Target Amounts would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

  Distributions of Cash from Capital Transactions.

     Cash from Capital Transactions generally is generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business). Cash from Capital Transactions may be distributed or retained by the Partnership for reinvestment or other Partnership purposes in the sole discretion of PCMC, except that the Partnership is required to distribute Cash from Capital Transactions in an amount per Unit equal to 125% of the Federal income tax liability imposed upon an individual Unitholder with respect to a Unit as a consequence of the transaction (assuming the maximum marginal Federal income tax rate for an individual taxpayer is in effect for all Unitholders at the time of the transaction) unless (i) the aggregate amount in the year in which the transaction occurs is $0.10 or less per Unit or (ii) the distribution is prohibited by any of the Partnership's debt instruments or other requirements binding upon the Partnership or any of its subsidiaries, in which case no distribution is required. Any Cash from Capital Transactions distributed by the Partnership will be distributed 98% to all Unitholders, pro rata, and 2% to PCMC until there has been distributed with respect to each outstanding Unit since the Partnership commenced operations through such date, distributions of Cash from Capital Transactions that in the aggregate for all Unitholders is equal to $287,050,000 (the product of the initial public offering price per Unit ($6.67, after adjusting for a three-for-one split in December 1993) and the number of originally issued Units). Thereafter, all Cash from Capital Transactions, to the extent distributed by PCMC, will be distributed as described above under "-- Priority of Distributions." Since the inception of the Partnership there have been no distributions of Cash from Capital Transactions, and no distributions of Cash from Capital Transactions are currently contemplated.

  Distributions of Cash Upon Liquidation.

     In connection with a dissolution and liquidation of the Partnership, the proceeds of such liquidation would be applied, first, in accordance with the provisions of the Partnership Agreement and applicable law to the payment of creditors of the Partnership in order of priority provided by law, to the creation of a reserve for contingent liabilities in any amount determined by the liquidator and, thereafter, any remaining proceeds (or assets in kind) would be distributed to Unitholders and PCMC as set forth below.

     In the event of a liquidation, the holders of Units would be entitled to share with PCMC in the remainder of the Partnership's assets in proportion to their respective capital account balances in the Partnership, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of the dissolution and liquidation of the Partnership ("Termination Capital Transactions"), including any unrealized gain or loss attributable to assets distributed in kind. Any such gain ("Net Termination Gain") would be allocated as follows:

          first, to each partner having a deficit balance in such partner's capital account in the proportion of such deficit to the deficit balances in the capital accounts of all partners, until each such partner has been allocated Net Termination Gain equal to such deficit in its capital account;

          second, 98% to all Unitholders, pro rata, and 2% to PCMC until the capital account of each outstanding Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Unit, and (ii) the First Target Amount;

          third, 88% to Unitholders, pro rata, and 12% to PCMC until the capital account of each outstanding Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Unit, and (ii) the Second Target Amount;

          fourth, 78% to Unitholders, pro rata, and 22% to PCMC until the capital account of each outstanding Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Unit, and (ii) the Third Target Amount;

          fifth, 68% to Unitholders, pro rata, and 32% to PCMC until the capital account of each outstanding Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Unit, and (ii) the Fourth Target Amount; and

          thereafter, 63% to all Unitholders, pro rata, and 37% to PCMC.

     Any loss or unrealized loss ("Net Termination Loss") would be allocated first, to PCMC and the Unitholders, in proportion to the positive balances in such partner's capital accounts until all such balances are reduced to zero and, second, to PCMC.

THE CORPORATION

     It is anticipated that the REIT Board will make quarterly dividends consistent with the Partnership's historical policy of making cash distributions to Unitholders at sustainable and increasing levels. Nevertheless, the REIT Board, in its sole discretion, will determine the actual dividend rate based on the Corporation's results of operations, cash flow and capital requirements, economic conditions, tax considerations (including those related to maintaining REIT status) and other factors. In addition, unlike most existing REITs, the Corporation anticipates that its operations will generate capital gains and net ordinary losses, which is expected to result in an overall net capital gain. This is because the sale of timber pursuant to stumpage contracts results in the recognition of capital gain under the Code. The Code does not require that REITs distribute capital gain income, unlike ordinary income such as rents. Accordingly, the Corporation does not anticipate that the requirement that a REIT distribute 95% of its net taxable income (excluding net capital gains) will require the Corporation to distribute any material amounts of cash to remain qualified as a REIT.

     As a result of the Conversion Transaction, PCMC's ownership in the Partnership and its subsidiaries, including its 2% general partner interest in the Partnership and the related Incentive Rights, will be converted into a 27% aggregate equity interest in the Corporation which, unlike the current Incentive Rights, will entitle the PCMC Partners to a fixed percentage of distributions regardless of the amount of distributions paid or the performance of the business. See "Summary of the Conversion Agreement and the Merger Agreements."

                              RESALE OF SECURITIES

SECURITIES ACT RESTRICTIONS

     Shares of Common Stock received by persons who may be deemed to be "affiliates" of the Partnership may be sold by those persons only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. Rule 145 provides, in general, that the securities may be sold by the affiliate during the one year following the date the securities were acquired from the Corporation if (i) there is available adequate current public information with respect to the Corporation, (ii) the number of shares of Common Stock sold within any three month period does not exceed the greater of 1% of the total number of outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date of receipt of the order to execute the transaction by a broker or the date of execution of the transaction directly with a market maker and (iii) the securities are sold in transactions directly with a "market maker" or in "brokers' transactions" within the meaning of Rule 144 under the Securities Act. Rule 145 further provides that during the second year following the date the securities were acquired from the Corporation the affiliate may sell such securities if the affiliate is not an affiliate of the Corporation and there is available adequate public information with respect to the Corporation, and after the second year the affiliate may sell the securities without restriction if the affiliate is not, and has not been for at least three months, an affiliate of the Corporation.

RESALES BY THE PCMC PARTNERS AND RELATED ENTITIES

     Pursuant to the terms of the Conversion Agreement, the Corporation will enter into a registration rights agreement with the PCMC Partners and related entities on usual and customary terms reasonably satisfactory to such parties. The provisions of this registration rights agreement will allow such parties to demand a registration of their Common Stock once during each six-month period commencing twelve months after the Effective Time (with each demand covering not less than 1 million shares of Common Stock), customary piggyback registration rights and customary indemnification for violations of the Securities Act and the Exchange Act. All such registration rights may also be exercised by the Principals and certain of their transferees. The Corporation has agreed to pay for the customary costs of registration, excluding broker's fees, discounts, transfer taxes or other selling expenses and the expenses of legal counsel to the selling stockholders.

                                 LEGAL MATTERS

     Certain legal matters including the validity of the issuance of the Common Stock being offered hereby and the United States federal income tax consequences in connection with the Conversion Transaction will be passed upon for the Partnership and the Corporation by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

     The combined balance sheet as of December 31, 1997 and 1996, the combined statements of income and cash flows for each of the three years in the period ended December 31, 1997 of Plum Creek Timber Company, L.P. and the balance sheet of Plum Creek Timber Company, Inc. as of November 30, 1998 and June 5, 1998 incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The balance sheet as of December 31, 1997 of Plum Creek Management Company, L.P. included in this Proxy Statement/Prospectus has been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS:
  Report of Independent Accountants.........................   F-2
  Balance Sheet as of December 31, 1997 and September 30,
     1998 (unaudited).......................................   F-3
  Notes to Balance Sheet....................................   F-4

                    [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the General and Limited Partners of
Plum Creek Management Company, L.P.

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Plum Creek Management Company, L.P. ("the Company") at December 31, 1997, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit of this financial statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Seattle, Washington
September 29, 1998

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

                                 BALANCE SHEET

                                 (IN THOUSANDS)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                               (UNAUDITED)
                                          ASSETS
Current Assets:
  Cash and Cash Equivalents.................................    $ 1,951          $   102
  Unamortized Deferred Compensation.........................      3,485            1,360
  Due from Plum Creek Timber Company, L.P...................                         703
  Receivable from Plum Creek Timber Company, L.P............                       5,193
  PCMC Benefits Trusts......................................      4,264           16,166
                                                                -------          -------
                                                                  9,700           23,524
Equity Investments:
  Plum Creek Timber Company, L.P. ..........................     26,861           25,341
  Plum Creek Marketing, Inc.................................        951              138
  Plum Creek Manufacturing Company, L.P.....................        478              388
PCMC Benefits Trusts........................................     26,871           14,495
                                                                -------          -------
          Total Assets......................................    $64,861          $63,886
                                                                =======          =======

                                        LIABILITIES

Current Liabilities:
  Accounts Payable..........................................    $    30          $
  Deferred Compensation Payable.............................      4,264           22,719
  Due to Plum Creek Timber Company, L.P.....................        139
  Advance from Plum Creek Timber Company, L.P...............      3,744
                                                                -------          -------
                                                                  8,177           22,719
Deferred Compensation Payable...............................     28,268           14,495
                                                                -------          -------
          Total Liabilities.................................     36,445           37,214
                                                                -------          -------
Commitments and Contingencies

                                     PARTNERS' CAPITAL

General Partner.............................................        284              267
Limited Partner.............................................     28,132           26,405
                                                                -------          -------
          Total Partners' Capital...........................     28,416           26,672
                                                                -------          -------
          Total Liabilities and Partners' Capital...........    $64,861          $63,886
                                                                =======          =======

       The accompanying notes are an integral part of this balance sheet.

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

                             NOTES TO BALANCE SHEET

              (ALL AMOUNTS AS OF SEPTEMBER 30, 1998 ARE UNAUDITED)

1. ACCOUNTING POLICIES

     BASIS OF PRESENTATION. Plum Creek Management Company, L.P. ("PCMC") was formed in 1992 for the purpose of acquiring a 2% general partnership interest in Plum Creek Timber Company, L.P. (the "Partnership"), a 2% general partnership interest in Plum Creek Manufacturing, L.P. ("Manufacturing") and 4% of Plum Creek Marketing, Inc. ("Marketing"). PCMC manages the affairs of the Partnership, Manufacturing and Marketing, collectively referred to as "Plum Creek". Plum Creek's management members are employees of PCMC. PCMC is reimbursed for all salary, bonuses and benefits, except for the Management Incentive Plan (the "MIP"). The Partnership is a publicly traded limited partnership and holds the remaining 98% limited partner interest in Manufacturing and the remaining 96% of Marketing. Plum Creek owns, manages and operates approximately 2.4 million acres of timberland and eleven wood products conversion facilities in the Northwestern and Southeastern United States.

     The September 30, 1998 balance sheet and related notes are unaudited and do not include all the information required by generally accepted accounting principles to be included in a full set of financial statements. In the opinion of management, all material adjustments necessary to present fairly the financial position at September 30, 1998 have been included. All such adjustments are of a normal and recurring nature.

     The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS. PCMC considers all highly liquid investments (other than those included in the PCMC benefit trusts) purchased with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are deposited with two financial institutions.

     EQUITY INVESTMENTS. Equity investments are accounted for using the equity method of accounting whereby the original purchase price is adjusted by PCMC's share of the investees' earnings or losses and reduced by any distributions received. PCMC accounts for its investment in the Partnership and Manufacturing under the equity method of accounting as a result of holding the general partnership interest in each entity. PCMC accounts for its investment in Marketing under the equity method of accounting due to its significant influence over Marketing as a result of holding the general partnership interest in the Partnership, which in turn owns 96% of Marketing. Substantially all of PCMC's income is derived from its general partnership interest in the Partnership.

     PCMC BENEFIT TRUSTS. PCMC has two grantor trusts which were established for the purpose of funding deferred compensation and long-term incentive plans. Investments in the trusts consist of cash, mutual funds and units of the Partnership ("Units"). The mutual fund investments and Units are initially recorded at cost and adjusted to fair value at the balance sheet date based on quoted market prices. Correspondingly, deferred compensation payable is adjusted for the change in the fair value of these investments.

     The terms of the trust agreements state that the assets of the trusts are available to satisfy the claims of general creditors of PCMC and the Partnership.

     UNIT BASED COMPENSATION PLANS. PCMC accounts for Unit-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25. See
Note 3 to Notes to Balance Sheet for discussion of these plans.

     DEFERRED COMPENSATION PAYABLE. When a performance target is met, a liability is recorded equal to the number of Units awarded times the Unit value on such date. Subsequently, the liability is adjusted for realized and unrealized gains and losses associated with the Units awarded.

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

     UNAMORTIZED DEFERRED COMPENSATION. When a performance target is met, unamortized deferred compensation is recognized equal to the number of Units awarded times the Unit value on such date. The deferred compensation is amortized to expense over the service period with immediate expense recognition for the portion that relates to prior service.

     RECEIVABLE/ADVANCE FROM PLUM CREEK TIMBER COMPANY, L.P. The costs associated with administering and funding PCMC's benefit plans (except the MIP) are borne by Plum Creek. PCMC records an advance from the Partnership as funds are transferred to PCMC in satisfaction of the Partnership's obligation associated with these plans. The advance is reduced as reimbursement income associated with these plans is recognized. Reimbursement income is recognized at the same time and in the same amount as the amortization of the deferred expense. A receivable is recognized to the extent the cumulative compensation expense recognized to date exceeds the Partnership's funding. The receivable/advance is also adjusted for the difference between the cost to PCMC for the purchase of Units and the related expense associated with meeting a performance target.

     INCOME TAXES. PCMC is not subject to federal and state income tax and its net income (loss) is included in the tax returns of its partners.

     DISTRIBUTIONS. Cash not needed to fund the operations of PCMC is distributed to the limited partner and the general partner based on the partnership sharing arrangement of 99% and 1%, respectively.

     NEW ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes a new model for accounting for derivatives and hedging activities. The implementation of FAS 133 is required for financial statements issued for periods beginning after June 15, 1999; earlier adoption is permitted. Adoption of this standard is not expected to have a material impact on the Company's financial position.

2. EQUITY INVESTMENTS

     PCMC, as the general partner of the Partnership, is entitled to 2% of the Partnership distributions. In the event the Partnership's distributions exceed $0.216667 per Unit per quarter, PCMC receives an incentive distribution as provided by the Partnership's partnership agreement. During the year ended December 31, 1997 and the nine month period ended September 30, 1998, PCMC received Partnership cash distributions totaling $33.0 million and $26.6 million, of which $30.3 million and $24.5 million were incentive distributions, respectively.

     Summarized condensed combined balance sheets of the Partnership, Manufacturing and Marketing, which are accounted for under the equity method of accounting, are as follows (in thousands):

                                                  DECEMBER 31,    SEPTEMBER 30,
                                                      1997            1998
                                                  ------------    -------------
                                                                   (UNAUDITED)
Current Assets..................................   $  232,254      $  224,956
Noncurrent Assets...............................    1,068,643       1,058,900
                                                   ----------      ----------
          Total Assets                             $1,300,897      $1,283,856
                                                   ==========      ==========
Current Liabilities.............................   $   73,992      $   89,538
Noncurrent Liabilities..........................      756,568         775,429
Partners' Capital...............................      470,337         418,889
                                                   ----------      ----------
          Total Liabilities and Partners'
            Capital                                $1,300,897      $1,283,856
                                                   ==========      ==========

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

3. DEFERRED COMPENSATION PAYABLE AND BENEFIT TRUSTS

     LONG-TERM INCENTIVE PLAN. Effective October 1, 1993, PCMC established a Long-Term Incentive Plan ("LTIP") which authorizes granting of up to 2,000,000 Unit Appreciation Rights ("UARs") to certain executives of PCMC. When any of five Unit Value Targets ("UVTs") established by the LTIP are met through a combination of Unit market appreciation plus Partnership cash distributions, a percentage of the UARs is triggered and Units are credited to the executives' accounts. Units in the executive's accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions. The performance period under the LTIP during which UVTs may be met ends December 31, 1998. Earned Units generally vest at the end of the performance period.

     PCMC has granted 1,436,534 UARs, net of forfeitures, which results in a total of 722,373 Units being earned under the LTIP if no Units are forfeited prior to the end of the performance period. As of December 31, 1997, four UVTs had been achieved and 493,938 Units had been allocated to the executives' accounts. In addition, 70,688 Units have been credited to their accounts as a result of distributions. In April 1998, the fifth and final UVT was achieved. As a result, an additional 228,435 Units were allocated to the executives' accounts. As of September 30, 1998, 112,879 Units had been credited to their accounts as a result of distributions. Total compensation expense, which will be recognized over the life of the plan, with respect to the achievement of the four UVTs as of December 31, 1997 and the five UVTs as of September 30, 1998 is approximately $14.2 million and $21.8 million, respectively. Unamortized deferred compensation was $2.8 million and $1.1 million as of December 31, 1997 and September 30, 1998, respectively.

     KEY EMPLOYEE LONG-TERM INCENTIVE PLAN. Effective January 1, 1994, PCMC established a Key Employee Long-Term Incentive Plan ("KLTIP") for certain of its key employees, which authorizes granting of up to 500,000 UARs. The KLTIP provisions are similar to the LTIP described above. PCMC has granted 358,933 UARs, net of forfeitures, which results in a total of 180,493 Units being earned under the KLTIP if no Units are forfeited prior to the end of the performance period. Units in the participants' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions. Earned Units generally vest at the end of the performance period. As of December 31, 1997, four UVTs had been achieved and 112,847 Units had been allocated to the key employees' accounts. In addition, 11,028 Units had been credited to their accounts as a result of distributions. In April 1998, the fifth and final UVT was achieved. As a result, an additional 67,646 Units were allocated to the key employees' accounts. As of September 30, 1998, 20,998 Units have been credited to their accounts as a result of distributions. Total compensation expense, which will be recognized over the life of the plan, with respect to the achievement of the four UVTs as of December 31, 1997 and the five UVTs as of September 30, 1998 is approximately $3.3 million and $5.4 million, respectively. Unamortized deferred compensation was $.7 million and $.3 million as of December 31, 1997 and September 30, 1998, respectively.

     MANAGEMENT INCENTIVE PLAN. Effective January 1, 1994, PCMC established the MIP for certain executives of PCMC. An annual bonus of up to 100% of the respective executive's base salary may be awarded if certain performance objectives established by PCMC are met by the Partnership and the executive. One-half of the bonus will be paid annually in cash and the remaining half will be converted into Units at fair market value and will be distributed at the end of three years. Units in the executives' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions. Units generally vest when they are awarded. As of December 31, 1997 and September 30, 1998, 86,208 Units and 115,440 Units were awarded under this Plan, respectively (which includes 13,049 Units and 16,806 Units as a result of distributions on Units awarded). As of December 31, 1997 and September 30, 1998, 0 Units and 36,699 Units, respectively, have been distributed to plan participants. Costs incurred in administering and funding the plan are borne by PCMC.

     OTHER INCENTIVE PLANS. Certain employees of PCMC participated in other incentive plans which were established prior to January 1, 1994 and are fully funded and vested. Cash and Units, the receipt of which has

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

been deferred by the participants, are held by PCMC. Deferred balances accrue earnings to the benefit of the participants.

     OTHER BENEFIT PLANS. PCMC employees are included in multi-employer plans (pension and thrift and profit sharing plans) established by the Partnership. As a result of PCMC's reimbursement arrangement with the Partnership, these costs are borne by the Partnership.

     Deferred compensation payable related to the various plans is summarized as follows:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1997            1998
                                                    ------------    -------------
                                                                     (UNAUDITED)
LTIP..............................................    $ 17,080        $ 23,387
KTIP..............................................       3,747           5,642
MIP...............................................       4,349           2,205
Other Incentive Plans.............................       7,356           5,980
                                                      --------        --------
                                                        32,532          37,214
Less current portion..............................      (4,264)        (22,719)
                                                      --------        --------
Long-term.........................................    $ 28,268        $ 14,495
                                                      ========        ========

     PCMC BENEFITS TRUSTS. The cost and fair value of the investments held in two grantor trusts are as follows (in thousands):

                                                              GROSS        GROSS
                                                            UNREALIZED   UNREALIZED    FAIR
                                                   COST       GAINS        LOSSES      VALUE
                                                  -------   ----------   ----------   -------
DECEMBER 31, 1997
------------------------------------------------
Cash............................................  $ 1,368     $   --      $    --     $ 1,368
Mutual Funds....................................    4,712        580           --       5,292
Partnership Units (809,097).....................   21,277      4,050         (852)     24,475
                                                  -------     ------      -------     -------
PCMC Benefit Trusts.............................  $27,357     $4,630      $  (852)    $31,135
                                                  =======     ======      =======     =======

                                                              GROSS        GROSS
                                                            UNREALIZED   UNREALIZED    FAIR
                                                   COST       GAINS        LOSSES      VALUE
                                                  -------   ----------   ----------   -------
SEPTEMBER 30, 1998 (UNAUDITED)
------------------------------------------------
Cash............................................  $   602     $   --      $    --     $   602
Mutual Funds....................................    5,260         --         (229)      5,031
Partnership Units (893,854).....................   23,554      2,873       (1,399)     25,028
                                                  -------     ------      -------     -------
PCMC Benefit Trusts.............................  $29,416     $2,873      $(1,628)    $30,661
                                                  =======     ======      =======     =======

     As a result of achieving the fifth and final UVT in April 1998, PCMC has adopted new incentive plans with similar terms in which awards may be earned through the year ending December 31, 2003. During the second quarter of 1998, grants of 1,158,500 UARs were made to officers and key employees, which over the life of the plan could result in 1,158,500 Units being earned if all five targets are met. No targets have been met as of September 30, 1998 under these plans.

4. REORGANIZATION

     On June 8, 1998 the Partnership announced that the Board of Directors of PC Advisory Corp. I ("Advisory Corp"), the ultimate general partner of the Partnership, had authorized the Partnership to seek approval from its Partnership unitholders ("Unitholders") to convert (the "Conversion Transaction") its

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

structure from a publicly traded Master Limited Partnership into a publicly traded Real Estate Investment Trust ("REIT"). The Conversion Transaction is conditioned upon the approval of the holders of two-thirds of the Partnership's outstanding Units. In connection with the Conversion Transaction, the Unitholders will exchange, on a one-for-one basis, their Units for shares of common stock in the REIT. PCMC will exchange its general partner interest in the Partnership and Manufacturing and its interest in Marketing for a 27% equity interest in the REIT and will also receive certain control rights. Additionally, as a result of the merger, PCMC's benefit plan liabilities and related assets will be transferred to the REIT. The solicitation of Unitholder approval of the Conversion Transaction and the exchange of shares in the REIT for the Partnership's outstanding Units will be made by means of a proxy statement/prospectus provided to the Unitholders.

     On September 11, 1998, a Unitholder, individually and as a purported representative of all Unitholders as of June 8, 1998 (the "Plaintiff"), filed a purported class action lawsuit (the "Action") in the Court of Chancery in the State of Delaware against PCMC, the Partnership, and Advisory Corp (the "Plum Creek Defendants"), alleging that PCMC's receipt of a 27% equity interest in the REIT violates PCMC's and Advisory Corp's fiduciary duties to the Unitholders.

     On November 17, 1998, the Plaintiff filed an amended complaint which also challenged the PCMC Partners' receipt of certain special voting and board nomination rights. On December 17, 1998, the Delaware Court of Chancery granted the Plum Creek Defendants' motion to dismiss. On January 11, 1999, the Plaintiff filed a notice of appeal in the Supreme Court of the State of Delaware with respect to the Action. The Plum Creek Defendants intend to continue to vigorously defend themselves in connection with this appeal.

     PCMC's decision to proceed with the Conversion Transaction is in the sole discretion of PCMC, subject to receipt of the requisite Unitholders' approval and satisfaction of the other conditions precedent in the Conversion Agreement. PCMC currently expects to delay the consummation of the Conversion Transaction until the Action, including the appeal and any additional claims that may be brought, is fully resolved to PCMC's satisfaction.

5. RELATED-PARTY TRANSACTIONS

     As general partner, PCMC has overall responsibility for the management of the Partnership, Manufacturing and Marketing. PCMC has a 2% general partner interest in the income and cash distributions of the Partnership and Manufacturing, plus incentive distributions. Additionally, PCMC owns 4% of Marketing. PCMC is reimbursed for the actual cost of administering its businesses, excluding the cost of the MIP.

     Certain conflicts of interest could arise as a result of the relationships described above. The Board of Directors of Advisory Corp and PCMC have a duty to manage the Partnership in the best interests of the Unitholders and, consequently, must exercise good faith and integrity in handling the assets and affairs of the Partnership. Receivables and payables between PCMC and the Partnership are settled in the ordinary course of business.

6. COMMITMENTS AND CONTINGENCIES

     PCMC is general partner of the Partnership and Manufacturing and is involved in various legal proceedings, including environmental matters, incidental to those businesses. While any legal proceeding has elements of uncertainty, PCMC believes that none of the pending legal proceedings will have a materially adverse effect on the financial position or liquidity of PCMC.

                      PLUM CREEK MANAGEMENT COMPANY, L.P.

     PCMC holds certain demand notes (the "Demand Notes") from its partners in an amount equal to $5 million in the aggregate in order to comply with certain treasury regulations relating to general partner minimum net worth requirements. No amounts are reflected in the financial statements for these Demand Notes.

7. SUBSEQUENT EVENTS

     On July 14, 1998, the Partnership announced a second quarter distribution of $0.57 per Unit which was paid August 27, 1998. PCMC's general partner share of the distribution was approximately $9.1 million. On August 27, 1998, PCMC distributed $9.2 million to its partners.

8. EVENTS SUBSEQUENT TO SEPTEMBER 30, 1998 (UNAUDITED)

     On October 13, 1998, the Partnership announced a third quarter distribution of $0.57 per Unit which was paid November 24, 1998. PCMC's general partner share of the distribution was approximately $9.1 million. On November 24, 1998, PCMC distributed $7.1 million to its partners.

     On November 12, 1998, the Partnership acquired 905,000 acres of forest lands in central Maine from S.D. Warren Company, a Pennsylvania corporation, for a purchase price of $180 million. As part of the acquisition, the Partnership will enter into a long-term fiber supply agreement to supply fiber to S.D. Warren Company's paper facility in Skowhegan, Maine, at prevailing market prices.

     The acquisition was financed with approximately $3 million in cash and the balance with unsecured promissory notes that were issued to the seller. The notes have an average maturity of 10 years with an expected average interest rate of approximately 7.7%.

                                                                         ANNEX I

                              AMENDED AND RESTATED
                        AGREEMENT AND PLAN OF CONVERSION

     AMENDED AND RESTATED AGREEMENT AND PLAN OF CONVERSION, dated as of July 17, 1998, by and among Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"); Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership"); and Plum Creek Management Company, L.P., a Delaware limited partnership ("PCMC"). This Amended and Restated Agreement and Plan of Conversion amends and restates the Agreement and Plan of Conversion, dated as of June 5, 1998, as amended on July 17, 1998.

     WHEREAS, the parties hereto desire to convert the ownership interests in the Partnership to ownership interests in a corporation which would elect to be subject to taxation as a real estate investment trust for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to the provisions of this Agreement and the other agreements referred to herein;

     WHEREAS, the conversion described above, including the Merger (as hereinafter defined) and each of the other transactions set forth in Article I shall be referred to herein as the "Conversion";

     WHEREAS, to that end, the Corporation has been formed and the Corporation has (i) formed Plum Creek Timber Company I, L.L.C., a single member Delaware limited liability company and a wholly-owned subsidiary of the Corporation ("LLC I"), and (ii) together with LLC I, formed Plum Creek Acquisition Partners, L.P., a Delaware limited partnership ("Merger LP"), whose 99% limited partner is the Corporation and whose 1% general partner is LLC I; and

     WHEREAS, PCMC and the Partnership hold a 2% general partner interest and 98% limited partner interest, respectively, in Plum Creek Manufacturing, L.P. a Delaware limited partnership (the "Manufacturing Partnership").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Conversion and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                 THE CONVERSION

     SECTION 1.1 The Recapitalization. The Partnership and PCMC shall recapitalize Plum Creek Marketing, Inc., a Delaware corporation ("Marketing"), as follows (collectively, the "Recapitalization"):

          (a) Prior to the Effective Time (as defined below), the Partnership and PCMC, as the 96% and 4% stockholders, respectively, of Marketing, shall cause Marketing to amend its Certificate of Incorporation (the "Marketing Charter Amendment") to create two classes of common stock: voting common stock (the "Voting Common Stock") and nonvoting common stock (the "Nonvoting Common Stock"). The Nonvoting Common Stock and the Voting Common Stock will participate pro rata in all cash dividends paid by Marketing to its common stockholders, but the Nonvoting Common Stock will have no right to vote on the election of directors of Marketing or on any other transaction for which stockholders of Marketing may otherwise be given the right to vote pursuant to applicable law. The Marketing Charter Amendment will also provide that each outstanding share of Marketing's common stock, par value $.01 per share, will be reclassified into 9.9 shares of Nonvoting Common Stock.

          (b) Concurrently with the effectiveness of the Marketing Charter Amendment under the Delaware General Corporation Law, Marketing shall issue 10 shares of the Voting Common Stock, representing 1% in number of shares of its outstanding common stock, to members of management of the Partnership for their fair market value, as determined by the Partnership and agreed to by the other parties, with no single member holding in excess of 20% of such Voting Common Stock. The terms of any acquisition of securities by management pursuant to this section (including the terms of any financing obtained from the Partnership, the Corporation or any of their respective subsidiaries with respect thereto) shall be subject to the reasonable approval of the parties.

     SECTION 1.2 The Corporate Subsidiary Formation. Immediately before the Effective Time, PCMC shall cause the Manufacturing Partnership to contribute the Manufacturing Assets (as defined below) to three newly-formed, Delaware corporations (the "Corporate Subsidiaries") in exchange for 990 shares of nonvoting common stock of each of the Corporate Subsidiaries (representing 99% in number of shares of the outstanding common stock), and members of the management of the Partnership shall acquire a total of 10 shares of the voting common stock (representing 1% in number of shares of the outstanding common stock) of each of the Corporate Subsidiaries for their fair market value, as determined by the Partnership and agreed to by the other parties, with no single member holding in excess of 20% of such voting common stock. The terms of any acquisition of securities by management pursuant to this section (including the terms of any financing obtained from the Partnership, the Corporation or their respective subsidiaries with respect thereto) shall be subject to the reasonable approval of the parties. "Manufacturing Assets" means substantially all of the assets and liabilities of the Manufacturing Partnership relating to its manufacturing operations, to be specified on a schedule to be provided by the Partnership within 90 days after the date hereof, but in no event later than 20 days before mailing of the Proxy Statement/Prospectus (as hereinafter defined).

     SECTION 1.3 The Mergers. Subject to the terms and conditions of this Agreement and the Merger Agreement referred to below:

          (a) The Partnership Merger. At the Effective Time (as defined below), the Partnership shall be merged (the "Partnership Merger") with and into Merger LP pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex 1 (the "Partnership Merger Agreement"), and the separate existence of the Partnership shall cease. Merger LP shall be the surviving entity in the Partnership Merger and shall continue to be governed by the laws of the State of Delaware, and all rights, privileges, immunities and franchises of the Partnership and Merger LP shall vest in Merger LP and continue unaffected by the Partnership Merger. The manner of converting the securities of the Partnership and Merger LP shall be substantially as set forth in Section 5 of the Partnership Merger Agreement.

          (b) The PCMC Merger. Concurrently with the Partnership Merger, PCMC shall be merged (the "PCMC Merger" and, together with the Partnership Merger, the "Mergers") with and into the Corporation pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex 4 (the "PCMC Merger Agreement" and, together with the Partnership Merger Agreement, the "Merger Agreements"), and the separate existence of PCMC shall cease. The Corporation shall be the surviving entity in the PCMC Merger and shall continue to be governed by the laws of the State of Delaware, and all rights, privileges, immunities and franchises of PCMC and the Corporation shall vest in the Corporation and continue unaffected by the PCMC Merger. The manner of converting the securities of PCMC and the Corporation shall be substantially as set forth in Section 5 of the PCMC Merger Agreement. The parties acknowledge that, immediately following consummation of the Mergers, PC Advisory Partners I, L.P., a Delaware limited partnership ("PCAP") and PC Intermediate Holdings, L.P., a Delaware limited partnership ("PCIH" and, together with PCAP, the "PCMC Partners"), will hold 27% of the aggregate outstanding equity of the Corporation.

     SECTION 1.4  Approvals and Timing

     (a) Limited Partner Approval. The Partnership and PCMC shall submit the proposed Conversion to the Unitholders for approval and adoption at a meeting to be held following completion and requisite dissemination of the Proxy Statement/Prospectus (as hereafter defined). In connection with such meeting, the Partnership shall take such reasonable steps as shall be necessary or appropriate for the prompt preparation and filing by the Partnership of a proxy statement (the "Proxy Statement") under the Securities Exchange Act of 1934 (the "Exchange Act") and by the Corporation of a registration statement and prospectus (the "Prospectus") under the Securities Act of 1933 (the "Securities Act"), with the SEC and shall cause such Proxy Statement/Prospectus to be mailed to the Unitholders as soon as practicable.

     (b) Approval by Other Parties. PC Advisory Corp I, a Delaware corporation ("Corp I"), as the sole general partner of PCAP, as the sole general partner of PCMC, and as the sole general partner of the Partnership on the one hand, and the Corporation, on its own behalf and as the sole member of LLC I, and as the general partner of Merger LP, shall approve, adopt, execute and deliver each of the Merger Agreements prior to the Filing Date.

     (c) Closing and Effective Time. Subject to the satisfaction of the conditions contained in Article IV hereof, the parties shall hold a closing (the "Closing") on (i) the later of (A) the business day following the meeting of the Unitholders to consider and vote upon the Conversion or (B) the business day on which the last of the conditions set forth in Article IV is fulfilled or waived or (ii) at such other date as the parties hereto may agree (the "Closing Date"), at 10:00 a.m. (local time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California, or at such other place or time as the parties hereto may agree. The Mergers shall become effective upon the filing of the certificates of merger related thereto (the "Effective Time"). At the Closing, the parties shall take appropriate steps to cause the transactions constituting the Conversion set forth in this Article I (including the Mergers) to be effected. All such transactions shall be deemed to have occurred sequentially on the Closing Date (except for the Mergers which shall be deemed to have occurred simultaneously), and, if any single transaction is not effected, then none of such transactions shall be effective.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     SECTION 2.1 Representations and Warranties by the Partnership and the Corporation. The Partnership and the Corporation represent and warrant to PCMC that:

          (a) Organization and Good Standing. The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. On the Closing Date, the Certificate of Incorporation and Bylaws of the Corporation then in effect will be in substantially the form attached hereto as Annexes 2 and 3, respectively. On the Closing Date, Merger LP will be a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

          (b) Capitalization. The sole general partner of the Partnership is PCMC and, as of June 2, 1998, there are issued and outstanding 46,323,300 Units. The authorized capital stock of the Corporation consists of 1,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 100 shares are outstanding and owned by the Partnership. Immediately following the Effective Time, PCMC will hold 27% of the aggregate outstanding equity of the Corporation. On the Closing Date, the sole general partner of Merger LP will be LLC I, and the sole member of LLC I will be the Corporation.

          There is no outstanding option, warrant or other agreement or commitment (other than the Merger Agreement) to which either the Partnership or the Corporation is a party or by which either of them is bound providing for the issuance of any additional securities of the Partnership, Merger LP or the Corporation.

          (c) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of the Partnership and the Corporation, other than the approval of the Conversion by the Unitholders. This Agreement has been duly executed and delivered by the Partnership and the Corporation and is enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (ii) public policy, applicable law relating to fiduciary duties and the judicial imposition of an implied covenant of good faith and fair dealing and except as rights to indemnity or contribution may be limited by applicable law or (iii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (d) Consents and Approvals; No Violation. Except as set forth in
     Schedule 2.1(d), neither the execution and delivery of this Agreement by the Partnership or the Corporation nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Partnership Agreement; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA"),
     (C) filings under state securities laws or in connection with maintaining the good standing and qualification of Merger LP and the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Partnership or the Corporation; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Partnership or any of its subsidiaries is a party or by which the Partnership, the Corporation or any of their respective subsidiaries or assets may be bound (collectively, the "Material Agreements"), except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Partnership, the Corporation or any of their respective subsidiaries; or
     (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Partnership or the Corporation or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Partnership or the Corporation.

     SECTION 2.2 Representations and Warranties by PCMC. PCMC represents and warrants to the other parties that:

          (a) Organization and Good Standing. It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of PCMC.

          (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Agreement of Limited Partnership or the Certificate of Limited Partnership of PCMC; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of certificates of merger pursuant to the Delaware RULPA, (C) filings under the state securities laws or in connection with maintaining the good standing and qualification of Merger LP and the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any, or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PCMC; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which PCMC or its subsidiaries is a party or by which they or its assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on PCMC, or any of its subsidiaries; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to PCMC or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on PCMC.

          (d) Ownership Interests; Title. PCMC is the owner of record and beneficially of (i) the general partner interests in the Partnership and the Manufacturing Partnership, and (ii) the 4 shares of common stock of Marketing. PCMC has not received any notice of any adverse claim to the ownership of such general partner interest and/or common stock and does not have any reason to know of such adverse claim that may be justified. On the date of the Closing, PCMC shall have good and transferable title to such interests and common stock, free and clear of all liens.

          (e) Ownership in PCMC. As promptly as possible following execution of this Agreement, PCMC shall deliver a schedule of Messrs. Scully, Patterson and Oberndorf's direct and indirect ownership interests in PCMC to the Special Committee (as hereinafter defined), which ownership interests shall not change prior to the Closing Date. The schedule shall also set forth those direct and indirect ownership interests in PCMC not owned by Messrs. Scully, Patterson and Oberndorf, which schedule shall be updated to reflect transfers between the date of this Agreement and the Closing Date.

                                  ARTICLE III

                      ADDITIONAL COVENANTS AND AGREEMENTS

     SECTION 3.1 Affiliates. Prior to the Closing Date, the Partnership shall deliver to the Corporation a letter identifying all persons who are, at the time the Conversion is submitted for approval to the limited partners of the Partnership, "affiliates" of the Partnership for purposes of Rule 145 under the Securities Act. The Partnership shall use its reasonable efforts to cause each such person to deliver to the Corporation on or prior to the Closing Date executed affiliates' letters in customary form.

     SECTION 3.2 Fees and Expenses. Whether or not the Conversion is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder, to the extent such costs and expenses are not incurred on behalf of and for the benefit of the Partnership, shall be paid by the party incurring such cost or expense.

     SECTION 3.3 Stock Exchange Listing. The Corporation shall use its best efforts to cause the Common Stock to be issued in the Conversion to be approved for listing on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance, prior to the Closing Date. The Partnership shall cause the Units to be delisted at or immediately after the Effective Time.

     SECTION 3.4  Indemnification.

     (a) The Partnership shall, and from and after the Effective Time, the Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, partner, shareholder, agent or fiduciary of the Partnership, PCMC, Merger LP or the Corporation (the "Companies") or an affiliate of such person (collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation ("Proceeding") based in whole or in part out of the fact that such person is or was an officer, director, partner, shareholder, agent or fiduciary of one or more of the Companies or an affiliate of such person, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") in each case to the full extent a partnership or a corporation is permitted under Delaware law to indemnify such persons or entities; and the Partnership (and after the Effective Time, the Corporation) will pay or reimburse expenses in advance of the final disposition of any such Proceeding to each Indemnified Party to the full extent permitted by law upon receipt of an undertaking to repay such expenses if and when requested to do so under applicable law. Without limiting the foregoing, in the event any such Proceeding is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them, (ii) the Partnership (and after the Effective Time, the Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Partnership (and after the Effective Time, the Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Partnership nor the Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.4, upon learning of any Proceeding, shall notify the Partnership (and after the Effective Time, the Corporation) (but the failure so to notify the Partnership or the Corporation, as the case may be, shall not relieve the Partnership or the Corporation from any liability which it may have under this Section 3.4 except to the extent such failure prejudices the indemnifying party) and shall deliver to the Partnership (and after the Effective Time, the Corporation) the undertaking referred to above. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) The provisions of this Section 3.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and the Indemnified Party's heirs, representatives, successors and assigns.

     Section 3.5  Control Rights.

     (a) For purposes of this Section 3.5, the following terms shall have the meanings set forth below:

          "Beneficial Ownership" shall mean ownership of a security by a person who would be treated as an owner of such security, either directly or indirectly, under section 542(a)(2) of the Code, taking into account for this purpose, the constructive ownership rules of section 544 of the Code, as modified by section 856(h) of the Code.

          "Extraordinary Transaction" shall mean any transaction (i) which requires the vote of all stockholders of the Corporation (other than the election of directors) under the Delaware General Corporation Law, (ii) which requires stockholder approval pursuant to Rule 312.03(c) or (d) of the New York Stock Exchange Listed Company Manual (or the equivalent rule, if any, of any stock exchange or automated quotation system on which the Corporation may be listed), or (iii) pursuant to which an amendment to the bylaws of the Corporation would be effected by vote of its stockholders.

          "First Threshold Amount" shall mean 5 million shares of Common Stock and/or shares of Special Voting Stock, in the aggregate, subject to adjustment for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or like transaction as contemplated in Section 6.8.

          "Independent Directors" shall mean those members of the Board of Directors of the Corporation that are neither (i) members of the Corporation's management, nor (ii) designated pursuant to the terms of this
     Section 3.5.

          "Permitted Transferee" shall mean, with respect to any Person or Persons, (i) any natural person who is related by blood or marriage to any such Person, (ii) any trust or partnership of which there are no principal beneficiaries or partners, as the case may be, other than any such Person or Permitted Transferees of such Person, (iii) any charitable foundation over which any such Person has discretionary authority, and (iv) any heirs or executors of any such Person.

          "Principals" means Messrs. Scully, Patterson and Oberndorf, collectively.

          "Second Threshold Amount" shall mean 3 million shares of Common Stock, in the aggregate, subject to adjustment for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or like transaction as contemplated in Section 6.8.

          "Threshold Amount" shall mean either the First Threshold Amount or the Second Threshold Amount, as applicable.

          "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Beneficial Ownership of a security, whether voluntary or involuntary and whether by operation of law or otherwise, including without limitation, a put, call, swap or other transaction that would cause the holder not to retain substantially all the opportunity for gain and substantially all the risk of loss with respect to such security.

     (b) The Corporation hereby agrees to take all action necessary such that, prior to each meeting of the Corporation's stockholders at which directors of the Corporation are to be elected, the Board of Directors of the Corporation (the "Board") shall (i) include the number of designees (if any) determined in accordance with the next two sentences that have been designated by the Principals and shall not have been rejected by the Corporation for cause (based on a reasonable application of the definition thereof contained in the Certificate of Incorporation of the Corporation) in each slate of proposed directors put forth by the Corporation to its stockholders, and (ii) use its best efforts to cause such designees to be recommended by the Board for election in any proxy solicitation materials disseminated by the Corporation in connection with such meeting. Subject to paragraph (d) below, for so long as the Principals Beneficially Own at least the First Threshold Amount of Common Stock and/or shares of Special Voting Stock in the aggregate at the time such slate of Board nominees is determined, the Principals shall be entitled to designate nominees constituting a majority of the Board, provided, however, that pursuant to this sentence, the Principals shall not be entitled to have more than the minimum number of designees required such that (assuming the election of such designees to the Board) all of the Principals' nominees will constitute the smallest number of directors necessary to represent a majority of the Board at any time. Subject to paragraph (d) below, for so long as the Principals Beneficially Own less than the First Threshold Amount but at least the Second Threshold Amount of Common Stock in the aggregate at the time such slate of Board nominees is determined, the Principals shall be entitled to designate two nominees to the Board, provided, however, that pursuant to this sentence, the Principals shall not be entitled to have more than the minimum number of designees required such that (assuming the election of such designees to the Board) all of the Principals' nominees will constitute two members of the Board at any time. Unless the Corporation shall have received written notice to the contrary from the Principals at least 10 business days prior to the date that stockholder proposals would be required to be submitted pursuant to the Exchange Act, the Corporation shall nominate the designee(s) for that annual meeting of its stockholders, whose terms would otherwise expire at such meeting.

     Subject to the limitation provided in paragraph (d) below, in calculating the Beneficial Ownership for purposes of the previous paragraph and paragraph
(d) below, shares of Special Voting Stock and shares of Common Stock received by the PCMC Partners pursuant to the terms of this Agreement and the Merger Agreements and owned by the PCMC Partners on the Closing Date shall be deemed to be 100% Beneficially Owned by the Principals for purposes of this Section 3.5, so long as (i) the PCMC Partners shall maintain their Beneficial Ownership of such securities and the Principals and their Permitted Transferees maintain their collective voting and dispositive power with respect to such securities or
(ii) if such securities are distributed by the PCMC Partners, the Principals and their Permitted Transferees Beneficially Own the applicable Threshold Amount and maintain substantially all of their collective opportunity for gain and risk of loss with respect to such securities; provided however, that for purposes of subsection (i) above, in the event that the Principals voting interests or the opportunity for gain and risk of loss in the PCMC Partners, other than Transfers of voting interests and the opportunity for gain and risk of loss to any Person that holds an ownership interest in the PCMC Partners as of the Effective Date, such 100% deemed Beneficial Ownership by the Principals shall be reduced by such Transferred amount, and provided further, that if the PCMC Partners Transfer any such securities to a Person in which they own a majority of the voting power and economic value, the PCMC Partners will be deemed to Beneficially Own that same percentage of the total shares of Special Voting Stock and/or shares of Common Stock held by such Person.

     (c) Initially, the Principals shall designate one Class I director, two Class II directors and two Class III directors (each as defined in the Bylaws of the Corporation), and, so long as they are capable, Messrs. Scully, Patterson and Oberndorf shall be designated as a Class I, Class II and Class III director, respectively. Upon the death, resignation or removal of a nominee designated by the Principals in accordance with the preceding paragraph, the Corporation shall use its best efforts to have the vacancy filled by a person designated by the Principals consistent with the standard set forth in paragraph (b) above.

     (d) If the Beneficial Ownership calculated as aforesaid shall at any time drop below a Threshold Amount, the Principals shall permanently lose any rights that are conditioned on ownership in excess of such Threshold Amount, regardless of whether any person shall acquire additional shares of Special Voting Stock and/or Common Stock which would otherwise cause the Beneficial Ownership to exceed such Threshold Amount.

     (e) Within 20 days of any request by the Corporation, the Principals shall provide reasonable documentation to the Corporation (which shall be kept confidential and used solely for the purpose of verifying the Beneficial Ownership of the Principals and their Permitted Transferees) so that the Corporation may determine its obligations under this Section 3.5.

     (f) The rights set forth in this Section 3.5 are nontransferable, and shall not inure to the benefit of any successor or assign of the Principals.

     (g) Upon the death of any of the Principals, the rights set forth in this
Section 3.5 shall not transfer to the heirs or executors of such decedent, but shall instead be exercisable by the surviving member(s) of the Principals, collectively, provided, that, the calculation of the Threshold Amounts shall continue to be based on the Beneficial Ownership of shares of Special Voting Stock and/or shares of Common Stock by such decedent's heirs and executors. Upon the death of the last of the Principals, the rights set forth in this Section
3.5 shall terminate.

     (h) In the event that any Permitted Transferee ceases to be a Permitted Transferee, any shares of Special Voting Stock and/or shares of Common Stock held by such Person shall be deemed to have been Transferred to a Person that is not a Permitted Transferee for purposes of calculating the Threshold Amounts.

                                   ARTICLE IV

                          CONDITIONS TO THE CONVERSION

     SECTION 4.1 Conditions to Each Party's Obligation to Effect the Conversion. The respective obligations of the parties to effect the Conversion shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

          (a) Limited Partner Approval. The Conversion shall have been approved and adopted by Unitholders holding at least 66 2/3% of the outstanding Units.

          (b) Approvals. All authorizations, consents and permits required to perform this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby under the Material Agreements or under applicable law shall have been obtained and the required statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, shall have expired or been terminated.

          (c) Registration Statement. The Registration Statement filed pursuant to Section 1.4(a) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

          (d) Blue Sky Compliance. The Corporation shall have complied with all requirements of state securities or "blue sky" laws with respect to the issuance of the securities in the Conversion.

          (e) Special Committee Determination. The Special Committee of the board of directors of Corp I (the "Special Committee") shall not have withdrawn its determination that the Conversion is fair to the Unitholders.

          (f) Fairness Opinion. Neither the fairness opinion delivered to the Partnership by Merrill Lynch & Co. and to be included as an exhibit to the Proxy Statement/Prospectus nor the fairness opinion delivered to the Special Committee by Salomon Smith Barney, Inc. and to be included as an exhibit to the Proxy Statement/Prospectus shall have been rescinded prior to the Closing Date.

          (g) Tax Opinion. Skadden, Arps, Slate, Meagher & Flom LLP shall have delivered a substantially unqualified opinion to the parties, generally to the effect that (i) the Corporation has been organized in conformity with the requirements for qualification as a REIT under the Code, (ii) the Corporation's planned method of operation, as well as the planned methods of operation of Merger LP and the Corporate Subsidiaries will enable the Corporation to meet the requirements for qualification and taxation as a REIT, (iii) the distribution of REIT shares to the partners of the Partnership and PCMC as a result of the Partnership Merger and the PCMC Merger, respectively, will generally not be subject to United States federal income tax, except with respect to particular partners in light of their individual circumstances and (iv) the recapitalization of Marketing will not result in gain or loss to Marketing, the Partnership or the holders of shares of Marketing stock, provided, however, that the opinions set forth in clauses (iii) and (iv) shall not be required to the extent that the Partnership receives a private letter ruling from the Internal Revenue Service that, to the reasonable satisfaction of PCMC, addresses the subjects of clauses (iii) and (iv). Such opinion shall be based upon customary letters of representation from the officers of the Corporation, other transferors and major equity holders and may make customary assumptions, including that the Corporation has no present plan or intention to issue equity for cash or other property following the Merger.

          (h) Registration Rights Agreements. The Corporation and the PCMC Partners shall have entered into a Registration Rights Agreement on usual and customary terms reasonably satisfactory to the parties hereto, the provisions of which shall include one Common Stock demand registration per six-month period commencing twelve months after the Effective Time (with each demand covering not less than 1 million shares of Common Stock), customary piggyback registration rights and customary indemnification for violations of the Securities Act and the Exchange Act. All such registration rights may also be exercised by the Principals and their Permitted Transferees. In addition, the Corporation shall be responsible for customary costs of registration, other than broker's fees, discounts, transfer taxes or other selling expenses and the expenses of legal counsel to the selling stockholders.

          (i) Issuance of Subsidiary Securities. The Manufacturing Partnership and members of the management of the Partnership shall have consummated the acquisition of securities of the Corporate Subsidiaries and Marketing.

          (j) Certificate of Incorporation and By-Laws. The Corporation's Certificate of Incorporation and By-Laws shall be in effect in substantially the form attached hereto as Annexes 2 and 3, respectively.

          (k) Representations and Warranties. The representations and warranties made by the parties to this Agreement shall be true and correct on the Closing Date in all material respects.

          (l) Other Documentation. The parties hereto shall have entered into such other agreements as are contemplated by the Conversion on terms reasonably satisfactory to the parties hereto.

                                   ARTICLE V

                          TERMINATION AND ABANDONMENT

     SECTION 5.1 Termination and Abandonment. This Agreement may be terminated and the Conversion may be abandoned at any time prior to the Effective Time, whether before or after approval by the Unitholders, by action of the Board of Directors of Corp I.

     SECTION 5.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (or, in the case of a dissolution of PCMC, signed by each of the Principals in lieu of
PCMC); provided, however, that after approval of the Conversion by the Unitholders, no amendment may be made which decreases the amount or changes the type of consideration to which the Unitholders are entitled under this Agreement, increases the amount payable, in any material respect, or changes the type of consideration to which the PCMC Partners are entitled under this Agreement, or otherwise adversely affects the rights of the Unitholders without the further approval of the Unitholders; provided, further, that following the Effective Time and for so long as the Principals Beneficially Own at least the Second Threshold Amount (as such terms are defined in Section 3.5), this Agreement may only be amended with the further consent of a majority of the members of a committee of the members of the Board of Directors of the Corporation that have not been designated by the Principals.

     SECTION 5.3 Waiver. Any time prior to the Effective Time, whether before or after the meeting referred to in Section 1.4(a), any party hereto may waive compliance with any of the agreements of any other party or with any conditions to the obligations of such party; provided, however, that after approval of the Conversion by the Unitholders, no waiver may be given which materially adversely affects the rights of the Unitholders without the further approval of the Unitholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopy or facsimile transmission (with hard copy to follow), registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery services addressed, in the case of all parties at

     If to the Partnership at:

        c/o Plum Creek Management Company, L.P.
          999 Third Avenue
          Suite 2300
          Seattle, Washington 98104-4096
          (206) 467-3799 (fax)
          Attn: President and Chief Executive Officer

     with required copies to:

        Skadden, Arps, Slate, Meagher & Flom LLP
          300 South Grand Avenue
          Suite 3400
          Los Angeles, California 90071
          (213) 687-5600 (fax)
          Attn: Jonathan H. Grunzweig, Esq.

     If to PCMC at:

        c/o SPO Partners & Co.
          591 Redwood Highway
          Suite 3215
          Mill Valley, California 94941
          (415) 383-5126 (fax)
          Attn: President and Chief Executive Officer

     with required copies to:

        Sullivan & Cromwell
          1888 Century Park East
          21st Floor
          Los Angeles, California 90067
          (310) 712-8800 (Fax)
          Attn: Alison Ressler, Esq.

or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or communication.

     SECTION 6.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 6.3 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     SECTION 6.4 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

     SECTION 6.5 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 6.6 No Rights, Etc. Except as otherwise expressly provided herein, nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     SECTION 6.7 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and to be performed in that State.

     SECTION 6.8 Equitable Adjustment. References herein to numbers of securities to be issued hereunder or the ownership of numbers of securities shall be deemed to include such equitable adjustments, if any, as may be required in the event of any subdivision, split, combination or reclassification of such securities or securities into which such securities are convertible occurring prior to the Closing Date so that the party hereto entitled to receive such securities shall receive the number of such securities that such party would have owned or been entitled to receive after the happening of any of the events described above had it owned such securities immediately prior to such time.

             (The remainder of this page intentionally left blank)

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Plan of Conversion to be duly executed as of the date first above written.

                                          PLUM CREEK TIMBER COMPANY, L.P.

                                          By: Plum Creek Management Company,
                                              L.P.
                                            its General Partner

                                          By       /s/ RICK R. HOLLEY
                                            ------------------------------------
                                            Name: Rick R. Holley
                                            Title: President and Chief Executive
                                             Officer

                                          PLUM CREEK TIMBER COMPANY, INC.

                                          By       /s/ RICK R. HOLLEY
                                            ------------------------------------
                                            Name: Rick R. Holley
                                            Title: President and Chief Executive
                                             Officer

                                          PLUM CREEK MANAGEMENT
                                          COMPANY, L.P.

                                          By: PC Advisory Partners, L.P.
                                            its General Partner

                                          By: PC Advisory Corp. I
                                            its General Partner

                                          By    /s/ WILLIAM J. PATTERSON
                                            ------------------------------------
                                            Name: William J. Patterson
                                            Title: Vice President

                                                                        ANNEX II

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        PLUM CREEK TIMBER COMPANY, L.P.
                       (a Delaware limited partnership),

                        PLUM CREEK TIMBER COMPANY, INC.
                            (a Delaware corporation)

                                      AND

                     PLUM CREEK ACQUISITION PARTNERS, L.P.
                        (a Delaware limited partnership)

     AGREEMENT AND PLAN OF MERGER, dated as of July 17, 1998, by and among Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership"), Plum Creek Timber Company, Inc., a Delaware corporation (the "Corporation"), and Plum Creek Acquisition Partners, L.P., a Delaware limited partnership ("Merger LP"), with reference to the following RECITALS:

          A. The Partnership is a Delaware limited partnership whose general partner is Plum Creek Management Company, L.P., a Delaware limited partnership ("PCMC"), which holds a 2% general partnership interest in the Partnership (the "GP Interest").

          B. The Corporation owns a 99% limited partner interest in Merger LP and Plum Creek Timber Company I, L.L.C. (a wholly-owned subsidiary of the Corporation), owns a 1% general partner interest in Merger LP.

          C. The partners of the Partnership and Merger LP have approved and adopted resolutions approving and adopting this Agreement of Merger in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA").

          D. Concurrently herewith, PCMC and the Corporation have entered into an agreement and plan of merger whereby PCMC will merge with and into the Corporation (the "PCMC Merger").

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, agree as follows:

     1. Parties to Merger. The Partnership and Merger LP (such parties to the merger being hereinafter sometimes collectively referred to as the "Constituent Entities") shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Agreement of Merger (the "Agreement").

     2. Merger. At the Effective Time (as defined in Section 3 hereof), the Partnership (which entity shall be, and is hereinafter sometimes referred to as, the "Disappearing Entity") shall be merged with and into Merger LP (which latter entity shall be, and is hereinafter sometimes referred to as, the "Surviving Entity").

     3. Filing and Effective Time. A certificate of merger and such other documents and instruments as are required by, and complying in all respects with, the Delaware RULPA shall be filed in the Office of the Secretary of State of Delaware. The Merger shall become effective, following the filing of all such documents and instruments and as otherwise specified in such certificate of merger (the "Effective Time").

     4. Effect of Merger. At the Effective Time, the separate existence of the Disappearing Entity shall cease, the Surviving Entity shall continue to be a limited partnership organized under and governed by the laws of the State of Delaware and the Merger shall have the effects provided therefor by the Delaware RULPA.

     5. Partnership Interests. At the Effective Time:

          (a) Each Unit of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one share of common stock, par value $.01 per share, of the Corporation (the "Common Stock").

          (b) The GP Interest, by virtue of the Merger and without any action on the part of PCMC and conditioned upon the simultaneous consummation of the PCMC Merger, shall be cancelled.

     6. Exchange of Certificates. Promptly after the Effective Time, the Corporation will mail to all former limited partners of the Partnership of record at the Effective Time a letter of transmittal containing instructions with respect to the surrender of depositary receipts for Units in exchange for certificates representing shares of Common Stock. Upon surrender to the Corporation of one or more depositary receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners of record at the Effective Time a certificate or certificates for shares of Common Stock to which such holder is entitled. From and after the Effective Time, each depositary receipt will evidence only the right to receive shares of Common Stock. No distributions or dividends with respect to the Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered depositary receipts until such depositary receipts are surrendered for exchange, at which time accumulated distributions or dividends will be paid, without interest, subject to any applicable escheat laws.

     7. Further Assurances. The Disappearing Entity shall at any time, or from time to time, as and when requested by the Surviving Entity, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Entity, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take, or cause to be taken, such further or other action as the Surviving Entity, or its successors and assigns, may deem required or convenient in order to evidence the transfer, vesting or devolution of any property, right, privilege, immunity, power or purpose, or to vest or perfect in or confirm to the Surviving Entity, or its successors and assigns, title to and possession of all the properties, rights, privileges, immunities, powers and purposes of the Disappearing Entity and otherwise to carry out the intent and purposes hereof.

     8. Termination. Notwithstanding approval by the partners of the Constituent Entities of this Agreement, this Agreement may be terminated at any time prior to the Effective Time by action of PCMC.

     9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

     IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions approved and adopted by their respective partners, where applicable, have duly executed this Agreement of Merger as of the day and year first written above.

                                          PLUM CREEK TIMBER COMPANY, L.P.

                                          By: Plum Creek Management Company,
                                              L.P.
                                            its General Partner

                                          By:      /s/ RICK R. HOLLEY
                                            ------------------------------------
                                            Name: Rick R. Holley
                                            Title: President and Chief Executive
                                              Officer

                                          PLUM CREEK TIMBER COMPANY, INC.

                                          By:      /s/ RICK R. HOLLEY
                                            ------------------------------------
                                            Name: Rick R. Holley
                                            Title: President and Chief Executive
                                              Officer

                                          PLUM CREEK ACQUISITION PARTNERS, L.P.

                                          By: Plum Creek Timber Company I,
                                              L.L.C.
                                            its General Partner

                                          By: Plum Creek Timber Company, Inc.
                                            its Managing Member

                                          By:      /s/ RICK R. HOLLEY
                                            ------------------------------------
                                            Name: Rick R. Holley
                                            Title: President and Chief Executive
                                              Officer

                                                                       ANNEX III

                       [SALOMON SMITH BARNEY LETTERHEAD]

June 5, 1998

The Special Committee of the
Board of Directors of PC Advisory Corp. I
999 Third Avenue
Seattle, Washington 98104

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of depositary units representing limited partnership interests of Plum Creek Timber Company, L.P. ("Plum Creek Partnership" and, such units, the "Partnership Units") of the consideration to be received by Plum Creek Management Company, L.P. ("PCMC"), the sole general partner (the "General Partner") of Plum Creek Partnership, in connection with the proposed conversion of Plum Creek Partnership into a newly formed corporation ("Plum Creek Timber Company, Inc."), which will elect to be subject to taxation as a real estate investment trust for purposes of the Internal Revenue Code of 1986, as amended (the "Code" and, such conversion, the "Conversion"). As more fully described in the Agreement and Plan of Conversion dated as of June 5, 1998 (the "Agreement") by and among Plum Creek Timber Company, Inc. ("Plum Creek Company"), Plum Creek Partnership and PCMC, after giving effect to a series of transactions related to the Conversion as described therein (the "Related Transactions"), (i) Plum Creek Partnership will be merged with and into Plum Creek Acquisition Partners, L.P., a newly formed limited partnership ("Merger LP"), pursuant to which holders of Partnership Units will receive shares of common stock of Plum Creek Company (the "Plum Creek Common Stock") representing in the aggregate a 73% fully diluted equity interest in Plum Creek Company, and (ii) the General Partner will receive securities of Plum Creek Company and certain affiliated entities (such securities, together with Plum Creek Common Stock, the "Plum Creek Securities") representing in the aggregate a 27% fully diluted equity interest in Plum Creek Company (the "General Partner Consideration").

In arriving at our opinion, we reviewed the Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Plum Creek Partnership and certain representatives and advisors of PCMC concerning the business, operations and prospects of Plum Creek Partnership. We examined certain publicly available business and financial information relating to Plum Creek Partnership as well as certain financial forecasts and other information and data for Plum Creek Partnership which were provided to or otherwise discussed with us by the management of Plum Creek Partnership, including information relating to certain strategic implications anticipated to result from the Conversion. We reviewed the financial terms of the Conversion as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Partnership Units; the historical and projected earnings, distributions and other operating data of Plum Creek Partnership; and the capitalization and financial condition of Plum Creek Partnership. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Plum Creek Partnership that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Plum Creek Partnership as to the future financial performance of Plum Creek Partnership. We have assumed, with your consent, that the exchange of partnership interests in Plum Creek Partnership for Plum Creek Securities pursuant to the transactions contemplated by the Conversion will be a tax-free exchange for federal income tax purposes and that the Related Transactions will be effected in accordance with the terms contemplated thereby. We also
                                      III-1

The Special Committee of the
Board of Directors of PC Advisory Corp. I
June 5, 1998
Page 2

have assumed, with your consent, that upon consummation of the Conversion and the Related Transactions, Plum Creek Company will qualify as a real estate investment trust in accordance with the provisions of the Code, that the current activities of Plum Creek Partnership and its affiliates which cannot be conducted by a real estate investment trust will continue to be conducted in all material respects by Plum Creek Company through taxable C corporations, and that no changes to federal, state or other tax laws or regulations applicable to real estate investment trusts (as to which we express no opinion) will be enacted that will materially and adversely affect the real estate investment trust status or operations of Plum Creek Company. We are not expressing any opinion as to what the value of the Plum Creek Securities actually will be when issued pursuant to the transactions contemplated by the Conversion or the price at which the Plum Creek Securities will trade or otherwise be transferable subsequent to such transactions. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Plum Creek Partnership nor have we made any physical inspection of the properties or assets of Plum Creek Partnership. In connection with our engagement, we were not requested to, and did not, participate in the negotiation or structuring of the Conversion or the Related Transactions, nor were we requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of Plum Creek Partnership. We were not requested to consider, and our opinion does not address, the relative merits of the Conversion as compared to any alternative business strategies that might exist for Plum Creek Partnership or the effect of any other transaction in which Plum Creek Partnership might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to the Special Committee with respect to this opinion and will receive a fee for such services, a significant portion of which is payable upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Plum Creek Partnership and Plum Creek Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Plum Creek Partnership, Plum Creek Company and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee in its evaluation of the proposed Conversion, and our opinion is not intended to be and does not constitute a recommendation to any holder of Partnership Units as to how such holder should vote on any matters relating to the proposed Conversion. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the General Partner Consideration is fair, from a financial point of view, to the holders of Partnership Units.

Very truly yours,

/s/ Salomon Smith Barney
--------------------------------------
SALOMON SMITH BARNEY

                                      III-2

                      [LETTERHEAD OF SALOMON SMITH BARNEY]

July 17, 1998

The Special Committee of the
Board of Directors of PC Advisory Corp. I
999 Third Avenue
Seattle, Washington 98104

Members of the Special Committee:

Reference is made to our written opinion addressed to you dated June 5, 1998 (the "Opinion"). Except as otherwise defined or noted herein, capitalized terms used herein without definition are as defined in the Agreement and Plan of Conversion dated as of June 5, 1998 (the "Conversion Agreement") by and among Plum Creek Timber Company, Inc. ("Plum Creek Company"), Plum Creek Timber Company, L.P. ("Plum Creek Partnership") and Plum Creek Management Company, L.P. ("PCMC"). We have been advised by Plum Creek Partnership that since the date of the Opinion certain modifications have been made to the Conversion Agreement and to the exhibits thereto pursuant to that certain Amended and Restated Agreement and Plan of Conversion, dated as of July 17, 1998 (the "Amendment").

Plum Creek Partnership has further advised us that, pursuant to the Amendment, a combination of Common Stock, Special Voting Stock and OP Units will no longer be issued to the General Partner in the Conversion and, in lieu thereof, the General Partner Consideration (as defined in the Opinion) will consist of Common Stock and Special Voting Stock which (i) will be equal in value to the aggregate General Partner Consideration which would have been issued under the original Conversion Agreement (i.e., the aggregate General Partner Consideration will continue to constitute 27% of the fully diluted equity interest in Plum Creek Company) and (ii) will have substantially the same control rights and economic attributes as would have been part of the securities which would have been issued under the original Conversion Agreement.

Based upon this advice and without undertaking any responsibility to update the Opinion or to review or take into account any changes since the date of the Opinion in events, circumstances or projections or other matters we may have considered in connection with issuing the Opinion, we do not believe that the terms of the Amendment would have resulted in any substantive change to the opinion expressed in the Opinion if such terms had been incorporated into the Conversion Agreement we reviewed in connection with issuing the Opinion.

This letter is intended as a clarification of the Opinion in light of the specific matters relating to the Amendment of which Plum Creek Partnership has advised us and does not constitute a "bring-down" of the Opinion. This letter is subject to the same qualifications, limitations and assumptions as are set forth in the Opinion.

Very truly yours,

/s/ Salomon Smith Barney
--------------------------------------
SALOMON SMITH BARNEY

                                      III-3

                                                                        ANNEX IV

                           [MERRILL LYNCH LETTERHEAD]

                                                                    June 5, 1998

The Board of Directors
PC Advisory Corp. I
Plum Creek Timber Company, L.P.
999 Third Avenue, Suite 2300
Seattle, Washington 98104-4096

Members of the Board of Directors:

     In connection with the proposed conversion (the "Conversion") of the ownership interests in Plum Creek Timber Company, L.P. (the "Partnership") to ownership interests in the Corporation and the Operating Partnership (as such terms and all other capitalized terms used herein and not otherwise defined are defined in the Conversion Agreement referenced below), you have requested our opinion as to the fairness to the Unitholders, from a financial point of view, of the consideration be received in the Conversion by Plum Creek Management Company, L.P. (the "General Partner"), the general partner of the Partnership (the "Consideration"). The Conversion is more fully described in that certain Agreement and Plan of Conversion (the "Conversion Agreement"), dated as of the date hereof, by and among the Corporation, the Partnership and the General Partner. Pursuant to the Conversion Agreement, the Consideration to be received by the General Partner in the Conversion consists of Common Stock of the Corporation and/or OP Units and Special Voting Stock, which, when aggregated, will represent 27% of the outstanding Common Stock of the Corporation (on a fully diluted basis, assuming conversion of the OP Units and the Special Voting Stock into Common Stock).

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed the Conversion Agreement, the Corporation's Certificate of Incorporation and Bylaws, and the form of the Merger Agreement which is annexed to the Conversion Agreement, which have been provided by the Partnership;

      (2) Reviewed the Partnership's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997 and the Partnership's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1998;

      (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Partnership, as such information has been furnished by the Partnership;

      (4) Reviewed the Partnership Agreement;

      (5) Conducted discussions with members of senior management of the Partnership concerning its business and prospects before and after giving effect to the Conversion;

      (6) Reviewed the market prices and valuation multiples of the Partnership's Units and compared them with those of certain publicly traded entities which we deemed to be relevant;

      (7) Reviewed the results of operations of the Partnership and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (8) Reviewed, to the extent publicly available, the financial terms of certain other transactions which we deemed to be relevant;

      (9) Analyzed the estimated liquidation value of the Partnership and the allocation of the liquidation proceeds between the General Partner and the Unitholders, as such information has been furnished by the Partnership;

     (10) Analyzed the allocation of past distributions between the General Partner and the Unitholders, as such information has been furnished by the Partnership;

     (11) Conducted discounted cash flow analyses of the cash distributions to the Unitholders and to the General Partner based on projections furnished by the Partnership;

     (12) Participated in certain discussions and negotiations among representatives of the General Partner and its financial and legal advisors; and

     (13) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic market and monetary conditions, pricing trends and other issues related to the forest products industry.

     In connection with our engagement and the preparation of our opinion, we were not asked to consider or provide an opinion, and we are not expressing any opinion, with respect to (i) the fairness of the Conversion, other than that the Consideration to be received in the Conversion by the General Partner is fair from a financial point of view to the Unitholders, (ii) the fairness of the Consideration to the Unitholders from any point of view other than from a financial point of view, (iii) the fairness of any other alternative transaction or structure available to the Partnership, the General Partner or the Unitholders with respect to the acquisition or withdrawal of the General Partner or any other transaction involving the Partnership, the General Partner or the Unitholders, (iv) the value of the Common Stock, the OP Units or the Special Voting Stock subsequent to the Conversion, or (v) the effect of federal, state or other tax laws, rules or regulations on the Partnership, the General Partner or any other party, whether arising from the Conversion or any related transactions, or otherwise.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Partnership or the General Partner or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Partnership. With respect to the financial forecast information furnished to or discussed with us by the Partnership, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Partnership's management, and we have not assumed any responsibility for assessing the achievability of such projections.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have also assumed that the conditions to the Conversion as set forth in the Conversion Agreement will be satisfied, and that the Conversion will be consummated in the manner contemplated in the Conversion Agreement (including execution of the Merger Agreement in the form that we have reviewed). We have also assumed that the Corporation will qualify as a real estate investment trust for purposes of the Code, and that no changes to the federal, state or other tax laws, rules and regulations that apply to real estate investment trusts will be enacted that will adversely affect the Corporation. We have also assumed that the Corporation will continue to conduct in all material respects activities historically performed by the Partnership or its affiliates that cannot be conducted by a real estate investment trust through taxable C Corporations, and that the Common Stock to be received in the Conversion by the Unitholders and the Consideration to be received in the Conversion by the General Partner will not be subject to United States federal income tax.

     We are acting as financial advisor to the Partnership in connection with the Conversion and will receive a fee from the Partnership for our services, most of which is contingent upon the consummation of the Conversion. In addition, the Partnership has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Partnership and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Partnership's Units, and we may in the future actively trade the Common Stock, in each case for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of PC Advisory Corp. I. Our opinion does not address the merits of the underlying decision by the Partnership or the Unitholders to engage in or approve the Conversion and does not constitute a recommendation to any Unitholder of the Partnership as to how such Unitholder should vote on the proposed Conversion.

     We are not expressing any opinion herein as to (i) the prices at which the Partnership's Units will trade or otherwise be transferable following the announcement of the Conversion, or (ii) the prices at which the Common Stock, the Special Voting Stock or the OP Units will trade or otherwise be transferable following the consummation of the Conversion.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Conversion by the General Partner is fair from a financial point of view to the Unitholders.

                                        Very truly yours,

                                        /s/ Merrill Lynch, Pierce, Fenner &
                                        Smith Incorporated

                                        ----------------------------------------

                                        MERRILL LYNCH, PIERCE, FENNER &
                                        SMITH INCORPORATED

                         [LETTERHEAD OF MERRILL LYNCH]

                                                     Investment Banking Group
                                                     101 California Street,
                                                     Suite 1200
                                                     San Francisco, California
                                                     94111
                                                     (415) 676-3200

                                 July 17, 1998

The Board of Directors
PC Advisory Corp. I
Plum Creek Timber Company, L.P.
999 Third Avenue, Suite 2300
Seattle, Washington 98104-4096

Members of the Board of Directors:

     Reference is made to our written opinion addressed to you dated June 5, 1998 (the "Opinion"). Capitalized terms used herein and not defined have the meanings assigned to them in or pursuant to the Opinion.

     We have been advised by the Partnership that, since the time we issued the Opinion, certain modifications have been made to the Conversion Agreement and to the exhibits thereto pursuant to that certain Amended and Restated Agreement and Plan of Conversion, dated as of July 17, 1998 (the "Amendment"). You have advised us that pursuant to the Amendment a combination of Common Stock, Special Voting Stock and OP Units will no longer be issued to the General Partner in the Conversion, and that in lieu thereof the Consideration to be received by the General Partner in the Conversion will consist of Common Stock and Special Voting Stock which (i) will be equal in value to the aggregate Consideration which would have been received by the General Partner under the original Conversion Agreement (with the aggregate Consideration to be received by the General Partner in the Conversion remaining 27% of the outstanding Common Stock of the Corporation on a fully diluted basis, assuming conversion of the Special Voting Stock into Common Stock), and (ii) will have substantially the same control rights and economic attributes as would have been part of the securities which would have been issued under the original Conversion Agreement.

     Based upon this advice and without undertaking any responsibility to update the Opinion or to review or take into account any changes since the date of the Opinion in events, circumstances, projections or other matters we may have considered in connection with issuing the Opinion, we do not believe that the terms of the Amendment would have resulted in any substantive change to the opinion expressed in the Opinion if such terms had been incorporated into the Conversion Agreement we reviewed in connection with issuing the Opinion.

     This letter is intended as a clarification of the Opinion in light of the specific matters relating to the Amendment of which you have advised us and does not constitute a "bring-down" of the Opinion. This letter is subject to all of the same qualifications, limitations and assumptions as are set forth in the Opinion.

                                        Very truly yours,

                                        /s/ Merrill Lynch, Pierce, Fenner &
                                        Smith Incorporated

                                        ----------------------------------------

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED

                                                                         ANNEX V
                                 C.A. NO. 16639

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

                               JERROLD M. SONET,
                                   Plaintiff,

                                       v.

                             TIMBER COMPANY, L.P.,
                      PLUM CREEK MANAGEMENT COMPANY, L.P.,
                        AND P.C. ADVISORY CORPORATION I,
                                  Defendants.

                               MEMORANDUM OPINION

                       Date Submitted: November 17, 1998
                        Date Decided: December 16, 1998

     Joseph A. Rosenthal, Esquire, and Kevin Gross, Esquire, of ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A., Wilmington, Delaware; OF COUNSEL: Sidney B. Silverman, Esquire, of SILVERMAN, HARNES, HARNES, PRUSSIN & KELLER, New York, New York, Attorneys for Plaintiff.

     Edward P. Welch, Esquire, Andrew J. Turezyn, Esquire, and Stephen D. Dargitz, Esquire, of SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, Wilmington, Delaware, Attorneys for Defendant Timber Co., L.P.

     Jesse A. Finkelstein, Esquire, and Srinivas M. Raju, Esquire, of RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware; OF COUNSEL: Robert A. Sacks, Esquire, of SULLIVAN & CROMWELL, Los Angeles, California, Attorneys for Defendants Plum Creek Management Company, L.P., and P.C. Advisory Corporation I.

     CHANDLER, Chancellor

This dispute arises out of a transaction in which a limited partnership organized under Delaware law seeks to convert itself into a real estate investment trust ("REIT"). The issue presented is this: Where a limited partnership agreement unambiguously provides that the general partner has sole discretion over setting and approving the terms of a transaction, and where unitholders of the limited partnership have the power to veto the transaction as a function of a supermajority vote requirement, are there any other fiduciary duty principles that must apply to the proposed transaction as a matter of law? Stated differently, what controls the governance process in the context of limited partnerships -- the partnership agreement or common law fiduciary duty doctrines? For the reason stated below, I dismiss Plaintiff's amended complaint, concluding as a matter of law that the unambiguous terms of the partnership agreement have the effect of limiting the Court's review of the transaction presently in dispute.(1)

                                 I. BACKGROUND

     Jerrold M. Sonet ("Plaintiff") is a holder of depository units ("Units") representing limited partnership interests in Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Partnership"). The Partnership is registered with the Securities and Exchange Commission and the Units are publicly traded on the New York Stock Exchange. The Partnership and its corporate subsidiaries own, manage and operate

---------------

  (1)As a preliminary manner, I pause to thank the attorneys who argued this case before me for their clear presentation of the issues. Mr. Silverman of Silverman, Harnes, Harnes, Prussin & Keller, Mr. Finkelstein, of Richards, Layton & Finger, and Mr. Welch, of Skadden, Arps, Slate, Mengher & Flom LLP also provided the court with concise and instructive post-argument memoranda that I relied on heavily in my analysis of the limited partnership agreement.

approximately 2.4 million acres of timberland and twelve wood products conversion facilities in the Northwest and Southeast United States.

     Defendant Plum Creek Management Company, L.P., a Delaware limited partnership, is the general partner of the Partnership ("Management" or the "General Partner"). Defendant PC Advisory Corp. I, a Delaware corporation ("PC Advisory") (with the Partnership and Management, hereinafter referred to as "Defendants"), is the ultimate general partner of Management and, thus, might be considered the indirect general partner of the Partnership.

     Management has a 2% general partner interest in the income and cash distributions of the Partnership, subject to certain adjustments. Specifically, pursuant to the limited partnership agreement (the "Partnership Agreement" or the "Agreement"), Management is required to make quarterly cash distributions of all "Available Cash," 98% of which goes to unitholders and 2% of which goes to Management. When the distribution of cash exceeds certain quarterly target levels, Management is entitled to receive an additional "incentive distribution" equal to a percentage of such excess, on a sliding scale which increases up to a maximum of 35% of distributions above the highest target level.

     In June of 1998 the Partnership announced a plan to convert itself into a REIT by way of a merger with an entity specifically created for the purpose of conversion. Under the terms of that conversion Units would be converted into shares in the new REIT on a one-to-one basis. In addition, under the terms of the proposed conversion, in lieu of its 2% interest and its incentive distribution rights, Management would receive REIT shares equal to 27% of the total shares outstanding. The essence of Plaintiff's case is that the proposed allocation to Management of the new REIT is unfair and is the result of, among other things: (1) a self-dealing transaction between the General Partner and the Partnership; (2) improper manipulations of past distributions; (3) an attempt by PC Advisory to limit its exposure to upcoming losses; (4) unlawful entrenchment of PC Advisory and its principals, who will effectively control the new entity; and (5) manipulative timing of the transaction, which will shield unitholders from knowing of imminent losses caused by fundamental economic downturns. In addition to the foregoing, Plaintiff claims that the Defendants understood that they had a duty to treat the unitholders fairly, and by taking voluntary precautions to meet that duty, Defendants were bound by operation of law to assume the fulfillment of traditional fiduciary duties.

                                 II. ARGUMENTS

     In essence, Plaintiff's claims can be characterized broadly as duty of loyalty claims.(2) Plaintiff takes the position that, under the Agreement, nothing modifies the default fiduciary duties that underlie the Delaware Revised Uniform Limited Partnership Act.(3) Thus, Plaintiff claims, it is entirely proper for this Court to review Management's and PC Advisory's self-interested actions vis-a-vis the unitholders and the potential harms that the unitholders might suffer under the proposed conversion, in light of established fiduciary principles.

     Defendants claim that, under Delaware limited partnership law, this Court should not reach that far. Stated simply, Defendants argue that Delaware limited partnership law recognizes that by virtue of a clearly written partnership agreement limited partnerships are explicitly authorized by statute to modify the default

---------------

  (2)In his brief, Plaintiff argues that the Court should view this transaction as a "controlled" transaction or, in other words, a situation where a control group dictates the terms of the transaction to the detriment of other equity holders. Thus, Plaintiff's claim amounts to an allegation of self-dealing. Plaintiff goes on to argue that because the General Partner is allowed to dictate the terms of the transactions (a fact conceded by the Defendants) this Court should assert its equity powers to protect the unitholders just as it would protect minority shareholders in an improper self-dealing transaction. It is true that in certain situations, for instance a parent-subsidiary merger where minority shareholders are frozen out, Delaware courts have held that the parent company owes fiduciary duties to minority shareholders. See Sinclair Oil Corp. v. Levien, Del. Supr., 280 A.2d 717, 720 (1971). As I explain later, however, I refuse in these circumstances to import protections developed in the corporate context into our limited partnership jurisprudence.

  (3)6 Del.C. sec. 17-101, et seq.

rules which might otherwise govern the relationship between general partners and limited partners, and between limited partners themselves. Thus, in this case Defendants argue that I should look to the Partnership Agreement to resolve this dispute. Since the Partnership Agreement defines the role of the general partner and the limited partners in the governance of the partnership, according to the Defendants, no need exists to go outside of that document to assess the propriety of the Defendants' actions in this case.

                                 III. ANALYSIS

     Delaware's limited partnership jurisprudence begins with the basic premise that, unless limited by the partnership agreement, the general partner has the fiduciary duty to manage the partnership in its interest and in the interests of the limited partners.(4) That qualified statement necessarily marries common law fiduciary duties to contract theory when it comes to considering actions undertaken in the limited partnership context. Thus, I think it a correct statement of law that principles of contract preempt fiduciary principles where the parties to a limited partnership have made their intentions to do so plain.

     For instance, in Kahn v. Icahn,(5) this Court held that where a limited partnership agreement explicitly provided that the general partner and its affiliates were authorized to compete with the partnership, the limited partners could not then properly maintain a usurpation of partnership opportunity claim when the general partner and its affiliate began to actually compete with the partnership as anticipated by the agreement. That holding was premised on the legal determination that "as a matter of statutory law, the traditional fiduciary duties among and between partners are defaults that may be modified by partnership agreements. This flexibility is precisely the reason why many choose the limited partnership form in Delaware."(6) Delaware cases routinely uphold this view of limited partnership law.(7) Those commentators who have addressed the subject at the deepest levels agree that the partnership form is particularly useful due to its contract theory-based structure.(8)

---------------

     (4)See Boxer v. Husky Oil Co., Del. Ch., 429 A.2d 995, 997 (1981).

     (5)Del. Ch., C.A. No. 15916, at 5-7, Chandler, C. (Nov. 12, 1998).

     (6)Id. at 6. Section 17-1101(d) of the Delaware Revised Limited Partnership Act sets out the relevant policy consideration:

        To the extent that, at law or in equity, a partner or other person has duties (including fiduciary duties) and liabilities relating thereto to a limited partnership or to another partner . . . (2) the partner's or other person's duties and liabilities may be expanded or restricted by the provisions in a partnership agreement.

     (7)See, e.g., In re Cencom Cable Income Partners, L.P. Litig., Del. Ch., C.A. No. 14634, at 10, Steele, V.C. (Feb. 15, 1996) (limited partnership agreements may authorize actions and modify fiduciary duties creating "safe harbors"). See also Wilmington Leasing, Inc. v. Parrish Leasing Company, L.P., Del. Ch., C.A. No. 15202, at 30, Jacobs, V.C. (Dec. 23, 1996) ("Where, as here, a [p]artnership [a]greement specifically addresses the rights and duties of the partners, any fiduciary duty that might be owed by the . . . [p]artners is satisfied by compliance with the applicable provisions of the partnership agreement."); In re Marriott Hotel Properties II L.P. Unitholders Litig., Del. Ch., C.A. No. 1496, at 11, 14-15, Allen, C. (June 12, 1996); US West, Inc. v
Time Warner, Inc., Del. Ch., C.A. No. 1455, Allen C. (June 6, 1996); Litman v. Prudential- Bache Properties, Inc., Del. Ch., C.A. No. 12137, at 10, Chandler, V.C. (Jan. 4, 1993) (where partnership agreement expressly acknowledged potential conflicts of interest the court barred derivative claims), remanded on other grounds. Del. Supr., C.A. No. 61, Moore, J. (Nov. 18, 1993), aff'd, Del. Supr., 642 A.2d 837 (1994).

     (8) See generally Frank H. Easterbrook & Daniel R. Fischel, The Economic Structure of Corporate Law 1-39 (1991); Henry N. Butler & Larry E. Ribstein, Opting Out of Fiduciary Duties; A Response to the Anti- Contractarians, 65 Wash.
L. Rev. 1 (1990); Frank H. Easterbrook & Daniel R. Fischel, Contract and Fiduciary Duty, 36 J.L. & Econ. 425 (1993); Richard A. Epstein. Contract and Trust in Corporate Law: The
                                       V-3

--------------------------------------------------------------------------------
Case of Corporate Opportunity, 21 Del. J. Corp. L. 1 (1996). For a contrary view, see Deborah A. DeMott, Beyond Metaphor: An Analysis of Fiduciary Obligation, 1988 Duke L.J. 879; Melvin Aron Eisenberg, The Limits of Cognition and the Limits of Contract, 47 Stan. L. Rev. 211 (1995); Lawrence E. Mitchell, The Death of Fiduciary Duty in Close Corporations, 138 U. Pa. L. Rev. 1675
(1990).

A. LIMITED PARTNERSHIPS GENERALLY

     Limited partnerships have become the limited liability entity of choice for certain closely-held business ventures and are especially prevalent in enterprises where a general partner (or a corporate subsidiary) is actively engaged in investing the limited partners' passive investments. While originally used as a way of achieving preferential tax treatment, because of recent modifications to federal tax law, it is unclear that the limited partnership form provides significant tax benefits compared to other limited liability and so-called pass-through entities.(9) Clearly some other relevant characteristic of the limited partnership must contribute to its increasing popularity. One might reasonably conclude that the statutory authority granted to limited partnerships to contract around -- or to enhance -- fiduciary duties goes a long way in explaining this popularity.

     Although particularly well suited for closely-held businesses, limited partnerships have grown in popularity over the last forty years as publicly-traded entities (known as master limited partnerships) and are often designed to roll-up, or consolidate, a number of smaller limited partnerships.(10) If embodied in a security (e.g., the Units in this case) which represents a transferable interest in the entity, limited partnership interests can become more liquid as a result of exchange listing, security registration, and more widely-known public information about a limited partnership. Such investment vehicles can greatly facilitate the accretion of capital for further expansion of a partnership's objectives.

     One might reasonably doubt whether the limited partnership structure is the most efficient means of attracting capital for business ventures (especially in the context of widely-held equity participation). One reason for this doubt is that there is uncertainty about the legal protections afforded to limited partners in any particular limited partnership. Considering sec. 17-1101(d) of the Delaware Revised Uniform Limited Partnership Act's apparently broad license to enhance, reform, or even eliminate fiduciary duty protections, it is unclear how the market goes about pricing the value of protections afforded to limited partners in any particular flavor of limited partnership.(11)

     The desirability, from an efficient-pricing perspective, of the potentially infinite variations on modified fiduciary duties in the context of widely-held limited partnerships is not a matter for adjudication in cases involving the limited partnership form. It is evident, however, that the Delaware Legislature has seen fit to enact the Delaware Revised Uniform Limited Partnership Act and promoters and organizers have increasingly adopted that organizational form for their ventures. Once authorized by law, the decision to adopt and operate under a particular limited liability structure is the sort of fundamental business decision that courts routinely protect. As a general matter, courts should be, and are, reluctant to import jurisprudence from one area of the

---------------

     (9) See generally George K. Yin, The Taxation of Private Business
Enterprises: Some Policy Questions Stimulated by the "Check-the-Box" Regulations, 51 SMU L. Rev. 125 (1997) (Professor Yin of the University of Virginia and Professor David Shakow of the University of Pennsylvania are credited for their expert stewardship as co-reporters to the American Law Institute's Federal Income Tax Project on the Taxation of Pass-Through Entities). Although not relevant to my decision in this matter, it is interesting to note that 3984, 4038 and 5800 Delaware limited partnerships were formed in each of the last three years, respectively. And, according to Laura Y. Marvel, Corporations Administrator for the Division of Corporations, the Division estimates that almost 6000 domestic limited partnerships were formed for fiscal year 1998. Obviously, the market for this alternative entity remains vibrant.

     (10)See Donna D. Adler, Master Limited Partnerships, 40 U. Fla. L. Rev. 755, 756-57 (1988).

     (11)Such market pricing difficulties are less relevant in the context of Delaware corporations that, as an empirical matter, often have very similar corporate charters and where the legal protections routinely afforded to corporations' shareholders flow from an established and predictable jurisprudence.

law -- which is loaded with notions of efficiency and fairness that are well developed for that particular context -- into a separate area of the law -- where many procedural and substantive aspects present in other legal regimes are only optional defaults. Mindful of that caution, I decline to rely unnecessarily on this Court's traditional analyses involving fiduciary duties in the corporate context. When a particular limited partnership has plainly opted out of the statutory default scheme, judicial review, in my opinion, must look to the limited partnership's distinct doctrinal foundation in contract theory. There is no reason, at last in the case before me, to depart from that source to further some highly generalized interest of equity.

     In short, I think that under Delaware limited partnership law a claim of breach of fiduciary duty must first be analyzed in terms of the operative governing instrument -- the partnership agreement -- and only where that document is silent or ambiguous, or where principles of equity are implicated, will a Court begin to look for guidance from the statutory default rules, traditional notions of fiduciary duties, or other extrinsic evidence. In this case, my task is easy as I find that the partnership agreement in issue is clear on the threshold question of how the transaction in dispute should be governed.

B. THE PARTNERSHIP AGREEMENT

     The Agreement provides the General Partner with the discretion and power to manage virtually all of the affairs of the Partnership. To counterbalance the significant powers of the General Partner, the Agreement establishes an integrated framework of checks on that power. With respect to many of the day-to-day affairs of the Partnership, which are not subject to unitholder ratification, the General Partner's discretion is counterbalanced by the requirement that all of the General Partner's actions be fair and reasonable to the Partnership.(12) With respect to certain extraordinary acts or transactions, such as mergers, the General Partner is given much broader latitude, namely "sole discretion." In the case of a merger in particular, however, the General Partner's sole discretion is checked by the Agreement's requirement that a supermajority of unitholders (66 2/3%) must approve the transaction.

     Plaintiff argues that under sec. 6.1 of the Agreement(13) any merger proposed by the General Partner (e.g., the merger used to effectuate the conversion to a REIT) must be fair and reasonable to the Partnership. I understand Plaintiff to contend that since there is no language in sec. 6.1 that limits or expands the General Partner's discretion in the event of a merger, the fiduciary default rule that the terms of any transaction must be fair, reasonable, and aimed at furthering the interests of the partnership (and the limited partners) must apply. The problem with Plaintiff's argument is that it ignores the remainder of the Agreement. It also fails to recognize the rather practical problem of the impossibility of writing contract provisions that incorporate every bell and whistle all at once. As the following analysis shows, this Agreement is sufficient in communicating the

---------------

     (12)In some sense the provisions that provide for this aspect of the relationship are an explicit acceptance of the default duty of loyalty and fair dealing rules.

     (13)Section 6.1 provides in relevant part:

        In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partners under any other provision of this Agreement, the General Partner . . . shall have full power and authority to do all things deemed necessary and desirable by it to conduct the business of the Partnership . . . including, without limitation, . . . (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval which may be required by [66 2/3% of the outstanding Units, as provided by other sections in the agreement]).

Obviously, sec. 6.1 is simply a broad enabling provision that confers upon the General Partner the power and authority to manage the affairs of the Partnership.

intended governance structure. To understand that structure one needs to read the Agreement as a whole, and not just concentrate on one provision that mentions one of the "magic words."(14)

     The Agreement contemplates two fundamentally different types of managerial actions that may be taken: those that do not require unitholder approval and those that do. The requirement that the General Partner's action be "fair and reasonable" has no application where unitholder approval is required, such as with the proposed merger. Under the terms of sec. 6.9(a) of the Agreement, where unitholder is not required, e.g., day-to-day management decisions of the Partnership, a requirement that the transaction be "fair and reasonable" is used as a surrogate check, in lieu of unitholder approval, on the General Partner's power.(15) In these situations,

---------------

  (14)Because I find that the Partnership Agreement is clear and unambiguous on its face, I do not reach Plaintiff's argument that other extrinsic evidence (e.g., the Partnership's 1989 Offering Prospectus or the Unanimous Consent Resolution of March 4, 1998) might justify the imposition of common law fiduciary duties. See SBC Interactive, Inc. v. Corporate Media Partners, Del. Supr., 714 A.2d 758, 761 (Aug. 10, 1998) ("We also agree with the Court of Chancery's ruling that the [partnership] Agreement is unambiguous, and its refusal to consider evidence extrinsic to the partnership agreement is correct.").

  (15)Section 6.9 of the Agreement illuminates this dynamic, specifically providing:

        6.9 (with emphasis added): Resolution of Conflicts of Interest.
        (a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Partner, on the other hand, any resolution or course of action in respect of such conflict of interests shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or any duty stated or implied by law or equity, if the resolution or course of action is, or, by operation of this Agreement, is deemed to be fair and reasonable to the Partnership. Any such resolution or course of action in respect of any conflict of interest shall not constitute a breach of this Agreement, or of any other agreement contemplated herein, or of any duly stated or implied by law or equity, if such resolution or course of action is fair and reasonable to the Partnership. The General Partner shall be authorized in connection with its resolution of any conflict of interest to consider (i) the relative interest of any party to such conflict, agreement, transaction, or situation and the benefits and burdens relating to such interests; (ii) any customary or accepted industry practices; (iii) any applicable generally accepted accounting practices or principles; and (iv) such additional factors as the General Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duly imposed herein or therein under the Delaware Act or any other law, rule or regulation.

        (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as its desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership or any Limited Partner, or (ii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby.

        (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of
                                       V-7

--------------------------------------------------------------------------------
        such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

     when a transaction is objectively "fair and reasonable," it is "deemed approved" by the unitholders. In any event, pursuant to sec. 6(b) of the agreement, in situations where the General Partner is authorized to act according to its own discretion, there is no requirement that the General Partner consider the interests of the limited partners in resolution of a conflict of interest.

     Section 6.9(a), when it refers to a "fair and reasonable resolution," refers to situations where the General Partner makes unilateral decisions and where the unitholders will not explicitly approve the terms of the decision.
Section 6.9 does not apply to the present case because it applies when the General Partner engages in unilateral action. In the case of the merger (and concomitant conversion) contemplated in this case, the General Partner's actions are not unilateral because of the required unitholder vote. It makes no sense, therefore, for the decision to merge to be "deemed" approved because, pursuant to Article XVI of the agreement, it must actually be approved by 66 2/3% of the outstanding units.(16) Thus, sec. 6.9(a) is inapplicable to the present case. In addition, sec. 6.9(a) applies only "[u]nless otherwise expressly provided in [the] [A]greement." As further analysis shows, sec.sec. 16.2 and 16.3 are clearly the operative sections that govern the disputed merger.

     The procedures pursuant to which a merger may be effectuated are set forth under Article XVI of the Agreement, which is titled "Merger." Sections 16.2 and
16.3 provide the blueprint for proceeding with a merger transaction.(17) First, the General Partner is permitted to enter into a merger in its sole discretion (i.e., on the terms that the General Partner sees fit without required reference to the limited partners' interests). Second, the merger agreement is presented for a vote. Third, the merger agreement is approved upon receiving the endorsement of at least 66 2/3% of the outstanding Units. This careful framework established by the

---------------

  (16)Unitholders have the unfettered discretion to veto such a transaction by declining to grant it supermajority approval, even if the proposed merger were more than fair and reasonable by any objective measure. In other words, the unitholders have the right to reject a proposed merger for any reason whatsoever, whether rational or irrational, or conversely, to approve it on a basis other than an objective fairness test. In addition, at oral argument counsel for the Defendants represented to the Court that the General Partner and PC Advisory control no more than 4% of the limited partnership Units. Thus, there is no threat that the General Partner could "control" the outcome of a vote.

     (17)Sections 16.2 and 16.3 provide, in relevant part (with emphasis added):

        16.2 Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article requires prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

        (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

        (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (hereafter designated the "Surviving Business Entity");

        (c) The terms and conditions of the proposed merger or
        consolidation. . . .

        16.3 Approval by Limited Partners of Mergers or Consolidation. (a) The General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Limited Partners whether by a meeting or by written consent. . . .

        (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Units of each class unless the Merger Agreement contains any provision, which if contained in an amendment to the Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Percentage Interests of the Limited Partners or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for the approval of the Merger Agreement.

     Agreement confirms that to the extent that unitholders are unhappy with the proposed terms of the merger (and in this case the resultant conversion) their remedy is the ballot box, not the courthouse.

C. ASSUMPTION OF FIDUCIARY DUTIES

     Plaintiff puts forth the alternative argument that, even if the General Partner did not originally owe common law fiduciary duties as a matter of law or by virtue of the Agreement, when the General Partner appointed a special committee to oversee the transaction, it undertook to conduct the process in fair, diligent and independent manner. Plaintiff contends that the Defendants structured the transaction to create an atmosphere of fair dealing that, allegedly, would help them obtain the support of the unitholders. Thus, Plaintiff concludes that Defendants voluntarily assumed fiduciary duties that they may not have otherwise owed.

     In support of this reasoning, Plaintiff relies heavily on Cencom Cable Income Partners, L.P., Litigation.(18) In Cencom, Vice Chancellor Steele refused to dismiss claims that the general partner had breached a "voluntarily assumed" fiduciary duty that was not originally imposed by the partnership agreement. The Vice Chancellor found that the general partner voluntarily undertook the responsibility of retaining a law firm to act as "independent" counsel for the limited partners to assure the integrity of the transaction and to attest to the fact that terms of the partnership agreement were followed. Vice Chancellor Steele determined that there were issues of fact to be resolved as to whether the "independent" counsel actually performed "as advertised." Central to the holding in Cencom is the fact that the general partner circulated a disclosure statement that described what the independent counsel was supposed to do. Because of this affirmative disclosure, Vice Chancellor Steele held that "the General Partner voluntarily assumed a duty to ensure that [the independent counsel] would fulfill [its] obligations and that the Limited Partners could rely on the General Partner's representations that the [independent counsel] would do so.(19)

     Cencom can be distinguished easily from the present case. Here, the proxy statement has not yet been distributed. In fact, the Defendants in this case have not yet sought unitholder action. There is no element of reliance on misleading voluntary disclosure intended to induce the unitholders' acquiescence to the proposed conversion. Nor has Plaintiff complained about the adequacy of disclosures about the transaction.

     Plaintiff asks me to conclude, as a matter of law, that merely because the General Partner appointed a special committee to oversee the transaction, the General Partner thereby imported common law fiduciary duties into its relationship with the unitholders. I cannot agree with this view. Even if the General Partner's aim was to conduct a process in a manner designed to help obtain the support of the unitholders, without misleading affirmative disclosures professing the fairness and independence of the special committee, it would unreasonably distort the Agreement to hold this General Partner to common law fiduciary standards. Plaintiff's asserted theory of voluntary assumption of common law fiduciary duties is actually a potential disclosure claim. As such, it is not ripe and must be dismissed.

---------------

     18 Del.Ch.,C.A. No. 14634, Steele, V.C., (Oct. 15, 1997).

     19 Id. at 16. The Opinion goes on to say: "This conclusion turns not on what the General Partner may or may not have understood its fiduciary obligations to entail (a meaningless, subjective inquiry), but on the fact that it actively undertook this role ostensibly (1) to actually confer a benefit on the Limited Partners or (2) to convince them the self-interested transaction would conform to the terms of the Partnership agreement in order to induce their approval." Id.

                                 IV. CONCLUSION

     The Partnership Agreement is clear and unambiguous. It provides that the General Partner can propose a merger on any terms, and that if the unitholders are displeased with those terms they are free to reject it. Since Plaintiff alleges only the mere potential for misleading disclosure, or only a possibility of disclosure that omits material information (e.g., a change in the Partnership's underlying economic condition), I cannot entertain the claim that the proposed conversion is unfair or that its timing is manipulative. As Plaintiff has failed to state a claim upon which relief can be granted, the amended complaint is dismissed.

     IT IS SO ORDERED.

                                                                        ANNEX VI

PROXY                   PLUM CREEK TIMBER COMPANY, L.P.
                           PROXY FOR DEPOSITARY UNITS
         PROXY SOLICITED BY THE PARTNERSHIP FOR THE SPECIAL MEETING OF UNITHOLDERS (MARCH 22, 1999).

         The undersigned hereby appoints Rick R. Holley and Diane M. Irvine, and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all depositary units ("Units") representing limited partner interests in Plum Creek Timber Company, L.P. (the "Partnership"), standing in the undersigned's name at the Special Meeting of Unitholders (the "Unitholders' Meeting") of the Partnership to be held at the Crowne Plaza Hotel, 1113 Sixth Avenue, Seattle, Washington, on March 22, 1999, at 9:00 a.m., local time, upon those matters as described in the Proxy Statement/Prospectus for the meeting and such other matters as may properly come before such meeting or any postponements or adjournments thereof. The Board of Directors responsible for governing the affairs of the Partnership's general partner, Plum Creek Management Company, L.P. ("PCMC"), has reserved the right, pursuant to Delaware law, to abandon the proposal even if the Partnership's Unitholders authorize the proposal.
         If any other business is transacted at the Unitholders' Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.

         IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. PLEASE NOTE THAT ABSTAINING FROM THE VOTE ON THE PROPOSAL WILL HAVE THE

     SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.



             (Continued and to be signed and dated on reverse side)

        PLEASE MARK
        VOTE AS
[X]     THIS
        EXAMPLE.

 A VOTE "FOR" THE PROPOSAL DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS FOR THE
                      UNITHOLDERS' MEETING IS RECOMMENDED:

1. Approve the Conversion Transaction by approving the
   Agreement and Plan of Merger, dated as of July 17, 1998,
   among the Partnership, Plum Creek Acquisition Partners,
   L.P. and Plum Creek Timber Company, Inc. (the
   "Corporation") in connection with which (i) the owners of
   PCMC will receive 16,498,709 shares of common stock of       FOR      AGAINST     ABSTAIN
   the Corporation and 634,566 shares of special voting         [ ]        [ ]         [ ]
   stock of the Corporation in exchange for their 2% general
   partner interest and related incentive distribution
   rights, and (ii) the Unitholders will receive 46,323,300
   shares of common stock of the Corporation in exchange for
   their 46,323,300 Units of the Partnership.

                                                    Dated:                , 1999
                                                          ----------------

                                                    ----------------------------
                                                     (Signature of Unitholder)

                                                    ----------------------------
                                                     (Signature of Unitholder)

                                                    Please sign your name
                                                    exactly as it appears
                                                    hereon. If acting as
                                                    attorney, executor, trustee,
                                                    or in other representative
                                                    capacity, please sign name
                                                    and title. If Units are held
                                                    jointly, each joint owner
                                                    should sign.

                                                    PLEASE SIGN, DATE AND RETURN
                                                    PROMPTLY IN THE ENCLOSED
                                                    ENVELOPE.

                        PLUM CREEK TIMBER COMPANY, L.P.

                        PLUM CREEK TIMBER COMPANY, INC.

                                   IMPORTANT

     No person has been authorized to give any information or to make any representations, other than those contained in this Proxy Statement/Prospectus. If given or made, such information or representation may not be relied upon as having been authorized by the Partnership or the Corporation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities pursuant hereto shall under any circumstances create any implications that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Partnership or the Corporation since the date hereof.

     FOR INFORMATION REGARDING THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH VOTING ON THE CONVERSION TRANSACTION, SEE "SUMMARY -- THE UNITHOLDERS' MEETING."

                              The Proxy Solicitor:

                                      LOGO
                               Wall Street Plaza
                           88 Pine Street 30th Floor
                            New York, New York 10005
                         (212) 440-9800 (call collect)
                                       or
                         CALL TOLL FREE (800) 223-2064

                               ADDITIONAL COPIES

     Requests for additional copies of this Proxy Statement/Prospectus or proxies should be directed to the Proxy Solicitor. You may also contact your broker, dealer, or trust company for assistance concerning the Conversion Transaction.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Corporation's Charter limits the liability of the Corporation's directors to the Corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporate Law ("DGCL"), or (iv) for any transaction from which the director derived an improper impersonal benefit. If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the aforementioned limitations on personal liability, will be limited to the fullest extent permitted by the amended DGCL.

     The Bylaws require the Corporation to indemnify its directors, officers and certain other parties in (i) suits or proceedings other than those by or in the right of the Corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was illegal and (ii) suits or proceedings by or in the right of the Corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation except that with respect to this clause
(ii), no such indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless the Court of Chancery or the court in which such action or suit was brought determines such person is fairly and reasonably entitled to indemnity.

     The Bylaws permit the Corporation to purchase and maintain insurance on behalf of directors, officers and certain other parties against any liability asserted against such person and incurred by such person in such capacity, whether or not the Corporation would have the power or the obligation to indemnify such person.

     It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 21. EXHIBITS.

 2.1 Amended and Restated Agreement and Plan of Conversion, dated as of July 17, 1998, by and among Plum Creek Timber Company,
      Inc., Plum Creek Timber Company, L.P. and Plum Creek
      Management Company, L.P. (filed as Annex I to this Proxy
      Statement/Prospectus).
 2.2 Agreement and Plan of Merger, dated as of July 17, 1998, by and among Plum Creek Timber Company, L.P., Plum Creek
      Acquisition Partners, L.P. and Plum Creek Timber Company,
      Inc. (filed as Annex II to this Proxy Statement/Prospectus).
 2.3 Agreement and Plan of Merger, dated as of July 17, 1998, by and between Plum Creek Timber Company, Inc. and Plum Creek
      Management Company, L.P.
 3.1  Amended and Restated Certificate of Incorporation of Plum
      Creek Timber Company, Inc.
 3.2  By-Laws of Plum Creek Timber Company, Inc.
 3.3  Form of Amended and Restated Certificate of Incorporation of
      Plum Creek Timber Company, Inc.
 3.4  Form of Amended and Restated By-Laws of Plum Creek Timber
      Company, Inc.

 4.1  Senior Note Agreement, dated May 31, 1989, 11 1/8% Senior
      Notes due June 8, 2007, Plum Creek Timber Company, L.P.
      (Form 10-Q, No. 1-10239, for the quarter ended June 30,
      1989). Amendment No. 1, consent and waiver dated January 1,
      1991 to Senior Note Agreement, dated May 31, 1989, 11 1/8%
      Senior Notes due June 8, 2007, Plum Creek Timber Company,
      L.P. (Form 8 Amendment No. 1, for the year ended December
      31, 1990). Amendment No. 2, consent and waiver dated
      September 1, 1993 to the Senior Note Agreement (Form 10-K/A,
      Amendment No. 1, for the year ended December 31, 1993).
      Amendment No. 3, Senior Note Agreement Amendment dated May
      20, 1994 (Form 10-K/A, Amendment No. 1, for the year ended
      December 31, 1994). Senior Note Agreement dated May 31, 1996
      (Form 10-Q, No. 1-10239, for the quarter ended June 30,
      1996). Senior Note Agreement Amendment dated April 15, 1997
      (Form 10-Q, No. 1-10239, for the quarter ended September 30,
      1997).
 4.2  Mortgage Note Agreement, dated May 31, 1989, 11 1/8% First
      Mortgage Notes due June 8, 2007, Plum Creek Manufacturing,
      Inc. (Form 10-Q, No. 1-10239, for the quarter ended June 30,
      1989). Amendment No. 1, consent and waiver dated January 1,
      1991 to Mortgage Note Agreement, dated May 31, 1989, 11 1/8%
      First Mortgage Notes due June 8, 2007, Plum Creek manufacturing, Inc., now Plum Creek Manufacturing, L.P.
      (Form 8 Amendment No. 1, for the year ended December 31,
      1990). Amendment No. 2, consent and waiver dated September
      1, 1993 to the Mortgage Note Agreement (Form 10-K/A,
      Amendment No. 1, for the year ended December 31, 1993).
      Amendment No. 3, Mortgage Note Agreement Amendment dated May
      20, 1994 (Form 10-K/A, Amendment No. 1, for the year ended
      December 31, 1994). Amendment to Mortgage Note Agreement dated June 15, 1995 (Form 10-Q, No. 1-10239, for the quarter ended September 30, 1995). Mortgage Note Agreement dated May
      31, 1996 (Form 10-Q, No. 1-10239, for the quarter ended June
      30, 1996). Mortgage Note Agreement Amendment dated April 15,
      1997 (Form 10-Q, No. 1-10239, for the quarter ended
      September 30, 1997).
 4.3  Senior Note Agreement, dated August 1, 1994, 8.73% Senior
      Notes due August 1, 2009, Plum Creek Timber Company, L.P.
      (Form 10-K/A, Amendment No. 1, for the year ended December
      31, 1994). Senior Note Agreement Amendment dated as of
      October 15, 1995 (Form 10-K, No. 1-10239, for the year ended
      December 31, 1995). Senior Note Agreement Amendment dated
      May 31, 1996 (Form 10-Q, No. 1-10239, for the quarter ended
      June 30, 1996). Senior Note Agreement Amendment dated April
      15, 1997 (Form 10-Q, No. 1-10239, for the quarter ended
      September 30, 1997).
 4.4 Senior Note Agreement, dated as of November 13, 1996, $75 million Series A due November 13, 2006, $25 million Series B due November 13, 2008, $75 million Series C due November 13,
      2011, $25 million Series D due November 13, 2016 (Form 10-K,
      No. 1-10239, for the year ended December 31, 1996).
 4.5  Senior Note Agreement, dated as of November 12, 1998, Series
      E due February 12, 2007, Series F due February 12, 2009,
      Series G due February 12, 2011 (Form 8-K and Form 8-K/A, No.
      1-10239, dated November 12, 1998).
 4.6  Form of Common Stock Certificate.
 5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain matters regarding the shares of Common Stock offered hereby.
 8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
10.1  Form of Registration Rights Agreement among PC Advisory
      Partners, L.P., PCMC Intermediate Holdings, L.P. and Plum
      Creek Timber Company, Inc.
10.2  Agreement of Limited Partnership of Plum Creek Acquisition
      Partners, L.P., dated as of July 16, 1998.
10.3 Form of Secured Promissory Note relating to management loans.
10.4 Form of Security and Pledge Agreement relating to management loans.
12.1  Computation of Ratios of Earnings to Fixed Charges.
23.1  Consent of PricewaterhouseCoopers LLP.

23.2  Consent of Skadden, Arps, Slate, Meagher & Flom LLP
      (included in their opinions filed as Exhibits 5.1 and 8.1).
24.1  Power of Attorney (included on the signature page hereto).
99.1  Consent of Person About to Become a Director.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes:

        (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statement required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the From F-3.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 28th day of January, 1999.

                                          PLUM CREEK TIMBER COMPANY, INC.

                                          By: /s/ RICK R. HOLLEY

                                            ------------------------------------
                                            Rick R. Holley,
                                            President and Chief Executive
                                              Officer of PCMC and the
                                              Corporation

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Rick R. Holley and Diane M. Irvine, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                 /s/ RICK R. HOLLEY                    President and Chief         January 28, 1999
-----------------------------------------------------  Executive Officer of PCMC
                   Rick R. Holley                      and the Corporation;
                                                       Director of Corp I and the
                                                       Corporation

                 /s/ DAVID D. LELAND                   Chairman of the Board and   January 28, 1999
-----------------------------------------------------  Director of Corp I
                   David D. Leland

               /s/ CHARLES P. GRENIER                  Executive Vice President    January 28, 1999
-----------------------------------------------------  of PCMC and the
                 Charles P. Grenier                    Corporation and Director
                                                       of Corp I

                 /s/ DIANE M. IRVINE                   Vice President and Chief    January 28, 1999
-----------------------------------------------------  Financial Officer
                   Diane M. Irvine                     (Principal Accounting and
                                                       Financial Officer) of PCMC
                                                       and the Corporation

                 /s/ IAN B. DAVIDSON                   Director of Corp I          January 28, 1999
-----------------------------------------------------
                   Ian B. Davidson

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
               /s/  GEORGE M. DENNISON                 Director of Corp I          January 28, 1999
-----------------------------------------------------
                 George M. Dennison

              /s/  WILLIAM E. OBERNDORF                Director of Corp I          January 28, 1999
-----------------------------------------------------
                William E. Oberndorf

              /s/  WILLIAM J. PATTERSON                Director of Corp I          January 28, 1999
-----------------------------------------------------
                William J. Patterson

                 /s/  JOHN H. SCULLY                   Director of Corp I          January 28, 1999
-----------------------------------------------------
                   John H. Scully